As filed with the U.S. Securities and Exchange Commission on January 28, 2025.

Registration No. 333- [·]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QMSK Technology Co., Ltd

(Exact name of registrant as specified in its charter)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Room 405, SIIC T6, 495 Xianggang East Road, Laoshan District,

Qingdao, Shandong Province, China

086 15552223924

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Cogency Global Inc.

122 East 42nd St, 18th Floor

New York, NY 10168
(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Brian B. Margolis, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 212-530-2206	Sanny Choi, Esq. Clement Au, Esq CFN Lawyers LLC 418 Broadway #4607 Albany, NY 12207 (646) 386 8128

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.	☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED JANUARY 28, 2025

1,500,000 Ordinary Shares

This is an initial public offering (“IPO”) of our ordinary shares with par value of $0.0001 each (“Ordinary Shares”). The offering of our Ordinary Shares is being conducted on a firm commitment basis by D. Boral Capital LLC. (the “Underwriter”). See “Underwriting.” Prior to this offering, there has been no public market for our Ordinary Shares. We currently expect that the initial public offering price for our Ordinary Shares will be in the range of $4.00 to $6.00 per share.

Our authorized share capital is $50,000 divided into 500,000,000 Ordinary Shares, and we have 15,000,000 Ordinary Shares issued and outstanding immediately prior to this offering.

Unless otherwise stated, as used in this prospectus, the terms “Qingmin Cayman,” “we,” “us,” “our Company,” “our”, and the “Company” refer to QMSK Technology Co., Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands; the term “Qingmin BVI” refers to QMSK (LINK) Technology Co., Ltd, a business company incorporated with limited liability under the laws of the British Virgin Islands (“BVI”) and wholly owned by Qingmin Cayman; the term “Qingmin HK” refers to QMSK (HK) Technology Co., Limited, a Hong Kong corporation and wholly owned subsidiary of Qingmin BVI; the term “Qingmin WFOE” refers to Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd, a wholly foreign-owned enterprise organized under the laws of the People’s Republic of China (the “PRC”); the term “Qingmin Technology” refers to Qingmin WFOE’s wholly owned subsidiary, Qingmin Digital Science (Qingdao) Technology Service Co., Ltd, a limited liability company organized under the laws of the PRC; the term “Qingmin Digital” refers to Qingmin Digital Science Co., Ltd, a limited liability company organized under the laws of the PRC and wholly owned by Qingmin Technology; the term “Qingmin Shanghai” refers to Qingmin (Shanghai) Automotive Service Co., Ltd., a limited liability company organized under the laws of the PRC and wholly owned subsidiary of Qingmin Technology; the term “Qingmin Kehui” refers to Qingmin Kehui (Qingdao) Brand Operation Co., Ltd., a limited liability company organized under the laws of the PRC and wholly owned subsidiary of Qingmin Digital; “Qingmin Anhui” refers to Qingmin (Shanghai) Automotive Service Co., Ltd. (Anhui Branch), a branch office of Qingmin Shanghai organized under the laws of the PRC; “Qingmin Jiangsu” refers Qingmin (Shanghai) Automotive Service Co., Ltd. (Jiangsu Branch), a branch office of Qingmin Shanghai organized under the laws of the PRC; Qingmin WFOE(Beijing) refers to Qingmin Digital Science (Beijing) Commerce Management Co., Ltd, a limited liability company incorporated under the PRC; Qingmin Wei Lan refers to Qingmin WFOE (Beijing)’s wholly owned subsidiary, Qingmin Wei Lan (Beijing) Technology Co., Ltd, a limited liability company incorporated under the PRC, and the term “PRC operating entities” refers to Qingmin WFOE, Qingmin Technology, Qingmin Digital, Qingmin Kehui, Qingmin Shanghai and its branch offices, Qingmin WFOE(Beijing), and Qingmin Wei Lan, collectively, and each of them is referred to as a “PRC operating entity”.

We have reserved the symbol “QMSK” for purposes of listing our Ordinary Shares on the Nasdaq Capital Market (“Nasdaq”) and have applied to list our Ordinary Shares on the Nasdaq Capital Market. It is a condition to the closing of this offering that our Ordinary Shares qualify for listing on a national securities exchange, and there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq.

Investing in our Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 13 to read about factors you should consider before buying our Ordinary Shares.

We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. Our Ordinary Shares offered in this offering are shares of Qingmin Cayman, the offshore holding company in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through PRC operating entities. As a result, substantially all of our operations are conducted by the PRC operating entities. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company instead of shares of the PRC operating entities. Holders of our Ordinary Shares do not directly own any equity interests in the PRC operating entities, but will instead own shares of a Cayman Islands holding company. Under relevant PRC laws and regulations, foreign investors are permitted to own 100% of the equity interests in a PRC-incorporated company engaged in the business of auto insurance aftermarket services, such as our PRC operating entities. However, the PRC government may implement changes to existing laws and regulations in the future, which may result in the prohibition or restriction of foreign investors from owning equity interests, directly or indirectly, in our PRC operating entities, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares, and cause the value of our Ordinary Shares to significantly decline or become worthless.

We and our PRC operating entities face legal and operational risks associated with having substantial operations in the Chinese mainland. Our business, results of operations and financial condition may be influenced to a significant degree by the PRC economic and social conditions. Changes in China’s economic or social conditions or government policies could materially affect our business and results of operations. These risks could result in a material change in our operations and/or the value of our Ordinary Shares, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government adopted a series of regulatory actions and issued statements to regulate the business operations, data security and anti-monopoly activities of China-based companies, including the following: Cybersecurity Review Measures (2021), the Measures for the Security Assessment of Outbound Data Transfer and related guidelines, the Measures for the Standard Contract for the Outbound Cross-Border Transfer of Personal Information and related guidelines, the Provisions on Promoting and Standardizing Cross-border Data Flows, the Anti-Monopoly Law and its supporting laws and regulations and related guidelines, the Special Administrative Measures for Foreign Investment Access (Negative List) (2024 edition), the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and six supporting guidelines, and the Provisions on Strengthening the Confidentiality and Archives Management Related to Overseas Securities Issuance and Listing by Domestic Enterprises (the “Confidentiality Provisions”). In addition, new laws or regulations may be implemented, and existing laws or regulations, or the interpretation and enforcement of existing laws and regulations, may be modified, and it is unclear what potential impact these changes might have on our daily business operations, ability to accept foreign investments, or obtain and maintain listing on a U.S. exchange. See “Risk Factors—Risks Relating to Doing Business in the PRC—The enforcement of laws and rules and regulations in the Chinese mainland may change quickly with little advance notice conveyed to us, in which case we might have limited time to ensure timely compliance upon the enactment of such revisions, and there is a risk that the Chinese government may be authorized by the PRC laws and regulations to exercise significant oversight over the offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless.”

As of the date of this prospectus, we and the PRC operating entities have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. Based on the opinion of our PRC data compliance counsel, Beijing Anli Partners (“Anli”), we and the PRC operating entities are not subject to cybersecurity review or the security assessment of outbound data transfer with the CAC under the Cybersecurity Review Measures and the Measures for the Security Assessment of Outbound Data Transfer, which became effective on February 15, 2022 and July 7, 2022, respectively, because the PRC operating entities currently (i) do not hold personal information of more than one million users, (ii) do not engage in any outbound data transfer activities, (iii) do not qualify as critical information infrastructure operators, and (iv) have not conducted any data processing activities that affect or may affect national security. See “Risk Factors—Risks Relating to Doing Business in the PRC— Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering.”

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Measures and the supporting Guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, both directly and indirectly, shall submit the required filing materials with the CSRC within three business days following its submission of an application for its initial public offering or listing applications. If a PRC domestic company fails to complete required filing procedures, conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Therefore, we are required to complete the necessary filing procedures with the CSRC as required under the Trial Measures before we can complete this offering and listing on the Nasdaq. Based on the Trial Measures, the CSCR shall conclude the filing procedures within 20 business days upon the receipt of the required filing materials, provided the filing materials are complete and in compliance with the Trial Measures. We submitted our filing materials to the CSRC for this offering on July 25, 2024, as required by the Trial Measures. As of the date of this prospectus, our filing materials are currently under the CSRC’s review and we have not yet completed the filing procedures with the CSRC.  See “Risk Factors — Risks Relating to Doing Business in the PRC — The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future.”

As advised by our PRC counsel, Han Kun Law Offices (“Han Kun”), based on its understanding of the current PRC laws, rules and regulations, this offering is contingent upon the completion of the CSRC filing. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following submission of initial public offerings or listing application. If a domestic company fails to complete the required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties, such as an order to rectify, warnings, and fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Based on the foregoing, we are required to file with the CSRC for this offering pursuant to the Trial Measures within three working days following our submission of an initial public offering or listing application. If the Company, once listed, fails to complete the filing procedure with the CSRC for any subsequent filings as required, then the Company's ability to continually list in the U.S. or other foreign exchanges will be affected. We submitted our filing materials to the CSRC for this offering on July 25, 2024, as required by the Trial Measures. As of the date of this prospectus, our filing materials are currently under the CSRC’s review and we have not yet completed the filing procedures with the CSRC.

As advised by Han Kun and Anli, except for the filing procedures with the CSRC and reporting of relevant information according to the Overseas Listing Trial Measures, as of the date of this prospectus, we are not required to obtain any other permission from any other PRC governmental authorities to offer securities to foreign investors, as of the date of this prospectus. As of the date of this prospectus, neither we nor the PRC operating entities have received any inquiry, notice, warning, or sanction regarding our overseas listing from the CSRC or any other PRC governmental authorities. However, our PRC legal counsel has further advised us that the Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implementing rules that require us and the PRC operating entities to obtain regulatory approval from Chinese authorities before listing in the U.S. Although we endeavor to comply with all the applicable laws and regulations, if (i) we or the PRC operating entities do not receive or maintain applicable permissions or approvals for operation and to offer the securities being registered to foreign investors, or (ii) we or the PRC operating entities inadvertently conclude that such permissions or approvals are not required, or applicable laws, regulations, or interpretations change and the we or PRC operating entities are required to obtain permissions or approvals in the future, then our and the PRC operating entities’ business operation may be materially affected. There can be no assurance that we or the PRC operating entities can obtain all requisite approvals without material disruption to the PRC operating entities’ business. Therefore, any failure to obtain all requisite approvals may significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter in the United States under the Holding Foreign Companies Accountable Act (the “HFCAA”) and related regulations, if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) determines that it cannot inspect or fully investigate our auditor for two consecutive years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in the Chinese mainland and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions (the “Determinations”). On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the China Securities Regulatory Commission (the “CSRC”) and China’s Ministry of Finance (the “MOF”). The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in the Chinese mainland and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in the Chinese mainland and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled the “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by reducing the number of consecutive non-inspection years required for triggering the prohibitions under the HFCAA from three years to two. Our auditor, YCM CPA INC., is a PCAOB registered public accounting firm headquartered in California, U.S. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards, and has been inspected by the PCAOB on a regular basis, having its last inspection in 2023. As such, as of the date of this prospectus, this offering is not affected by the HFCAA and related regulations. However, there is a risk that our auditor might not be able to be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited under the HFCAA and related regulations, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The HFCAA and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to this offering and listing on Nasdaq, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.”

As of the date of this prospectus, no cash transfer or transfer of other assets have occurred among Qingmin Cayman and its subsidiaries, and Qingmin Cayman and its subsidiaries have not made any dividends or distributions to its shareholders. Funds were transferred among our PRC operating entities, as intercompany loans, and were used for working capital purposes and amounted to approximately $6.0 million (RMB 43.2 million), approximately $1.3 million (RMB9.5 million) and approximately $2.6 million (RMB18.0 million) during the six months ended September 30, 2024, and fiscal years ended March 31, 2024 and 2023, respectively. Please refer to the Company’s consolidated financial statements included in this prospectus starting on page F-1 for further details. We intend to keep all future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As such, we have not installed any cash management policies that dictate how funds are transferred among our Company and its subsidiaries. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from the PRC operating entities. See “Prospectus Summary—Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences.”

Current PRC regulations permit each of our WFOEs to pay dividends to Qingmin HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Cash dividends, if any, on our Ordinary Shares would be paid in U.S. dollars. The PRC government also imposes regulations on the conversion of Chinese currency, Renminbi, or “RMB,” into foreign currencies and the remittance of currencies out of the PRC. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (“SAFE”) in the PRC as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may impose restrictions on access to foreign currencies for current account transactions, and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders. Furthermore, if any PRC operating entity incur debt on its own in the future, the instruments governing the debt may restrict its ability to pay dividends or make other payments. Due to the above restrictions, if we are unable to receive payments from the PRC operating entities, we will not be able to pay dividends to our investors, should we desire to do so in the future. For further details, see “Risk Factors - Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations - The requirements and legal procedures of currency conversion may affect the value of your investment and our payment of dividends”, and “PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to PRC entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business”, and “To the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in the Chinese mainland or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets..” In the future, cash proceeds raised from overseas financing activities, including the cash proceeds from this offering, may be transferred by us through our Hong Kong subsidiary to each of our WFOEs via capital contribution and loans subject to applicable regulatory approvals, as the case may be. Our WFOEs then may transfer funds to their subsidiaries to meet the capital needs of their business operations.

We are an “emerging growth company” as defined under the federal securities laws and will be subject to reduced public company reporting requirements. Please read the disclosures beginning on page 10 of this prospectus for more information.

Following the completion of this offering, Mr. Yaxin Dong, the Chief Executive Officer of the Company, through his beneficial ownership of 12,975,000 Ordinary Shares, will beneficially own approximately 78.64% of our aggregate voting power, assuming no exercise of the over-allotment option, or approximately 77.58%, assuming full exercise of the over-allotment option. As long as Mr. Yaxin Dong continues to beneficially own more than 50% of the total voting power of the Company, he will have the ability to control the outcome of matters submitted to shareholders for approval as ordinary resolutions, including the appointment and removal of directors and declaring dividends, pursuant to the Company’s post-offering memorandum and articles of association. In addition, Mr. Yaxin Dong will also have the ability to control the outcome of certain matters submitted to shareholders for approval as special resolutions, such as the amendment of the Company’s memorandum and articles of association, since he will beneficially own more than two-thirds of the Company’s total voting power.  As such, we will be deemed to be a “controlled company” under Nasdaq Marketplace Rules 5615(c). However, even if we are deemed to be a “controlled company,” we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the Nasdaq Marketplace Rules. See “Risk Factors - Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.”

	Per Share	Total Without Over- Allotment Option	Total With Over-Allotment Option
Initial public offering price	$	$	$
Underwriter’s discount(1)	$	$	$
Proceeds, before expenses, to us(2)	$	$	$

(1)	This table does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to the Underwriter, or certain other expenses for which we have agreed to reimburse the Underwriter. See “Underwriting” for more information regarding our compensation arrangements with the Underwriter.

(2)	The total estimated expenses related to this offering are set forth in “Underwriting—Discounts and Expenses.”

We have granted the Underwriter an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of Ordinary Shares to be offered by us pursuant to this offering (excluding Ordinary Shares subject to this option), solely for the purpose of covering over-allotments, at the public offering price less the underwriting discount.

The Underwriter expects to deliver the Ordinary Shares against payment as set forth under “Underwriting” on page 131.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

D. Boral Capital LLC.

Prospectus dated [·]

About this Prospectus

We and the Underwriter have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the Ordinary Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. For the avoidance of doubt, no offer or invitation to subscribe for Ordinary Shares is made to the public in the Cayman Islands. The information contained in this prospectus is current only as of the date on the front cover of the prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

·	“China” or the “PRC” are to the People’s Republic of China; and

·	“Chinese mainland” are to the mainland of PRC, solely for the purpose of this Prospectus, excluding Taiwan, and the special administrative regions of Hong Kong and Macau;

·	“HK” are to Hong Kong, which is a special administrative region of the PRC authorized to exercise a high degree of autonomy and enjoy executive, legislative and independent judicial power, under the principle of “one country, two systems”;

·	“Ordinary Shares” are to ordinary shares of Qingmin Cayman of par value of $0.0001 each;

·	“PRC laws and regulations” or “PRC laws” are to the laws and regulations of the Chinese mainland, including those that are in force, published for comments (if specifically stated), or being promulgated but have not come into effect (if specifically stated), in Chinese mainland as of the date of this prospectus;

·	“PRC operating entities” are to Qingmin WFOE, Qingmin Technology, Qingmin Digital, Qingmin Kehui, Qingmin Shanghai and its branch offices , Qingmin WFOE (Beijing), and Qingmin Wei Lan;

·	“Qingmin Anhui” are to Qingmin (Shanghai) Automotive Service Co., Ltd. (Anhui Branch), a branch company of Qingmin Shanghai organized under the laws of the PRC;

·	“Qingmin Cayman,” “we,” “us,” “our Company,” or the “Company” are to QMSK Technology Co., Ltd, an exempted company with limited liability incorporated under the laws of Cayman Islands;

·	“Qingmin Digital” are to Qingmin Digital Science Co., Ltd, a wholly owned subsidy of Qingmin Technology and a limited liability company organized under the laws of the PRC;

·	“Qingmin HK” are to our wholly owned by QMSK (LINK) Technology Co., Ltd, QMSK (HK) Technology Co., Limited, a Hong Kong corporation;

·	“Qingmin Jiangsu” are to Qingmin (Shanghai) Automotive Service Co., Ltd. (Jiangsu Branch), a branch company of Qingmin Shanghai organized under the laws of the PRC;

·	“Qingmin Kehui” are to Qingmin Kehui (Qingdao) Brand Operation Co., Ltd., a wholly owned subsidiary of Qingmin Digital and a limited liability company organized under the laws of the PRC;

·	“Qingmin Shanghai” are to Qingmin (Shanghai) Automotive Service Co., Ltd., a wholly owned subsidiary of Qingmin Technology and a limited liability company organized under the laws of the PRC;

·	“Qingmin Technology” are to Qingmin Digital Science (Qingdao) Technology Service Co., Ltd, a wholly owned subsidiary of Qingmin WFOE organized under the laws of the PRC;

·	“Qingmin WFOE” are to Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd, a wholly owned subsidiary of QMSK (HK) Technology Co., Limited, and a wholly foreign owned enterprise, organized under the laws of the PRC;

·	“Qingmin WFOE (Beijing)” are to Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd, a wholly owned subsidiary of QMSK (HK) Technology Co., Limited, and a wholly foreign owned enterprise, organized under the laws of the PRC;

·	“Qingmin Wei Lan” are to Qingmin Wei Lan (Beijing) Technology Co., Ltd, a wholly owned subsidiary of Qingmin WFOE(Beijing), organized under the laws of the PRC; and

·	“WFOEs” are to Qingmin WFOE and Qingmin WFOE (Beijing), collectively, and each of which may be referred to as a “WFOE”.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the Underwriter of its over-allotment option.

The functional currency of the operating entities is Renminbi (“RMB”), the currency of China. Our consolidated financial statements are presented in U.S. dollars. In this prospectus, we refer to assets, obligations, commitments, and liabilities in our consolidated financial statements in U.S. dollars. These dollar references are based on exchange rates of RMB to U.S. dollars, determined as of a specific date or for a specific period. Changes in the exchange rate will affect the amount of our obligations and the value of our assets in terms of U.S. dollars which may result in an increase or decrease in the amount of our obligations (expressed in dollars) and the value of our assets, including accounts receivable (expressed in dollars).

Our fiscal year end is March 31. References to a particular “fiscal year” are to our fiscal year ended March 31 of that calendar year. Our audited consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

ii

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements included elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in our Ordinary Shares, discussed under “Risk Factors,” before deciding whether to invest in our Ordinary Shares.

We are a holding company incorporated in the Cayman Islands. Our Ordinary Shares offered in this prospectus are shares of our Cayman Islands holding company. As a holding company with no material operations of our own, we conduct our operations through the PRC operating entities.

Our Corporate Structure

Corporate Structure

Our Ordinary Shares offered in this offering are shares of Qingmin Cayman, the offshore holding company in the Cayman Islands. As a result, a substantial majority of our operations are conducted by the PRC operating entities. The Ordinary Shares offered in this prospectus are shares of the Cayman Islands holding company and not shares of the PRC operating entities. Holders of our Ordinary Shares do not directly own any equity interests in the PRC operating entities, but will instead own shares of a Cayman Islands holding company. The Chinese regulatory authorities could disallow our corporate structure, which would likely result in a material change in our operations and/or a material change in the value of our Ordinary Shares, including that it could cause the value of our Ordinary Shares to significantly decline or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The Chinese government may intervene or influence our operations at any time. Furthermore, recent statements by the Chinese government indicate an intent to exert more oversight and control over offerings that are conducted overseas, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

The following diagram illustrates our corporate structure upon the completion of this offering based on 1,500,000 Ordinary Shares being offered, assuming no exercise of the over-allotment option.

QMSK Technology Co., Ltd ( Qingmin Cayman) Cayman Islands QMSK (LINK) Technology Co., Ltd ( Qingmin BVI) BVI Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd (Qingmin WFOE) PRC Inside PRC Outside PRC Dyasin Eternity Holding Limited (BVI) (1) Pre - offering %/Post - offering% Equity Interests Minority Shareholders (2) Public Shareholders QMSK (HK) Technology Co., Limited ( Qingmin HK) Hong Kong 86.5%/ [ * ] % 13.5%/ [ * ] % Qingmin Digital Science Co., Ltd ( Qingmin Digital) PRC Qingmin (Shanghai) Automotive Service Co., Ltd . ( Qingmin Shanghai) PRC Qingmin Kehui ( Qingdao ) Brand Operation Co., Ltd . ( Qingmin Kehui ) PRC 0%/ [ * ] % Qingmin Digital Science (Qingdao) Technology Service Co., Ltd ( Qingmin Technology) PRC 100% 100% 100% 100% 100% 100% Qingmin Digital Science (Beijing) Commerce Management Co., Ltd (Qingmin WFOE (Beijing)) PRC Qingmin Wei Lan (Beijing) Technology Co., Ltd (Qingmin Wei Lan) PRC 100% 100%

Dyasin Eternity Holding Limited
British Virgin Islands(1)
Minority Shareholders (2)
Public Shareholders
86.50%/78.63%
13.50%/12.27%
0%/9.1%
Pre-offering/Post-offering
Equity Interests
QMSK Technology Co., Ltd
(Qingmin Cayman)
Cayman Islands
100%
QMSK (LINK) Technology Co., Ltd
(Qingmin BVI)
British Virgin Islands
100%
QMSK (HK) Technology Co., Limited
(Qingmin HK)
Hong Kong
Outside PRC
Inside PRC
100%
Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd
(Qingmin WFOE I)
PRC
100%
Qingmin Digital Science (Beijing) Commerce Management Co., Ltd
(Qingmin WFOE II)
PRC
100%
Qingmin Digital Science (Qingdao) Technology Service Co., Ltd
(Qingmin Technology)
PRC
100%
Qingmin Wei Lan (Beijing) Technology Co., Ltd
(Qingmin Wei Lan)
PRC
100%
Qingmin Digital Science Co., Ltd
(Qingmin Digital)
PRC
Qingmin (Shanghai) Automotive Service Co., Ltd.
(Qingmin Shanghai)
PRC
100%
Qingmin Kehui (Qingdao) Brand Operation Co., Ltd.
(Qingmin Kehui)
PRC

Note:

(1)	Represents 12,975,000 Ordinary Shares indirectly held by Mr. Yaxin Dong, our Chief Executive Officer, Director, and Chairman of the board of director of the Company, the 100% owner of Dyasin Holding Limited, which is the 100% owner of Dyasin Eternity Holding Limited, as of the date of this prospectus.

(2)	Represents 2,025,000 Ordinary Shares held by 3 corporate shareholders, each one of which holds less than 5% of our total voting power, as of the date of this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands. Through our PRC operating entities, we provide comprehensive business solutions to enterprise customers in the insurance industry, mainly auto insurance third-party service providers and insurance companies in China. Auto insurance third-party service providers are companies providing various services to auto insurance companies, such as aftermarket services and brokerage services. Leveraging our in-depth knowledge of the auto insurance industry amassed since the inception of our PRC operating entities in 2013, we specialize in providing auto insurance aftermarket services, primarily (i) insurance risk assessment service, and (ii) value-added services, such as vehicle safety inspection services and vehicle maintenance services. In addition, we also provide other scenario-based customized services, such as IT services and promotional services, on a case-by-case basis. For the six months ended September 30, 2024, and for the fiscal years ended March 31, 2024 and March 31, 2023, we provided services for a total of 57, 35 and 19 enterprise customers, respectively. Some of our customers are well-known major insurance companies in China. All of our revenues have been and will continue to be derived from the Chinese mainland in the foreseeable future.

According to the National Financial Regulatory Administration (“NFRA”), the Chinese motor vehicle insurance category was the largest category of property insurance by premium in China, and it reached US$123.1 billion in total premiums in 2023. According to Frost and Sullivan, in 2023, China’s car ownership reached 329 million, which generated substantial demand for China’s auto insurance and auto insurance third-party services. According to Frost and Sullivan, the market size of auto insurance market is anticipated to increase from US$107.4 billion in 2023 to US$145.5 billion in 2028, depicting a CAGR of 6.3%, and the size of the PRC auto insurance third-party services market, which consists of independent service providers that offer specialized support to auto insurance companies and intermediaries, is anticipated to increase from US$11.8 billion in 2023 to US$17.1 billion in 2028, depicting a CAGR of 7.7%. We believe the anticipated growth of the PRC auto insurance third-party services market presents a great opportunity for us to continually grow and expand our business.

We believe our strong technical capabilities have helped drive our growth. Since 2013, our PRC operating entities have been providing IT services for enterprise customers in the insurance industry. In recent years, although we have been focusing on providing auto insurance risk assessment and value-added services, we have continued to provide IT services on a case-by-case basis. Our in-house technical team, which consists of 9 full-time employees as of the date of this prospectus, has developed a proprietary system, namely, “Qingmin Service Platform,” or “QMSP,” that interfaces with our enterprise customers’ systems to facilitate the processes of our aftermarket services. Through QMSP, our enterprise customers can place orders for after-market services, verify status of the services, and settle payment for completed services. Our enterprise customers can also use QMSP to generate individualized risk assessment reports based on specific information, such as a driver’s age and gender, a vehicle’s brand, model, and age, accident history, and claim history. Going forward, we are committed to continuously investing in our technical capabilities to further enhance the marketability of our services.

We have established an extensive service network throughout China by collaborating with external vendors. To remain flexible and efficient in our operations, we have adopted a strategy of outsourcing services to external vendors. For our aftermarket services, we collaborate with aftermarket service platform operators. Our service platform operator partners work directly with individual aftermarket service providers, such as auto dealerships, brick-and-mortar repair and maintenance shops, and 4S stores (shops that offer four key vehicle-related services: sales, spare parts, service, and survey), to perform (i) risk assessment services for insurance companies, and (ii) value added-services for car owners, who enjoy such services purchased by the insurance companies as a way to reinforce customer loyalty. Once our enterprise customers order aftermarket services through QMSP, they can access our service providers on QMSP based on specific geographical locations and service types. As of the date of this prospectus, we offer a wide range of aftermarket services through our service network, at 10,651 service locations in 30 province-level municipalities in China. We believe our extensive service network backed by QMSP service processes has attracted more customers, including other aftermarket service providers and insurance companies. Having other aftermarket service providers as our customers has significantly expanded our business scope, because each of our aftermarket service provider customers works with multiple insurance company customers. For our scenario-based customized services, we selectively outsource certain tasks and projects to external vendors. Many of these vendors are our business partners with whom we have established enduring collaborations.

Competitive Strengths

We believe that the following competitive strengths have contributed to our success and differentiated us from our competitors:

·	In-depth Knowledge of the Insurance Industry

·	Strong In-house Technical Capabilities

·	Extensive Service Network throughout China

·	Visionary Management Team and Qualified Workforce

Growth Strategies

We intend to develop our business and strengthen brand loyalty by pursuing the following strategies:

·	Accelerate Marketing and Sales Efforts

·	Enhancing Value for Customers

·	Continue to Attract, Incentivize and Retain Talented Professionals

·	Continue to Invest in In-house Technical Capabilities

Corporate Information

Our principal executive offices are located Room 405, SIIC T6, Xianggang East Road, Laoshan District, Qingdao, Shandong Province, China, and our phone number is 086 15552223924. Our registered office in the Cayman Islands is located at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands, and the phone number of our registered office is +1 (345) 949-8599. We maintain a corporate website at www.qmsk.work. The information contained in, or accessible from, our websites or any other website does not constitute a part of this prospectus or the registration statement of which this prospectus forms a part. Our agent for service of process in the U.S. is Cogency Global Inc., located at 122 East 42nd St, 18th Floor, New York, NY 10168.

Summary of Risk Factors

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Ordinary Shares. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

Risks Relating to Doing Business in the PRC (for a more detailed discussion, see “Risk Factors—Risks Relating to Doing Business in the PRC”)

·	Changes in the Chinese mainland’s economic, social conditions, or government policies could have a material adverse effect on our business and operations (see the risk factor under the same title).

·	The enforcement of laws and rules and regulations in the Chinese mainland may change quickly with little advance notice conveyed to us, in which case we might have limited time to ensure timely compliance upon the enactment of such revisions, and there is a risk that the Chinese government may be authorized by the PRC laws and regulations to exercise significant oversight over the offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless (see the risk factor under the same title).

·	The Chinese government may intervene or influence our operations at any time. Furthermore, recent statements by the Chinese government indicate an intent to exert more oversight and control over offerings that are conducted overseas, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless (see the risk factor under the same title).

·	Given the Chinese government’s regulations on the conduct of the business of the PRC operating entities, the Chinese government may be authorized by PRC laws and regulations to regulate their operations, which could result in a material change in the operations of the PRC operating entities and/or the value of our Ordinary Shares (see the risk factor under the same title).

·	Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering (see the risk factor under the same title).

·	The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering under the M&A Rules, and, if required, we cannot predict whether we will be able to obtain such approval (see the risk factor under the same title).

·	The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future (see the risk factor under the same title).

·	The HFCAA and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to this offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor (see the risk factor under the same title).

·	Increases in labor costs in the PRC may adversely affect our business and our profitability (see the risk factor under the same title).

·	Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results (see the risk factor under the same title).

·	The PRC operating entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties (see the risk factor under the same title).

·	PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or WFOEs to liability or penalties, limit our ability to inject capital into WFOEs, limit WFOEs’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us (see the risk factor under the same title).

·	Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment (see the risk factor under the same title).

·	If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation (see the risk factor under the same title).

·	The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see the risk factor under the same title).

·	There are procedures and requisite timing under the PRC Securities Law for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the Chinese mainland (see the risk factor under the same title).

·	Failure to obtain or maintain permits necessary for our operations may subject us to regulatory penalties or require us to adjust our business model (see the risk factor under the same title).

·	Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause disruption to our business (see the risk factor under the same title).

Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations (for a more detailed discussion, see “Risk Factors—Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws”)

·	Due to the differences in the legal systems of different countries, you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws, compared to doing so in your home country against a domestic defendant. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China (see the risk factor under the same title).

·	To the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in the Chinese mainland or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets (see the risk factor under the same title).

·	PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to PRC entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business (see the risk factor under the same title).

·	Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment (see the risk factor under the same title).

·	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies (see the risk factor under the same title).

·	The requirements and legal procedures of currency conversion may affect the value of your investment and our payment of dividends (see the risk factor under the same title).

·	Dividends payable to foreign investors and gains on the sale of our Ordinary Shares by foreign investors may become subject to PRC tax law (see the risk factor under the same title).

Risks Relating to Our Business (for a more detailed discussion, see “Risk Factors—Risks Relating to Our Business”)

Risks and uncertainties related to our business include, but are not limited to, the following:

·	Our business largely depends on the relationships with our customers. If we cannot maintain good relationships or provide satisfactory services to our customers, our results of operations may be materially and adversely affected (see the risk factor under the same title).

·	We rely on third-party collaborating vendors to operate our business. Failure to establish and maintain cordial relationships with them may adversely affect our results of operations and business prospects (see the risk factor under the same title).

·	If we fail to acquire new customers or retain existing customers, especially the large customers, our business, financial condition and results of operations could be materially and adversely affected (see the risk factor under the same title).

·	Material changes in the regulatory environment could change the competitive landscape of our industry or require us to change the way we conduct business. The administration, interpretation and enforcement of the laws and regulations currently applicable to customers could change rapidly which could negatively impact our financial results (see the risk factor under the same title).

·	Competition in the auto insurance third-party services industry is intense and, if we are unable to compete effectively with both existing and new market participants, we may lose customers, and our financial results may be negatively affected (see the risk factor under the same title).

·	Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services (see the risk factor under the same title).

·	We are subject to credit risks from customers (see the risk factor under the same title).

·	We have limited sources of working capital and may need substantial additional financing (see the risk factor under the same title).

·	We may face disruption to our technology systems, if our technology systems or the proprietary information and/or data collected and stored by the PRC operating entities via such systems, particularly billing and client information, were to be accessed or tampered with by unauthorized persons, and, in any such case, our reputation and relationships with our customers could be harmed and our business could be materially and adversely affected (see the risk factor under the same title).

·	Our business model and our planned business developments are dependent on the proper function of our IT systems and infrastructure and our ability to continuously improve our IT systems and infrastructure and adopt advancing technologies. Breakdown of any of our major IT systems or failure to keep up with technological developments would materially and adversely affect our business, results of operations and future prospects (see the risk factor under the same title).

·	Our business is subject to concentration risks arising from dependence on a few large customers (see the risk factor under the same title).

·	Our business is subject to concentration risks with regard to the vendors that we subcontract to provide services to customers (see the risk factor under the same title).

Risks Relating to this Offering and the Trading Market (for a more detailed discussion, see “Risk Factors—Risks Relating to this Offering and the Trading Market”)

In addition to the risks described above, we are subject to general risks and uncertainties relating to this offering and the trading market, including, but not limited to, the following:

·	There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all (see the risk factor under the same title).

·	You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased (see the risk factor under the same title).

·	If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, our consolidated financial statements may be materially affected as a result, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected (see the risk factor under the same title).

·	We will incur substantial increased costs as a result of being a public company (see the risk factor under the same title).

·	Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders (see the risk factor under the same title).

·	Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline (see the risk factor under the same title).

·	We do not intend to pay dividends for the foreseeable future (see the risk factor under the same title).

·	If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline (see the risk factor under the same title).

·	The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price (see the risk factor under the same title).

·	Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares (see the risk factor under the same title).

·	If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them (see the risk factor under the same title).

·	The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our stock price may be volatile (see the risk factor under the same title).

·	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares (see the risk factor under the same title).

Approvals from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors

On August 8, 2006, six PRC governmental and regulatory agencies, including the China Securities Regulatory Commission, or the CSRC, promulgated the Rules on Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rules, that became effective on September 8, 2006, and was amended on June 22, 2009. The M&A Rules, among other things, require that offshore special purpose vehicles, or “SPVs”, that are controlled by the Chinese mainland companies or individuals and that have been formed for overseas listing purposes through acquisitions of the Chinese mainland domestic interests held by such companies or individuals, shall obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. See “Risk Factors — Risks Relating to Doing Business in the PRC — The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering under the M&A Rules, and, if required, we cannot predict whether we will be able to obtain such approval.”

Recently, the Chinese government promulgated a series of statements and actions to regulate business operations in China, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, adopting new measures to extend the scope of cybersecurity reviews, and expanding efforts with respect to anti-monopoly enforcement. For example, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the “Opinions”, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Moreover, the Cyberspace Administration of China, or the “CAC”, promulgated the Cybersecurity Review Measure that became effective on February 15, 2022, which extends the scope of cybersecurity review to data processing operators engaging in data processing activities that affect or may affect national security, including listing in a foreign country, and require a mandatory clearance of cybersecurity review to be completed by network platform operators that possess personal information of more than 1 million users. See “Risk Factors — Risks Relating to Doing Business in the PRC — Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering.”

In addition, on February 17, 2023, the CSRC promulgated the “Trial Measures” and five supporting guidelines, which became effective on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, by both direct and indirect means, shall submit the filing materials with the CSRC as required by the Trial Measures within three business days following its submission of an application for its initial public offering or listing to overseas securities authorities. If the PRC domestic company fails to complete the required filing procedures, conceals any material fact, or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. According to the Trial Measures, the CSRC shall conclude the filing within 20 business days upon the receipt of the required filing materials, provided the filing materials are complete and in compliance with the Trial Measures. We submitted our filing materials to the CSRC for this offering on July 25, 2024, as required by the Trial Measures. As of the date of this prospectus, our filing materials are currently under the CSRC’s review and we have not yet completed the filing procedures with the CSRC. See “Risk Factors — Risks Relating to Doing Business in the PRC — The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future.”

Based on the opinion of Han Kun and Anli, except for the aforementioned filing with the CSRC, as of the date of this prospectus, we are not required by any currently effective PRC laws or regulations to obtain approval, permission, or clearance from any other PRC authorities to offer or issue our securities to foreign investors, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to this offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations. Further, Anli has advised us that, based on their understanding of the current PRC laws and regulations, as of the date of this prospectus, we and/or the PRC operating entities are not subject to the cybersecurity review by the CAC as stipulated in the Cybersecurity Review Measure, since the PRC operating entities are not deemed to be a critical information infrastructure operator or network platform operator possessing personal information of more than 1 million users. In addition, Han Kun has advised that we and/or the PRC operating entities are not subject to the CSRC approval in the context of this offering as required under M&A Rules, as we formed our WFOEs, by way of equity investment rather than by a merger with or acquisition of a PRC company.

Furthermore, it is highly uncertain what existing or new laws or regulations or implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our business operation, our ability to accept foreign investments or list on a U.S. exchange. There is a possibility that we could have inadvertently concluded that we are not subject to such review or approval. We cannot assure you that we or our PRC operating entities would be able to obtain clearance from the CAC if we are deemed to be subject to cybersecurity review in the future. If we are unable to complete the filings with the CSRC, obtain such approval if required in the future, or inadvertently conclude that such approval or clearance is not required, our ability to offer or continue to offer our Ordinary Shares to investors could be significantly limited or completely hindered, and the value of our Ordinary Shares may depreciate significantly or become worthless. See “Risk Factors — Risks relating to doing business in China.”

Approvals from the PRC Authorities to Conduct Our Operations

As of the date of this prospectus, based on the opinion of Han Kun and Anli, we believe we and the PRC operating entities have received from the PRC authorities all requisite licenses, permissions, or approvals that are required for conducting our current operations as of the date of this prospectus in China, including business licenses for our PRC operating entities. Business licenses are subject to renewal from time to time when the PRC operating entities change certain information, such as name of the company, name of the legal representative, business scope, registered capital and/or registered address. We and the PRC operating entities have not been denied any such approvals or permissions. However, our PRC legal counsel has further advised us that it is uncertain whether we or the PRC operating entities will be required to obtain additional approvals, licenses, or permits in connection with our business operations pursuant to evolving PRC laws and regulations, and whether we would be able to obtain and renew such approvals on a timely basis or at all. If (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable PRC laws, regulations, or their interpretations change and we are required to obtain such permissions or approvals in the future, we may be subject to fines or other penalties, including suspension of business and revocation of prerequisite licenses, which could result in a material change in our operations, and may have a material adverse effect on our business, financial condition or results of operations, and the value of our Ordinary Shares could depreciate significantly or become worthless. See “Risk Factors — Risks Relating to Doing Business in the PRC — The Chinese government may intervene or influence our operations at any time. Furthermore, recent statements by the Chinese government indicate an intent to exert more oversight and control over offerings that are conducted overseas, which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

Dividends or Distributions Made to our Company and U.S. Investors and Tax Consequences

As of the date of this prospectus, none of the operating entities have made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. As such, we do not have any cash management policies that dictate how funds are transferred among the Company and our subsidiaries. Subject to the passive foreign investment company (“PFIC”) rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Because we do not intend to calculate our earnings and profits under U.S. federal income tax principles, investors should expect that any distributions will be treated as dividends for U.S. federal income tax purposes.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from PRC operating entities to our WFOEs. Pursuant to the EIT Law and its implementation rules, any dividends paid by our WFOEs to Qingmin HK will be subject to a withholding tax rate of 10%. However, if Qingmin HK is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under the arrangement between the Chinese mainland and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the “Double Tax Avoidance Arrangement,” and other applicable laws, the 10% withholding tax on the dividends Qingmin HK receives from each of our WFOEs may be reduced to 5%. See “Risk Factors—Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations — Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

Current PRC regulations permit each of our WFOEs to pay dividends to Qingmin HK only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our WFOEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on our Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of State Administration of Foreign Exchange (“SAFE”), by complying with certain procedural requirements. Specifically, without prior approval of SAFE, cash generated from the operations in the PRC may be used to pay dividends to our Company. As of the date of this prospectus, our WFOEs have completed the foreign exchange registration related to our Company under the existing PRC foreign exchange regulations, which enables them to legally distribute their earnings to our Company.

Implications of Our Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

·	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

·	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

·	are not required to obtain an attestation and report from our auditor on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

·	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

·	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

·	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

·	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, and delay the adoption of new or revised financial accounting standards under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”), occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to U.S. domestic public companies. For example:

·	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

·	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

·	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

·	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

·	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

·	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Controlled Company

Upon the completion of this offering, Mr. Yaxin Dong, the Chief Executive Officer of the Company, through his beneficial ownership of 12,975,000 Ordinary Shares, will beneficially own approximately 78.64% of the aggregate voting power, assuming no exercise of the over-allotment option, or approximately 77.58%, assuming full exercise of the over-allotment option. As long as Mr. Yaxin Dong continues to beneficially own more than 50% of the total voting power of the Company, he will have the ability to control the outcome of matters submitted to shareholders for approval as ordinary resolutions, including the appointment and removal of directors and declaring dividends, pursuant to the Company’s post-offering memorandum and articles of association. In addition,, Mr. Yaxin Dong will have the ability to control the outcome of certain matters submitted to shareholders for approval as special resolutions, such as the amendment of the Company’s memorandum and articles of association, since he will beneficially own more than two-thirds of the Company’s total voting power. As a result, we will be deemed a “controlled company” under Nasdaq Marketplace Rules 5615(c). As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

·	the requirement that our director nominees be selected or recommended solely by independent directors; and

·	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed to be a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

THE OFFERING

Ordinary Shares offered by us	1,500,000 Ordinary Shares, or 1,725,000 Ordinary Shares if the Underwriter exercises its over-allotment option in full

Price per Ordinary Share	We currently estimate that the initial public offering price will be in the range of $4.00 to $6.00 per Ordinary Share.

Ordinary Shares outstanding prior to completion of this offering	15,000,000 Ordinary Shares

Ordinary Shares outstanding immediately after this offering	16,500,000 Ordinary Shares, assuming no exercise of the Underwriter’s over-allotment option

16,725,000 Ordinary Shares, assuming full exercise of the Underwriter’s over-allotment option

Listing	We have applied to have our Ordinary Shares listed on the Nasdaq Capital Market.

Ticker symbol	“QMSK”

Transfer Agent	Transhare Corporation

Over-allotment Option	We have granted to the underwriters an option, exercisable within 45 days from the effective date of the registration statement of which this prospectus forms a part, to purchase up to an aggregate of 15% additional Ordinary Shares at the initial public offering price.

Use of proceeds	We intend to use the proceeds from this offering for general working capital, research and development, sales and marketing and human resources. See “Use of Proceeds” on page 45 for more information.

Lock-up	We have agreed that without the prior written consent of the Underwriter, (a) each of our directors, executive officers, and 5% shareholders as of the date of the effectiveness of this prospectus, and (b) each of the Company and any successors of the Company, for a period of 180 days after the closing of the offering, will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or such other securities, in cash or otherwise]. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk factors	The Ordinary Shares offered hereby involve a high degree of risk. You should read “Risk Factors,” beginning on page 13 for a discussion of factors to consider before deciding to invest in our Ordinary Shares.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. Before deciding whether to invest in our Ordinary Shares, you should consider carefully the risks described below, together with all of the other information set forth in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected, which could cause the trading price of our Ordinary Shares to decline, resulting in a loss of all or part of your investment. The risks described below and discussed in other parts of this prospectus are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business. You should only consider investing in our Ordinary Shares if you can bear the risk of loss of your entire investment.

Risks Relating to Doing Business in the PRC

Changes in the Chinese mainland’s economic, social conditions, or government policies could have a material adverse effect on our business and operations.

A substantial amount of our assets is located in China, and we conduct our business through the PRC operating entities. Accordingly, our business, financial condition, results of operations, and prospects may be influenced to a significant degree by economic and social conditions in China generally. The Chinese government may be authorized by PRC laws and regulations to regulate China’s economic growth by allocating resources, regulating payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

Any adverse changes in the laws and regulations in China could adversely affect our business and operating results, reduce demand for our products, and weaken our competitive position. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by governmental regulations over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustments, to manage the pace of economic growth. These measures may cause changes in the economic activities in China, which may adversely affect our business and operating results.

Furthermore, we and our Chinese subsidiary, as well as our investors, face uncertainty about future changes of regulations by the Chinese government that could significantly affect our financial performance and operations. Failure to take timely and appropriate measures to adapt to any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure and business operations.

The enforcement of laws and rules and regulations in the Chinese mainland may change quickly with little advance notice conveyed to us, in which case we might have limited time to ensure timely compliance upon the enactment of such revisions, and there is a risk that the Chinese government may be authorized by the PRC laws and regulations to exercise significant oversight over the offerings that are conducted overseas, which could materially and adversely affect our business and hinder our ability to offer our securities or continue our operations, and cause the value of our securities to significantly decline or become worthless.

The legal system of the Chinese mainland is based on written statutes. Unlike common law systems, it is a system in which legal cases have limited value as precedents. The enforcement of PRC laws and regulations may change quickly with little advance notice conveyed to us, in which case we might have limited time to ensure timely compliance upon the enactment of such revisions. Any change of regulations by the Chinese government to regulate offerings that are conducted overseas could materially and adversely affect our business and hinder our ability to offer or continue our operations and cause the value of our securities to significantly decline or become worthless. Any changes to the existing laws, regulations and legal requirements, and their respective interpretations and enforcement practices may raise uncertainties that could limit the legal protections available to us.

On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued an announcement to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On February 17, 2023, the CSRC promulgated the Trial Measures, which specifically regulate the overseas securities offering and listing by PRC domestic companies, as the response to the announcement discussed above. Under the Trial Measures, we are subject to certain filing requirements for this offering and any subsequent offerings in future, once listed, and the overall supervision by the CSRC. However, since this announcement is relatively new, uncertainties still exist in relation to how other legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on companies like us and our Ordinary Shares.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. Since the Chinese mainland administrative and court authorities may have rules and explanations on the interpreting and implementing statutory and contractual terms, however, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy in the Chinese mainland legal system. Furthermore, the legal system of the Chinese mainland is based in part on government regulation and rules. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business, could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. Such uncertainties, including uncertainties over the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations, and cause the value of our securities to significantly decline or become worthless.

The Chinese government may intervene or influence our operations at any time. Furthermore, recent statements by the Chinese government indicate an intent to exert more oversight and control over offerings that are conducted overseas , which actions may result in a material change in our operations and impact our operations materially and adversely, and significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

The PRC operating entities’ ability to operate in China may be influenced by changes in its laws and regulations, including those relating to manufacturing, taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations. Accordingly, government actions in the future could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties.

The PRC operating entities’ business is subject to the evolving and complex laws and regulation in the PRC and could be subject to regulation by various regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. The operations of the PRC operating entities could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to their business or industry, which could result in further material changes in their operations and could adversely impact the value of our Ordinary Shares.

Furthermore, recent statements by the Chinese government indicate an intent to exert more oversight and control over offerings that are conducted overseas. Although we believe that we are currently not required to obtain permission from any of the PRC central or local government and we have not received any denial to list on any U.S. exchange, it is uncertain whether or when we might be required to obtain permission from the PRC government to list on U.S. exchanges in the future. Even if such permission is obtained, it remains uncertain whether it may be later denied or rescinded, which could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and may cause the value of our Ordinary Shares to significantly decline or be worthless. If (i) we do not receive or maintain such permissions or approvals, (ii) we inadvertently conclude that such permissions or approvals are not required, or (iii) applicable PRC laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, we may be subject to fines or other penalties, including suspension of business and revocation of prerequisite licenses, which could result in a material change in our operations, and may have a material adverse effect on our business, financial condition or results of operations, and such action could significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares to investors and cause the value of such securities to significantly decline or become worthless.

Given the Chinese government’s regulations on the conduct of the business of the PRC operating entities, the Chinese government may be authorized by PRC laws and regulations to regulate their operations, which could result in a material change in the operations of the PRC operating entities and/or the value of our Ordinary Shares.

The Chinese government has implemented regulations on the conduct of the PRC operating entities and may be authorized by PRC laws and regulations to further regulate their operations at any time as the government deems appropriate to further regulatory and societal goals, which could result in a material change in the operations of the PRC operating entities and/or the value of our Ordinary Shares.

We cannot rule out the possibility that there will be future regulations or policies regarding our industry that could adversely affect the business, financial condition, and results of operations of the PRC operating entities. Furthermore, if China adopts more stringent standards with respect to certain areas such as environmental protection or corporate social responsibilities, the PRC operating entities may incur increased compliance costs or become subject to additional restrictions in their operations. Certain areas of the law in China, including intellectual property rights and confidentiality protections, may also not be as effective as in the United States or other countries. In addition, we cannot predict the effects of future developments in the PRC legal system on the business operations of the PRC operating entities, including the promulgation of new laws, or changes to existing laws or the interpretation or enforcement thereof. These uncertainties could affect the legal protections available to us and our investors, including you.

Recent greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and this offering.

On December 28, 2021, the CAC, together with 12 other governmental departments of the PRC, jointly promulgated the Cybersecurity Review Measures, which became effective on February 15, 2022. The Cybersecurity Review Measures provides that, in addition to critical information infrastructure operators (“CIIOs”) that intend to purchase Internet products and services, network platform operators engaging in data processing activities that affect or may affect national security must be subject to cybersecurity review by the Cybersecurity Review Office of the PRC. The Cybersecurity Review Measures further requires that network platform operators that possess personal information of more than one million users must apply for a mandatory cybersecurity review before conducting listings in foreign countries.

On November 14, 2021, the CAC published the Network Data Security Administration Draft, or the “Security Administration Draft”, which provides that data processing operators engaging in data processing activities that affect or may affect national security or that processing personal information of more than one million individuals must be subject to network data security review by the relevant Cyberspace Administration of the PRC if such data processing operators seeks to list on a foreign exchange. The deadline for public comments on the Security Administration Draft was December 13, 2021.

As of the date of this prospectus, we have not received any notice from any PRC authorities identifying any of the PRC operating entities as a CIIO or requiring us to go through cybersecurity review or network data security review by the CAC. We believe our PRC operations will not be subject to cybersecurity review or network data security review by the CAC for this offering, because we believe the PRC operating entities are not CIIOs or network platform operators possessing personal information of more than 1 million users, and our business does not involve data processing activities that affect or may affect national security. As of the date of this prospectus, Anli has advised us that we are in compliance with the applicable PRC cybersecurity and data security laws and regulations that have been issued by the CAC, and we have not received any complaints from any third party, nor been investigated or punished by any competent PRC authority in this regard. There remains uncertainty, however, as to how the relevant PRC cybersecurity and data security laws and regulations will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to cybersecurity. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. We cannot guarantee, however, that we will not be subject to cybersecurity review or network data security review in the future.

The approval of the China Securities Regulatory Commission and other compliance procedures may be required in connection with this offering under the M&A Rules, and, if required, we cannot predict whether we will be able to obtain such approval.

The M&A Rules require overseas special purpose vehicles that are controlled by the Chinese mainland companies or individuals formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of the Chinese mainland domestic companies using shares of such special purpose vehicle or held by its shareholders as consideration to obtain the approval of the CSRC, prior to the listing and trading of such special purpose vehicles’ securities on an overseas stock exchange. However, the application of the M&A Rules remains unclear. If CSRC approval is required, it is uncertain whether it would be possible for us to obtain such approval. Any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies.

Our PRC legal counsel has advised us based on their understanding of the current PRC laws and regulations that the CSRC’s approval is not required for the listing and trading of our Ordinary Shares on Nasdaq in the context of this offering under the M&A Rules, given that: (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours in this prospectus are subject to the M&A Rules, (ii) we establish each of our wholly-foreign owned enterprises (“WFOEs”) by means of direct investment rather than through merger and acquisition of a “Chinese mainland domestic company” as defined under the M&A Rules.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, regulations and rules or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant PRC regulatory agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiary in China, or other actions that could have a material and adverse effect on our business, reputation, financial condition, results of operations, prospects, as well as the trading price of our Ordinary Shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the Ordinary Shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the Ordinary Shares we are offering, you would be doing so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements or to obtain such approval in timely manner, or at all.

The New Overseas Listing Rules and other relevant rules promulgated by the CSRC may subject us to additional compliance requirements in the future.

On February 17, 2023, the CSRC promulgated the Trial Measures and five (5) supporting guidelines, which came into effect on March 31, 2023. Pursuant to the Trial Measures, a PRC domestic company that seeks to offer or list securities overseas, both directly and indirectly, shall submit the filing materials with the CSRC as required by the Trial Measures within three (3) business days following its submission of an application to overseas securities regulatory authorities for its initial public offering or listing. If the PRC domestic company fails to complete required filing procedures or conceals any material fact or falsifies any major content in its filing documents, such PRC domestic company may be subject to administrative penalties, such as an order to rectify, warnings, fines, and its controlling shareholders, actual controllers, the person directly in charge and other directly liable persons may also be subject to administrative penalties, such as warnings and fines. Therefore, we are required to complete the necessary filing procedures with the CSRC as required under the Trial Measures before the completion of this offering. We submitted our filing materials to the CSRC for this offering on July 25, 2024, as required by the Trial Measures. As of the date of this prospectus, our filing materials are currently under the CSRC’s review and we have not yet completed the filing procedures with the CSRC. On February 24, 2023, the CSRC, together with the Ministry of Finance, the National Administration of State Secrets Protection and National Archives Administration of China, revised the Provisions on Strengthening Confidentiality and Archives Administration for Overseas Securities Offering and Listing, which were issued by the CSRC and National Administration of State Secrets Protection and National Archives Administration of China in 2009, or the Provisions. The revised Provisions were issued under the title the “Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies,” and came into effect on March 31, 2023, together with the Trial Measures. One of the major revisions to the revised Provisions is expanding their application to cover indirect overseas offering and listing, as is consistent with the Trial Measures. The revised Provisions require that, among other things, (a) a PRC domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals or entities, including securities companies, securities service providers, and overseas regulators, any documents and materials that contain state secrets or working secrets of government agencies, shall first obtain approval from competent authorities according to the PRC law and regulations, and file with the secrecy administrative department at the same level; and (b) a PRC domestic company that plans to, either directly or indirectly through its overseas listed entity, publicly disclose or provide to relevant individuals and entities, including securities companies, securities service providers, and overseas regulators, any other documents and materials that, if leaked, will be detrimental to national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. Any failure or perceived failure by our Company and the PRC operating entities to comply with the above confidentiality and archives administration requirements under the revised Provisions and other PRC laws and regulations may result in the relevant entities being held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

The Trial Measures and the revised Provisions recently issued by the PRC authorities subject us to additional compliance requirements. As there are still uncertainties regarding the interpretation and implementation of such regulatory guidance, we cannot assure you that we will be able to comply with all the new regulatory requirements of the Trial Measures, the revised Provisions, or any future implementing rules on a timely basis, or at all. Any failure by us to fully comply with the new regulatory requirements, including, but not limited to the failure to complete the filing procedures with the CSRC if required, may significantly limit or completely hinder our ability to offer or continue to offer our Ordinary Shares, cause significant disruption to our business operations, and severely damage our reputation, which would materially and adversely affect our financial condition and results of operations and cause our Ordinary Shares to significantly decline in value or become worthless.

The HFCAA and the Accelerating Holding Foreign Companies Accountable Act call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to this offering and listing on the Nasdaq Capital Market, and Nasdaq may determine to delist our securities if the PCAOB determines that it cannot inspect or fully investigate our auditor.

On April 21, 2020, former SEC Chairman Jay Clayton and former PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On December 18, 2020, the “Holding Foreign Companies Accountable Act” was signed by President Donald Trump and became law. This legislation requires certain issuers of securities to establish that they are not owned or controlled by a foreign government. Specifically, an issuer must make this certification if the PCAOB is unable to audit specified reports because the issuer has retained a foreign public accounting firm not subject to inspection by the PCAOB. Furthermore, if the PCAOB is unable to inspect the issuer’s public accounting firm for three (3) consecutive years beginning in 2021, the issuer’s securities are banned from trade on a national exchange or through other methods.

On June 22, 2021, the U.S. Senate passed the “Accelerating Holding Foreign Companies Accountable Act,” which would decrease the number of non-inspection years for foreign companies to comply with PCAOB audits from three (3) to two (2) years, thus, reducing the period before their securities may be prohibited from trading or delisted if the PCAOB determines that it cannot inspect or investigate our auditor completely.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the “Holding Foreign Companies Accountable Act.” Rule 6100 provides a framework for the PCAOB to use to determine whether it is unable to inspect or investigate registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB is unable to inspect or investigate.

On December 16, 2021, the PCAOB issued a report on its determinations that the PCAOB is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in the Chinese mainland and in Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made the Determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCAA.

On August 26, 2022, the PCAOB signed the SOP Agreements with the CSRC and the MOF governing inspections and investigations, to establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in the Chinese mainland and Hong Kong, as required under U.S. law.

On December 15, 2022, the PCAOB determined that it was able to secure complete access to inspect and investigate registered public accounting firms headquartered in the Chinese mainland and Hong Kong and vacated its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB may consider the need to issue a new determination.

On December 29, 2022, provisions of the Accelerating Holding Foreign Companies Accountable Act were signed into law as part of the Consolidated Appropriations Act, amending the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three.

Any lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors to lose confidence in audit procedures and reported financial information and the quality of financial statements of China-based companies.

Our current auditor, YCM CPA INC., is a PCAOB registered public accounting firm headquartered in California, U.S. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess an auditor’s compliance with the applicable professional standards and has been inspected by the PCAOB on a regular basis. As such, as of the date of this prospectus, this offering is not affected by the HFCAA and related regulations. However, the recent developments would add uncertainties to this offering, and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as related to the audit of our financial statements. Furthermore, there is a risk that our auditor might not be able to be inspected by the PCAOB in the future. The lack of inspection could cause trading in our securities to be prohibited on a national exchange or in the over-the-counter trading market under the HFCAA and related regulations, and, as a result, Nasdaq may determine to delist our securities, which may cause the value of our securities to significantly decline in value or become worthless.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

China’s economy has experienced increases in labor costs in recent years. China’s overall economy and the average wage in China are expected to continue to grow. The average wage level for the employees of the operating entities has also increased in recent years. For example, our total labor costs amounted to $435,281 in fiscal year 2024 (including labor costs of $114,357 as recorded under our cost of revenue, $35,348 recorded under our selling expense, $193,338 recorded under our general and administrative expenses and $92,238 recorded under our research and development expenses), representing a 6.7% increase as compared to our labor costs of $407,984 in fiscal year 2023 (including labor costs of $92,203 as recorded under our cost of revenue, $16,243 recorded under our selling expense, $230,918 recorded under our general and administrative expenses and $68,620 recorded under our research and development expenses). We expect our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers by increasing prices for our services, our profitability and results of operations may be materially and adversely affected.

In addition, the PRC operating entities have been subject to stricter regulatory requirements in terms of entering into labor contracts with employees and paying various statutory employee benefits, including pensions, housing fund, medical insurance, work-related injury insurance, unemployment insurance, and maternity insurance to designated government agencies for the benefit of their employees. Pursuant to the PRC Labor Contract Law, or the “Labor Contract Law,” that became effective in January 2008 and was amended on December 28, 2012, and its implementing rules that became effective in September 2008, employers are subject to strict requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employees’ probation, and unilaterally terminating labor contracts. In the event that the PRC operating entities decide to terminate some of their employees or otherwise change their employment or labor practices, the Labor Contract Law and its implementation rules may limit their ability to effect those changes in a desirable or cost-effective manner, which could materially and adversely affect our business and results of operations.

As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that the employment practice of the PRC operating entities does not and will not violate labor-related laws and regulations in China, which may subject them to labor disputes or government investigations. If the PRC operating entities are deemed to have violated relevant labor laws and regulations, they could be required to provide additional compensation to their employees and our business, financial condition and results of operations could be materially and adversely affected.

Changes in international trade policies, or the escalation of tensions in international relations, particularly with regard to China, may adversely impact our business and operating results.

There have been heightened tensions in international relations, particularly between the United States and China in recent years. The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. In January 2020, the “Phase One” agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., tax policy related to international commerce, or other trade matters. Any unfavorable government policies on international trade, such as capital controls or tariffs, or the U.S. dollar payment and settlement system may affect the demand for the operating entity’s products, impact the competitive position of the products, prevent the operating entity from selling products in certain countries, or even our participation in the U.S. dollar payment and settlement system, which would materially and adversely affect the international operations, results of operations and financial condition. If any new tariffs, legislation and/or regulations are implemented, or if existing trade agreements are renegotiated or, in particular, if the U.S. government takes retaliatory trade actions due to the recent U.S.-China trade tensions, such changes could have a material and adverse effect on our business, financial condition and results of operations.

These tensions have affected both diplomatic and economic ties between the two countries. Heightened tensions could reduce levels of trade, investments, technological exchanges, and other economic activities between the two major economies. The existing tensions and any further deterioration in international relations may have a negative impact on the general economic and social conditions in China and given our reliance on the Chinese market, may materially and adversely impact our business, financial condition and results of operations.

The PRC operating entities have not made adequate social insurance and housing fund contributions for all employees as required by PRC regulations, which may subject us to penalties.

According to the PRC Social Insurance Law and the Administrative Regulations on the Housing Funds, companies operating in China are required to participate in pension insurance, work-related injury insurance, medical insurance, unemployment insurance, maternity insurance (collectively known as “social insurance”), and housing funds plans, and the employers must pay all or a portion of the social insurance premiums and housing funds for their employees. For more details, please see “Regulations—PRC Regulations—Regulations on Employment and Social Welfare—Social Insurance and Housing Fund.” The PRC operating entities have not made adequate social insurance and housing fund contributions for all employees. The PRC operating entities may be required to make up the social insurance contributions as well as to pay late fees at the rate of 0.05% per day of the outstanding amount from the due date. As of September 30, 2024, we estimate that the amount of outstanding social insurance premiums was approximately $187,865 and the amount of late fees was approximately $71,971. If the PRC operating entities fail to make up for the shortfall within the prescribed time limit, the relevant administrative authorities may impose a fine of one to three times of the outstanding amount. With respect to housing fund plans, as of September 30, 2024, we estimate that the amount of outstanding housing funds was approximately $83,620 and the amount of late fees was approximately $31,198. If the PRC operating entities fail adequately address the outstanding amounts and fees, the relevant authorities could file applications to competent courts for compulsory enforcement of payment and deposit.

PRC regulations relating to offshore investment activities by PRC residents may subject our PRC resident beneficial owners or WFOEs to liability or penalties, limit our ability to inject capital into WFOEs, limit WFOEs’ ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 4, 2014, SAFE issued the Circular on Issues Concerning Foreign Exchange Control over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or “SAFE Circular 37.” According to SAFE Circular 37, prior registration with the local SAFE branch is required for PRC residents, (including PRC individuals and PRC corporate entities as well as foreign individuals that are deemed to be PRC residents for foreign exchange administration purpose), in connection with their direct or indirect contribution of domestic assets or interests to offshore special purpose vehicles, or “SPVs.” SAFE Circular 37 further requires amendments to the SAFE registrations in the event of any changes with respect to the basic information of the offshore SPV, such as change of a PRC individual shareholder, name and operation term, or any significant changes with respect to the offshore SPV, such as an increase or decrease of capital contribution, share transfer or exchange, or mergers or divisions. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or “SAFE Notice 13,” effective in June 2015. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound overseas direct investments, including those required under SAFE Circular 37, will be filed with qualified banks instead of SAFE. The qualified banks will directly examine the applications and accept registrations under the supervision of SAFE.

In addition to SAFE Circular 37 and SAFE Notice 13, our ability to conduct foreign exchange activities in China may be subject to the interpretation and enforcement of the Implementation Rules of the Administrative Measures for Individual Foreign Exchange promulgated by SAFE in January 2007 (as amended and supplemented, the “Individual Foreign Exchange Rules”). Under the Individual Foreign Exchange Rules, any PRC individual seeking to make a direct investment overseas or engage in the issuance or trading of negotiable securities or derivatives overseas must make the appropriate registrations in accordance with SAFE provisions, the failure of which may subject such PRC individual to warnings, fines, or other liabilities.

As of the date of this prospectus, we have requested our shareholders who to our knowledge are PRC residents to make the necessary applications, filings and amendments as required under the SAFE Circular 37, and all such shareholders have confirmed with us that their registrations as required under SAFE Circular 37 had been completed. However, we may not at all times be fully aware or informed of the identities of the beneficial shareholders that are required to make such registrations. Moreover, we cannot provide any assurance that our future PRC resident beneficial owners will comply with our request to make or obtain any applicable registrations or continuously comply with all registration procedures set forth in these SAFE regulations, and it remains unclear how these SAFE regulations will be interpreted and implemented in the future. Failure or inability of our PRC resident beneficial owners to comply with these SAFE regulations may subject our PRC resident beneficial owners to fines and legal sanctions, restrict our cross-border investment activities, or limit our WFOEs’ ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our Company, or prevent us from being able to make distributions or pay dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in economic conditions in China and by China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of RMB to the U.S. dollar, and RMB appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between RMB and the U.S. dollar remained within a narrow band. Since June 2010, RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the “SDR,” and decided that with effect from October 1, 2016, RMB was determined to be a freely usable currency and would be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, RMB depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. This depreciation halted in 2017, and RMB appreciated approximately 7% against the U.S. dollar during this one-year period. In 2022, RMB depreciated approximately 7.17% against the U.S. dollar. In 2023, RMB depreciated approximately 6.2% against the U.S. dollar. In 2024, RMB depreciated approximately 0.5%   against the U.S. dollar. With the development of the foreign exchange market and progress towards interest rate liberalization and RMB internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that RMB will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between RMB and the U.S. dollar in the future. Since we own and operate stores both in the PRC and the U.S., the fluctuations in exchange rates would have a negative effect on our business and results of operations and financial condition.

Most of our business is conducted in the PRC, and most of our books and records are maintained in RMB, which is the currency of the PRC, and the financial statements that we file with the SEC and provide to our shareholders are presented in U.S. dollars. Changes in the exchange rates between RMB and U.S. dollar affect the value of our assets and the results of our operations, when presented in U.S. dollars. The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s economic conditions and perceived changes in the economy of the PRC and the U.S. Any significant revaluation of RMB may materially and adversely affect our cash flows, revenue, and financial condition. Further, our Ordinary Shares offered by this prospectus are offered in U.S. dollars, we will need to convert part of the net proceeds we receive into RMB in order to use the funds for our business in the PRC. Changes in the conversion rate between the U.S. dollar and RMB will affect the amount of proceeds we will have available for our business.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. As of the date of this prospectus, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of such transactions may be limited and we may not be able to hedge our exposure adequately or at all. In addition, our currency exchange losses may be magnified by PRC exchange regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

If the PRC tax authorities determine that the actual management organ of Qingmin Cayman is within the territory of China, Qingmin Cayman may be deemed to be a PRC resident enterprise for PRC enterprise income tax purposes and a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, dividends payable by us to our investors and gains on the sale of our shares may become subject to PRC withholding tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our shares. Although up to the date of this prospectus, Qingmin Cayman has not been notified or informed by the PRC tax authorities that it has been deemed to be a resident enterprise for the purpose of the EIT Law, we cannot assure you that it will not be deemed to be a resident enterprise in the future.

According to SAT Circular 37, where the non-resident enterprise fails to declare the tax payable pursuant to Article 39 of the EIT Law, the tax authority may order it to pay the tax due within required time limits, and the non-resident enterprise shall declare and pay the tax payable within such time limits specified by the tax authority. If the non-resident enterprise, however, voluntarily declares and pays the tax payable before the tax authority orders it to do so within required time limits, it shall be deemed that such enterprise has paid the tax in time.

We face uncertainties as to the reporting and assessment of reasonable commercial purposes and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries, and investments. In the event of being assessed as having no reasonable commercial purposes in an indirect transfer transaction, we may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations (to be specific, a 10% withholding tax for the transfer of equity interests) if we are a transferee in such transactions, under SAT Circular 7 and SAT Circular 37. For transfer of shares by investors who are non-PRC resident enterprises, our PRC subsidiary, WFOE, may be requested to assist in the filing under the SAT circulars. As a result, we may be required to expend valuable resources to comply with the SAT circulars or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

If we become directly subject to the scrutiny, criticism, and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price, and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism, and negative publicity will have on us, our business, and the price of our Ordinary Shares. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our Company. This situation will be costly and time consuming and distract our management from developing our business. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our Ordinary Shares.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the “M&A Rules,” and recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that have or may have impact on the national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Mergers or acquisitions that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to MOFCOM when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the “Prior Notification Rules,” issued by the State Council in August 2008 is triggered. In addition, the security review rules issued by MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. We believe that our business would not be deemed to be in an industry that raises “national defense and security” or “national security” concerns as the date hereof. MOFCOM or other government agencies, however, may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited. Our ability to expand our business or maintain or expand our market share through future acquisitions would as such be materially and adversely affected.

There are procedures and requisite timing under the PRC Securities Law for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the Chinese mainland.

On December 28, 2019, the amended Securities Law of the People’s Republic of China (the “PRC Securities Law”) was promulgated, which became effective on March 1, 2020. According to Article 177 of the PRC Securities Law (“Article 177”), the securities regulatory authority of the State Council may establish a regulatory cooperation mechanism with securities regulatory authorities of another country or region for the implementation of cross-border supervision and administration. Article 177 further provides that overseas securities regulatory authorities shall not engage in activities pertaining to investigations or evidence collection directly conducted within the territories of the Chinese mainland, and that no Chinese entities or individuals shall provide documents and information in connection with securities business activities to any organizations and/or persons aboard without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. As of the date of this prospectus, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177.

Our principal business operations are conducted in the PRC. In the event that the U.S. securities regulatory agencies carry out an investigation on us, such as an enforcement action by the Department of Justice, the SEC or other authorities, such agencies’ activities will constitute an investigation or evidence collection directly within the territory of the Chinese mainland and, accordingly, will fall within the scope of Article 177. In that case, the U.S. securities regulatory agencies may have to consider establishing cross-border cooperation with the competent securities regulatory authorities of the PRC by way of judicial assistance, diplomatic channels or establishing a regulatory cooperation mechanism with the competent securities regulatory authority of the PRC. However, there is no assurance that the U.S. securities regulatory agencies will succeed in establishing such cross-border cooperation in this particular case and/or establish such cooperation in a timely manner.

Furthermore, as the date of this prospectus, there have not been implementing rules or regulations regarding the application of Article 177, it remains unclear as to how it will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As such, there are uncertainties as to the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the Chinese mainland. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register our registration with the SEC and may also delist our securities from Nasdaq or other applicable trading market within the U.S.

If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our Ordinary Shares can claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to non-PRC investors or gains from the transfer of our Ordinary Shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Failure to obtain or maintain permits necessary for our operations may subject us to regulatory penalties or require us to adjust our business model.

Some aspects of our business depend on obtaining and maintaining licenses, approvals, permits or qualifications from PRC regulators. Obtaining such approvals, licenses, permits or qualifications depends on our compliance with regulatory requirements.

As of the date of this prospectus, based on the opinion of Han Kun and Anli, we believe that we and the PRC operating entities have received from the PRC authorities all requisite licenses, permissions, and approvals that are required for conducting our current operations in China, including business licenses for each of the PRC operating entity. A business license is subject to renewal from time to time when the respective PRC operating entity changes certain information such as name, type of business, name of legal representative, business scope, registered capital and/or registered address. Unless a PRC operating entity applies for renewal of its business license pursuant to the above requirements, its business license will not automatically expire or be subject to regular inspection in the next 12 months. However, government authorities may subsequently require the PRC operating entities to obtain additional licenses, permits and approvals. If the PRC operating entities fail to obtain the necessary licenses, permits and approvals or inadvertently conclude that any permissions or approvals are not required, or if applicable laws, regulations, or interpretations change and the PRC Entities are required to obtain such permissions or approvals in the future, the PRC Entities may be subject to fines, confiscation of revenues generated from incompliant operations or the suspension of relevant operations. The PRC operating entities may also experience adverse publicity arising from such non-compliance with government regulations that negatively impact our brand.

Our leased property interest or entitlement to other facilities or assets may be defective or subject to lien and our right to lease, own or use the properties affected by such defects or lien challenged, which could cause disruption to our business.

Under laws of the Chinese mainland, all lease agreements are required to be registered with the local housing authorities. We presently lease several premises in China, some of which have not completed the registration of the ownership rights or the registration of our leases with the authorities. Failure to complete these required registrations may expose our landlords, lessors and us to potential monetary fines. If these registrations are not obtained in a timely manner or at all, we may be subject to monetary fines or may have to relocate our offices and incur the associated losses.

As of the date of the prospectus, some of the ownership certificates or other similar proof of certain leased properties have not been provided to us by the lessors. Therefore, we cannot assure you that such lessors are entitled to lease the real properties to us. If the lessors are not entitled to lease the real properties to us and the owners of such real properties decline to ratify the lease agreements between us and the respective lessors, we may not be able to enforce our rights to lease such properties under the respective lease agreements against the owners. And since the ownership certificates of certain leased properties have not been provided to us by the lessors, we cannot make sure whether the actual uses of such lands leased to some of our PRC operating entities are inconsistent with the planned use indicated on the ownership certificates of such real properties. If our lease agreements are claimed as null and void by third parties who are the real owners of such leased real properties, we could be required to vacate the properties, in the event of which we could only initiate claims against the lessors under lease agreements for indemnities for their breach of the leasing agreements. In addition, we may not be able to renew our existing lease agreements before their expiration dates, in which case we may be required to vacate the properties. We cannot assure you that suitable alternative locations are readily available on commercially reasonable terms, or at all, and if we are unable to relocate our operations in a timely manner, our operations may be adversely affected.

Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations

Due to the differences in the legal systems of different countries, you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in China against us or our management named in this prospectus based on foreign laws, compared to doing so in your home country against a domestic defendant. It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China.

We are an exempted company incorporated under the laws of the Cayman Islands, and we conduct most of our operations in China and most of our assets are located in China. In addition, all of our current directors and officers are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be time-consuming and costly for you to effect service of process upon us or those persons inside the Chinese mainland, compared to doing so in your home country against a domestic defendant. In addition, there is uncertainty as to whether the courts of the Cayman Islands or the PRC would recognize or enforce judgments of U.S. courts against us, or such persons predicated upon the civil liability provisions of U.S. securities laws or those of any U.S. state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other forms of written arrangement with the U.S. that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security, or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the U.S. See “Enforceability of Civil Liabilities.”

It may also be difficult for you or overseas regulators to conduct investigations or collect evidence within China. Although the authorities in China may establish a regulatory cooperation mechanism with its counterparts of another country or region to monitor and oversee cross-border securities activities, such regulatory cooperation with the securities regulatory authorities in the U.S. may not be efficient in the absence of a practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, or “Article 177,” which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigations or evidence collection activities within the territory of the PRC. Article 177 further provides that Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to foreign agencies without prior consent from the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. Accordingly, without governmental approval in China, no entity or individual in the Chinese mainland may provide documents and information relating to securities business activities to overseas regulators when it is under direct investigation or evidence discovery conducted by overseas regulators, which could present significant legal and other obstacles to obtaining information needed for investigations and litigation conducted outside of the Chinese mainland.

To the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in the Chinese mainland or Hong Kong, such cash or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to the imposition of restrictions and limitations by the PRC government to the transfer of cash or assets.

Relevant PRC laws and regulations permit the companies in the PRC to pay dividends only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Additionally, each of the companies in the PRC are required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. The companies in the PRC are also required to further set aside a portion of their after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at their discretion. These reserves are not distributable as cash dividends. Furthermore, in order for us to pay dividends to our shareholders, we will rely on payments made from PRC Operating Entities to our WFOEs, and the distribution of such payments to Qingmin HK as dividends from our WFOEs, and then to our Company. If our WFOEs and the PRC operating entities incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us.

Our cash dividends, if any, will be paid in U.S. dollars. If we are considered a tax resident enterprise of the PRC for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax. See “Risk Factors—Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations —Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

The PRC laws and regulations also imposes requirements on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The majority of our revenues are received in RMB and shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE as long as certain procedural requirements are met. Approval from appropriate government authorities is required if RMB is converted into foreign currency and remitted out of the PRC to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC laws and regulations may be changed to impose restrictions on access to foreign currencies for current account transactions and if this occurs in the future, we may not be able to pay dividends in foreign currencies to our shareholders.

As of the date of this prospectus, there are no restrictions or limitations imposed by the Hong Kong government on the transfer of capital within, into and out of Hong Kong (including funds from Hong Kong to the PRC), except for the transfer of funds involving money laundering and criminal activities. However, there is no guarantee that the Hong Kong government will not promulgate new laws or regulations that may impose such restrictions in the future.

As a result of the above, to the extent cash or assets of our business, or of the PRC operating entities or Hong Kong subsidiaries, are in the Chinese mainland or Hong Kong, such funds or assets may not be available to fund operations or for other use outside of the PRC or Hong Kong, due to the requirements by PRC laws and regulations provided by the competent government to the transfer of cash or assets.

PRC regulation of parent/subsidiary loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to PRC entities, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, we are permitted to utilize the proceeds from this offering to fund the PRC entities by making loans to or additional capital contributions, subject to applicable government registration, statutory limitations on amount, and approval requirements. The amount of capital contributions that we may make to each WFOE is RMB1,000,000 (approximately $137,610). Additionally, each WFOE may increase its registered capital to receive additional capital contributions from us and currently there is no statutory limit to increasing its registered capital, subject to satisfaction of applicable government and filing requirements. Pursuant to relevant PRC regulations, we may provide loans to each WFOE up to the larger amount of (i) the balance between the registered total investment amount and registered capital of each WFOE, or (ii) 300% of the amount of the net assets of each WFOE calculated in accordance with the People’s Bank of China Circular 9, subject to satisfaction of applicable government registration or approval requirements. For any amount of loans that we may extend to each WFOE, such loans must be registered with the local counterpart of SAFE. For more details, see “Regulations—PRC Regulations—Regulations on Foreign Exchange.” These PRC laws and regulations may significantly limit our ability to use RMB converted from the net proceeds of this offering to fund the establishment of new entities in China by WFOEs or to invest in or acquire any other PRC companies through WFOEs. Moreover, we cannot assure you that we will be able to complete the necessary registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to WFOEs or future capital contributions by us to WFOEs. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received or expect to receive from our offshore offerings and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our business, including our liquidity and our ability to fund and expand our business.

Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the EIT Law that became effective in January 2008 and last amended in December 2018, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation rules to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, a circular, known as “SAT Circular 82,” issued in April 2009 by the State Administration of Taxation, or the “SAT,” and partially amended by SAT Circular 42 promulgated in December 29, 2017, specifies that certain offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups will be classified as PRC resident enterprises if the following are located or resident in the PRC: senior management personnel and departments that are responsible for daily production, operation and management; financial and personnel decision making bodies; key properties, accounting books, company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights. Further to SAT Circular 82, SAT issued a bulletin, known as “SAT Bulletin 45,” which took effect in September 2011 and amended on June 1, 2015 and October 1, 2016 to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of Chinese controlled offshore incorporated resident enterprises, to provide more guidance on the implementation of SAT Circular 82 and clarify the reporting and filing obligations of such “Chinese-controlled offshore incorporated resident enterprises.” SAT Bulletin 45 provides procedures and administrative details for the determination of resident status and administration on post-determination matters. Although both SAT Circular 82 and SAT Bulletin 45 only apply to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreign individuals, the determining criteria set forth in SAT Circular 82 and SAT Bulletin 45 may reflect SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, PRC enterprise groups, or by PRC or foreign individuals.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or “SAT Circular 7.” SAT Circular 7 provides comprehensive guidelines relating to indirect transfers of PRC taxable assets (including equity interests and real properties of a PRC resident enterprise) by a non-resident enterprise. In addition, in October 2017, SAT issued an Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or “SAT Circular 37,” effective in December 2017, which, among others, amended certain provisions in SAT Circular 7 and further clarify the tax payable declaration obligation by non-resident enterprise. Indirect transfer of equity interest and/or real properties in a PRC resident enterprise by their non-PRC holding companies are subject to SAT Circular 7 and SAT Circular 37.

SAT Circular 7 provides clear criteria for an assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. As stipulated in SAT Circular 7, indirect transfers of PRC taxable assets are considered as reasonable commercial purposes if the shareholding structure of both transaction parties falls within the following situations: i) the transferor directly or indirectly owns 80% or above equity interest of the transferee, or vice versa; ii) the transferor and the transferee are both 80% or above directly or indirectly owned by the same party; iii) the percentages in bullet points i) and ii) shall be 100% if over 50% the share value of a foreign enterprise is directly or indirectly derived from PRC real properties. Furthermore, SAT Circular 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. Where a non-resident enterprise transfers PRC taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority and the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise.

The requirements and legal procedures of currency conversion may affect the value of your investment and our payment of dividends.

The convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the Chinese mainland are subject to the applicable laws and regulations in the PRC. We receive substantially all of our revenue in RMB. Under our current corporate structure, Qingmin Cayman may rely on dividend payments from PRC entities to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, each WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. Approval from or registration with appropriate government authorities is, however, required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also be authorized by laws and regulations to restrict access in the future to foreign currencies for current account transactions. If we fail to meet the requirements under the PRC laws and regulations for obtaining sufficient foreign currencies to satisfy our foreign currency demand, we may not be able to pay dividends in foreign currencies to our shareholders.

Dividends payable to foreign investors and gains on the sale of our Ordinary Shares by foreign investors may become subject to PRC tax law.

Under the PRC Enterprise Income Tax Law and its implementing rules, in general, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises that do not have an establishment or place of business in the PRC, or have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, in each case to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of our shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC.

If we are deemed as a PRC resident enterprise, dividends paid on our shares, and any gain realized from the transfer of our Ordinary Shares, will be treated as income derived from sources within the PRC and be subject to PRC taxation. Furthermore, if we are deemed as a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of our shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties.

If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our Ordinary Shares can claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to non-PRC investors or gains from the transfer of our Ordinary Shares by such investors are subject to PRC tax, the value of your investment in our shares may decline significantly.

Risks Relating to Our Business

Our business largely depends on the relationships with our customers. If we cannot maintain good relationships or provide satisfactory services to our customers, our results of operations may be materially and adversely affected.

For the auto insurance after-market services, we secure service contracts with a substantial number of our enterprise customers through bidding or centralized procurement process. These contracts generally have a term of one or two years which, upon expiration, we are typically subject to a new round of bidding or centralized procurement process to be awarded a renewed contract. We cannot assure you that we will always be invited to participate in the bidding or procurement process of existing customers upon expiration of the existing contract terms, in such bidding or procurement process with the potential customers that we strive to establish business relationship with, or that we would be able to succeed in the bidding or procurement processes or maintain comparable success rates in the future. Furthermore, the cooperation with enterprise customers is subject to their annual budget constraints, which could affect the budget of the after-market services. For the scenario-based customized services, we enter into service contracts with clients on a per-project-basis. Our ability to maintain and enhance client relationship depends primarily on the quality of the services we provide. Although we strive to provide satisfactory services to clients, there is no guarantee that we will always be able to do that. If we fail to maintain and further enhance client relationships and promote awareness of their product offerings and services, we may not be able to maintain or expand our client base, and our results of operations may be materially and adversely affected.

We rely on third-party collaborating vendors to operate our business. Failure to establish and maintain cordial relationships with them may adversely affect our results of operations and business prospects.

For our aftermarket value-added services, we rely on third-party collaborating vendors to deliver a variety of automobile-related services to the insurance policy holders. For the scenario-based customized services, we may outsource certain tasks of certain projects to external vendors, based on available resources and service requirements, from time to time. Accordingly, our relationships with the third-party collaborating vendors and their quality of service are crucial for us in order to continue our business growth and promote our brand and reputation among our customers. If our relationships with the third-party collaborating vendors deteriorate, our business, financial condition and results of operations may be materially and adversely affected. Similarly, failure of the third-party collaborating vendors to deliver services of satisfactory quality may jeopardize our business relationships with our enterprise customers, or cause the enterprise customers to stop using our services, which could materially and adversely affect our revenue and results of operations.

In any event, there is no assurance that we will be able to continuously maintain positive relationships with our vendors, or continue to work with them on favorable terms, or at all. If any of the foregoing occurs, our business growth, results of operations and financial condition will be materially and adversely affected.

If we fail to acquire new customers or retain existing customers, especially the large customers, our business, financial condition and results of operations could be materially and adversely affected.

Retaining existing customers, especially large customers, has always been essential to PRC operating entities’ success. The service agreements with customers generally do not require them to purchase any services us; rather we receive service orders from customers on a periodical or as-needed basis. The collaborative relationship between us and our customers are non-exclusive, and the customers are not prohibited from and may choose to cooperate with our competitors. If our services do not meet the requirements of our customers, or if the competitors offer more attractive prices, or better services, our customers may reduce the number or orders placed with us or stop ordering from us altogether. The termination or any change of the orders from the customers, particularly the large customers, could adversely affect our business and operating results. Furthermore, our ability to attract new customers is crucial to our growth. We have invested and plans to continue to invest in the branding, sales and marketing to acquire and retain customers. However, there can be no assurance that we will be able to acquire new customers despite our efforts. If we are unable to retain existing customers or to acquire new customers in a cost-effective manner, our revenues may decrease and our results of operations could be materially and adversely affected.

Material changes in the regulatory environment could change the competitive landscape of our industry or require us to change the way we conduct business. The administration, interpretation and enforcement of the laws and regulations currently applicable to customers could change rapidly which could negatively impact our financial results.

The majority of the PRC operating entities’ end customers are insurance companies, who operate in a highly regulated industry. The laws and regulations of the Chinese insurance industry are evolving and may change rapidly, which could change the competitive environment of the insurance service industry significantly and cause us to lose some or all of our customers. In recent years, the National Financial Regulatory Administration (“NFRA”) and its predecessor have increasingly tightened it regulatory oversight and supervision of the Chinese insurance market. The CSFRA has extensive authority to supervise and regulate the insurance industry in China. In exercising its authority, the CSFRA is given wide authority, and the administration, interpretation and enforcement of the laws and regulations applicable to the insurance companies involve uncertainties that could materially and adversely affect our business and results of operations.

Competition in the auto insurance third-party services industry is intense and, if we are unable to compete effectively with both existing and new market participants, we may lose customers, and our financial results may be negatively affected.

The auto insurance third-party services industry is highly competitive, and we expect competition to persist and intensify. We compete in various aspects, including brand recognition, value for money, user experience, customer services, reputation, and talents, among others. Intensified competition may result in pricing pressures and reduced profitability and may impede our ability to achieve sustainable growth in revenues or cause them to lose market share. Many of our competitors, both existing and newly emerging, may have longer operating history, greater financial and marketing resources than they do and may be able to offer services that we do not currently offer and may not offer in the future. If we are unable to compete effectively against those competitors, we may lose customers, and our financial results may be materially and adversely affected.

Our future success depends on the continuing efforts of our senior management team and other key personnel, and our business may be harmed if we lose their services.

Our future success depends heavily upon the continuing services of the members of our senior management team and other key personnel. If one or more of our senior executives or other key personnel, are unable or unwilling to continue in their present positions, we may not be able to replace them easily, or at all. As such, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Competition for senior management and key personnel in our industry is intense because of a number of factors including the limited pool of qualified candidates. We may not be able to retain the services of our senior executives or key personnel, or attract and retain high-quality senior executives or key personnel in the future. As is customary in the PRC, we do not have insurance coverage for the loss of our senior management team or other key personnel.

In addition, if any member of our senior management team or any of our other key personnel joins a competitor or forms a competing company, we may lose customers, sensitive trade information, key professionals and staff members. If any disputes arise between any of our senior executives or key personnel and us, we cannot assure you of the extent to which any of these agreements may be enforced.

We are subject to credit risks from customers.

We typically grant credit for periods of 30 to 90 days to enterprise customers. Due to the nature of our business, we hold relatively large accounts receivable balances. There is no assurance that trade receivables will not be subject to disputes with customers. Given the scale of our customers’ businesses and the negotiating positions they enjoy, in case of a dispute, we are typically in a less favorable position to succeed in recovering the trade receivables and our financial position and results of operations may be negatively impacted as a result. In order to mitigate such risks, we have established the following procedures:

1.	Prior to entering into service agreements with prospective customers, we conduct thorough due diligence on their business operations and financial conditions.
2.	We have a dedicated collections team responsible for managing accounts receivable and closely monitoring customer payment activity.
3.	If a customer fails to make timely payments, we require the customer to submit a monthly payment plan. Our collections team carefully tracks the progress of the payment plan. Should the customer fail to adhere to the agreed-upon terms, we will revise the credit terms and, in accordance with the service agreement, may suspend services or halt processing of orders from the customer.
4.	We regularly evaluate the financial health of our customers by reviewing their financial statements (when available) and conducting on-site visits to ensure the stability of their operations.

Our outstanding accounts receivable are not covered by collateral or credit insurance. While we have the above procedures to monitor and limit exposure to credit risk on our accounts receivable, which risk is heightened during periods of uncertain economic conditions, there can be no assurance such procedures will effectively limit our credit risks and enable us to avoid losses. Our net accounts receivable balance was US$2,000,056, US$523,330 and US$14,214 as of September 30, 2024, March 31, 2024 and March 31, 2023, respectively. There was no provision for credit losses as of September 30, 2024, March 31, 2024 and March 31, 2023, as all of the accounts receivable balances deemed fully collectible.

We have limited sources of working capital and may need substantial additional financing.

The working capital required to implement our business strategy will most likely be provided by revenues generated by our business. No assurance can be given that we will have revenues sufficient to sustain our operations or that we would be able to obtain equity/debt financing in the current economic environment. If we do not have sufficient working capital and are unable to generate sufficient revenues or raise additional funds, we may delay the completion, or significantly reduce the scope, of our current business plan; delay some of our development or marketing efforts; postpone the hiring of new personnel; or, under certain dire financial circumstances, substantially curtail or cease our operations.

As of September 30, 2024, we had cash of approximately $5.7 million, total current assets of approximately $19.6 million and total current liabilities of approximately $13.5 million. As of March 31, 2024, we had cash of approximately $1.3 million, total current assets of approximately $13.9 million and total current liabilities of approximately $8.7 million. As of March 31, 2023, we had cash of approximately $0.2 million, total current assets of approximately $9.6 million and total current liabilities of approximately $8.8 million. We may need to engage in capital-raising transactions in the near future. Such financing transactions may cause substantial dilution to our shareholders and could involve the issuance of securities with rights senior to the outstanding shares. Our ability to access additional financing is dependent on, among other things, the state of the capital markets at the time of any proposed offering, market reception of the Company and the likelihood of the success of its business model and offering terms. There is no assurance that we will be able to obtain any such additional capital through asset sales, equity or debt financing, or any combination thereof, on satisfactory terms or at all. Additionally, no assurance can be given that any such financing, if obtained, will be adequate to meet our capital needs and to support our operations. If we do not obtain adequate capital on a timely basis and on satisfactory terms, our revenues and operations and the value of our securities, including our Ordinary Shares, would be materially and adversely affected and we may cease our operations.

We face risks related to health epidemics, including the ongoing COVID-19 pandemic, severe weather conditions and other catastrophes, which could materially and adversely affect our business.

Our business could be materially and adversely affected by the outbreak of epidemics, severe weather events or other catastrophes. In December 2019, COVID-19 was first detected in China and then quickly in other countries. The COVID-19 pandemic has caused material adverse impact on Chinese economy and China’s insurance industry. Due to the various restrictions, we were not able to effectively promote or expand the business. However, the overall demand for the PRC operating entities’ services, particularly, the auto insurance aftermarket value-added services, was not materially affected, because all car owners are obligated to purchase mandatory auto insurance in China, and insurance companies were eager to offer value-added services to their customers as a marketing tool to attract and retain customers. At the end of 2022, China loosed up its COVID-19 policy and certain negative effect due to the COVID-19 pandemic on our business have since been mitigated.

However, there remain significant uncertainties surrounding COVID-19. The extent to which the COVID-19 pandemic may impact our results will depend on its future developments, which are uncertain and cannot be predicted, including sporadic recurrence of local and imported COVID-19 cases from time to time and the actions to contain the disease and its impact, among others. Even if the economic impact of COVID-19 gradually recedes, the pandemic may have a lingering, long-term effect on business activities and consumption behavior. As such, the COVID-19 pandemic may continue to have an adverse impact on the general economic outlook, economic growth and business sentiment, and may in turn influence our business and financial results. Such influence, if any, remains unclear as of the date of this prospectus.

Ongoing international conflicts could materially and adversely affect our future business and results of operations.

We are a holding company incorporated in the Cayman Islands, through our PRC operating entities, primarily engaged in providing auto insurance aftermarket services and other scenario-based customized services to customers in the PRC. Currently, we do not have any suppliers or customers in Ukraine, Russia or the Middle East. Our business and our result of operations have no direct exposure to Russia, Ukraine, the Middle East or the adjoining geographic regions, and accordingly have not been materially impacted by those ongoing international conflicts. However, the global economy has been negatively impacted by the military conflict between Russia and Ukraine, and the ongoing conflict between Israel and Hamas has caused political, economic, and military instability in Israel and surrounding regions.

Our management continues to evaluate the impact of the Russia-Ukraine conflict and the Israel-Hamas conflict on our business or the global economy. The impact of further escalation of geopolitical tensions related to these conflicts, including increased trade barriers or restrictions on global trade, is unknown and could result in, among other things, heightened cybersecurity threats, protracted or further increased inflation, lower consumer demand, fluctuations in interest and foreign exchange rates and increased volatility in financial markets, any of which could materially and adversely affect our business, financial condition and results of operations.

In addition, the United States and other nations have raised the possibility of sanctions on China, Chinese banks, and companies with operations in China that do business with Russia or its allies. Although we do not conduct business in Russia, or with Russian counterparties, we may be impacted by sanctions imposed on third parties. Our operations may also be adversely impacted by any actions taken by China in response to the war or any related sanctions or threatened sanctions. Such actual or threatened sanctions and other geopolitical factors arising in connection with the way, such as continued political or economic instability or increased economic or political tensions between the United States and China, could also materially and adversely affect our business and financial results, including our ability to raise capital or raise capital on favorable terms, and the market price of our ordinary shares.

We may face disruption to our technology systems, if our technology systems or the proprietary information and/or data collected and stored by the PRC operating entities via such systems, particularly billing and client information, were to be accessed or tampered with by unauthorized persons, and, in any such case, our reputation and relationships with our customers could be harmed and our business could be materially and adversely affected.

The satisfactory performance, reliability and availability of our technology systems are critical to our business. We rely on technology systems as well as the people who operate them to securely collect and store confidential and personal data regarding our customers, vendors and employees during our day-to-day business operation and staff access to such confidential and personal data is only made available on a need-to-know basis, including access to names and billing data. However, these systems may fail to operate properly or become disabled as a result of tampering or a breach of our network security systems or otherwise, and, for reasons beyond our control, we may also experience telecommunications failures, computer viruses, failures during the process of upgrading or replacing software, databases or components, power outages, hardware failures, user errors, unauthorized intrusions or inadvertent data breaches, or other attempts to harm our technology systems, which could result in exposure or destruction of the proprietary information and/or data stored in our technology systems.

We and our operating entities have established risk management and internal control systems, consisting of policies and procedures that we believe are appropriate for using and managing our technology systems and the proprietary information and/or data stored in such systems properly and securely, including (i) establishing procedures to evaluate our backup systems timely as well as to review the security level of our current systems and consider upgrading our security and software testing if needed, and (ii) the establishment of a fire wall to prevent external cyber risks, and providing cyber security training to our employees. Although, to our knowledge as of the date of this prospectus, we have not suffered any cyber-attacks, breaches of the network security systems on which we rely could involve attacks that are intended to (i) obtain unauthorized access to and disclose sensitive and confidential client information and\or our proprietary information, or (ii) destroy data or disable, degrade, or sabotage our systems, often through the introduction of computer viruses and other means. Such breaches or attacks could originate from a wide variety of sources, including state actors or other unknown third parties. Since techniques used to obtain unauthorized access to systems or sabotage systems change frequently and may not be known until launched against us, we may not be able to anticipate these attacks or implement adequate preventative measures promptly and effectively. In addition, any party who is able to illegally obtain identification and password credentials could potentially gain unauthorized access to our technology systems, and we cannot assure you that we will be able to anticipate, detect, or implement effective preventative measures against frequently changing cyber-attacks.

In addition to the implementation and maintenance of data security measures, we require our employees to maintain the confidentiality of the proprietary information that we hold. However, from time to time, employees make mistakes with respect to security policies that are not always immediately detected by compliance policies and procedures. Such mistakes can include errors in software implementation or a failure to follow protocols and patch systems. Employee errors, even if promptly discovered and remediated, may result in unauthorized disclosure of confidential information, and our systems may be otherwise compromised, malfunction or disabled; therefore, in such events, we could suffer a disruption of our business, financial losses, liability to clients, regulatory sanctions, and damage to our reputation.

If a cybersecurity incident occurs, or is perceived to occur, we and our operating entities may have to spend significant capital and other resources to mitigate the impact of the event and to develop and implement protection to prevent future events of such nature from occurring. Furthermore, we and our operating entities may also be subject to negative publicity and the public perception of the ineffectiveness of our security measures, and our reputation may be harmed, in the event of any of the foregoing cybersecurity breaches or attacks, which could damage our relationships with, and result in the loss of existing or potential, customers, and our business, financial condition and results of operations could be materially and adversely affected.

Our business model and our planned business developments are dependent on the proper function of our IT systems and infrastructure and our ability to continuously improve our IT systems and infrastructure and adopt advancing technologies. Breakdown of any of our major IT systems or failure to keep up with technological developments would materially and adversely affect our business, results of operations and future prospects.

Proprietary technology and technological capabilities are critical to the development and maintenance of our IT systems and infrastructure underlying our apps and platforms, which in turn is vital to our business operations and planned developments. We and our operating entities need to keep abreast of the fast-evolving IT developments, and continuously invest in significant resources, including financial and human capital resources to maintain, upgrade and expand our IT systems and infrastructure in tandem with our business growth and developments. However, research and development activities are inherently uncertain, and investments in information technologies and development of proprietary technologies may not always lead to commercialization or monetarization, or lead to increased business volume and/or profitability. The fast-evolving IT developments may also render our existing systems and infrastructure and those that are newly developed and implemented obsolete before we are able to reap sufficient benefits to recover their investment costs, and may lead to substantial impairments which would adversely affect our results of operations. Obsolescence in our proprietary technology, IT systems and infrastructure may also significantly impair our ability to conduct and grow our business and compete effectively, which could materially and adversely impact our results of operations and business prospects. On the other hand, any significant breakdown of our IT systems and infrastructure may materially and adversely affect our business, results of operations, reputation and business prospects, and may even subject us to potential claims or even litigations, particularly as parts of our IT systems and infrastructure are linked to or connected with IT systems and infrastructure of our enterprise customers, who are mostly sizeable and reputable financial institutions whom themselves are subject to stringent regulatory supervision. As we and our operating entities rely heavily on our IT systems and infrastructure to facilitate and conduct our business, any prolonged breakdown of systems and infrastructure could also materially impact our business and results of operations.

If we are unable to manage our growth or execute our strategies effectively, our business and prospects may be materially and adversely affected.

We expect future growth in the scale of our business and our operations. The PRC operating entities must continue to hire, train and effectively manage new employees. If the new hires perform poorly or if the PRC operating entities are unsuccessful in hiring, training, managing and integrating new employees, our business, financial condition and results of operations may be materially harmed.

In addition, as we pursue our business growth and strive to expand our customer base, we endeavor to introduce new types of services and work with a variety of additional business partners, including service platforms and other service providers, to address the evolving needs of the end consumers. We may have limited or no experience for certain new product and service offerings, and our expansion into these new service offerings may not achieve broad acceptance among our customers or end consumers. These offerings may present new and difficult technological or operational challenges, and we may be subject to claims if end consumers do not have satisfactory experiences in general. To effectively manage the expected growth of our business and operational scale, we will need to continue improving our transaction processing, technological, operational and financial systems, policies, procedures and controls. All of these endeavors involve risks and will require significant management, financial and human resources. We cannot assure you that we will be able to effectively manage growth or to implement strategies successfully. If we are not able to manage our growth effectively, or at all, our business, financial condition, results of operations and prospects may be materially and adversely affected.

Our business is subject to concentration risks arising from dependence on a few large customers.

We derive a significant portion of net revenues from orders by our large customers. For the six months ended September 30, 2024, two customers accounted for 23.8% and 11.8% of the Company’s total revenues, respectively, and our top 10 customers in the aggregate accounted for approximately 76.6% of the Company’s total revenue. For the year ended March 31, 2024, no single customer accounted for more than 10% of our total revenues, but our top 10 customers in the aggregate accounted for approximately 79.7% of the Company’s total revenue. For the year ended March 31, 2023, one customer, Xixing Vehicle Technology Service Co., Ltd. (“Xixing”), accounted for 34.1% of our total revenues and our top 10 customers in the aggregate accounted for approximately 85.4% of the Company’s total revenue. Because of this concentration, our business and operations would be negatively affected if we experience a partial or complete loss of business from any of these customers. In addition, any significant adverse change in our relationship with any of these customers could result in loss of revenue, increased costs and distribution delays that could harm our business and customer relationships. Furthermore, this concentration can exacerbate the exposure to risks associated with the termination by key customers of agreements or any adverse change in the terms of such agreements, which could have an adverse impact on our revenues and profitability. There are a number of factors other than our performance, such as the general economic conditions and our competitors’ aggressive promotion of their services, that could cause the loss of, or decrease in the volume of business from, a customer. Although we enter into a framework agreement with each of our customers, our customers are not obligated to purchase any services from us under the terms of the framework agreements. For a more detailed discussion about our framework agreements with our customers, please see “Business - Our Services - Agreements with Customers”. As such, we cannot assure you that we will continue to maintain the business cooperation or receive purchase orders for services with these customers at the same level, or at all.

Our business is subject to concentration risks with regard to the vendors that we subcontract to provide services to customers.

For the six months ended September 30, 2024, three vendors, Xuzhou Boqian Xuzhou Xinming and Xuzhou Juanhua Technology Service Co. Ltd., (“Xuzhou Juanhua”), each accounted for 30.7%, 17.3% and 27.1% of the Company’s total purchases, respectively. For the year ended March 31, 2024, three vendors, Anhui Jingtu Technology Co., Ltd., (“Anhui Jingtu”), Xuzhou Xinming Zhibao Technology Co., Ltd.,(“Xuzhou Xinming”) and Xuzhou Qingxu Zhibao Technology Development Co., Ltd., (“Xuzhou Qingxu”), each accounted for 11.9%, 9.9% and 9.8% of the Company’s total purchases, respectively. For the year ended March 31, 2023, four vendors, Xuzhou Qingxu, Jiangsu Jiukun Technology Co.,Ltd. (“Jiangsu Jiukun”), Xuzhou Haikong Technology Co, Ltd. (“Xuzhou Haikong”) and Qingdao Zhongxin Ruending Technology Co., Ltd. (“Qingdao Zhongxin”), each accounted for 14.8%, 13.6%, 13.5% and 11.1% of the Company’s total purchases, respectively. We rely on the third-party collaborating vendors to deliver a variety of services to our enterprise customers. We enter into service agreement with each of our vendors with a term that ranges from 1 to 4 years. For details of our agreements with our vendors, please see “Business - Our Services - Agreements with External Vendors”. There is no assurance that we will be able to continuously maintain positive relationships with our major collaborating vendors or continue to work with them on terms favorable to us. If any significant vendor fails to cooperate with us at anticipated levels, or at all, our business growth, results of operations and financial condition may be adversely affected.

Risks Relating to this Offering and the Trading Market

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Ordinary Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We have applied for the listing of our Ordinary Shares on the Nasdaq Capital Market. It is a condition to the closing of this offering that our Ordinary Shares qualify for listing on a national securities exchange; however there is no guarantee or assurance that our Ordinary Shares will be approved for listing on Nasdaq. An active public market for our Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

You will experience immediate and substantial dilution in the net tangible book value of Ordinary Shares purchased.

The initial public offering price of our Ordinary Shares is substantially higher than the (pro forma) net tangible book value per Ordinary Share. Consequently, when you purchase our Ordinary Shares in the offering, upon completion of the offering you will incur immediate dilution of $4.30 per share if the Underwriter does not exercise the over-allotment option and $4.25 per share if the Underwriter exercises the over-allotment option in full, assuming an initial public offering price of $5.00, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus. See “Dilution.” In addition, you may experience further dilution to the extent that additional Ordinary Shares are issued upon exercise of options we may grant from time to time.

If we fail to implement and maintain an effective system of internal controls or fail to remediate the material weaknesses in our internal control over financial reporting that have been identified, our consolidated financial statements may be materially affected as a result, and investor confidence and the market price of our Ordinary Shares may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting personnel and other resources with which to address our internal controls and procedures. Our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in preparing our consolidated financial statements as of and for the years ended March 31, 2024 and 2023, we have identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the PCAOB and other control deficiencies. The material weaknesses identified included (i) lack of qualified accounting staff and resources with appropriate knowledge of U.S. GAAP when dealing with daily accounting activities; and (ii) lack of formal internal control procedures over preparation and reviewing of financial reporting and SEC filings, including financial disclosures that fulfill U.S. GAAP and SEC reporting requirements. Following the identification of the material weaknesses and control deficiencies, we plan to continue to take remedial measures including (i) hiring more qualified accounting personnel with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework; (ii) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel; (iii) engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control; and (iv) establishing an internal audit team as well as engaging an external consulting firm to assist us with assessment of Sarbanes-Oxley compliance requirements and improvement of overall internal control. However, the implementation of these measures may not fully address the material weaknesses in our internal control over financial reporting. Our failure to correct the material weaknesses or our failure to discover and address any other material weaknesses or control deficiencies could result in inaccuracies in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our Ordinary Shares, may be materially and adversely affected. Moreover, ineffective internal control over financial reporting significantly hinders our ability to prevent fraud.

Upon completion of this offering, we will become a public company in the U.S. subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002 will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our annual report for the fiscal year ending March 31, [2025]. In addition, once we cease to be an “emerging growth company,” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated, or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational, and financial resources and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation in a timely manner.

We will incur substantial increased costs as a result of being a public company.

Upon consummation of this offering, we will incur significant legal, accounting, and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costlier. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers.

We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures.

We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders.

Following this offering, Mr. Yaxin Dong, our Chief Executive Officer, will continue to own more than a majority of the aggregate voting power of our total issued and outstanding share capital. Under the Nasdaq listing rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and is permitted to phase in its compliance with the independent committee requirements. Although we do not intend to rely on the “controlled company” exemptions under the Nasdaq listing rules even if we are deemed a “controlled company,” we could elect to rely on these exemptions in the future. If we were to elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Accordingly, if we rely on the exemptions, during the period we remain a controlled company and during any transition period following a time when we are no longer a controlled company, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Substantial future sales of our Ordinary Shares or the anticipation of future sales of our Ordinary Shares in the public market could cause the price of our Ordinary Shares to decline.

Sales of substantial amounts of our Ordinary Shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our Ordinary Shares to decline. An aggregate of 15,000,000 Ordinary Shares are issued and outstanding before the consummation of this offering and 16,500,000 Ordinary Shares will be issued and outstanding immediately after the consummation of this offering if the Underwriter’s over-allotment option is not exercised, and 16,725,000 Ordinary Shares will be issued and outstanding immediately after the consummation of this offering if the Underwriter’s over-allotment option is fully exercised. Sales of these shares into the market could cause the market price of our Ordinary Shares to decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases.

If securities or industry analysts do not publish research or reports about our business, or if the publish a negative report regarding our Ordinary Shares, the price of our Ordinary Shares and trading volume could decline.

Any trading market for our Ordinary Shares may depend in part on the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade us, the price of our Ordinary Shares would likely decline. If one or more of these analysts cease coverage of our Company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price of our Ordinary Shares and the trading volume to decline.

The market price of our Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The initial public offering price for our Ordinary Shares will be determined through negotiations between the Underwriter and us. It may not bear a direct relationship to our earnings, book value, or any other indicia of value and may vary from the market price of our Ordinary Shares following our initial public offering. The market price of our Ordinary Shares may decline significantly below the initial public offering price. The financial markets in the U.S. and other countries have experienced significant price and volume fluctuations in the last few years. Volatility in the price of our Ordinary Shares may be caused by factors outside of our control and may be unrelated or disproportionate to changes in our results of operations.

If you purchase our Ordinary Shares in our initial public offering, you may not be able to resell those shares at or above the initial public offering price. We cannot assure you that the initial public offering price of our Ordinary Shares, or the market price following our initial public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our initial public offering. The market price of our Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

·	actual or anticipated fluctuations in our revenue and other operating results;

·	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

·	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

·	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

·	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

·	lawsuits threatened or filed against us; and

·	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have filed securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and materially and adversely affect our business.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering to open new stores in the U.S. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers, and we would incur significant additional legal, accounting and other expenses that we would not incur as a foreign private issuer.

We expect to qualify as a foreign private issuer upon the completion of this offering. As a foreign private issuer, we will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. domestic issuers, and we will not be required to disclose in our periodic reports all of the information that U.S. domestic issuers are required to disclose. While we currently expect to qualify as a foreign private issuer immediately following the completion of this offering, we may cease to qualify as a foreign private issuer in the future, in which case we would incur significant additional expenses that could have a material adverse effect on our results of operations.

As a foreign private issuer, we are not subject to certain U.S. securities law disclosure requirements that apply to a domestic U.S. issuer, and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, which may limit the information publicly available to our investors and afford them less protection than if we were an U.S. issuer.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Stock Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards. When our Ordinary Shares are listed on the Nasdaq Capital Market, we intend to continue to follow Cayman Islands corporate governance practices in lieu of the corporate governance requirements of the Nasdaq Stock Market in respect of the following: (i) the majority independent director requirement under Section 5605(b)(1) of the Nasdaq Stock Market listing rules, (ii) the requirement under Section 5605(d) of the Nasdaq Stock Market listing rules that a compensation committee comprised solely of independent directors governed by a compensation committee charter oversee executive compensation, (iii) the requirement under Section 5605(e) of the Nasdaq Stock Market listing rules that director nominees be selected or recommended for selection by either a majority of the independent directors or a nominations committee comprised solely of independent directors and (iv) the requirement under Section 5605(b)(2) of the Nasdaq Stock Market listing rules that our independent directors hold regularly scheduled executive sessions. Cayman Islands law does not impose a requirement that our board of directors consist of a majority of independent directors. Nor does Cayman Islands law impose specific requirements on the establishment of a compensation committee or nominating committee or nominating process. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

As a foreign private issuer we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and therefore there may be less publicly available information about us than if we were a U.S. domestic issuer. We are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

·	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

·	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

·	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

The initial public offering price of our Ordinary Shares may not be indicative of the market price of our Ordinary Shares after this offering. In addition, an active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained, and our stock price may be volatile.

Prior to the completion of this offering, our Ordinary Shares were not traded on any market. An active, liquid and orderly trading market for our Ordinary Shares may not develop or be maintained after this offering. Active, liquid and orderly trading markets usually result in less price volatility and more efficiency in carrying out investors’ purchase and sale orders. The market price of our Ordinary Shares could vary significantly as a result of a number of factors, some of which are beyond our control. In the event of a drop in the market price of our Ordinary Shares, you could lose a substantial part or all of your investment in our Ordinary Shares. The initial public offering price will be determined by us, based on numerous factors and may not be indicative of the market price of our Ordinary Shares after this offering. Consequently, you may not be able to sell our Ordinary Share at prices equal to or greater than the price paid by you in this offering.

The following factors could affect our share price:

·	our operating and financial performance;

·	quarterly variations in the rate of growth of our financial indicators, such as net income per share, net income and revenues;

·	the public reaction to our press releases, our other public announcements and our filings with the SEC;

·	strategic actions by our competitors;

·	changes in revenue or earnings estimates, or changes in recommendations or withdrawal of research coverage, by equity research analysts;

·	speculation in the press or investment community;

·	the failure of research analysts to cover our Ordinary Shares;

·	sales of our Ordinary Shares by us or other shareholders, or the perception that such sales may occur;

·	changes in accounting principles, policies, guidance, interpretations or standards;

·	additions or departures of key management personnel;

·	actions by our shareholders;

·	domestic and international economic, legal and regulatory factors unrelated to our performance; and

·	the realization of any risks described under this “Risk Factors” section.

If a limited number of participants in this offering purchase a significant percentage of the offering, the effective public float may be smaller than anticipated and the price of our Ordinary Shares may be volatile which could subject us to securities litigation and make it more difficult for you to sell your shares.

As a company conducting a relatively small public offering, we are subject to the risk that a small number of investors will purchase a high percentage of the offering. While the Underwriter is required to sell shares in this offering to at least 300 round lot shareholders (a round lot shareholder is a shareholder who purchases at least 100 shares) in order to ensure that we meet the Nasdaq initial listing standards, we have not otherwise imposed any obligations on the Underwriter as to the maximum number of shares they may place with individual investors. If, in the course of marketing the offering, the Underwriter was to determine that demand for our shares was concentrated in a limited number of investors and such investors determined to hold their shares after the offering rather than trade them in the market, other shareholders could find the trading and price of our shares affected (positively or negatively) by the limited availability of our shares. If this were to happen, investors could find our shares to be more volatile than they might otherwise anticipate. Companies that experience such volatility in their share price may be more likely to be the subject of securities litigation. In addition, if a large portion of our public float were to be held by a few investors, smaller investors may find it more difficult to sell their shares.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares.

There have been recent instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater share price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any share run-up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Ordinary Shares. In addition, investors of our Ordinary Shares may experience losses, which may be material, if the price of our Ordinary Shares declines after this offering or if such investors purchase Ordinary Share prior to any price decline.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of the Nasdaq Capital Market, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our Ordianry Shares approved for listing on the Nasdaq Capital Market upon consummation of this offering. It is a condition to the closing of this offering that our Ordinary Shares qualify for listing on a national securities exchange; however, we cannot assure you that we will be able to meet Nasdaq’s initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our Ordinary Shares will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of the Nasdaq Capital Market, including those regarding minimum stockholders’ equity, minimum share price, minimum market value of publicly held shares, and various additional requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market subsequently delists our securities from trading, we could face significant consequences, including:

·	a limited availability for market quotations for our securities;

·	reduced liquidity with respect to our securities;

·	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

·	limited amount of news and analyst coverage; and

·	a decreased ability to issue additional securities or obtain additional financing in the future.

Anti-takeover provisions in our post-offering memorandum and articles of association may discourage, delay, or prevent a change in control.

Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

·	provisions that authorize our board of directors to issue shares with preferred, deferred or other special rights or restrictions, whether in regard to dividends, voting, return of capital or otherwise, without any further vote or action by our shareholders; and

·	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings.

Because we are an “emerging growth company,” we may not be subject to requirements that other public companies are subject to, which could affect investor confidence in us and our Ordinary Shares.

For as long as we remain an “emerging growth company,” as defined in the JOBS Act, we will elect to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of shareholder approval of any golden parachute payments not previously approved. Because of these lessened regulatory requirements, our shareholders would be left without information or rights available to shareholders of more mature companies. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market for our Ordinary Shares and our share price may be more volatile. See “Implications of Our Being an Emerging Growth Company.”

The laws of the Cayman Islands may not provide our shareholders with benefits comparable to those provided to shareholders of corporations incorporated in the U.S.

We are an exempted company incorporated under the laws of the Cayman Islands with limited liability. Our corporate affairs are governed by our memorandum and articles of association, by the Companies Act (Revised) of the Cayman Islands and by the common law of the Cayman Islands. The rights of shareholders to take action against our directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law in the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands and from English common law. Decisions of the English courts, and particularly the Supreme Court and the Court of Appeal are generally of persuasive authority but are not binding in the courts of the Cayman Islands. Decisions of courts in other Commonwealth jurisdictions are similarly of persuasive but not binding authority. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the U.S. In particular, the Cayman Islands has a less developed body of securities laws relative to the U.S. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States. Therefore, our public shareholders may have more difficulty protecting their interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a jurisdiction in the U.S.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgages and charges of such companies) or to obtain copies of the register of members of these companies. Under our post-offering memorandum and articles of association, the directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of shareholders not being directors. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors, or controlling shareholders than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Act of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Our post-offering memorandum and articles of association provides that, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York(or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

Our post-offering memorandum and articles of association provides that, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York, (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

Notwithstanding the foregoing, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. In addition, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which our shareholders may bring claims arising under the Securities Act and the Exchange Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with under the federal securities laws, which may discourage lawsuits with respect to such claims. By requiring a shareholder to bring such a claim in the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York), the exclusive forum provision also may increase the costs to a shareholder for bringing such a claim.

You may be unable to present proposals before annual general meetings or extraordinary general meetings not called by shareholders.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. These rights, however, may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow one or more shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company, to requisition a general meeting of our shareholders, in which case our directors are obliged to call such meeting. At least seven (7) calendar days’ notice shall be given for any general meeting. One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting, present at the meeting, shall be a quorum for all purposes.

If we are classified as a PFIC, U.S. taxpayers who own our Ordinary Shares may have adverse U.S. federal income tax consequences.

A non-U.S. corporation such as ourselves will be classified as a PFIC, for any taxable year if, for such year, either:

·	At least 75% of our gross income for the year is passive income; or

·	The average percentage of our assets (determined at the end of each quarter) during the taxable year which produce passive income or which are held for the production of passive income is at least 50%.

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In determining the value and composition of our assets for purposes of the PFIC asset test, the cash we raise in this offering will generally be considered to be held for the production of passive income.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. taxpayer who holds our Ordinary Shares, the U.S. taxpayer may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements.

Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent year, more than 50% of our assets may be assets which produce passive income, in which case we would be deemed a PFIC, which could have adverse U.S. federal income tax consequences for U.S. taxpayers who are shareholders. We will make this determination following the end of any particular tax year. Prospective investors who are U.S. taxpayers should note that, if we are determined to be a PFIC for any taxable year, we do not currently intend to prepare or provide the information that would enable investors to make a qualified electing fund election which, if available, would result in different (and generally, less adverse) U.S. federal income tax consequences under the PFIC rules.

For a more detailed discussion of the application of the PFIC rules to us and the consequences to U.S. taxpayers if we were or are determined to be a PFIC, see “Material Income Tax Consideration—U.S. Federal Income Taxation—Passive Foreign Investment Company.”

Our pre-IPO shareholders will be able to sell their shares upon completion of this offering subject to restrictions under Rule 144 under the Securities Act.

15,000,000 Ordinary Shares are issued and outstanding before this offering. All of our directors, officers and our shareholders owning [5]% or more of our Ordinary Shares have agreed with the Underwriter not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days after the closing of this offering. See “Underwriting—Lock-up Agreements.”

Our pre-IPO shareholders may be able to sell their Ordinary Shares under Rule 144 after the completion of this offering and following the expiration of that lock-up period, if applicable. See “Shares Eligible for Future Sale” below. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144 and following the expiration of that lock-up period, if applicable, they may be more willing to accept a lower price for their Ordinary Shares than the initial public offering price. This fact could impact the trading price of the Ordinary Shares following the completion of the offering, to the detriment of participants in this offering. Under Rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the Ordinary Shares to be sold pursuant to Rule 144 during the pendency of this offering.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing, since we plan to have a relatively small public offering and insiders will hold a large portion of our listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities on Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities (in which instance, Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company); and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital markets, including having no U.S. shareholders, operations, or members of the board of directors or management. Since we plan to have a relatively small public offering and our insiders will hold a large portion of our listed securities, Nasdaq may apply additional and more stringent criteria for our initial and continued listing, which may cause delay in the approval or even denial of our listing application.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

·	assumptions about our future financial and operating results, including revenue, income, expenditures, cash balances, and other financial items;

·	our ability to execute our growth and expansion plan, including our ability to meet our goals;

·	current and future economic and political conditions;

·	our ability to compete in an industry with low barriers to entry;

·	our capital requirements and our ability to raise any additional financing which we may require;

·	our ability to attract customers and further enhance our brand awareness;

·	our ability to expand our business and to undertake mergers, acquisitions, investments or divestments;

·	trends and competition in the PRC auto insurance industry and third-party services industry

·	possible disruptions in commercial activities caused by events such as natural disasters or terrorist activity;

·	future developments of the COVID-19 pandemic;

·	fluctuations in foreign currency exchange rates; and

·	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.”

The forward-looking statements contained in this prospectus are subject to various and significant risks and uncertainties, including those which are beyond our control. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read this prospectus and the documents we refer to in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We disclaim any obligation to update our forward-looking statements, except as required by law.

Industry Data and Forecasts

This prospectus contains data related to the PRC auto insurance industry and third-party services industry in the PRC. These industry data include projections that are based on a number of assumptions which have been derived from industry and government sources which we believe to be reasonable. The auto insurance industry and third-party services industry may not grow at the rate projected by industry data, or at all. The failure of these industries to grow as anticipated is likely to have a material adverse effect on our business and the market price of our Ordinary Shares. In addition, the rapidly changing nature of these industries subjects any projections or estimates relating to the growth prospects or future condition of our industry to significant uncertainties. Furthermore, if any one or more of the assumptions underlying the industry data turns out to be incorrect, actual results may, and are likely to, differ from the projections based on these assumptions.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated under the laws of the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions, and the availability of professional and support services. The Cayman Islands, however, has a less developed body of securities laws as compared to the U.S. and provides significantly less protection for investors than the U.S. Additionally, Cayman Islands companies may not have standing to sue in the federal courts of the U.S.

Most of our operations are conducted in the PRC and most of our assets are located in the PRC. In addition, all of our current directors and officers (namely, Yanxin Dong and Jing Sheng) are nationals or residents of the PRC and all or a substantial portion of their assets are located outside the U.S. As a result, it may be difficult for investors to effect service of process within the U.S. upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws or securities laws of any U.S. state.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the U.S. federal securities laws or securities laws of any U.S. state or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

We have been advised by Harney Westwood & Riegels, our counsel with respect to the laws of the Cayman Islands, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the Cayman Islands Grand Court will at common law enforce final and conclusive in personam judgments of state and/or federal courts of the United States of America, or the Foreign Court, of a debt or definite sum of money against the Company (other than a sum of money payable in respect of taxes or other charges of a like nature, a fine or other penalty (which may include a multiple damages judgment in an anti-trust action) or where enforcement would be contrary to public policy). The Grand Court of the Cayman Islands will also at common law enforce final and conclusive in personam judgments of the Foreign Court that are non-monetary against the Company, for example, declaratory judgments ruling upon the true legal owner of shares in a Cayman Islands company. The Grand Court will exercise its discretion in the enforcement of non-money judgments by having regard to the circumstances, such as considering whether the principles of comity apply. To be treated as final and conclusive, any relevant judgment must be regarded as res judicata by the Foreign Court. A debt claim on a foreign judgment must be brought within six years of the date of the judgment, and arrears of interest on a judgment debt cannot be recovered after six years from the date on which the interest was due. The Cayman Islands courts are unlikely to enforce a judgment obtained from the Foreign Court under civil liability provisions of U.S. federal securities law if such a judgment is found by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. Such a determination has not yet been made by the Grand Court of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. A judgment entered in default of appearance by a defendant who has had notice of the Foreign Court’s intention to proceed may be final and conclusive notwithstanding that the Foreign Court has power to set aside its own judgment and despite the fact that it may be subject to an appeal the time-limit for which has not yet expired. The Grand Court may safeguard the defendant’s rights by granting a stay of execution pending any such appeal and may also grant interim injunctive relief as appropriate for the purpose of enforcement.

Han Kun, our PRC counsel, has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. There are no treaties or other forms of reciprocity between the PRC and the U.S. for the mutual recognition and enforcement of court judgments. Han Kun has further advised us that under PRC law, PRC courts will not enforce a foreign judgment against us or our officers and directors if the court decides that such judgment violates the basic principles of PRC law or national sovereignty, security or public interest, thus making the recognition and enforcement of a U.S. court judgment in the PRC difficult.

USE OF PROCEEDS

Based upon an assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $5,295,176 if the Underwriter does not exercise its over-allotment option, and $6,318,926 if the Underwriter exercises its over-allotment option in full.

We plan to use the net proceeds we receive from this offering for the following:

·	Approximately 40% of the proceeds for general working capital;

·	Approximately 30% of the proceeds for research and development;

·	Approximately 20% of the proceeds for sales and marketing; and

·	Approximately 10% of the proceeds for human resources.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

As an offshore holding company, under PRC laws and regulations, we are only permitted to use the net proceeds of this offering to provide loans or make capital contributions to the PRC operating entities, subject to certain limitations. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may provide inter-company loans or make additional capital contributions to our WFOEs to fund capital expenditures or working capital requirements of the PRC operating entities. However, we may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors — Risks Relating to Doing Business in China.”

DIVIDEND POLICY

As of the date of this prospectus, none of our subsidiaries has made any dividends or distributions to our Company and our Company has not made any dividends or distributions to our shareholders. Funds were transferred among our PRC operating entities, as intercompany loans, and were used for working capital purposes, and amounted to approximately $6.0 million (RMB 43.2 million), approximately $1.3 million (RMB9.5 million) and approximately $2.6 million (RMB18.0 million) during the six months ended September 30, 2024, and fiscal years ended March 31, 2024 and 2023, respectively. We intend to keep any future earnings to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Subject to the PFIC rules, the gross amount of distributions we make to investors with respect to our Ordinary Shares (including the amount of any taxes withheld therefrom) will be taxable as a dividend, to the extent that the distribution is paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Under the Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business.

If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will depend on receipt of funds from our PRC operating entities. Pursuant to the EIT Law and its implementation rules and relevant regulations, any dividends to be paid by each of our WFOEs to Qingmin HK will be subject to a withholding tax rate of 10%. However, if Qingmin HK is determined by the relevant PRC tax authority to have satisfied the relevant conditions and requirements under Double Tax Avoidance Arrangement and other applicable laws, the 10% withholding tax on the dividends Qingmin HK receives from each of our WFOEs may be reduced to 5%. See “Risk Factors—Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations — Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

Current PRC regulations permit each of our WFOEs to pay dividends to Qingmin HK, only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our WFOEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in the PRC is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we are unable to receive all of the revenue from our operations in the PRC, we may be unable to pay dividends on our Ordinary Shares.

Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies, without prior approval of SAFE, by complying with certain procedural requirements. Specifically, under the existing exchange restrictions, without prior approval of SAFE, cash generated from the operations in the PRC may be used to pay dividends to our Company.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2024:

·	on an actual basis; and

·	on an as adjusted basis to reflect the issuance and sale of the Ordinary Shares by us in this offering at the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

You should read this capitalization table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	September 30, 2024
	Actual	As adjusted (1)
	$	$
Short-term loans	$6,141,701	$6,141,701
Shareholders’ Equity:
Ordinary Shares of par value of $0.0001 each, 500,000,000 Ordinary Shares authorized, 15,000,000 Ordinary Shares issued and outstanding; 16,500,000 Ordinary Shares issued and outstanding, as adjusted	1,500	1,650
Additional paid-in capital	2,788,448	8,083,474
Statutory reserve	469,816	469,816
Retained earnings	3,723,767	3,723,767
Accumulated other comprehensive loss	(90,428)	(90,428)
Total Shareholders’ Equity	6,893,103	12,188,279
Total Capitalization	$13,034,804	$18,329,980

(1)	Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $5.00 per share, and after deducting the estimated underwriting discounts, and estimated offering expenses payable by us. The as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, and estimated offering expenses payable by us. We estimate that such net proceeds will be approximately $5,295,176 if the Underwriter’s over-allotment option is not exercised, or $6,318,926 if the Underwriter’s over-allotment option is exercised in full.

A $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, would increase (decrease) each of additional paid-in capital, total shareholders’ equity and total capitalization by $1,365,000 if the Underwriter’s over-allotment option is not exercised or $1,569,750 if the Underwriter’s over-allotment option is exercised in full, assuming the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and estimated expenses payable by us.

An increase (decrease) of 1,000,000 in the number of Ordinary Shares offered by us in this offering, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately US$4.55 million, assuming the initial public offering price of US$5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting discounts and estimated expenses payable by us.

DILUTION

If you invest in our Ordinary Shares, your interest will be diluted for each Ordinary Share you purchase to the extent of the difference between the initial public offering price per Ordinary Share and our net tangible book value per Ordinary Share after this offering. Dilution results from the fact that the initial public offering price per Ordinary Share is substantially in excess of the net tangible book value per Ordinary Share attributable to the existing shareholders for our presently issued and outstanding Ordinary Shares.

Our net tangible book value as of September 30, 2024, was $6,258,460 (as calculated by deducting deferred initial public offering costs from the shareholder’s equity), or $0.42 per Ordinary Share. Net tangible book value represents the amount of our total consolidated tangible assets, less the amount of our total consolidated liabilities. Dilution is determined by subtracting the net tangible book value per Ordinary Share (as adjusted for the offering) from the initial public offering price per Ordinary Share and after deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

After giving effect to our sale of 1,500,000 Ordinary Shares offered in this offering based on the assumed initial public offering price of $5.00 per Ordinary Share, which is the midpoint of the estimated range of the initial public offering price set forth on the cover page of this prospectus, after deduction of the estimated underwriting discounts, and the estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2024, would have been $11,553,636, or $0.70 per issued and outstanding Ordinary Share. This represents an immediate increase in net tangible book value of $0.28 per Ordinary Share to the existing shareholders, and an immediate dilution in net tangible book value of $4.30 per Ordinary Share to investors purchasing Ordinary Shares in this offering. The as adjusted information discussed above is illustrative only.

A $1.00 change in the assumed public offering price of $5.00 per Ordinary Share would, in the case of an increase, increase and, in the case of a decrease, decrease our pro forma net tangible book value after giving effect to the offering by $1,365,000, the pro forma net tangible book value per Ordinary Share after giving effect to this offering by $0.08 and the dilution in pro forma net tangible book value per Ordinary Share to new investors in this offering by $0.92 assuming no change to the number of Ordinary Shares offered by us as set forth on the cover page of this prospectus, and after deducting underwriting discounts and estimated offering expenses. The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at pricing.

The following table illustrates such dilution:

Per Ordinary Share (1)
Assumed Initial public offering price per Ordinary Share	$5.00
Net tangible book value per Ordinary Share as of September 30, 2024	0.42
Increase in net tangible book value per Ordinary Share attributable to payments by new investors	0.28
Pro forma net tangible book value per Ordinary Share immediately after this offering	0.70
Amount of dilution in net tangible book value per Ordinary Share to new investors in the offering	$4.30

(1) Assumes that the Underwriters’ over-allotment option has not been exercised.

If the Underwriters exercise their over-allotment option in full, the as adjusted net tangible book value per Ordinary Share after the offering would be $12,577,386, the increase in net tangible book value per Ordinary Share to existing shareholders would be $0.33, and the immediate dilution in net tangible book value per Ordinary Share to new investors in this offering would be $4.25.

The following tables summarize, on an as adjusted basis as of September 30, 2024, the differences between existing shareholders and the new investors with respect to the number of Ordinary Shares purchased from us, the total consideration paid and the average price per Ordinary Share before deducting the estimated underwriting discounts, and the estimated offering expenses payable by us.

	Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share

Existing shareholders	15,000,000	90.91%	$2,789,948	27.11%	$0.19
New investors	1,500,000	9.09%	7,500,000	72.89%	5.00
Total	16,500,000	100.00%	$10,289,948	100.00%	$0.62

The as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our Ordinary Shares and other terms of this offering determined at the pricing.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

On May 24, 2024, Qingmin Cayman, or the Company, was incorporated in the Cayman Islands under the Companies Act (Revised) of the Cayman Islands.

On May 31, 2024, Qingmin BVI or QMSK (LINK) Technology Co., Ltd, the Company’s wholly-owned subsidiary, was incorporated in the British Virgin Islands under the BVI Business Companies Act 2004 (As Amended).

On June 13, 2024, the Company’s wholly-owned subsidiary, Qingmin HK, or QMSK (HK) Technology Co., Limited was established as an investment holding company under the laws of Hong Kong.

On July 2, 2024, Qingmin WFOE or Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd was incorporated pursuant to PRC laws, which is a wholly foreign owned enterprise of Qingmin HK

Qingmin Technology, or Qingmin Digital Science (Qingdao) Technology Service Co., Ltd, a limited liability company organized under the laws of the PRC and was incorporated in Qingdao, Shandong Province, China on February 24, 2018. Qingmin Technology became the wholly owned subsidiary of Qingmin WFOE on July 22, 2024.

Qingmin Digital, or Qingmin Digital Science Co., Ltd, a limited liability company organized under the laws of the PRC and wholly owned subsidiary of Qingmin Technology, was incorporated in Qingdao, Shandong Province, China on January 20, 2021.

Qingmin Shanghai, or Qingmin (Shanghai) Automotive Service Co., Ltd., a limited liability company organized under the laws of the PRC and wholly owned subsidiary of Qingmin Technology, was incorporated in Shanghai, China on March 31, 2023.

Qingmin Kehui, or Qingmin Kehui (Qingdao) Brand Operation Co., Ltd., a limited liability company organized under the laws of the PRC and wholly owned subsidiary of Qingmin Digital, was incorporated in Qingdao, Shandong Province, China on August 28, 2023.

Qingmin Anhui, or Qingmin (Shanghai) Automotive Service Co., Ltd. (Anhui Branch), a branch company of Qingmin Shanghai organized under the laws of the PRC, was incorporated in Wuhu, Anhui Province, China on March 28, 2024.

Qingmin Jiangsu, or Qingmin (Shanghai) Automotive Service Co., Ltd. (Jiangsu Branch), a branch company of Qingmin Shanghai organized under the laws of the PRC, was incorporated in Xinyi, Jiangsu Province, China on March 27, 2024.

A reorganization of the Company’s structure (“Reorganization”) was completed on July 22, 2024. The Reorganization involved the formation of Qingmin Cayman, Qingmin BVI, Qingmin HK and Qingmin WFOE, and the transfer of the 100% equity interest of Qingmin Technology to Qingmin WFOE. Consequently, the Company became the ultimate holding company of Qingmin BVI, Qingmin HK, Qingmin WFOE and the PRC operating entities.

On August 2, 2024, Qingmin WEOE (Beijing) was incorporated pursuant to PRC laws as a wholly owned subsidiary of Qingmin HK. On August 30, 2024, the shareholders of Qingmin Wei Lan, which was incorporated by three individual shareholders of the Company on May 15, 2024, transferred their ownership interest to Qingmin WEOE (Beijing), and accordingly, Qingmin Wei Lan became a fully owned subsidiary of Qingmin WEOE (Beijing). Qingmin WEOE (Beijing) and Qingmin Wei Lan do not have active business operations as of the date of this prospectus.

Our Corporate Structure

The following diagram  illustrates our corporate structure after the Reorganization and upon completion of this offering based on 1,500,000 Ordinary Shares being offered, assuming no exercise of the over-allotment option:

QMSK Technology Co., Ltd ( Qingmin Cayman) Cayman Islands QMSK (LINK) Technology Co., Ltd ( Qingmin BVI) BVI Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd (Qingmin WFOE) PRC Inside PRC Outside PRC Dyasin Eternity Holding Limited (BVI) (1) Pre - offering %/Post - offering% Equity Interests Minority Shareholders (2) Public Shareholders QMSK (HK) Technology Co., Limited ( Qingmin HK) Hong Kong 86.5%/ [ * ] % 13.5%/ [ * ] % Qingmin Digital Science Co., Ltd ( Qingmin Digital) PRC Qingmin (Shanghai) Automotive Service Co., Ltd . ( Qingmin Shanghai) PRC Qingmin Kehui ( Qingdao ) Brand Operation Co., Ltd . ( Qingmin Kehui ) PRC 0%/ [ * ] % Qingmin Digital Science (Qingdao) Technology Service Co., Ltd ( Qingmin Technology) PRC 100% 100% 100% 100% 100% 100% Qingmin Digital Science (Beijing) Commerce Management Co., Ltd (Qingmin WFOE (Beijing)) PRC Qingmin Wei Lan (Beijing) Technology Co., Ltd (Qingmin Wei Lan) PRC 100% 100%

Note:

(1)	Represents 12,975,000 Ordinary Shares indirectly held by Mr. Yaxin Dong, our Chief Executive Officer, Director and Chairman of the board of directors of the Company, the 100% owner of Dyasin Holding Limited, which is the 100% owner of Dyasin Eternity Holding Limited, as of the date of this prospectus.

(2)	Represents 2,025,000 Ordinary Shares held by 3 corporate shareholders, each one of which holds less than 5% of our equity shares, as of the date of this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Disclosure Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a holding company incorporated in the Cayman Islands, conducting our operations in the People’s Republic of China (“PRC”). We, through our PRC operating entities, provide comprehensive business solutions to enterprise customers, mainly insurance companies and insurance third-party service providers in China, and specialize in providing auto insurance aftermarket services and other scenario-based customized services to enterprise customers.

We face various legal and operational risks and uncertainties relating to doing business in China. We operate our business primarily in China, and are subject to complex and evolving PRC laws and regulations. For example, we face risks relating to regulatory approvals on overseas listings and oversight on cybersecurity and data privacy. Uncertainties in the PRC legal system and the interpretation and enforcement of PRC laws and regulations could significantly limit or completely hinder our ability to offer or continue to offer the Ordinary Shares, which might further cause our Ordinary Shares to significantly decline in value or become worthless. See “Risk Factors — Risks Relating to Doing Business in China” and “Risks Relating to Our Corporate Structure and Tax Treatment under PRC Laws and Regulations”.

Leveraging our in-depth knowledge of the auto insurance industry, we are committed to working with clients to understand their needs and challenges and offering suitable services to help them meet their respective goals.

Our revenues increased by $11,902,302, or 85.6%, from $13,911,686 for the six months ended September 30, 2023 to $25,813,988 for the six months ended September 30, 2024.

Our revenues increased by $23,946,302, or 168.5%, from $14,214,697 for the fiscal year ended March 31, 2023 to $38,160,999 for the fiscal year ended March 31, 2024.

The following tables illustrate the amount and percentage of our revenue by service type for the six months ended September 30, 2024 and 2023 and for the years ended March 31, 2024 and 2023, respectively:

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Changes
	Amount	%	Amount	%	Amount	%
Revemue from auto insuarance aftermarket services	$23,080,372	89.4%	$10,956,312	78.8%	$12,124,060	110.7%
Revenue from other scenario-based services	2,733,616	10.6%	2,955,374	21.2%	(221,758)	(7.5)%
Total revenues	$25,813,988	100.0%	$13,911,686	100.0%	$11,902,302	85.6%

	For the years ended March 31,
	2024 (Unaudited)		2023 (Unaudited)		Changes
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket services	$34,638,148	90.8%	$8,515,619	59.9%	$26,122,529	306.8%
Revenue from other scenario-based customized services	3,522,851	9.2%	5,699,078	40.1%	(2,176,227)	(38.2)%
Total revenue	$38,160,999	100.0%	$14,214,697	100.0%	$23,946,302	168.5%

Organization

Qingmin Cayman was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on May 24, 2024. The Company has no substantive operations other than holding all of the outstanding share capital of QMSK (Link) Technology Co., Ltd. (“Qingmin BVI”), a limited liability company incorporated under the laws of British Virgin Islands on May 31, 2024. Qingmin BVI is also a holding company holding all of the outstanding equity of QMSK (HK) Technology Co., Limited. (“Qingmin HK”), a limited liability company formed under the laws of Hong Kong on June 13, 2024.

On July 2, 2024, Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd (“Qingmin WFOE”) was incorporated pursuant to PRC laws as wholly foreign owned enterprises (“WFOE”) of Qingmin HK.

Qingmin Cayman, Qingmin BVI, Qingmin HK, and Qingmin WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the Company’s business was operated by the following entities: (1) Qingmin Digital Science (Qingdao) Technology Service Co., Ltd (“Qingmin Technology”), formed in Qingdao City, China on February 24, 2018; (2) Qingmin Digital Science Co., Ltd (“Qingmin Digital”), formed in Qingdao City, China on January 20, 2021; (3) Qingmin Kehui (Qingdao) Brand Operation Co., Ltd. (“Qingmin Kehui), formed in Qingdao City, China on August 28, 2023 and (4) Qingmin (Shanghai) Automotive Service Co., Ltd. (Qingmin Shanghai”), formed in Shanghai City, China on March 31, 2023. Qingmin WFOE, Qingmin Technology, Qingmin Digital, Qingmin Kehui, Qingmin Shanghai and its branch offices were all formed as limited companies pursuant to PRC laws to provide auto insurance aftermarket services and other scenario-based customized services to customers in the PRC, and are collectively referred to as the “PRC operating entities.”

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on July 22, 2024. The Reorganization involved the formation of Qingmin Cayman, Qingmin BVI, Qingmin HK and Qingmin WFOE, and the transfer of the 100% equity interest of Qingmin Technology to Qingmin WFOE. Consequently, Qingmin Cayman, through its subsidiaries Qingmin BVI and Qingmin HK, controls Qingmin WFOE and the PRC operating entities, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

On August 2, 2024, Qingmin WFOE (Beijing) was incorporated pursuant to PRC laws as a wholly owned subsidiary of Qingmin HK. On August 30, 2024, the shareholders of Qingmin Wei Lan, which was incorporated by three individual shareholders of the Company on May 15, 2024, transferred their ownership interest to Qingmin WFOE (Beijing), and accordingly, Qingmin Wei Lan became a fully owned subsidiary of Qingmin WFOE (Beijing). Qingmin WFOE Beijing and Qingmin Wei Lan do not have active business operations as of the date of this prospectus.

Key Factors That Affect Our Results of Operations

We believe the following key factors affect our financial condition and results of operations:

Our Ability to Establish and Retain Long Term Strategic Relationship With Auto Insurance Companies and Insurance Third-party Service Providers

We provide services to some of the top brand-name auto insurance companies and third-party service providers (our “Customers”). Maintaining good relationships with our Customers and procuring service orders from them on favorable terms are important to the growth of our business. However, there can be no assurance that our existing customers will continue to outsource services to us on acceptable terms. If we are unable to develop and maintain good relationships with our customers, we may not be able to offer services in sufficient quantities and at acceptable prices. In addition, if our customers cease to provide us favorable pricing or payment terms, our working capital requirements may increase and our operations may be materially and adversely affected. Any deterioration in our relationship with our major customers could materially and adversely affect our business, prospects and results of operations.

Our Ability to Control Costs and Expenses and Improve Our Operating Efficiency

The growth of our business is dependent on our ability to improve our operating efficiency, which is determined by our ability to monitor and adjust costs and expenses. Specifically, in performing our auto insurance aftermarket services, we outsource services to external vendors, who are typically automobile service platforms. To the extent that we cannot acquire these external services at reasonable costs, or if the costs we are required to pay for the services exceed our estimates, our profit may be impaired. In addition, our ability to monitor and adjust staffing costs (including payroll and employee benefit expenses) and administrative expenses is essential to the success of our business. As we expand our business, if we enter into more service agreements with our customers, our staffing costs are likely to rise. If we fail to implement initiatives to control costs and improve our operating efficiency over time, our profitability will be negatively impacted.

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Our Ability to Compete Successfully

The auto insurance third-party service market in China is intensely competitive. We face competition from larger companies, many of which possess significant brand recognition, sales volume and customer bases. Some of the current and potential competitors have significantly greater financial, technical or marketing resources than we do. In addition, some of the competitors or new entrants may be acquired by, receive investment from, or enter into strategic relationships with, well-established and well-financed companies or investors which would help enhance their competitive positions. Our failure to properly respond to increased competition and the above challenges may reduce our operating margins, market share and brand recognition, or force us to incur losses, which will have a material adverse effect on our business, prospects, financial condition and results of operations.

A Severe or Prolonged Slowdown in the Global or Chinese Economy Could Materially and Adversely Affect Our Business and Our Financial Condition

The rapid growth of the Chinese economy has slowed down since 2012 and this slowdown may continue in the future. There are considerable uncertainties over trade conflicts between the United States and China and the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. The withdrawal of these expansionary monetary and fiscal policies could lead to a contraction. There continue to be concerns over unrest and terrorist threats in the Middle East, Europe, and Africa, which have resulted in volatility in oil and other markets. There are also concerns about the relationships between China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. The eruption of armed conflict could adversely affect global or Chinese discretionary spending, either of which could have a material and adverse effect on our business, financial condition and results of operations. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy would likely materially and adversely affect our business, financial condition and results of operations. In addition, turbulence in the international markets may adversely affect our ability to access capital markets to meet our liquidity needs.

Impact of COVID-19 on Our Business

The COVID-19 pandemic had negatively affected our business and financial results in fiscal years 2020-2023. Due to various restrictions, the third-party vendors that contracted with our PRC operating entities were not able to effectively perform services for insurance policy holders, and we were not able to effectively promote or expand our business. Specifically, during the periods of lockdowns, our PRC operating entities experienced longer service times by the third-party vendors, which led to delays in service fee settlements with our customers. However, the overall demand for our auto insurance aftermarket services were not materially affected, because all car owners are obligated to purchase mandatory auto insurance in China, and insurance companies are eager to offer value-added services to their customers as a marketing tool to attract and retain customers. At the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on our business have since been mitigated.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

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Key Financial Performance Indicators

In assessing our financial performance, we consider a variety of financial performance measures, including growth in net revenue and gross profit, and our ability to control costs and operating expenses to improve our operating efficiency and net income. Our review of these indicators facilitates timely evaluation of the performance of our business and effective communication of results and key decisions, allowing our business to respond promptly to competitive market conditions and different demands and preferences from our customers. The key measures that we use to evaluate the performance of our business are set forth below and are discussed in greater detail under “Results of Operations.”

For the Six Months Ended September 30, 2024 and 2023

Net Revenue

Our net revenue is driven by changes in the mix of services provided to customers, service volume, average price charged for services rendered and number of customers for our services.

	For the six months ended September 30,
	2024 (Unaudited)	2023 (Unaudited)	Variances
	Amount	Amount	Amount	%
Revemue from auto insuarance aftermarket services
Risk assessment services	$18,009,764	$6,848,125	$11,161,639	163.0%
Value-added services	5,070,608	4,108,187	962,421	19.0%
Total revenue from auto insurance aftermarket services	23,080,372	10,956,312	12,124,060	110.7%
Revenue from other scenario-based customized services	2,733,616	2,955,374	(221,758)	(7.5)%
Total revenues	$25,813,988	$13,911,686	$11,902,302	85.6%

Service volume of auto insurance aftermarket services
Number of risk assessment reports generated	298,099	143,539	154,560	107.7%
Number of value-added services	349,280	143,539	205,741	58.9%
Total service volume of auto insurance aftermarket services	647,379	287,078	360,301	125.5%

Number of customers for auto insurance aftermarket services	44	9	35	388.9%
Number of customers for other scenario-based customized services	13	7	6	85.7%
Total number of various customers	57	16	41	256.3%

Average price for risk assessment services	$60.4	$47.7	$12.7	26.6%
Average price for value-added services	$14.5	$28.6	$(14.1)	(97.1)%
Average price for other scenario-based customized services	$210,278	$422,196	$(211,918)	(50.2)%

For the six months ended September 30, 2024 and 2023, our revenue generated from providing auto insurance aftermarket services accounted for 89.4% and 78.8% of our total revenue, respectively, while revenue from providing other scenario-based customized services to customers accounted for 10.6% and 21.2% of our total revenue, respectively.

In China, auto insurance comes with an array of aftermarket services, such as auto insurance risk assessment services for insurance companies, and value added-services, such as vehicle safety inspection, roadside assistance, maintenance, annual inspection, chauffeur service, and other customer care services, which are purchased by insurance customers for car owners for building customer loyalty and maintaining long-term customer relations. These aftermarket services are not the core business of insurance companies, who routinely outsource these services to outside service providers, such as us.

Our total revenue increased by approximately $11.9 million, or 85.6%, when comparing six months ended September 30, 2024 to six months ended September 30,2023, primarily due to our PRC operating entities having obtained more service contracts from various enterprise customers. Pursuant to such service contracts, our PRC operating entities provided the following auto insurance aftermarket services and other scenario-based customized services to our enterprise customers:

(1)	Auto insurance risk assessment services, in which we utilize our self-developed proprietary algorithmic model to take in vehicle information, such as vehicle brand, model, travel mileage, vehicle age, vehicle’s physical condition, vehicle maintenance and repair history, vehicle accessories conditions, past claim settlement information and the auto insurance types and other pertinent data. Based on this information, we generate a detailed individual risk assessment report for each vehicle. Such risk assessment reports are used by insurance companies to get a better understanding of the risks for any individual vehicle and to predict the insurance claim risks. In performing the auto insurance risk assessment services, we outsource certain services to external vendors such as inspecting the vehicles and entering individual vehicle information into our proprietary algorithmic model based on vehicle inspection results. During this outsourcing process, we select qualified external auto maintenance and repair shops, as well as coordinate and monitor the services rendered by these external vendors. We have the latitude in establishing service prices with the external vendors and the right and ability to direct the external vendors in providing the services and are primarily responsible for taking the risk for service arrangement with external parties to render the designated services. Therefore, we serve as the principal in this type of transaction. Insurance companies and insurance third-party service providers purchase the risk assessment reports from us at an average unit price of approximately $50.00 per report. Our revenue from auto insurance risk assessment services increased by approximately $11.2 million or 163.0%, from approximately $6.8 million in the six months ended September 30, 2023 to approximately $18.0 million in the six months ended September 30, 2024, primarily due to an increase in number of risk assessment reports by 154,560 or 107.7%, from 143,539 reports in six months ended September 30, 2023 to 298,099 reports in six months ended September 30, 2024 when we obtained more auto insurance risk assessment service contracts from insurance companies and insurance third-party service providers in fiscal year 2024. In addition, average service fee increased by 26.6% or $12.7, from $47.7 per report in six months ended September 30, 2023 to $60.4 per report in six months ended September 30, 2024.

(2)	Auto insurance value-added services (such as vehicle safety inspection and check services, including gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc., and other auto insurance aftermarket value-added services including designated driver and rescuing services, car wash, oil change, car waxing and battery services). For such services, an insurance company procures services from us for its own insurance products, on the one hand, and an insurance third-party service provider procures services from us for insurance products of many different insurance companies, on the other hand. As such, establishing business cooperation with insurance third-party service providers may lead to increased value-added service volume than cooperation with insurance companies. For the six months ended September 30, 2024 and 2023, most of our auto insurance aftermarket service contracts were obtained from insurance third-party service provider customers and only a few of our contracts were obtained from insurance companies directly. Because of this business trend development in our business, we increased our auto insurance aftermarket service volume. Specifically, our service contracts with insurance third-party service provider customers in the six months ended September 30, 2024 required us to perform more value-added services, which led to an increase in service volume by approximately 205,741 or 58.9% service calls, from approximately 143,539 service calls in the six months ended September 30, 2023 to approximately 349,280 service calls in the six months ended September 30, 2024. However, value-added service contracts obtained directly from an insurance company are more profitable than service contract obtained from an insurance third-party service provider because of higher prices offered by insurance company than that of from an insurance third-party service provider. In the six months ended September 30, 2024, we obtained more service contracts from insurance third-party service providers. Specifically, our service contracts with insurance third-party service providers in the six months ended September 30, 2024 required us to perform more lower margin value-added services such as car wash, oil change, and other similar services for insurance policy holders, as a result, the average service fees we charged for performing value-added services decreased by 97.1% or $14.10 per service, from approximately $28.60 per service call in six months ended September 30, 2023 to approximately $14.50 per service call in the six months ended September 30, 2024. The overall increase in our revenue generated from providing auto insurance value-added services was approximately $0.96 million or 19.0%, from approximately $4.1 million in the six months ended September 30, 2023 to approximately $5.1 million in the six months ended September 30, 2024, reflecting the factors discussed above. Please see the detailed discussion of the revenue breakdown of the value-added services under “Results of Operations” below.

(3)	Our revenue generated from providing other scenario-based customized services decreased by approximately $0.2 million, or 7.5%, from approximately $3.0 million in the six months ended September 30, 2023 to approximately $2.7 million in the six months ended September 30, 2024. For other scenario-based customized services, we utilize our sales and marketing team to provide services for insurance companies, insurance third-party service providers and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and assistance to customers in planning and organizing seasonal on-the-ground sales and promotional campaigns at 4S dealer stores, where insurance products and services are sold to targeted consumers or at customer-designated locations. We also provide software development and information technology services, helping our customers optimizing their IT software and applications (such as data storage, mobile search application, etc.). The decrease in our revenue from other scenario-based customized services were driven by a 50.2% decrease in the average service price charged to customers for services in the six months ended September 30, 2024.

Gross Profit

Gross profit is equal to net revenue minus cost of revenues. Our cost of revenues primarily includes subcontract costs, labor costs and sales taxes. The cost of revenue generally changes as it is affected by such factors as subcontract costs, service volume and service mix changes. Our cost of revenues accounted for 92.7% and 91.0% of our total revenue for the six months ended September 30, 2024 and 2023, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 7.3% for the six months ended September 30, 2024, a decrease by 1.7 percentage points from the gross margin of 9.0% in the six months ended September 30, 2023. Our gross profit and gross margin are affected by the service mix during each reporting period. Our gross margin increases when more revenue is derived from services with lower costs and higher margins, while our gross margin decreases when more revenue is derived from services with higher costs and lower margins. In the six months ended September 30, 2024, we earned more revenue from services with higher costs and lower margins. As a result of the increase in our service volume, our total gross profit increased by 49.8% but gross margin decreased by 1.7 percentage points when comparing the six months ended September 30, 2024 to the six months ended September 30, 2023. See detailed discussion under “Results of Operations.”

Operating Expenses

Our operating expenses consist of selling expenses, general and administrative expenses, and research and development expenses.

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, business travel expenses, meals and entertainment expenses, and other sales and marketing activity-related expenses. Our selling expenses accounted for 0.6% and 0.2% of our total revenue for the six months ended September 30, 2024 and 2023, respectively. Nevertheless, if we continue to expand our business and promote our services to customers located at different geographic areas, we would expect our overall selling expenses, including, but not limited to, brand promotion expenses and salaries, to increase in the foreseeable future and facilitate the growth of our business.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, rent expense, office supply and utility expenses, and professional service expenses. General and administrative expenses were 2.8% and 1.5% of our revenue for the six months ended September 30, 2024 and 2023, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

Our PRC operating entities conduct research and development activities in order to support our in-house service platform, and also provide software development and information technology services to help customers to optimize their IT software and applications. The research and development expenses primarily consist of salaries, welfare and insurance expenses paid to employees involved in the research and development activities, and other miscellaneous expenses. Research and development expenses were 1.0% and 0.6% of our revenue for the six months ended September 30, 2024 and 2023, respectively. As we continue to develop and implement the data management system in order to enhance their ability to provide more friendly services to satisfy customer demand, we expect the research and development expenses to continue to increase in the foreseeable future.

Results of Operations

The following table summarizes our operating results as reflected in our statements of income during the six months ended September 30, 2024 and 2023, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
REVENUES	$25,813,988	100.0%	$13,911,686	100.0%	$11,902,302	85.6%
COST OF REVENUES	23,939,275	92.7%	12,660,449	91.0%	11,278,826	89.1%
GROSS PROFIT	1,874,713	7.3%	1,251,237	9.0%	623,476	49.8%

OPERATING EXPENSES
Selling and marketing expenses	149,559	0.6%	26,671	0.2%	122,888	460.8%
General and administrative expenses	732,718	2.8%	215,226	1.5%	517,492	240.4%
Research and development expense	254,492	1.0%	81,408	0.6%	173,084	212.6%
Total operating expenses	1,136,769	4.4%	323,305	2.3%	813,464	251.6%

INCOME FROM OPERATIONS	737,944	2.9%	927,932	6.7%	(189,988)	(20.5)%

OTHER INCOME (EXPENSES)
Interest expense	(86,464)	(0.3)%	(24,508)	(0.2)%	(61,956)	252.8%
Other income (expense), net	120,208	0.5%	41,027	0.3%	79,181	193.0%
Total other income(expenses), net	33,744	0.2%	16,519	0.1%	17,225	104.3%

INCOME BEFORE INCOME TAX PROVISION	771,688	3.1%	944,451	6.8%	(172,763)	(18.3)%

PROVISION FOR INCOME TAXES	139,707	0.5%	163,539	1.2%	(23,832)	(14.6)%

NET INCOME	$631,981	2.6%	$780,912	5.6%	$(148,931)	(19.1)%

Revenue

Our total revenues increased by $11,902,302, or 85.6%, to $25,813,988 in the six months ended September 30, 2024 from $13,911,686 in the six months ended September 30, 2023. The increase in our revenue was primarily because (1) we obtained more auto insurance aftermarket service contracts from enterprise customers and provided more services in the six months ended September 30, 2024 as compared to the six months ended September 30, 2023, and (2) the number of our customers increased by 205.0%, from 20 customers in the six months ended September 30, 2024 to 61 customers in the six months ended September 30, 2024.

Our revenue by service type is as follows:

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Changes
	Amount	%	Amount	%	Amount	%
Revemue from auto insuarance aftermarket services	$23,080,372	89.4%	$10,956,312	78.8%	$12,124,060	110.7%
Revenue from other scenario-based services	2,733,616	10.6%	2,955,374	21.2%	(221,758)	(7.5)%
Total revenues	$25,813,988	100.0%	$13,911,686	100.0%	$11,902,302	85.6%

Revenue from Auto Insurance Aftermarket Services

Our PRC operating entities obtained auto insurance aftermarket service contracts from various enterprise customers, pursuant to which we provide the following auto insurance aftermarket services: (i) risk assessment services,  and (ii) auto insurance value-added services.

	For the six months ended September 30,
	2024 (Unaudited)	2023 (Unaudited)	Variances
Revemue from auto insuarance aftermarket services
Risk assessment services	$18,009,764	$6,848,125	$11,161,639	163.0%
Value-added services	5,070,608	4,108,187	962,421	19.0%
Total revenue from auto insurance aftermarket services	$23,080,372	$10,956,312	$12,124,060	110.7%

Total revenue from auto insurance aftermarket services increased by $12,124,060, or 110.7%, from $10,956,312 in the six months ended September 30, 2023 to $23,080,372 in the six months ended September 30, 2024, due to the following reasons: (1) revenue from auto insurance risk assessment services increased by approximately $11.2 million or 163.0%, from approximately $6.8 million in the six months ended September 30, 2023 to approximately $18.0 million in the six months ended September 30, 2024, primarily due to an increase in the number of risk assessment reports by 154,560 or 107.7%, from 143,539 reports in the six months ended September 30, 2023 to 298,099 reports in the six months ended September 30, 2024; (2) our revenue generated from providing value-added services also increased by approximately $0.96 million or 19.0%, from approximately $4.1 million in the six months ended September 30, 2023 to approximately $5.1 million in the six months ended September 30, 2024 primarily due to an increase in the service volume by approximately 205,741 or 58.9% service calls, from approximately 143,39 service calls the in six months ended September 30, 2023 to approximately 349,280 service calls in the six months ended September 30, 2024; and (3) the total number of our aftermarket service customers increased by 35 or 388.9%, from 9 customers in the six months ended September 30, 2023 to 44 customers in the six months ended September 30, 2024. The above factors led to the increased revenue from auto insurance aftermarket services in the six months ended September 30, 2024.

Revenue from Other Scenario-Based Customized Services

Our revenue generated from providing other scenario-based customized services to customers decreased by approximately $0.2 million, or 7.5%, from approximately $2.96 million in the six months ended September 30, 2023 to approximately $2.7 million in the six months ended September 30, 2024. The decrease in our revenue was driven by a decrease in the average service price charged to customers by approximately $211,918 or 50.2%, from $422,196 in the six months ended September 30, 2023 to $210,278 in the six months ended September 30, 2024 as a result of changes in the mix of service offerings.

Cost of Revenue

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Costs of revemue associated with auto insuarance aftermarket services	$21,564,147	83.5%	$10,112,715	72.7%	$11,451,432	113.2%
Cost of revenue associated with other scenario-based scustomized services	2,375,128	9.2%	2,547,734	18.3%	(172,606)	(6.8)%
Total revenues	$23,939,275	92.7%	$12,660,449	91.0%	$11,278,826	89.1%

The following table further breakdown the component of our cost of revenue for the six months ended September 30, 2024 and 2023:

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Costs associated with auto insurance risk assessment services	$16,712,304	69.8%	$6,035,526	47.7%	$10,676,778	176.9%
Subcontract costs associated with other auto insurance aftermarket value-added services	4,773,509	19.9%	4,026,141	31.8%	747,368	15.7%
Subcontract costs associated with other customized services	2,372,001	9.9%	2,547,734	20.1%	(175,733)	(7.4)%
Labor cost	51,946	0.2%	50,902	0.4%	1,044	2.1%
Sales tax	29,515	0.1%	146	0.0%	29,369	20054.0%
Total revenues	$23,939,275	100.0%	$12,660,449	100.0%	$11,278,826	89.1%

Our cost of revenues primarily consists of subcontract costs, labor costs and business taxes. Other overhead costs were immaterial due to the Company’s light-asset business model. We have adopted a strategy to outsource services to external vendors, who are typically automobile service platforms. Cost of revenue is affected by factors including the availability of the third-party service providers in the market for subcontracting, the subcontract costs paid to external service providers, changes in service volume and the mix of service offerings.

Our cost of revenues increased by $11,278,826, or 89.1%, from $12,660,449 in the six months ended September 30, 2023 to $23,939,275 in the six months ended September 30, 2024, primarily due to the following reasons: (1) the total risk assessment reports provided to our enterprise customers increased by 154,560 or 107.7%, from 143,539 reports in the six months ended September 30, 2023 to 298,099 reports in the six months ended September 30, 2024, and the costs associated with providing risk assessment services increased by $10,676,778 or 176.9%, from $6,035,526 in the six months ended September 30, 2023 to $16,712,304 in six months ended September 30, 2024; (2) the subcontract costs associated with providing auto insurance value-added services increased by $747,368 or 15.7% as our service volume of value-added services increased by 205,741 service calls or 58.9%, from 143,741 service calls in the six months ended September 30, 2023 to 349,280 service calls in the six months ended September 30, 2024; and (3) the subcontract costs associated with other scenario-based customized services decreased by $175,368 or 7.4%, from $2,547,734 in the six months ended September 30, 2023 to $2,372,001 in the six months ended September 30, 2024 primarily due to the decreased service volume for other scenario-based customized services.

Gross profit

Our gross profit increased by $623,476, or 49.8%, from $1,251,237 in the six months ended September 30, 2023 to $1,874,713in the six months ended September 30, 2024. Our gross margin decreased by 1.7% from 9.0% in the six months ended September 30, 2023 to 7.3% in the six months ended September 30, 2024. Our gross profit and gross margin was affected by changes in the average service price we charged to our customers for our services, changes in our subcontract costs, changes in service volume and the service offering mix during each reporting period. The increase in our gross profit was largely due to our increased revenue from auto insurance aftermarket services, as a result of a 107.7% increase in our service volume of risk assessment services and a 58.9% increase in our service volume of value-added services. The decrease in our over-all gross margin in the six months ended September 30, 2024 is primarily due to a 176.9% increase in costs associated with auto insurance risk assessment services and value-added services. In addition, our gross profit and gross margin were also affected by the service offering mix during each reporting period. In the six months ended September 30, 2024, we earned more revenue from services with higher costs and lower margin than we did in the six months ended September 30, 2023. These factors led to the increase in our gross profit but decrease in our gross margin in the six months ended September 30, 2024.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the six months ended September 30, 2024 and 2023:

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Total revenue	$25,813,988	100.0%	$13,911,686	100.0%	$11,902,302	85.6%

Operating expenses
Selling and marketing expenses	149,559	0.6%	26,671	0.2%	122,888	460.8%
General and adminstrative expenses	732,718	2.8%	215,226	1.5%	517,492	240.4%
Research and development expenses	254,492	1.0%	81,408	0.6%	173,084	212.6%
Total operating expenses	$1,136,769	4.4%	$323,305	2.3%	$813,464	251.6%

Selling expenses

Our selling expenses primarily include salary and employee benefit expenses paid to our sales personnel, business travel expenses, meals and entertainment expense and other sales promotion and marketing activities related expenses.

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$17,772	11.9%	$10,128	38.0%	$7,644	43.0%
Travel, meals and entertainment expenses	29,858	20.0%	15,290	57.3%	14,569	48.8%
Advertising expenses	52,683	35.2%	1,253	4.7%	51,430	4103.8%
Other selling expenses associated with marketing activities	49,246	32.9%	-	0.0%	49,246	100.0%
Total selling expenses	$149,559	100.0%	$26,671	100.0%	$122,889	460.8%

Our selling expenses increased by $122,889, or 460.8%, from $26,671 in the six months ended September 30, 2023 to $149,559 for the six months ended September 30, 2024, primarily due to an increase in the salary and employee benefit expense paid to our sales and marketing personnel by $7,664 or 43.0%, from $10,128 in the six months ended September 30, 2023 to $17,772 in the six months ended September 30, 2024, which was in line with the increase in our revenue by approximately 85.6% and the increase in our service volume by 125.5%,. Advertising expense increased by $51,430 or 4103.8%, from $1,253 in the six months ended September 30, 2023 to $52,683 in the six months ended September 30, 2024. In addition, business travel and entertainment expenses increased by $14,569 or 48.8%, and other sales promotion and marketing activity related expense increased by $49,246, which was in line was the increase in our sales revenue during the six months ended September 30, 2024. As a percentage of revenues, selling expenses were 0.6% and 0.2% of our total revenues for the six months ended September 30, 2024 and 2023, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, business travel and entertainment expense for our administrative employees, depreciation and amortization, rent expenses, office supply and utility expenses and professional service and consulting expenses.

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$103,883	14.2%	$62,922	29.2%	$40,960	65.1%
Travel, meals and entertainment expenses	40,626	5.5%	33,479	15.6%	7,147	21.3%
Professional and consulting expenses	484,335	66.1%	24,789	11.5%	459,546	1853.8%
Rent and property management expenses	41,202	5.6%	9,925	4.6%	31,277	315.1%
Depreciation expense	31,424	4.3%	29,634	13.8%	1,790	6.0%
Office and utility expenses	9,993	1.4%	33,349	15.5%	(23,356)	(70.0)%
Others	21,255	2.9%	21,126	9.7%	129	0.6%
Total general and administrative expenses	$732,718	100.0%	$215,226	100.0%	$517,493	240.4%

Our general and administrative expenses increased by $517,493 or 240.4% from $215,226 in the six months ended September 30, 2023 to $732,718 in the six months ended September 30, 2024, primarily due to the following: (1) our professional and consulting service fees increased by $459,546, or approximately 1853,8%, from $24,789 in the six months ended September 30, 2023 to $484,335 in the six months ended September 30, 2024, primarily due to the increased professional expenses we paid to third-party professionals for business strategy and planning purposes; (2) our salaries, welfare expenses and insurance expenses paid to administrative employees increased by $40,960, or 65.1%, because the number of our administrative employees increased in the six months ended September 30, 2024; and (3) travel, meals and entertainment expenses increased by $7,147 or 21.3%, from $33,479 in the six months ended September 30, 2023 to $40,626 in the six months ended September 30, 2024, as a result of our increased business activities, and (4) office rent and property management expenses increased by $31,277 or 315.1%, from $9,925 in the six months ended September 30, 2023 to $41,202 in the six months ended September 30, 2024 because we increased the office lease space during the six months ended September 30, 2024. As a percentage of revenues, general and administrative expenses were 2.8% and 1.5% of our revenue for the six months ended September 30, 2024 and 2023, respectively.

Research and development (“R&D”) expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities.

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$144,941	57.0%	$40,061	49.2%	$104,880	261.8%
Software upgrade	60,488	23.8%	-	0.0%	60,488	100.0%
Other R&D expenses	49,063	19.3%	41,347	50.8%	7,716	15.7%
Total research and development expenses	$254,493	100.0%	$81,408	100.0%	$173,084	212.6%

Our research and development activities primarily related to supporting our in-house service platform, and providing software development in order to provide IT solutions to help customers to optimize their data management systems and mobile applications. Research and development expenses increased by $173,084, or 212.6%, from $81,408 for the six months ended September 30, 2023 to $254,493 for the six months ended September 30, 2024. The increase was due to a $104,880 increase in salary and employee benefit expenses, a $60,488 increase in R&D costs assocliated with upgrad our service platform and software, and an increase in other R&D expenses by $7,716 from $41,370 in the six months ended September 30, 2023 to $49,063 in the six months ended September 30, 2024. As a percentage of revenues, research and development expenses were 1.0% and 0.6% of our revenue for the six months ended September 30, 2024 and 2023, respectively.

Other income (expenses), net

Other income (expenses) primarily included interest expenses incurred on our short-term bank loans, government subsidiary in terms of VAT tax refund, and loss from disposal of fixed assets, etc.

	For the six months ended September 30,
	2024 (Unaudited)		2023 (Unaudited)		Variances
	Amount	%	Amount	%	Amount	%
Interest expenses	$(86,464)	(256.2)%	$(24,508)	(148.4)%	$(61,956)	71.7%
Other income (expense), net	120,208	356.2%	41,027	248.4%	79,181	65.9%
Total other income, net	$33,744	100.0%	$16,519	100.0%	$17,225	104.3%

Total net other income increased by $17,225, from net other income of $16,519 in the six months ended September 30, 2023 to net other income of $33,744 in the six months ended September 30, 2024. The increase was primarily attributable to an increase in local government’s subsidy in VAT tax refund by approximately $96,873, an increase in non-operating income of approximately $14,438, and offset by a $61,956 increase in our interest expense incurred on our short-term bank loans.

Provision for Income Taxes

Our income tax provision decreased by $23,832 or 14.6%, from $163,539 in the six months ended September 30, 2023 to $139,707 in the six months ended September 30, 2024, primarily due to our decreased taxable income. Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are normally subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. In addition, EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. EIT is typically governed by the local tax authority in the PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The Company’s PRC subsidiary, Qingmin Technology, was approved as a HNTE on December 20, 2021 and is now entitled to a reduced income tax rate of 15% with a term of three years. During the six months ended September 30, 2024 and 2023, the Company’s other PRC operating subsidiaries, including Qingmin Digital, Qingmin Kehui and Qingmin Shanghai, all qualified as small-scaled minimal profit enterprises.

Based on the EIT Law of PRC, and according to the “Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises” issued by the State Taxation Administration (“STA”) dated as of January 18, 2019, from January 1, 2019 to December 31, 2020, once an enterprise meets certain conditions (i.e., annual taxable income not exceeding RMB3 million or approximately $0.4 million, number of employees not exceeding 300 and total assets not exceeding RMB50 million or approximately $7.4 million) and is accordingly treated as a small-scale minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is subject to a reduced income tax rate of 5% and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) is subject to a reduced income tax rate of 10%. In addition, according to the “Announcement on Implementing the Preferential Income Tax Policies for Small-Scale Minimal Profit Enterprise and Individually-Owned Businesses” issued by STA dated as of April 2, 2021, for qualified small-scaled minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is levied at a reduced income tax rate of 3% during the period from January 1, 2021 to December 31, 2022 and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) remained at a reduced rate of 10%. Furthermore, in order to further support the development of small-scaled minimal profit enterprises, on August 2, 2023, China’s Ministry of Finance (“MOF”) and STA jointly issued an announcement for tax implementation (the “MOF STA Announcement 2023 No. 12”), all small-scaled minimal profit enterprises are entitled to 50% reduction of resource tax (excluding water resource tax), urban maintenance and construction tax, property tax, urban land use tax, stamp duty (excluding stamp duty on securities transactions), arable land occupation tax, education surcharge and local education surcharge, and subject to a 20% CIT rate on 25% of their taxable income amount after the adjustment, which means the effective CIT rate for small-scaled minimal profit enterprises has been unified to 5% during the period from January 1, 2023 to December 31, 2027.

As a result of the above, the Company’s corporate income taxes for the six months ended September 30, 2024 and 2023 were reported at a blended reduced rate. Our effective income tax rate was 18.1% and 17.3% for the six months ended September 30, 2024 and 2023, respectively. The impact of the tax holidays and exemptions noted above decreased PRC corporate income taxes by $53,215 and $72,574 for the six months ended September 30, 2024 and 2023, respectively. The benefit of the tax holidays on net income per share (basic and diluted) of $0.00 and $0.00 for the six months ended September 30, 2024 and 2023, respectively.

Net Income

As a result of the foregoing, we reported a net income of $631,981 for the six months ended September 30, 2024, representing a $148,931 decrease from the net income of $780,912 for the six months ended September 30, 2023.

For the Years Ended March 31, 2024 and 2023

Net Revenue

Our net revenue is driven by changes in the mix of services provided to customers, service volume, average price charged for services rendered and number of customers for our services.

	For the years ended March 31,
	2024	2023	Variance
Revenue from auto insurance aftermarket services
-Risk assessment services	$21,169,940	$4,182,042	$16,987,898	406.2%
-Value-added services	13,468,208	4,333,577	9,134,630	210.8%
Total revenue from auto insurance aftermarket services	$34,638,148	$8,515,619	$26,122,529	306.8%
Revenue from other scenario-based customized services	3,522,851	5,699,078	(2,176,227)	(38.2)%
Total revenues	$38,160,999	$14,214,697	$23,946,302	168.5%

Service volume of auto insurance aftermarket services
-Number of risk assessment reports generated	433,719	87,917	345,802	393.3%
-Number of value-added services	872,628	206,523	666,105	322.5%
Total service volume of auto insurance aftermarket services	1,306,347	294,440	1,011,907	343.7%

Number of customers for auto insurance aftermarket services	25	11	14	127.3%
Number of customers for other scenario-based customized services	10	8	2	25.0%
Total number of various customers	35	19	16	84.2%

Average price for risk assessment services	$48.8	$47.6	$1.2	2.6%
Average price for value-added services	$15.4	$21.0	$(5.5)	(26.4)%
Average price for other scenario-based customized services	$352,285	$712,385	$(360,100)	(50.5)%

For the fiscal years ended March 31, 2024 and 2023, our revenue generated from providing auto insurance aftermarket services accounted for 90.8% and 59.9% of our total revenue, respectively, while revenue from providing other scenario-based customized services to customers accounted for 9.2% and 40.1% of our total revenue, respectively.

In China, auto insurance comes with an array of aftermarket services, such as auto insurance risk assessment services for insurance companies, and value added-services, such as vehicle safety inspection, roadside assistance, maintenance, annual inspection, chauffeur service, and other customer care services, which are purchased by insurance customers for car owners for building customer loyalty and maintaining long-term customer relations. These aftermarket services are not the core business of insurance companies, who routinely outsource these services to outside service providers, such as us.

Our total revenue increased by approximately $23.9 million, or 168.5%, when comparing fiscal year 2024 to fiscal year 2023, primarily due to our PRC operating entities having obtained more service contracts from various enterprise customers. Pursuant to such service contracts, our PRC operating entities provide the following auto insurance aftermarket services and other scenario-based customized services to our enterprise customers:

(1)	Auto insurance risk assessment services, in which we utilize our self-developed proprietary algorithmic model to take in vehicle information, such as vehicle brand, model, travel mileage, vehicle age, vehicle’s physical condition, vehicle maintenance and repair history, vehicle accessories conditions, past claim settlement information and the auto insurance types and other pertinent data. Based on this information, we generate a detailed individual risk assessment report for each vehicle. Such risk assessment reports are used by insurance companies to get a better understanding of the risks for any individual vehicle and to predict the insurance claim risks. In performing the auto insurance risk assessment services, we outsource certain services to external vendors such as inspecting the vehicles and entering individual vehicle information into our proprietary algorithmic model based on vehicle inspection results. During this outsourcing process, we select qualified external auto maintenance and repair shops, as well as coordinate and monitor the services rendered by these external vendors. We have the latitude in establishing service prices with the external vendors and the right and ability to direct the external vendors in providing the services and are primarily responsible for taking the risk for service arrangement with external parties to render the designated services. Therefore, we serve as the principal in this type of transaction. Insurance companies and insurance third-party service providers purchase the risk assessment reports from us at an average unit price of approximately $50.00 per report. Our revenue from auto insurance risk assessment services increased by approximately $17.0 million or 406.2%, from approximately $4.2 million in fiscal year 2023 to approximately $21.1 million in fiscal year 2024, primarily due to an increase in number of risk assessment reports by 345,802 or 393.3%, from 87,917 reports in fiscal year 2023 to 433,719 reports in fiscal year 2024 when we obtained more auto insurance risk assessment service contracts from insurance companies and insurance third-party service providers in fiscal year 2024. In addition, average service fee increased by 2.6% or $1.20, from $47.60 per report in fiscal year 2023 to $48.80 per report in fiscal year 2024.

(2)	Auto insurance value-added services (such as vehicle safety inspection and check services, including gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc., and other auto insurance aftermarket value-added services including designated driver and rescuing services, car wash, oil change, car waxing and battery services). For such services, an insurance company procures services from us for its own insurance products, on the one hand, and an insurance third-party service provider procures services from us for insurance products of many different insurance companies, on the other hand. As such, establishing business cooperation with insurance third-party service providers may lead to increased value-added service volume than cooperation with insurance companies. For the fiscal year ended March 31, 2024 and 2023, most of our auto insurance aftermarket service contracts were obtained from insurance third-party service provider customers and only a few of our contracts were obtained from insurance companies directly. Because of this business trend development in our business, we increased our auto insurance aftermarket service volume. Specifically, our service contracts with insurance third-party service provider customers in fiscal year 2024 required us to perform more value-added services, which led to an increase in service volume by approximately 666,105 service calls or 322.5%, from approximately 206,523 service calls in fiscal year 2023 to approximately 872,628 service calls in fiscal year 2024. However, value-added service contracts obtained directly from an insurance company are more profitable than service contract obtained from an insurance third-party service provider because of higher prices offered by insurance company than that of from an insurance third-party service provider. In fiscal year 2024, we obtained more service contracts from insurance third-party service providers. Specifically, our service contracts with insurance third-party service providers in 2024 required us to perform more lower margin value-added services such as car wash, oil change, and other similar services for insurance policy holder, as a result, the average service fees we charged for performing value-added services decreased by 26.4% or $5.50 per service, from approximately $21.00 per service in fiscal year 2023 to approximately $15.40 per service in fiscal year 2024. The overall increase in our revenue generated from providing auto insurance value-added services of approximately $9.1 million or 210.8%, from approximately $4.3 million in fiscal year 2023 to approximately $13.5 million in fiscal year 2024 reflected the combined factors presented above. Please see the detailed discussion of the revenue breakdown of the value-added services under “Results of Operations” below.

(3)	Our revenue generated from providing other scenario-based customized services decreased by approximately $2.2 million, or 38.2%, from approximately $5.7 million in fiscal year 2023 to approximately $3.5 million in fiscal year 2024. For other scenario-based customized services, we utilize our sales and marketing team to provide services for insurance companies, insurance third-party service providers and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and assistance to customers in planning and organizing seasonal on-the-ground sales and promotional campaigns at 4S dealer stores, where insurance products and services are sold to targeted consumers or customer-designated locations. We also provide software development and information technology services for customers, helping them optimizing their IT software and application (such as data storage, mobile search application, etc.). The decrease in our revenue from other scenario-based customized services were driven a 50.5% decrease in average service price charged to customers for our services in fiscal year 2024.

Gross Profit

Gross profit is equal to net revenue minus cost of revenues. Our cost of revenues primarily includes subcontract costs, labor costs and sales taxes. The cost of revenue generally changes as it is affected by such factors as subcontract costs, service volume and service mix changes. Our cost of revenues accounted for 90.4% and 92.8% of our total revenue for fiscal years ended March 31, 2024 and March 31, 2023, respectively. We expect our cost of revenues to increase as we further expand our operations in the foreseeable future.

Our gross margin was 9.6% for fiscal year 2024, an increase by 2.4 percentage points from the gross margin of 7.2% in fiscal year 2023. Our gross profit and gross margin are affected by sales of the difference in the service mix sold during each reporting period. Our gross margin increases when more revenue is derived from our services with lower costs and higher margins, while our gross margin decreases when more revenue is derived from our services with higher costs and lower margins. In fiscal year 2024, we earned more revenue from service offerings with lower costs and higher margins. As a result of the increase in our service volume, our total gross profit increased by 254.9% and gross margin increased by 2.4 percentage points when comparing the fiscal year 2024 to fiscal year 2023. See detailed discussion under “Results of Operations.”

Operating Expenses

Our operating expenses consist of selling expenses, general and administrative expenses, and research and development expenses.

Our selling expenses primarily include salary and welfare benefit expenses paid to our sales personnel, business travel expenses, meals and entertainment expenses, and other sales and marketing activity-related expenses. Our selling expenses accounted for 0.2% and 0.3% of our total revenue for the years ended March 31, 2024 and 2023, respectively. Nevertheless, if we continue to expand our business and promote our services to customers located at different geographic areas, we would expect our overall selling expenses, including, but not limited to, brand promotion expenses and salaries, to increase in the foreseeable future and facilitate the growth of our business.

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, depreciation and amortization, rent expense, office supply and utility expenses, and professional service expenses. General and administrative expenses were 1.2% and 4.7% of our revenue for the years ended March 31, 2024 and 2023, respectively. We expect our general and administrative expenses, including, but not limited to, salaries and business consulting expenses, to continue to increase in the foreseeable future, as we plan to hire additional personnel and incur additional expenses in connection with the expansion of our business operations. We expect our professional fees for legal, audit, and advisory services to increase as we become a public company upon the completion of this offering.

Our PRC operating entities conduct research and development activities in order to support our in-house service platform, and also provide software development and information technology services to help customers to optimize their IT software and applications. The research and development expenses primarily consist of salaries, welfare and insurance expenses paid to employees involved in the research and development activities, and other miscellaneous expenses. Research and development expenses were 0.7% and 1.2% of our revenue for the years ended March 31, 2024 and 2023, respectively. As we continue to develop and implement the data management system in order to enhance their ability to provide more friendly services to satisfy customer demand, we expect the research and development expenses to continue to increase in the foreseeable future.

Results of Operations

The following table summarizes our operating results as reflected in our statements of income during the fiscal years ended March 31, 2024 and 2023, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Years Ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
REVENUES	$38,160,999	100.0%	$14,214,697	100.0%	$23,946,302	168.5%
COST OF REVENUES	34,509,429	90.4%	13,185,858	92.8%	21,323,571	161.7%
GROSS PROFIT	3,651,570	9.6%	1,028,839	7.2%	2,622,731	254.9%

OPERATING EXPENSES
Selling and marketing expenses	61,123	0.2%	36,280	0.3%	24,843	68.5%
General and administrative expenses	475,145	1.2%	667,489	4.7%	(192,344)	(28.8)%
Research and development expense	279,967	0.7%	177,401	1.2%	102,566	57.8%
Total operating expenses	816,235	2.1%	881,170	6.2%	(64,935)	(7.4)%

INCOME FROM OPERATIONS	2,835,335	7.4%	147,669	1.0%	2,687,666	1820.1%

OTHER INCOME (EXPENSES)
Interest expense	(46,175)	(0.1)%	(733)	0.0%	(45,442)	6199.6%
Other income (expense), net	50,206	0.1%	(57,351)	(0.4)%	107,557	(187.5)%
Total other income(expenses), net	4,031	0.0%	(58,084)	(0.4)%	62,115	(106.9)%

INCOME BEFORE INCOME TAX PROVISION	2,839,366	7.4%	89,585	0.6%	2,749,781	3069.5%

PROVISION FOR INCOME TAXES	397,263	1.0%	14,042	0.1%	383,221	2729.1%
	14.0%		15.7%
NET INCOME	$2,442,103	6.4%	$75,543	0.5%	$2,366,560	3132.7%

Revenue

Our total revenues increased by $23,946,302, or 168.5%, to $38,160,999 in fiscal year 2024 from $14,214,697 in fiscal year 2023. The increase in our revenue was primarily because (1) we obtained more auto insurance aftermarket service contracts from enterprise customers and provided an increased volume of such services in fiscal year 2024 as compared to fiscal year 2023, and (2) the number of our customers increased by 84.2%, from 19 customers in fiscal year 2023 to 35 customers in fiscal year 2024.

Our revenue by service type is as follows:

	For the years ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket services	$34,638,148	90.8%	$8,515,619	59.9%	$26,122,529	306.8%
Revenue from other scenario-based customized services	3,522,851	9.2%	5,699,078	40.1%	(2,176,227)	(38.2)%
Total revenue	$38,160,999	100.0%	$14,214,697	100.0%	$23,946,302	168.5%

Revenue from Auto Insurance Aftermarket Services

Our PRC operating entities obtained auto insurance aftermarket service contracts from various enterprise customers, pursuant to which we provide the following auto insurance aftermarket services: (i) risk assessment services, in which we utilize our self-developed proprietary algorithmic model to take in vehicle information, such as vehicle brand, model, travel mileage, vehicle age, vehicle physical condition, vehicle maintenance and repair history, vehicle accessories conditions, past claim settlement information and the auto insurance types and other pertinent data. Based on this information, we generate a detailed individual risk assessment report for each vehicle. Such risk assessment reports are used by insurance companies to get a better understanding of the risks entailed with each individual vehicle and to predict the insurance claim risks; and (ii) auto insurance value-added services (such as vehicle safety inspection and check services including gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, designated driver and rescuing services, car wash, oil change, car wax and battery services).

	For the years ended March 31,
	2024	2023	Variance
Revenue from auto insurance aftermarket services
- Risk assessment services	$21,169,940	$4,182,042	$16,987,898	406.2%
- Value-added services	13,468,208	4,333,577	9,134,631	210.8%
Total revenue from auto insurance aftermarket services	$34,638,148	$8,515,619	$26,122,529	306.8%

Total revenue from auto insurance aftermarket services increased by $26,122,529, or 306.8%, from $8,515,619 in fiscal year 2023 to $34,638,148 in fiscal year 2023, primarily due to the following reasons: (1) revenue from auto insurance risk assessment services increased by approximately $17.0 million or 406.2%, from approximately $4.2 million in fiscal year 2023 to approximately $21.2 million in fiscal year 2024, primarily due to an increase in number of risk assessment reports by 345,802 or 393.3%, from 87,917 reports in fiscal year 2023 to 433,719 reports in fiscal year 2024; (2) our revenue generated from providing value-added services also increased by approximately $9.1 million or 210.8%, from approximately $4.3 million in fiscal year 2023 to approximately $13.5 million in fiscal year 2024 primarily due to an increase in service volume by approximately 666,105 service calls, or 322.5%, from approximately 206,523 service calls in fiscal year 2023 to approximately 872,628 service calls in fiscal year 2024; and (3) total number of enterprise customers for our aftermarket service increased by 14 or 127.3%, from 11 customers in fiscal year 2023 to 25 customers in fiscal year 2024. The above factors led to the increased revenue from auto insurance aftermarket services in fiscal year 2024.

Revenue from Other Scenario-Based Customized Services

Our revenue generated from providing other scenario-based customized services to customers decreased by approximately $2.2 million, or 38.2%, from approximately $5.7 million in fiscal year 2023 to approximately $3.5 million in fiscal year 2024. For other scenario-based customized services, we utilize our sales and marketing team to provide services for our enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and to help customers to plan and organize seasonal on-the-ground sales and promotional campaigns at 4S stores, where insurance products and services are sold to targeted consumers or customer designated locations. We also provide customized IT solutions to help customers optimize their IT software and application (such as data storage, mobile search application, etc.). The decrease in our revenue from other scenario-based customized services were driven by a decrease in average service price charged to customers for our services by approximately $360,100 or 50.5% from $712,385 in fiscal year 2023 to $352,285 in fiscal year 2024 as a result of changes in the mix of service offerings.

Cost of Revenue

Our cost of revenues primarily includes subcontract costs, labor costs and sales taxes. Cost of revenue generally changes as affected by factors including the availability of the third-party vendors to perform certain auto insurance aftermarket value-added services we outsource to them, subcontract costs, service volume and changes in the mix of service offerings.

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Cost of revenue associated with auto insurance aftermarket services	$31,443,995	91.1%	$8,059,835	61.1%	$23,384,160	290.1%
Cost of revenue associated with other scenario-based customized services	3,065,434	8.9%	5,126,023	38.9%	(2,060,589)	(40.2)%
Total cost of revenue	$34,509,429	100.0%	$13,185,858	100.0%	$21,323,571	161.7%

The following table further breakdown the component of our cost of revenue for the years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024	2023	Changes
	Amount	Amount	Amount	%
Costs associated with auto insurance risk assessment services	$19,094,138	$3,929,227	$15,164,911	386.0%
Subcontract costs associated with other auto insurance aftermarket value-added services	12,233,461	4,073,521	8,159,940	200.3%
Subcontract costs associated with other scenario-based customized services	3,053,200	5,089,114	(2,035,914)	(40.0)%
Labor cost	114,357	92,203	22,154	24.0%
Sales taxes	14,273	1,793	12,480	695.9%
Total cost of revenues	$34,509,429	$13,185,858	$21,323,571	161.7%

Our cost of revenues primarily consists of subcontract costs, labor costs and business taxes. Other overhead costs were immaterial, which was mainly due to the Company’s light-asset business model. We have relatively few capital assets, and such corporate structure allows us to remain flexible and efficient in our operations. We have adopted a strategy to outsource services to external vendors, who are typically automobile service platforms to perform services on contracts obtained from our customers. Cost of revenue generally changes as it is affected by factors including the availability of the third-party service providers in the market for subcontracting, the subcontract costs paid to external service providers, changes in service volume and the mix of service offerings.

Our cost of revenues increased by $21,323,571, or 161.7%, from $13,185,858 in fiscal year 2023 to $34,509,429 in fiscal year 2024, primarily due to the following reasons: (1) in performing the auto insurance risk assessment services, we outsource certain tasks to external vendors. The total risk assessment reports completed by us and provided to our enterprise customers increased by 345,802 or 393.3%, from 87,917 reports in fiscal year 2023 to 433,719 reports in fiscal year 2024. As a result of an increase in our service volume, costs associated with providing risk assessment services increased by $15,164,911 or 386.0%, from $3,929,227 in fiscal year 2023 to $10,094,138 in fiscal year 2024; (2) subcontract costs associated with providing auto insurance value-added services (such as vehicle safety inspection, car wash, car towing, and designated driver and rescue services) increased by $8,159,940 or 200.3% when our service volume of value-added services increased by 666,105 service calls or 322.5%, from 206,523 service calls in fiscal year 2023 to 872,628 service calls in fiscal year 2024; and (3) subcontract costs associated with other scenario-based customized services decreased by $2,035,914 or 40.0%, from $5,089,114 in fiscal year 2023 to $3,053,200 in fiscal year 2024 primarily due to decreased service volume for other scenario-based customized services. The overall increase in our cost of revenues in fiscal year 2024 reflected the above factors.

Gross profit

Our gross profit increased by $2,622,731, or 254.9%, from $1,028,839 in fiscal year 2023 to $3,651,570 in fiscal year 2024. Our gross margin increased by 2.4 percentage points, from 7.2% in fiscal year 2023 to 9.6% in fiscal year 2024. Our gross profit and gross margin were affected by changes in average service price we charged to our customers for our services, changes in our subcontract costs with various external vendors who performed our outsourced services, changes in service volume and the mix of service offerings during each reporting period. The increase in our gross profit from fiscal year 2023 to fiscal year 2024 was largely due to our increased revenue from auto insurance aftermarket services, specifically a 393.3% increase in our service volume of risk assessment services and a 322.5% increase in our service volume of value-added services. The increase in our over-all gross margin in fiscal year 2024 is primarily due to the 2.6% increase in the average service price of risk assessment services. In addition, our gross profit and gross margin were also affected by the different mix of service offerings during each reporting period. In fiscal year 2024, we earned more revenue from services with lower costs and higher margin than we did in fiscal year 2023. These factors led to the increase in our gross profit and gross margin in fiscal year 2024.

Operating expenses

The following table sets forth the breakdown of our operating expenses for the fiscal years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
Total revenue	$38,160,999	100.0%	$14,214,697	100.0%	$23,946,302	168.5%

Operating expenses:
Selling expenses	61,123	0.2%	36,280	0.3%	24,843	68.5%
General and administrative expenses	475,145	1.2%	667,489	4.7%	(192,344)	(28.8)%
Research and development expenses	279,967	0.7%	177,401	1.2%	102,566	57.8%
Total operating expenses	$816,235	2.1%	$881,170	6.2%	$(64,935)	(7.4)%

Selling expenses

Our selling expenses primarily include salary and employee benefit expenses paid to our sales personnel, business travel expenses, meals and entertainment expense and other sales promotion and marketing activities related expenses.

	For the years ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$35,348	57.8%	$16,243	44.8%	$19,105	117.6%
Travel, meals and entertainment expenses	3,333	5.5%	19,497	53.7%	(16,164)	(82.9)%
Other selling expenses associated with marketing activities	22,442	36.7%	540	1.5%	21,902	40.58%
Total selling expenses	$61,123	100.0%	$36,280	100.0%	$24,843	68.5%

Our selling expenses increased by $24,843, or 68.5%, from $36,280 in fiscal year 2023 to $61,123 for fiscal year 2024, primarily due to an increase in salary and employee benefit expense paid to our sales and marketing personnel by $19,105 or 117.6%, from $16,243 in fiscal year 2023 to $35,348 in fiscal year 2024, which was in line with the increase in our revenue by approximately 168.5% and the increase in our service volume increased by 343.7%, due to the fact that we provided more auto insurance risk assessment services and value-added services to our customers in fiscal year 2024. In addition, other sales promotion and marketing activity related expense increased by $21,901, from $540 in fiscal year 2023 to $22,442 in fiscal year 2024, while there was a decrease in travel, meals and business entertainment expense by $16,164, or 82.9%, from $19,497 in fiscal year 2023 to $3,333 in fiscal year 2024. As a percentage of revenues, selling expenses were 0.2% and 0.3% of our total revenues for the years ended March 31, 2024 and 2023, respectively.

General and Administrative Expenses

Our general and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, business travel and entertainment expense for our administrative employees, depreciation and amortization, rent expenses, office supply and utility expenses and professional service and consulting expenses.

	For the years ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$193,338	40.7%	$230,918	34.6%	$(37,580)	(16.3)%
Travel, meals and entertainment expenses	65,178	13.7%	105,089	15.7%	(39,911)	(38.0)%
Professional and consulting expenses	118,006	24.8%	83,015	12.4%	34,991	42.2%
Rent and property management expenses	23,526	5.0%	39,992	6.0%	(16,466)	(41.2)%
Depreciation expense	51,474	10.8%	48,063	7.2%	3,411	7.1%
Office and utility expenses	21,646	4.6%	93,245	14.0%	(71,599)	(76.8)%
Others	1,977	0.4%	67,167	10.1%	(65,190)	(97.1)%
Total general and administrative expenses	$475,145	100.0%	$667,489	100.0%	$(192,344)	(28.8)%

Our general and administrative expenses decreased by $192,344 or 28.8% from $667,489 in fiscal year 2023 to $475,145 in fiscal year 2023, primarily due to (1) our professional and consulting service fees increased by $34,991, or approximately 42.2%, from $83,015 in fiscal year 2023 to $118,006 in fiscal year 2024, primarily due to increased professional expenses we paid to third-party professionals for business strategy and planning purposes; (2) our salaries, welfare expenses and insurance expenses paid to administrative employees decreased by $37,580, or 16.3%, because the average number of our administrative employees decreased in fiscal year 2024, which led to a decrease in our salary and employee benefit expenses in fiscal year 2024; and (3) our office expenses also decreased by $71,599, or 76.8%, from $93,245 in fiscal year 2023 to $21,646 in fiscal year 2024, and travel, meals and entertainment expenses decreased by $39,911 or 38.0%, from $105,089 in fiscal year 2023 to $65,178 in fiscal year 2024, as a result of our implementation of the cost control policy and management. The overall decrease in our general and administrative expenses in fiscal year 2024 as compared to fiscal year 2023 reflected the above-mentioned factors combined. As a percentage of revenues, general and administrative expenses were 1.2% and 4.7% of our revenue for the years ended March 31, 2024 and 2023, respectively.

Research and development (“R&D”) expenses

Our research and development expenses primarily consist of salaries, welfare and insurance expenses paid to our employees involved in the research and development activities associated with our IT platform and other miscellaneous expenses.

	For the years ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
Salary and employee benefit expenses	$92,238	32.9%	$68,620	38.7%	$23,618	34.4%
Other R&D expenses	187,729	67.1%	108,781	61.3%	78,948	72.6%
Total research and development expenses	$279,967	100.0%	$177,401	100.0%	$102,566	57.8%

Our research and development activities primarily related to supporting our in-house service platform, and providing software development in order to provide IT solutions to help customers to optimize their data management system and mobile app. Research and development expenses increased by $102,566, or 57.8%, from $177,401 for the fiscal year 2023 to $279,967 for the fiscal year 2024. The increase was due to a $23,618 increase in salary and employee benefit expenses paid to our employees involved in the R&D activities and an increase in other R&D expenses by $78,948 from $108,781 in fiscal year 2023 to $187,729 in fiscal year 2024. As a percentage of revenues, research and development expenses were 0.7% and 1.2% of our revenue for the years ended March 31, 2024 and 2023, respectively.

Other income (expenses), net

Other income (expenses) primarily included interest expenses incurred on our short-term bank loans, government subsidiary in terms of VAT tax refund, and loss from disposal of fixed assets, etc.

	For the years ended March 31,
	2024		2023		Changes
	Amount	%	Amount	%	Amount	%
Interest expenses	$(46,175)	(1,145.5)%	$(733)	1.3%	$(45,442)	6199.6%
Other income (expense), net	50,206	1245.5%	(57,351)	98.7%	107,557	(187.5)%
Total other income (expenses)	$4,031	100.0%	$(58,084)	100.0%	$62,115	(106.9)%

Total other income (expense) increased by $62,115, from net other expense of $58,084 in fiscal year 2023 to net other income of $4,031 in fiscal year 2024. The increase was primarily attributable to an increase in local government’s subsidy in terms of VAT tax refund by approximately $24,714, an increase in non-operating income of approximately $83,576 generated from sales of a batch of cell phones to third party customers, and offset by a $45,442 increase in our interest expense incurred on our short-term bank loans and a $733 increase in other non-operating expenses. The overall increase in our net other income (expenses) from fiscal year 2023 to fiscal year 2024 reflected the above-mentioned factors.

Provision for Income Taxes

Our income tax provision increased by $ 383,221 or 2279.1%, from $14,042 in fiscal year 2023 to $397,263 in fiscal year 2024, primarily due to our increased taxable income. Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are normally subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. In addition, EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. EIT is typically governed by the local tax authority in the PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The Company’s PRC subsidiary, Qingmin Technology, was approved as a HNTE on December 20, 2021 and is now entitled to a reduced income tax rate of 15% with a term of three years. During the years ended March 31, 2024 and 2023, the Company’s other PRC operating subsidiaries, including Qingmin Digital, Qingmin Kehui and Qingmin Shanghai, all qualified as small-scaled minimal profit enterprises.

Based on the EIT Law of PRC, and according to the “Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises” issued by the State Taxation Administration (“STA”) dated as of January 18, 2019, from January 1, 2019 to December 31, 2020, once an enterprise meets certain conditions (i.e., annual taxable income not exceeding RMB3 million or approximately $0.4 million, number of employees not exceeding 300 and total assets not exceeding RMB50 million or approximately $7.4 million) and is accordingly treated as a small-scale minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is subject to a reduced income tax rate of 5% and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) is subject to a reduced income tax rate of 10%. In addition, according to the “Announcement on Implementing the Preferential Income Tax Policies for Small-Scale Minimal Profit Enterprise and Individually-Owned Businesses” issued by STA dated as of April 2, 2021, for qualified small-scaled minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is levied at a reduced income tax rate of 3% during the period from January 1, 2021 to December 31, 2022 and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) remained at a reduced rate of 10%. Furthermore, in order to further support the development of small-scaled minimal profit enterprises, on August 2, 2023, China’s Ministry of Finance (“MOF”) and STA jointly issued an announcement for tax implementation (the “MOF STA Announcement 2023 No. 12”), all small-scaled minimal profit enterprises are entitled to 50% reduction of resource tax (excluding water resource tax), urban maintenance and construction tax, property tax, urban land use tax, stamp duty (excluding stamp duty on securities transactions), arable land occupation tax, education surcharge and local education surcharge, and subject to a 20% CIT rate on 25% of their taxable income amount after the adjustment, which means the effective CIT rate for small-scaled minimal profit enterprises has been unified to 5% during the period from January 1, 2023 to December 31, 2027.

As a result of the above, the Company’s corporate income taxes for the years ended March 31, 2024 and 2023 were reported at a blended reduced rate. Our effective income tax rate was 14.0% and 15.7% for the years ended March 31, 2024 and 2023, respectively. The impact of the tax holidays and exemptions noted above decreased PRC corporate income taxes by $312,579 and $8,354 for the years ended March 31, 2024 and 2023, respectively. The benefit of the tax holidays on net income per share (basic and diluted) was $0.02 and $0.00 for the years ended March 31, 2024 and 2023, respectively.

Net Income

As a result of the foregoing, we reported a net income of $2,442,103 for the fiscal year ended March 31, 2024, representing a $2,366,560 increase from the net income of $75,543 for the fiscal year ended March 31, 2023.

Liquidity and Capital Resources

Cash Flows for the Six Months Ended September 30, 2024 Compared to the Six Months Ended September 30, 2023

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of September 30, 2024 and as of the date of this prospectus. Our consolidated assets and liabilities and consolidated revenue and net income are the operating results of our PRC operating entities. The ability of our PRC operating entities to transfer funds to us in the form of loans or advances or cash dividends is materially restricted by regulatory provisions in accordance with laws and regulations in the PRC. Our ability to pay dividends is primarily dependent on us receiving distributions of funds from our PRC operating entities. Relevant PRC statutory laws and regulations permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

As of September 30, 2024 and as of the date of this prospectus, there were no cash transfers among our Cayman Islands holding company and our subsidiaries in the PRC in terms of cash dividends. Funds were transferred among our PRC operating entities, as intercompany loans, and used for working capital purposes and amounted to approximately $6.0 million (RMB43.2 million) and approximately $2.0 million (RMB14.2 million) during the six months ended September 30, 2024 and 2023, respectively.

As of September 30, 2024, we had $5,659,189 in cash and cash equivalents as compared to $1,282,327 as of March 31, 2024. We also had $2,000,056 in net accounts receivable from customers. Our accounts receivable primarily included balances due from customers (including insurance companies and brokerages and other customers) for our services rendered, where our performance obligations had been satisfied and our fees had been billed but had not been collected as of the balance sheet date. As of the date of this prospectus, approximately $1.6 million or 79.6% of the September 30, 2024 accounts receivable balance has been collected and the remaining balance is expected to be fully collected by February 2025.

As of September 30, 2024 and March 31, 2024, we had advances to vendors of $10,790,044 and $11,539,689, respectively. In connection with our auto insurance aftermarket services and other scenario-based customized services, we corroborate with third-party service providers and outsource certain tasks and projects to them to perform on behalf of the enterprise customers. Advance to vendors represents cash paid to third-party service providers in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are performed and completed. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of September 30, 2024 and March 31, 2024, there was no allowance of credit losses recorded, as the Company considers all of the advance to vendors balance fully realizable. The March 31, 2024 advance to vendors balance has been fully realized. For the balance as of September 30, 2024, approximately $5.8 million or 53.4% has been realized as of the date of this prospectus and the remaining baance is expected to be realized by February 2025.

As of September 30, 2024, we had outstanding accounts payable (“AP”) of $119,169 representing a balance due to third-party vendors for outsourcing services. We also had outstanding short-term bank loan of approximately $6.1 million borrowed from a PRC banks as working capital. We expect that we would be able to renew all of our existing bank loan upon its maturity based on past experience and our good credit history.

As of September 30, 2024, we had deferred revenue of $3,179,297, which primarily consisted of fees received from customers before we perform the services. Due to the generally short-term duration of the contracts, the majority of our unfulfilled performance obligations are satisfied within three months subsequent to the balance sheet date.

As of September 30, 2024, we had taxes payable of $397,918 due to our increased taxable income. We expect to settle current tax liabilities with local tax authorities within three months.

The balance due to related parties was $3,369,442 as of September 30, 2024, representing borrowing from our shareholders and related parties for working capital purposes during our normal course of business. Such advance was non-interest bearing and due on demand.

As of September 30, 2024, our working capital balance amounted to approximately $6.1 million. In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs for at least the next 12 months following the date of this prospectus.

However, we may incur additional capital needs in the long term and we may use part of the proceeds from this offering to support our long-term business expansion. We may also seek additional financing, to the extent required, and there can be no assurance that such financing will be available on favorable terms, or at all. All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, financial condition, results of operations and prospects may be materially and adversely affected.

The following table sets forth summary of our cash flows for the periods indicated:

	For the six months ended September 30,
	2024	2023
Net cash (used in) provided by operating activities	$221,783	(6,851,473)
Net cash used in investing activities	(41,706)	69,456
Net cash provided by (used in) financing activities	4,048,265	6,804,271
Effect of exchange rate change on cash and cash equivalent	148,520	(11,384)
Net increase in cash and cash equivalent	4,376,862	10,870
Cash and cash equivalent, beginning of year	1,282,327	185,237
Cash and cash equivalent, end of year	$5,569,189	$196,107

Operating Activities

Net cash provided by operating activities was $221,783 for the six months ended September 30, 2024, which primarily consisted of the following:

·	Net income of $631,981 for the period.

·	An increase in accounts receivable of $1,424,132. Approximately 79.6% of the September 30, 2024 accounts receivable balance has been subsequently collected as of the date of this prospectus and the remaining balance is expected to be collected by February 2025.

·	A decrease in advances to vendors of $1,055,195. We made payment to various vendors for performing the auto insurance risk assessment services and value-added services. As of the date of this prospectus, the March 31, 2024 outstanding balance of advance to vendors have been fully realized. For the balance as of September 30, 2024, approximately 53.4% has been realized and the remaining balance is expected to be realized by February 2025.

·	A decrease in taxes payable of $119,451 primarily because we made the payment to local tax authority to settle prior period oustanding tax liabilities.

·	An increase in deferred revenue of $418,508. Our deferred revenue primarily consisted of fees received from customers before we perform the services.

·	A decrease in accounts payable of $292,663 because we made the payment to suppliers and vendors to settle the payables when we received the invoices from them.

Net cash used in operating activities was $6,851,473 for the six months ended September 30, 2023, which primarily consisted of the following:

·	Net income of $780,912 for the period.

·

An increase in accounts receivable of $994,614 from third-party customers and an increase in accounts receivable of $242,666 from related party customers. The September 30, 2023 accounts receivable balance has been subsequently fully collected.

·	An increase in advances to vendors of $470,570 with third-party vendors and an increase in advance to vendors with related party vendors of $47,835 in connection with performing the auto insurance risk assessment services and value-added services. The September 30, 2023 outstanding balance of advance to vendors have been fully realized when our outsourced services have been performed by these vendors.

·	An increase in prepaid expenses and other current assets of $3,201,924 due to increased other receivable.

·	A decrease in deferred revenue balance of $613,655. Our deferred revenue primarily consisted of fees received from customers before we perform the services. The decrease in deferred revenue balance was due to recognition of revenue when we rendered the services to customers.

·	An decrease in accrued expenses and other current liabilities of $3,044,823 primarily due to repayment of interest-free loans to third parties.

Investing Activities

Net cash used in investing activities amounted to $41,706 for the six months ended September 30, 2024, primarily consisting of (1) purchase of property and equipment of $41,706.

Net cash provided by investing activities amounted to $69,456 for the six months ended September 30, 2023, primarily consisting of (1) purchase of property and equipment of $683; and (2) proceeds from disposal of property and equipment (primarily damaged vehicle) of $70,139.

Financing Activities

Net cash provided by financing activities amounted to $4,048,265 for the six months ended September 30, 2024, primarily consisting of (1) proceeds from short-term loans of $7,303,250; (2) repayment of short-term loans of $2,707,479; (3) capital contribution by our shareholders of $26,446 to increase the paid in capital of our PRC subsidiary, Qingmin Technology; (4) a decrease in due from related parties balance of $4,006,042 because we have collected such amount from related parties. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. We do not have the intention to make further cash advances to related parties in the future; (5) proceeds from borrowing from related parties of $4,050,460 and (6) an increase in payment of deferred initial public offering costs of $618,370 in connection with our intended IPO.

Net cash provided by financing activities amounted to $6,804,271 for the six months ended September 30, 2023, primarily consisting of (1) proceeds of borrowing from related parties of $27,283,049; and (2) an decrease in due from related parties balance of $20,478,778. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. The September 30, 2023 due from related parties balance has been fully collected back as of the date of prospectus. We do not have the intention to make further cash advances to related parties in the future.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the six months ended September 30, 2024 and 2023, we did not have any material legal claims or litigation that, individually or in the aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of September 30, 2024, we had the following contractual obligations:

	Total	Less than 1 year	2-3 years
Repayment of short-term loans	$6,141,701	$6,141,701	$-
Operating lease obligations	195,850	85,742	110,108
Total	$6,337,551	$6,227,443	$110,108

(1)	As of September 30, 2024, we borrowed total of $6,141,701 loans from a PRC banks as working capital, with maturity date ranging bwtween March 12, 2025 to September 25, 2025(see Note 8 of the Notes to our Unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus).

(2)	The Company leases office spaces from third-party and related party landlords under non-cancelable operating lease. Lease expense for the six months ended September 30, 2024 and 2023 was $36,682 and $9,698, respectively.

As of September 30, 2024, maturities of operating lease liabilities were as follows:

Twelve months ending September 30,	Amounts
2025	$91,413
2026	57,000
2027	57,000
Total lease payment	205,413
Less: imputed interest	(9,563)
Total operating lease liabilities	$195,850

Cash Flows for the Year Ended March 31, 2024 Compared to the Year Ended March 31, 2023

We were incorporated in the Cayman Islands as a holding company and our Cayman Islands holding company did not have active business operations as of March 31, 2024 and as of the date of this prospectus. Our consolidated assets and liabilities and consolidated revenue and net income are the operating results of our PRC operating entities. The ability of our PRC operating entities to transfer funds to us in the form of loans or advances or cash dividends is materially restricted by regulatory provisions in accordance with laws and regulations in the PRC. Our ability to pay dividends is primarily dependent on us receiving distributions of funds from our PRC operating entities. Relevant PRC statutory laws and regulations permit payments of dividends by our PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.

As of March 31, 2024 and as of the date of this prospectus, there were no cash transfers among our Cayman Islands holding company and our subsidiaries in the PRC in terms of cash dividends. Funds were transferred among our PRC operating entities, as intercompany loans, and used for working capital purposes and amounted to approximately $1.3 million (RMB9.5 million) and approximately $2.6 million (RMB18.0 million) during the fiscal years ended March 31, 2024 and 2023, respectively.

As of March 31, 2024, we had $1,282,327 in cash and cash equivalents as compared to $185,237 as of March 31, 2023. We also had $523,330 in net accounts receivable from customers. Our accounts receivable primarily included balances due from customers (including insurance companies and brokerages and other customers) for our services rendered, where our performance obligations had been satisfied and our fees had been billed but had not been collected as of the balance sheet date. The March 31, 2024 and 2023 accounts receivable balance has been fully collected as of the date of this prospectus.

As of March 31, 2024 and 2023, we had advances to vendors of $11,539,689 and $3,003,575, respectively. In connection with our auto insurance aftermarket services and other scenario-based customized services, we corroborate with third-party service providers and outsource certain tasks and projects to them to perform on behalf of the enterprise customers. Advance to vendors represents cash paid to third-party service providers in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are performed and completed. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of March 31, 2024 and 2023, there was no allowance of credit losses recorded, as the Company considers all of the advance to vendors balance fully realizable. The March 31, 2024 and 2023 advance to vendors balance has been fully realized as of the date of this prospectus.

As of March 31, 2024, we had outstanding accounts payable (“AP”) of $407,756 representing a balance due to third-party vendors for outsourcing services. We also had outstanding short-term bank loan of approximately $1.4 million borrowed from a PRC bank as working capital. We expect that we would be able to renew all of our existing bank loan upon its maturity based on past experience and our good credit history.

As of March 31, 2024, we had deferred revenue of $2,672,579, which primarily consisted of fees received from customers before we perform the services. Due to the generally short-term duration of the contracts, the majority of our unfulfilled performance obligations are satisfied within three months subsequent to the balance sheet date.

As of March 31, 2024, we had taxes payable of $535,786 due to our increased taxable income. We fully settled the March 31, 2024 tax liabilities by August 2024.

The balance due to related parties was $3,413,360 as of March 31, 2024, representing borrowing from our shareholders and related parties for working capital purposes during our normal course of business. Such advance was non-interest bearing and due on demand.

As of March 31, 2024, our working capital balance amounted to approximately $5.3 million. In assessing our liquidity, management monitors and analyzes our cash on-hand, our ability to generate sufficient revenue in the future, and our operating and capital expenditure commitments. We believe that our current cash and cash flows provided by operating activities will be sufficient to meet our working capital needs for at least the next 12 months following the date of this prospectus.

However, we may incur additional capital needs in the long term and we may use part of the proceeds from this offering to support our long-term business expansion. We may also seek additional financing, to the extent required, and there can be no assurance that such financing will be available on favorable terms, or at all. All of our business expansion endeavors involve risks and will require significant management, human resources, and capital expenditures. There is no assurance that the investment to be made by us as contemplated under our future plans will be successful and generate the expected return. If we are not able to manage our growth or execute our strategies effectively, or at all, our business, financial condition, results of operations and prospects may be materially and adversely affected.

The following table sets forth summary of our cash flows for the periods indicated:

	For the years ended March 31,
	2024	2023
Net cash (used in) provided by operating activities	$(10,021,082)	5,422,291
Net cash used in investing activities	(629,036)	(294,348)
Net cash provided by (used in) financing activities	11,876,967	(4,943,571)
Effect of exchange rate change on cash and cash equivalent	(129,759)	(537)
Net increase in cash and cash equivalent	1,097,090	183,835
Cash and cash equivalent, beginning of year	185,237	1,402
Cash and cash equivalent, end of year	$1,282,327	$185,237

Operating Activities

Net cash used in operating activities was $10,021,082 for the fiscal year ended March 31, 2024, which primarily consisted of the following:

·	Net income of $2,442,103 for the fiscal year 2024.

·	An increase in accounts receivable of $513,595. The March 31, 2024 accounts receivable balance has been fully collected as of the date of this prospectus.

·	An increase in advances to vendors of $8,747,284 because increased the payment to various vendors for performing the auto insurance risk assessment services and value-added services. As of the date of this prospectus, the March 31, 2024 outstanding balance of advance to vendors have been fully realized.

·	An increase in taxes payable of $490,166 primarily due to our increased taxable income.

·	A decrease in accrued expenses and other current liabilities of $3,625,941 primarily due to repayment of interest-free loans to third parties.

Net cash provided by operating activities was $5,422,291 for the fiscal year ended March 31, 2023, which primarily consisted of the following:

·	Net income of $75,543 for the fiscal year 2023.

·	An increase in advances to vendors of $2,807,341 because increased the payment to various vendors for performing the auto insurance risk assessment services and value-added services. The March 31, 2023 outstanding balance of advance to vendors have been fully realized in fiscal year 2024 when our outsourced services have been performed by these vendors.

·	An increase in deferred revenue balance of $2,282,322. Our deferred revenue primarily consisted of fees received from customers before we perform the services. The March 31, 2023 deferred revenue balance has been fully recognized as revenue in fiscal year 2024 when we rendered the services to customers.

·	An increase in accrued expenses and other current liabilities of $4,005,204 primarily due to borrowing of interest-free loans from third parties as working capital. We repaid such third-party loans in fiscal year 2024.

Investing Activities

Net cash used in investing activities amounted to $629,036 for the fiscal year ended March 31, 2024, primarily consisting of (1) purchase of property and equipment of $1,167; (2) proceeds from disposal of property and equipment (primarily damaged vehicle) of $69,763 in fiscal year 2024; and (3) prepayment for purchase of properties of $697,632. On March 29, 2024, the Company’s subsidiary, Qingmin Digital made a cash advance payment of RMB5 million (approximately $692,492) to a seller to purchase two real estate properties of 156.21 square meters. Qingmin Digital obtained the certificate of occupancy and property title in April 2024. These properties will be used as the office space in the near future.

Net cash used in investing activities amounted to $294,348 for the fiscal year ended March 31, 2023, primarily consisting of (1) purchase of property and equipment of $334,922; and (2) proceeds from disposal of property and equipment (primarily damaged vehicle) of $40,574 in fiscal year 2023.

Financing Activities

Net cash provided by financing activities amounted to $11,876,967 for the year ended March 31, 2024, primarily consisting of (1) proceeds from borrowing from related parties of $3,203,222; (2) capital contribution by our shareholders of $2,763,502 to increase the paid in capital of our PRC subsidiary, Qingmin Technology; and (3) a decrease in due from related parties balance of $5,910,243 because we have collected such amount from related parties. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. We do not have the intention to make further cash advances to related parties in the future.

Net cash used in financing activities amounted to $4,943,571 for the year ended March 31, 2023, primarily consisting of (1) proceeds from short-term bank loans of $1,459,513; (2) repayment of borrowing from related parties of $1,130,122; and (3) an increase in due from related parties balance of $5,272,962. Our PRC operating entities, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. The March 31, 2023 due from related parties balance has been fully collected back as of the date of prospectus. We do not have the intention to make further cash advances to related parties in the future.

Commitments and contingencies

From time to time, we are a party to various legal actions arising in the ordinary course of business. We accrue costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. For the years ended March 31, 2024 and 2023, we did not have any material legal claims or litigation that, individually or in the aggregate, could have a material adverse impact on our consolidated financial position, results of operations and cash flows.

As of March 31, 2024, we had the following contractual obligations:

	Total	Less than 1 year	2-3 years
Repayment of short-term loan	$1,384,984	$1,384,984	$-
Operating lease obligations	18,992	18,992	-
Total	$1,403,976	$1,403,976	$-

(1)	As of March 31, 2024, we borrowed total of $1,384,984 loans from a PRC bank, with maturity date on March 12, 2025 (see Note 8 of the Notes to our Financial Statements included elsewhere in this prospectus).

(2)	The Company leases office spaces from the landlord under non-cancelable operating lease. Lease expense for the years ended March 31, 2024 and 2023 was $19,744 and $20,653, respectively.

As of March 31, 2024, maturities of operating lease liabilities were as follows:

Amounts
Year ending March 31,
2025	19,599
Less: imputed interest	(607)
Total operating lease liabilities	$18,992

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments, or events that are reasonably likely to have a material effect on our net revenue, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of September 30, 2024, March 31, 2024 and 2023.

Inflation

Inflation does not materially affect our business or the results of our operations.

Seasonality

Seasonality does not materially affect our business or the results of our operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements. These financial statements are prepared in accordance with U.S. GAAP, which requires us to make estimates and assumptions that affect the reported amounts of our assets and liabilities and revenue and expenses, to disclose contingent assets and liabilities on the date of the consolidated financial statements, and to disclose the reported amounts of revenue and expenses incurred during the financial reporting period. The most significant estimates and assumptions include the valuation of accounts receivable and advance to suppliers, inventory valuation, useful lives of property and equipment and intangible assets, the realization of deferred tax assets, the recoverability of long-lived assets and provision necessary for contingent liabilities. We continue to evaluate these estimates and assumptions that we believe to be reasonable under the circumstances. We rely on these evaluations as the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from those estimates. Some of our accounting policies require higher degrees of judgment than others in their application. We believe critical accounting policies as disclosed in this prospectus reflect the more significant judgments and estimates used in preparation of our consolidated financial statements. Further, we elected to use the extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that we (1) are no longer an emerging growth company or (2) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, these financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Risks and uncertainties

The main operations of the Company are located in the PRC. Accordingly, the Company’s business, financial condition, and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Such risks and uncertainties include, but are not limited to, interest rate risk, concentration of credit risk, risks associated with concentration of customers and vendors. Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic had negatively affected the Company’s business and financial results in fiscal years 2020-2023. Due to various restrictions, the third-party vendors that contracted by the Company’s PRC operating entities were not able to effectively perform services for insurance policy holders, and the Company was not able to effectively promote or expand its business. Specifically, during the periods of lockdowns, the Company’s PRC operating entities experienced longer service times by the third-party vendors, which led to delays in service fee settlements with its customers. However, the overall demand for the Company’s auto insurance aftermarket services were not materially affected, because all car owners are obligated to purchase mandatory auto insurance in China, and insurance companies are eager to offer value-added services to their customers as a marketing tool to attract and retain customers. At the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on the Company’s business have since been mitigated.

Although the spread of COVID-19 appears to be under control as of the date of this prospectus, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

The following critical accounting policies rely upon assumptions and estimates and were used in the preparation of our consolidated financial statements:

Uses of estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Accounts receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss.

On April 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. There was no provision for credit losses as of September 30, 2024, March 31, 2024 and 2023 as all of the accounts receivable balances deemed fully collectible.

Advances to vendors

In connection with our auto insurance aftermarket services and other scenario-based customized services, we corroborate with external vendors and outsources certain tasks and projects to them. Advance to vendors represents cash paid to external vendors in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are performed and completed. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for credit loss for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit loss by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of September 30, 2024, March 31, 2024 and 2023, there was no credit loss recorded as management believed that all of the advance to vendor balances were fully realizable.

Revenue recognition

On April 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers,” using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources:

Revenue from Auto Insurance Aftermarket Services

The Company’s customers are mostly insurance companies and auto insurance third-party service providers (the “Customers”). Pursuant to the service contracts with the Customers, the Company is to provide the following services to Customers:

(1) Risk assessment services that evaluates auto insurance claim risks for insurance companies. This process collects and analyzes various types of information about car owners and vehicles, utilizing the Company’s proprietary model to calculate a risk value and produce individualized risk assessment reports for the insurance companies. Factors that can affect the risk value include, but are not limited to, car owner information, such as: age, gender, driving experience, traffic violation records, accident records, etc., and vehicle information, such as: vehicle age, mileage, maintenance records, modification records, etc. In performing the risk assessment services, the Company collaborates with aftermarket service providers, dealerships and auto repair and maintenance shops, who conduct in-person inspections and professional evaluations of vehicles at their service locations, and enter specific information about the vehicle and the driver, as required by insurance companies, into the insurance companies’ system, which interfaces with the Company’s proprietary computational model to accurately assess risk values and produce individualized risk assessment reports for the insurance companies.

(2) Value-added services, such as vehicle safety inspection and check services including gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc. and other auto insurance aftermarket value-added services including designated driver and rescuing services, car wash, oil change, car waxing and battery services, for auto insurance policy holders on behalf the Customers. The Company outsources the value-added services to third-party vendors, coordinates with and monitors the third-party vendors for related service rendering, and reports the status of the service rendering to the Customers.

The Company’s agreements with the Customers for providing auto insurance aftermarket services are fixed-price contracts. For each of the auto insurance aftermarket services including auto insurance risk assessment and value-added services, there is a corresponding service rate as agreed upon between the Company and the Customers, as well as agreed between the Company and each of the individual external vendors who performs these services. The Company is required to concurrently monitor and manage these services to be entitled to receive the fixed service fees. There is no separate service return, discount, or service volume incentive involved. As a result, there is no variable consideration in the contract. Once a specific auto insurance aftermarket service is rendered on time, the Company’s service obligation related to such service is satisfied. The Company recognizes revenue at the point when the designated service is rendered and completed.

Upon assessing of ASC 606-10-55-37A when an external party is involved in providing goods or services to a customer, the Company believes that it serves as a principal in this type of transaction, because the Company is primarily responsible for fulfilling the promises to the Customers. The Company selects qualified external vendors, coordinates, monitors and inspects the services rendered by the external vendors, resolves disputes and complaints claimed by the insurance policy holders who use the auto insurance aftermarket services, and reports the service rendering results to the Customers on time. The Company has the right and ability to direct the external vendors to provide the services and is responsible for ensuring that the services performed are acceptable to the Customers. Further, the Company has the latitude in establishing service prices with the external vendors and taking credit risk in terms of service fee collection and payments, and is primarily responsible for taking the risk for service arrangement with external parties to render the designated services.

Contract fulfillment costs associated with auto insurance aftermarket services primarily consist of employee salary, bonus and business travel costs incurred by the Company to fulfill its performance obligations. Contract fulfillment costs are only realized when the costs generate or enhance resources used in satisfying its performance obligations of the contract are expected to be recovered. For the six months ended September 30, 2024 and 2023 and for the years ended March 31, 2024 and 2023, the Company did not capitalize contract fulfillment costs, but expensed as incurred, due to immateriality of such costs.

Revenue from Other Scenario-based Customized Services

For other scenario-based customized services, the Company utilizes its sales and marketing team to provide services for insurance companies and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and to help customers to plan and organize seasonal on-the-ground sales and promotional campaigns at the 4S stores (automobile dealership stores who are authorized by automobile manufacturers to engage in the businesses relating to sales, spare parts, service and survey) where insurance products and services are sold to targeted consumers or customer designated locations. In addition, the Company also provides customized IT solutions to help customers optimize their IT software and application (such as data storage, mobile search application, etc.). The Company’s contracts with customers for these customized services are fixed-price contracts. The Company believes that it serves as a principal in these types of transactions because it has the latitude in establishing prices with customers, and is responsible for bearing the related costs to complete the designated services. From signing the contract, to the preparation of the scenario-based customized service plan to event execution, it typically takes a few days up to a few months. The Company recognizes revenue at the point when the designated services are rendered, completed and accepted by the customers.

Contract Assets and Liabilities

The Company did not have contract assets as of September 30, 2024, March 31, 2024 and 2023.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $3,179,297, $2,672,579 and $2,446,301 as of September 30, 2024, March 31, 2024 and 2023, respectively, consist primarily of fees received from customers in advance of services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amounts of revenue recognized in the years ended March 31, 2024 and 2023 that were included in the opening deferred revenue were $2,446,301 and $183,405, respectively. The amounts of revenue recognized in the six months ended September 30, 2024 and 2023 that were included in the opening deferred revenue were $2,672,579 and $1,703,075, respectively.

Disaggregation of revenue

The Company disaggregates its revenue from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended September 30, 2024 and 2023, and for the years ended March 31, 2024 and 2023 are as follows:

The Company’s revenue derived from different service types are as below:

	For the six months ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Revenue from auto insurance aftermarket services	$23,080,372	$10,956,312
Revenue from other scenario-based customized services	2,733,616	2,955,374
Total revenue	$25,813,988	$13,911,686

	For the years ended March 31,
	2024	2023
Revenue from auto insurance aftermarket services	$34,638,148	$8,515,619
Revenue from other scenario-based customized services	3,522,851	5,699,078
Total revenue	$38,160,999	$14,214,697

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended September 30, 2024 and 2023, and during the years ended March 31, 2024 and 2023. The Company does not believe that there was any uncertain tax provision on September 30, 2024, March 31, 2024 and 2023. The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No significant income was generated outside the PRC for the six months ended September 30, 2024 and 2023, and for the fiscal years ended March 31, 2024 and 2023. As of September 30, 2024 and March 31, 2024, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by PRC tax authorities.

Recent accounting pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, “Revenue from Contracts with Customers.” This ASU is expected to improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The new guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years. The Company does not believe that adopting this new guidance would have a material impact on its consolidated financial statements.

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

INDUSTRY OVERVIEW

Unless otherwise indicated, all the information and data presented in this section have been derived from an industry report from Frost & Sullivan commissioned by us in July 2024 entitled “Market Research on Chinese Auto Insurance Industry and Auto Insurance Third-party Services Industry” (the “Frost & Sullivan Report”). Any projections for future growth may not occur at the rates that are projected or at all.

Overview of Auto Insurance Industry in the PRC

Auto insurance in China includes compulsory insurance and optional commercial insurance. Compulsory insurance is a mandatory type of insurance that all vehicles must have to cover liabilities for traffic accidents. Commercial insurance is purchased voluntarily in addition to the compulsory insurance, with the goal of providing a more comprehensive protection to vehicle owners against a wide array of risks. Commercial insurance can be further divided into two categories - primary insurance and supplemental insurance. Primary insurance is a type of commercial insurance that covers basic protections for the vehicle, which can be independently insured and not dependent on any other types of insurance. Supplemental insurance is a type of commercial insurance that is insured dependent on the primary insurance, which provides additional comprehensive coverage, typically involving safety protection for on-board equipment, vehicle parts, and the significant mental loss of involved personnel in specific risk scenarios. Some supplemental insurance terms offer customized design regarding the compensation ratio, by reducing the cost paid by the car owners and increasing the compensation cost under certain circumstances, such as during holiday periods.

Value Chain

Source: Frost & Sullivan

In the upstream of the auto insurance industry value chain, the development of auto insurance companies is closely related to the manufacturing of new cars and the vast number of registered vehicles, in the PRC, as the development of the auto insurance industry is perceived to have come as a response to the increasing demand and awareness of insurance on the part of vehicle owners. Furthermore, auto insurance third-party services companies apply advanced technological solutions to help insurance companies build up pricing systems and achieve a more efficient and accurate system of risk assessment, promoting the advancement of the industry simultaneously.

In the midstream of the auto insurance industry chain, large insurance companies, such as Property and Casualty Company Limited (“PICC”), China Ping An Property Insurance Co., Ltd (“Ping An”) and China Pacific Insurance (Group) Co Ltd (“CPIC”), grasp the majority of market shares, by possessing an advantage of strong established brand names and well-developed networks. The digital insurance companies leverage advanced technology, including artificial intelligence and big data to develop personalized and innovative insurance solutions.

In the downstream of the auto insurance industry chain, distribution channels include 4S stores (shops that offer four key vehicle-related services: Sales, Spare parts, Service, and Survey), insurance agents, repair shops and financing companies, who offer a variety of services to car owners. Direct sales occur when insurance companies sell their products directly to car owners through telephone sales, online sales, and physical stores.

Market Size

The PRC auto insurance market has shown a positive trend, increasing from USD98.7 billion in 2018 to USD107.4 billion in 2023, with a CAGR (Compound Annual Growth Rate) of 1.7%. The market’s slow growth rate during this period is primarily attributed to Covid-19 pandemic, which caused a reduction in vehicle usage and led to a slowdown in the growth rate of the insurance premium. At the same time, the demand for online sales has increased, prompting insurance companies to accelerate the transformation and upgrading of the auto insurance industry. In the next five years, the PRC auto insurance market is expected to increase, since the number of car ownership in the PRC is expected to steadily increase and the number of insured vehicles will grow correspondingly. In summary, the market size of the PRC auto insurance market is anticipated to increase to USD145.5 billion in 2028, depicting a CAGR of 6.3%.

Source: Frost & Sullivan

Future Trends

Digital Transformation. The shift towards online sales channels in the insurance industry is a significant trend that is expected to further change the way insurance products are marketed and sold. Currently, the overall online penetration rate in the industry is still low. The "14th Five-Year Plan" published by the Chinese government in 2021 mandates that the online transaction rate of the insurance industry, which is defined by NFRA as “The proportion of insurance policies where the policyholder or the insured actively communicates and interacts with the company through the company's online channels within the fiscal year”, should surpass 90% by the year 2025. In the annual reports published in 2022 by 28 insurance companies, 18 of them reported an online transaction rate that exceeded 90%.

More Customized Products. The trend towards more customized auto insurance products becomes more crucial and is driven by the need to meet the diverse and specific requirements of individual customers. Generally, customers can be segmented based on location, vehicle type, driving behaviors, risk profile and other factors. Customer segmentation marketing can be seen as a very effective marketing strategy, i.e., insurance companies often found it difficult to appeal to the younger generations, who are looking for flexibility in their insurance policies, including options for short-term coverage or pay-as-you-go models. Thus, some insurers are offering “on-demand insurance” where coverage can be activated or deactivated instantly via a mobile app, catering to the needs of the drivers who may not use their vehicles daily. Additionally, offering auto insurance with value-added services is pivotal. Value-added services encompass roadside assistance, preferential rates for vehicle servicing via the partnerships with automobile repair business, and safety driving courses potentially earning car owners a discount. Such options allow customers to receive services without filing for insurance claims, fostering customer loyalty and building long-term customer relationships.

Overview of Auto Insurance Third-party Services Market in the PRC

The auto insurance third-party services industry consists of independent service providers, offering specialized support to auto insurance companies and intermediaries, enhancing the efficiency, quality, and reach of insurance operations. These third-party service providers leverage their expertise in areas such as technology, data analysis, claim processing, advertising / marketing, product distribution, value-added services and other services to deliver tailored solutions that cater to the dynamic needs of the auto insurance market.

The auto insurance third-party services include the following:

·	Technical Service - providing cloud computing, constructing platforms and systems, and offering other technological solutions to optimize the auto insurance process, facilitate auto insurance operations and enhance user experience.
·	Data Analysis - enabling auto insurance companies to analyze a large amount of vehicle inspection data for risk evaluation and control, and better understand market trends and customer requirements through user research, sophisticated data analytics and processing.
·	Claim Processing - conducting independent appraisal, field survey, loss calculation, expert testimony and claim process management to enhance the auto claim processing efficiency.
·	Advertising / Marketing Services - assisting auto insurance companies in promoting their products, engaging customers, and increasing brand awareness through offline and online channels.
·	Product Distribution - facilitating the sale of auto insurance products through online platforms and offline distribution channels.
·	Value-Added Services - offering a variety of value-added services, including rescue, proxy driving, vehicle annual inspection, enhanced user rights and interests, such as designing membership systems and points redemption mechanisms.
·	Other Services - providing specialized areas of outsourcing services, such as internal corporate management (human resources and personnel training, administration, finance and accounting, legal affairs, supply chain management), etc.

Market Size

The auto insurance third-party services industry experienced a steady growth from approximately USD8.5 billion in 2018 to USD11.8 billion in 2023, representing a CAGR of roughly 6.7%. The reform of auto insurance in September 2020 has encouraged insurance companies to enhance the service capabilities of auto insurance operations and provide customers with more standardized and enriched value-added services, which has significantly propelled the growth of the auto insurance third-party services market. As the car ownership continues to increase in the PRC, which leads to higher demand for auto insurance, there is a corresponding rise in demand for third-party services by auto insurance enhance operational efficiency and customer service quality by auto insurance companies. This rise in demand is expected to drive the auto insurance third-party services industry to grow at a CAGR of approximately 7.7% from 2023 to 2028, reaching USD17.1 billion by 2028.

Source: Frost & Sullivan

Market Drivers

Large and Rising Amount of Car Ownership. In 2023, the passenger car ownership in the PRC reached approximately 329 million units, establishing a robust customer base for auto insurance third-party services providers. The rising passenger car ownership is expected to drive higher demand for automobile insurance, and as the market expands, insurance companies are increasingly turning to third-party services providers to meet evolving consumer expectations, improving competitiveness and operational efficiency in the industry.

Technology Empowerment. As technology progresses, third-party insurance service enterprises are poised to improve the risk management frameworks of automobile insurance firms. They are planning to achieve this by combining diverse datasets from a multitude of sources and applying sophisticated technical methodologies, such as image recognition technology. This integrated approach will not only bolster the precision in detecting and identifying instances of auto insurance fraud but also in refining the pricing models for auto insurance claims, thereby curtailing the expenses associated with payouts. Furthermore, by employing advanced analytical techniques to meticulously scrutinize the customer and vehicle data, third-party auto insurance service providers will be able to deliver an array of bespoke value-added services that are aligned with the specific demands of their clientele and devise a more effective market strategy to enhance customer retention.

Supportive Policy by Chinese Government. The NFRA, in 2022, promulgated the “Guiding Opinions on the Comprehensive Reform of Auto Insurance,” which advocates the development of a market-driven policy and pricing mechanism. Specifically, the policy encouraged to gradually expand the range of autonomous pricing coefficient to allow insurance companies to be more flexible in setting premiums based on individual risk assessments, to optimize a no-claim discount system, and to recalculate the pure risk premium for the commercial vehicle insurance industry every 1 to 3 years. This provided auto insurance companies an incentive to leverage third-party enterprises’ services to reduce costs and enhance service quality. Also, the policy encourages insurance companies to standardize value-added services and provide consumers with more values, thereby further solidified the market positions of auto insurance third-party services enterprises.

Future Trends

Further Adoption of Advanced Technology. The auto insurance third-party services industry stands at a crossroads of transformation, with technology, particularly, artificial intelligent (“AI”) spearheading the shift by not only streamlining operations but also redefining risk assessment processing. Leveraging machine learning, AI systems scrutinize driving patterns, inspect vehicle damage from claim photos, facilitating swift and accurate claim settlements and premium calculations. Moreover, chatbots powered by AI provide immediate policy advice and customer interactions. Technological integration extends to IoT, which powers UBI (Usage-based insurance) by tracking driving habits in real-time, incentivizing safety. Blockchain bolsters security and traceability in policy management, while advanced analytics unearth deeper risk insights, fostering innovation.

Integration of Diversified Services. The future of auto insurance third-party service industry is characterized by the strategic integration of diversified services and the ability to provide comprehensive solutions for customers. This integration involves consolidating services such as claim processing, risk management, and customer support. The convergence of these services not only enhances customer experience by providing a single point of contact for multiple needs but also opens up new revenue streams and cross-selling opportunities for the providers. Therefore, the strategic integration of diversified services in the auto insurance third-party services industry is set to expand the sector's scale and market size, intensifying competition and favoring providers with comprehensive solutions. This approach reduces operational costs through centralized management and process streamlining, enhancing cost-efficiency.

Entry Barriers

Client Resources and Industry Reputation. Auto insurance third-party service firms with superior reputations are poised to capture greater business prospects. Client resources and brand recognition require a substantial investment of time and efforts. This includes forging relationships with clients, delivering exceptional services, and cultivating a brand image synonymous with excellence. For newcomers lacking in customer resources, securing a significant market share presents a formidable challenge.

Network of Partnerships. One of the key offerings by auto insurance third-party services companies is the provision of value-added services for vehicle owners. These services encompass a wide range of options including car washing, detailing, maintenance, safety inspections, and assistance with annual vehicle inspections, etc. The capability to amalgamate and partner with a vast network of automotive service providers across the nation is pivotal for any auto insurance third-party services company aiming to secure a significant market presence. However, this poses a substantial challenge for new market entrants, who may find themselves at a disadvantage due to the lack of such capabilities and resources.

Technology. New entrants to the auto insurance third-party services market must overcome a range of technological barriers, including the development service platform and expertise in data analytics. They also need robust system integration capabilities to connect with different insurance customers and other service platforms and a strong grasp of user interface design to create customer-friendly experiences. For new entrants, such challenge is significant, requiring specialized expertise and substantial human and capital investment.

Competitive Landscape

The auto insurance third-party services market in the PRC is extremely fragmented with several thousand participants in 2023, where leading companies possess extensive service networks and customer base through their diverse product of offerings, comprehensive operating capabilities and advanced technology. In 2023, in terms of revenue, the Company holds approximately 0.3% of the total market share of the PRC auto insurance third-party services market.

BUSINESS

Overview

We are a holding company incorporated in the Cayman Islands. Through our PRC operating entities, we provide comprehensive business solutions to enterprise customers in the insurance industry, mainly auto insurance third-party service providers and insurance companies in China. Auto insurance third-party service providers are companies providing various services to auto insurance companies, such as aftermarket services and brokerage services. Leveraging our in-depth knowledge of the auto insurance industry amassed since the inception of our PRC operating entities in 2013, we specialize in providing auto insurance aftermarket services, primarily (i) insurance risk assessment service, and (ii) value-added services, such as vehicle safety inspection services and vehicle maintenance services. In addition, we also provide other scenario-based customized services, such as IT services and promotional services, on a case-by-case basis. For the six months ended September 30, 2024, and fiscal years ended March 31, 2024 and March 31, 2023, we provided services for a total of 57, 35 and 19 enterprise customers, respectively. Some of our customers are well-known major insurance companies in China. All of our revenues have been and will continue to be derived from the Chinese mainland in the foreseeable future.

According to the National Financial Regulatory Administration, the Chinese motor vehicle insurance category was the largest category of property insurance by premium in China, and it reached US$123.1 billion in total premiums in 2023. According to Frost and Sullivan, in 2023, China’s car ownership reached 329 million, which generated substantial demand for China’s auto insurance and auto insurance third-party services. According to Frost and Sullivan, the market size of auto insurance market is anticipated to increase from US$107.4 billion in 2023 to US$145.5 billion in 2028, depicting a CAGR of 6.3%. The auto insurance third-party services market, which consists of independent service providers that offer specialized services to auto insurance companies and intermediaries is anticipated to increase from US$11.8 billion in 2023 to US$17.1 billion in 2028, depicting a CAGR of 7.7%. We believe the anticipated growth of the PRC auto insurance third-party services market presents a great opportunity for us to continually grow and expand our business.

We believe our strong technical capabilities have helped drive our growth. Since 2013, our PRC operating entities have been providing IT services for enterprise customers in the insurance industry. In recent years, although we have been focusing on providing auto insurance risk assessment and value-added services, we have continued to provide IT services on a case-by-case basis. Our in-house technical team, which consists of 12 full-time employees as of the date of this prospectus, has developed a proprietary system, namely, “Qingmin Service Platform,” or “QMSP,” that interfaces with our enterprise customers’ systems to facilitate the processes of our aftermarket services. Through QMSP, our enterprise customers can place orders for after-market services, verify status of the services, and settle payment for completed services. Our enterprise customers can also use QMSP to generate individualized risk assessment reports based on specific information, such as a driver’s age and gender, a vehicle’s brand, model, and age, accident history, and claim history. Going forward, we are committed to continuously investing in our technical capabilities to further enhance the marketability of our services.

We have established an extensive service network throughout China by collaborating with external service providers. To remain flexible and efficient in our operations, we have adopted a strategy of outsourcing services to external vendors. For our aftermarket services, we collaborate with aftermarket service platform operators. Our service platform operator partners work directly with individual aftermarket service providers, such as auto dealerships, brick-and-mortar repair and maintenance shops, and 4S stores (shops that offer four key vehicle-related services: sales, spare parts, service, and survey), to perform (i) risk assessment services for insurance companies, and (ii) value added-services for car owners, who enjoy such services purchased by the insurance companies as a way to reinforce customer loyalty. Once our enterprise customers order aftermarket services through QMSP, they can access our service providers on QMSP based on specific geographical locations and service types. As of the date of this prospectus, we offer a wide range of aftermarket services through our service network, at 10,651 service locations in 30 province-level municipalities in China. We believe our extensive service network backed by QMSP service processes has attracted more customers, including other aftermarket service providers and insurance companies. Having other aftermarket service providers as our customers has significantly expanded our business scope, because each of our aftermarket service provider customers works with multiple insurance company customers. For our scenario-based customized services, we selectively outsource certain tasks and projects to external vendors. Many of these vendors are our business partners with whom we have established enduring collaborations.

For the six months ended September 30, 2024, we generated total revenues of approximately $25.8 million, which increased by 85.6% from the total revenues of approximately $13.9 million for the six months ended September 30, 2023. For the six months ended September 30, 2024, we generated our revenues predominantly from auto insurance aftermarket services, including risk assessment service and value-added services, which accounted for 69.8% and 19.6% of our totally revenues, respectively.

For the fiscal year ended March 31, 2024, we generated total revenues of approximately $38.2 million, which increased by 168.5% from the total revenues of approximately $14.2 million for fiscal year 2023. During fiscal year 2024, our strategic move to focus on expanding and growing aftermarket services has yielded significant results; we generated our revenues predominantly from auto insurance aftermarket services, including risk assessment service and value-added services, which accounted for 55.5% and 35.3% of our totally revenues, respectively.

For details of our results of operation, please see “Management’s Discussion And Analysis Of Financial Condition and Results of Operations.” The following table illustrates the amount and percentage of our revenue by service type for the six months ended September 30, 2024 and 2023, and for the fiscal years ended March 31, 2024 and March 31, 2023, respectively:

	For the six months ended September 30,
	2024		2023		Variances
	Amount	%	Amount	%	Amount	%
Revemue from auto insuarance aftermarket services
Risk assessment services	$18,009,765	69.8%	$6,848,125	49.2%	$11,161,640	163.0%
Value-added services	5,070,608	19.6%	4,108,187	29.5%	962,421	19.0%
Total revenue from auto insurance aftermarket services	23,080,372	89.4%	10,956,312	78.8%	12,124,061	110.7%
Revenue from other scenario-based customized services	2,733,616	10.6%	2,955,374	21.2%	(221,758)	(7.5)%
Total revenues	$25,813,988	100.0%	$13,911,686	100.0%	$11,902,303	85.6%

	For the years ended March 31,
	2024		2023		Variance
	Amount	%	Amount	%	Amount	%
Revenue from auto insurance aftermarket services
-Risk assessment services	$21,169,940	55.5%	$4,182,042	29.4%	$16,987,898	406.2%
-Value-added services	13,468,208	35.3%	4,333,577	30.5%	9,134,630	210.8%
Total revenue from auto insurance aftermarket services	$34,638,148	90.8%	$8,515,619	59.9%	$26,122,529	306.8%
Revenue from other scenario-based customized services	3,522,851	9.2%	5,699,078	40.1%	(2,176,227)	(38.2)%
Total revenues	$38,160,999	100.0%	$14,214,697	100.0%	$23,946,302	168.5%

COVID-19 Impact

From 2020 to 2023, the COVID-19 pandemic negatively affected the Chinese economy, as well as our operational and financial results. During this time, we were not able to effectively promote or expand our business. However, the overall demand for our services, particularly, the auto insurance aftermarket services, was not materially affected, because all car owners are obligated to purchase mandatory auto insurance in China, and insurance companies are eager to offer value-added services to their customers as a marketing tool to attract and retain customers. At the end of 2022, China loosed up its COVID-19 policy and since then we have been able to execute our business plan more effectively. However, the COVID-19 pandemic may continue to have an adverse impact on the general economic outlook, economic growth and business sentiment, and may in turn influence our business and financial results. Such influence, if any, however, remains unclear as of the date of this prospectus.

Competitive Strengths

We believe the following competitive strengths have contributed to, or will contribute to, our growth:

In-depth Knowledge of the Insurance Industry

Since 2013, we have been servicing the Chinese auto insurance industry. We believe we possess in-depth knowledge of the Chinese auto insurance industry amassed through years servicing of our enterprise customers and providing diversified services. Our commitment to providing tailored service solutions surpassing customers’ expectations has helped us to forge enduring relationships with our key customers, which further empowers us to adapt and innovate alongside their evolving needs. Furthermore, our services are backed by a dedicated customer service team consisting of 9 full-time employees who respond and communicate with customers inquires both online and by phone.

Strong In-house Technical Capabilities

Our in-house technical team has 12 full-time employees, and is led by our senior manager, Mr. Zeyuan Huang, who led the development of our service platform, QMSP. Mr. Huang joined the company in July 2020. He obtained an associate degree in mechanical manufacturing and automation from Taishan College of Science and Technology at Shandong University of Science and Technology in July 2017. Many of the members of our technical team hold a college or a graduate-level degree, and have experience in technology and system development, as well as knowledge of the auto insurance industry. Having successfully developed and implemented various applications and systems for insurance companies in the past decade, we possess technical expertise to design tailored applications and systems for our customers, solidifying our reputation as a strong service provider in our industry. Our service platform, QMSP, serves as a testament to our robust technical capabilities and has played a significant role in propelling our growth.

Extensive Service Network throughout China

We have established an extensive aftermarket service network throughout China by collaborating with service platform operators. Our service platform operator partners work directly with individual service providers, such as dealerships, brick-and-mortar repair and maintenance shops, and 4S stores, to perform services for our enterprise customers and car owners. As of the date of this prospectus, we offer a wide range of aftermarket services through our service network, which consists of 10,651 service providers in 30 province-level-municipalities in China. The auto insurance aftermarket service market in China is largely divided by region; therefore, we believe our ability to provide nationwide services has made our services more attractive to our enterprise customers as well as the car owners, who enjoy services purchased by insurance companies as a way to reinforce customer loyalty.

Visionary Management Team and Qualified Workforce

We are led by a visionary management team with a unique “bottom up” strategy. Our founders and senior management team have in-depth expertise in the insurance and financial industries. Our Chief Executive Officer, Mr. Yaxin Dong, has 13 years of industry experience and started his career as an insurance claims adjuster in 2012. Our CFO, Ms. Jing Sheng, has more than two decades of professional experience in accounting and financial fields. Under the leadership of our senior management, our business has grown steadily in the last decade. Our workforce is highly skilled in their specialized lines of business. We selectively recruit qualified employees and provide continuous professional development trainings for our staff. We believe our team is well positioned to improve our market positions in the foreseeable future.

Growth Strategies

We intend to grow our business using the following key strategies:

·

Accelerate Marketing and Sales Efforts

We plan to invest more heavily in marketing and sales through marketing campaigns and promotional events, to improve our sales performance and strengthen our market positions. With this goal in mind, we aim to hire additional marketing personnel who are well-connected and possess in-depth experience in the auto insurance industry. They will be tasked with strategically reaching out to our targeted prospective customers. With more promotions and exposure of our brand and services, we expect to attract more enterprise customers and expand our market shares.

·

Enhancing Value for Customers

We are committed to improving our current service offerings and introducing new ones to enhance the value we provide to our customers. Additionally, we intend to expand our outreach to more insurance companies directly to enhance the profitability of our services, as insurance company customers typically offer more favorable pricings for services compared to aftermarket service providers. Presently, the primary aftermarket services our customers procure are risk assessment service and vehicle safety inspections. Looking ahead, we aim to vigorously promote other value-added services such as vehicle maintenance and designated driver and rescue services to our clientele.

·

Continue to Attract, Incentivize and Retain Talented Professionals

We believe that success depends on our ability to attract, incentivize and retain talented professionals. With a view to maintaining and improving competitive advantages, we plan to implement a series of initiatives to attract and retain talented professionals, including formulating a market-oriented employee compensation scheme and implementing a standardized multi-level performance review mechanism.

·

Continue to Invest in In-house Technical Capabilities

We are committed to continually investing in in-house technical capabilities, which have been instrumental in our past development and growth. Our management remains steadfast in its commitment to providing the essential capital and human resources investments in our technical team to maintain our technical advantage.

Our Services

We provide the following services: (1) auto insurance aftermarket services, including risk assessment service and value-added services, and (2) other scenario-based customized services on a case-by-case basis. We primarily service two types of customers: auto insurance third-party service providers and insurance companies. Auto insurance third-party service providers are companies providing various services, such as aftermarket services and brokerage services, for auto insurance companies. They contract us to provide aftermarket services for their respective insurance company customers.

Auto Insurance Aftermarket Services

Risk Assessment Service

Insurance companies periodically assess claim risks to maintain financial stability, set appropriate premiums, comply with regulations, and remain competitive in the marketplace. In 2020, as part of QMSP, we developed a risk assessment process that evaluates auto insurance claim risks for insurance companies. This process analyzes various types of information about car owners and vehicles, utilizing our proprietary model to calculate a risk value. Factors that can affect the risk value include, but are not limited to, the following: (1) car owner information, such as: age, gender, driving experience, traffic violation records, accident records, etc.; (2) vehicle information, such as: vehicle age, mileage, maintenance records, modification records, etc. The risk value has a range from 0 to 1,000 and is divided into three levels as the following: from 0 to 500 is “low,” from 501 to 800 is “medium,” and from 801 to 1,000 is “high.” The risk values help insurance companies determine the probability a car owner may submit an insurance claim, which factors into the calculation of the insurance premium for the car owner when she/he renews the insurance with the insurance company.

We developed our risk assessment process utilizing the “large language model,” which is a computational model notable for its ability to achieve a general-purpose language generation and other natural language processing tasks such as classification. The training and deployment of the model is based on the PyTorch deep learning framework, which is an open source and free software library for artificial intelligence and deep learning developed by Meta Company. PyTorch has a BSD-style license, which is a free-software license that carries only minimal restrictions on how the software can be used, modified, and redistributed, usually including a warranty disclaimer. The PyTorch license does impose any control or limitations on the access to and use of data by the owner of Pytorch. The training of the model involves various resources and inputs, including model evaluation reports of our partner insurance companies over the years and vehicle data published by online platforms such as Autohome.com.

To accurately assess risk values, we collaborate with aftermarket service platform operators, who works with individual service providers such as dealerships and auto repair and maintenance shops. These service providers conduct in-person inspections and professional evaluations of vehicles at their service locations. Subsequently, they enter specific information about the vehicle and the driver, as required by insurance companies, into the insurance companies’ system, which interfaces with QMSP. QMSP then utilizes our risk assessment process to calculate the risk values and produce individualized risk assessment reports for the insurance companies.

Our risk assessment service has been well received by our enterprise customers. It has become the most important revenue stream of our business. For the six months ended September 30, 2024 and 2023, 69.8% and 49.2% of our total revenues were generated from risk assessment services, respectively. For the six months ended September 30, 2024, the number of customers who purchased our risk assessment service grew to 22 from 4 for the six months ended September 30, 2023, which resulted in the number of risk assessment reports we provided to insurance companies increasing to 298,099 reports in the six months ended September 30, 2024 from 143,539 reports in the six months ended September 30, 2023, and the revenue generated from risk assessment service growing to $18,009,764, which increased by 163.0% from the six months ended September 30, 2023. For fiscal years ended March 31, 2024 and March 31, 2023, 55.5% and 29.4% of our total revenues were generated from risk assessment services, respectively. For fiscal year 2024, the number of customers who purchased our risk assessment service grew to 24 from 11 for fiscal year 2023, which resulted in the number of risk assessment reports we provided to insurance companies increasing to 433,719 reports in fiscal year 2024 from 87,917 reports for fiscal year 2023, and the revenue generated from risk assessment service growing to $21,169,940, which increased by 406.2% from fiscal year 2023.

Auto Insurance Value-added Services

To enhance competitiveness and customer satisfaction, auto insurance companies often offer value-added services to insurance purchasers, who are typically car owners. In China, auto insurance comes with an array of value-added services, such as safety inspections, roadside assistance, maintenance services, annual inspection, chauffeur services, and other customer care services, all of which are intended to help build customer loyalty and maintain long-term customer relations. Such value-added services are not the core business of insurance companies and brokerages, who routinely outsource these services to outside third-party service providers like us. Service providers then typically collaborate with external vendors, such as automobile service platforms, dealerships, brick and mortar service and maintenance shops, to perform the value-added services for car owners.

We collaborate with aftermarket service platform operators to provide services for car owners on behalf of our enterprise customers. In our endeavor to offer extensive service coverage throughout China while maintaining an effective and efficient management system of our external service providers, we've chosen to partner with reputable service platform operators with a relatively large network of individual service providers, such as dealerships, brick-and-mortar repair and maintenance shops, and 4S stores. As of the date of this prospectus, we partner with 14  service platforms that work with a total of 10,651 individual service providers located in 30 province-level municipalities in China. We believe our extensive service network makes our services more attractive to both our enterprise customers, who purchase our services, and vehicle owners, who use our services. Through our partnership with external service providers, we offer a wide range of value-added services, including the following:

·	vehicle safety inspection and check services, such as gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection;

·	designated driver and rescue services, such as arranging designated drivers to drive alcohol drinkers home safely, car jump-start and towing services; and
·	vehicle maintenance services, such as car wash, windshield and windscreen wiper maintenance, four-wheel positioning, tire repair and rotation, vehicle body paint, air conditioning system maintenance, engine inspection and maintenance, oil change, car wax, and battery services.

For the six months ended September 30, 2024 and 2023, 19.6% and 29.5% of our total revenues was generated from value-added services, respectively. For the six months ended September 30, 2024, the number of enterprise customers who purchased our value-added service grew to 23 from 5 for the six months ended September 30, 2023, which led to increased service volume from 143,539 service calls for the six months ended September 30, 2023 to 349,280 service calls for the six months ended September 30, 2024, and the revenue generated from such services increased by 19.0% and grew to $5,070,608.

For fiscal years ended March 31, 2024 and March 31, 2023, 35.3% and 30.5% of our total revenues was generated from value-added services, respectively. For fiscal year 2024, the number of enterprise customers who purchased our value-added service grew to 24 from 12 for fiscal year 2023, which led to increased service volume from 206,523 service calls for fiscal year 2023 to 872,628 service calls for fiscal year 2024, and the revenue generated from such services increased by 210.8% and grew to $13,468,208.

Service Process of Aftermarket Services

Our aftermarket service process is facilitated by QMSP, which interfaces with our enterprise customers’ systems and vendors’ systems. Through QMSP, our customers place orders for services, verify status of the services, and settle payment for completed services. Our vendors use QMSP to receive service orders, verify and complete service orders, and submit settlement reports.

The following is our standard auto insurance aftermarket service process:

1.	a customer (insurance company or third-party service provider) submits a service order, which encapsulates service content and the insurance policy holder who shall receive such service, to us through QMSP,
2.	QMSP generates a unique electronic service code for each service order and returns the service code to the customer,
3.	the customer distributes the service code to the insurance policy holder,
4.	the insurance policy holder chooses an individual service provider based on service type and geographic location from service providers listed on QMSP,
5.	the insurance policy holder receives service from the service provider by presenting his/her service code to the provider, who then completes the service order and enters certain information (i.e. the license plate of the car that has received the service) in QMSP for the purpose of verification,
6.	QMSP then verifies that the service has in fact been completed by the provider by reconciling the information with the customer,
7.	for risk assessment service, QMSP generates/submits the risk assessment report to the customer,
8.	the customer confirms that the order has been completed and writes off the service code for this service order in QMSP,
9.	according to the settlement schedule (typically monthly), the service provider (the platform operator that engages with the individual service provider) sends us a settlement statement that summarizes all the service codes that have been written off during the settlement period, and we settle the fees with the service provider according to our settlement agreement,
10.	we submit our settlement report to our customer, who reconciles/settles our service fees according to our service agreement.

Scenario-based Customized Services

Since the inception of our PRC operating entities in 2013, we have been servicing the auto insurance market and are known for our diversified services and commitment to providing tailored business solutions for our customers. As such, our current and past customers, as well as our other professional acquaintances, often contact us when they require assistances for certain projects, such as IT services (software development and data storage services), and other scenario-based customized services such as online and offline promotional services for auto insurance product and services.

When we receive requests for IT services, our management and in-house technical team evaluate the technical requirements and assess available resources (both in-house and external), before making decisions on whether to accept the project and whether certain tasks of the project may be outsourced. If it is determined that certain tasks of the project are to be outsourced to other vendors, then the in-house technical team works closely with the selected vendors to ensure that each outsourced project task is completed as required.

For other scenario-based customized services, we typically utilize our sales and marketing team to provide services for insurance companies, brokerages and other enterprise customers. These services include product or service introduction, sales strategy and skills education, and seasonal on-the-ground sales and promotional campaigns at local dealerships where auto insurance products and services are sold to targeted consumers. We provide the above services on a case-by-case basis, and based on the service requirements, we may selectively outsource certain tasks of certain projects to external vendors.

For the six months ended September 30, 2024 and 2023, we provided scenario-based customized services to 13 and 7 customers, and generated $2,733,616 and $2,955,374, or 10.6% and 21.2% of the total revenues, respectively.

For fiscal years ended March 31, 2024 and 2023, we provided scenario-based customized services to 10 and 8 customers, and generated $3,522,851 and $5,699,078, or 9.2% and 40.1% of the total revenues, respectively. The revenue decrease from fiscal year 2023 to fiscal year 2024 was primarily due to our strategic decision to focus on expanding and growing our aftermarket services starting in fiscal year 2024.

Service Agreements

Agreements with Customers

We enter into service agreements with our customers prior to any service engagement. For auto insurance aftermarket services, we enter into framework service agreements with customers. These framework service agreements are usually for a term of one to three years, and contains the following terms: (i) the type of the aftermarket services to be provided, the price for each service to be provided (price for each service is negotiated and structured individually), (ii) the services should be provided in accordance with the requirements of the customer, and if we do not rectify any problems or issues within a certain period of time, then the customer will have the right to terminate the contract, may refuse to pay any remaining balances, and may reserve the right to recover any losses, (iii) we are responsible for all costs arising from procuring the services, such as costs associated with outsourcing services to external vendors, (iv) we are required to report each rendered service to the customer on a timely basis, and submit to the customer a settlement report which summarizes the services rendered (including each service rendered and its respective service price) in accordance with a settlement schedule (typically monthly) agreed by both parties, and the service fees are paid to us upon the customer’s approval of the settlement report. The framework service agreements do not require our customers to make any purchase from us or specify any amount of services to be purchased, rather, the customers send their service orders to us when they are ready to order the services, on as-needed basis.

For scenario-based customized services, we enter into service agreements with our customers. Our service agreements specify the services to be provided, service fees and fee payment terms, as well as other rights and obligations of the parties, as negotiated on a case-by-case basis.

Agreements with External Vendors

We collaborate with external vendors, who are service platform operators, to perform aftermarket services for our enterprise customers. We enter into service agreement with each of our vendors prior to engage them for providing services. Depending on the type of services, the service agreements are typically for a term of 1 to 4 years and stipulate the following: (i) the services to be provided; (ii) the price of each service to be provided (price for each service is negotiated and structured individually); (iii) the terms for service fee and payment, see “Service Fee Settlement Arrangement with External Vendors” below; (iv) if a vendor fails to provide services, it will be required to pay liquidated damages at the an agreed rate per day for each overdue day, and bear all other losses incurred by us arising from its failure of delivering services as agreed upon; (v) if a vendor’s service is illegal or infringes upon the rights of others and causes losses to us, the vendor shall compensate us for all losses, including but not limited to the fines incurred by us, compensations to others, litigation fees, and legal fees; (vi) if any party violates the agreement in any other manner, it shall compensate the non-breaching party for all losses, and the non-breaching party also has the right to directly deduct the amount of compensation from the amount payable to the defaulting party; and (vii) other customary rights and responsibilities of the parties. In addition, we also enter into a joint management agreement with each vendor to stipulate that during the service engagement period, we have the right to inspect and monitor the external vendor (including its service providers) for its performance of the services, as well as the right to investigate and resolve any disputes or issues between the vendor and our customers relating to the vendor’s performance. Our agreements with vendors do not require us to make any purchase with the vendors or specify any services to be purchased, rather, we send service orders to the vendors on as-needed basis.

For scenario-based customized services, we may collaborate and outsource certain projects and tasks to external venders, with whom we enter into service agreements to specify the services to be outsourced, service fees to be paid to the vendors, and fee payment terms, as well as other rights and obligations of the parties, as negotiated on a case-by-case basis.

Service Fee Settlement Arrangements with External Vendors

When we enter into a service agreement with a vendor for aftermarket services, we also make a fee settlement arrangement with the vendor, which is customary in our business. In general, we are required to maintain a settlement account with the vendor and make an advance payment in cash into the settlement account in an amount that is sufficient to cover approximately three-months’ total service fees with the vendor. Such amount is calculated based on future forecasts as well as past performance. We then settle the service fees that are actually incurred with the vendor according to a settlement schedule, usually monthly, by deducting the incurred service fees from the settlement account and replenishing the settlement account with additional cash payments. From time to time, if the actual amount of service fees deviates from the pre-calculated amount, then we and the vendor mutually adjust the amount to be maintained in the settlement account accordingly. If actual service amount does not reach certain thresholds, then the vendor may be required to return certain funds in the settlement account to us at the time of the settlement.

For scenario-based customized services, depending on the fee payment terms negotiated with our customers and vendors, we may be required to make pre-payments to the vendors for the outsourced services under certain circumstances. For example, for online and offline promotional services, we typically prepay the vendors the service fees before settling our fees with our customers.

Due to the nature of our business, we typically grant our customers credit for periods of 30 to 90 days and hold relatively large accounts receivable balances. While we have certain procedures to monitor and limit exposure to credit risk on our accounts receivable, we are subject to certain credit risks. For further details, please see “Risk Factors – Risks Relating to Our Business - We are subject to credit risks from customers.”

Our Customers

We primarily service two types of customers: auto insurance third-party service providers and insurance companies. Auto insurance third-party service providers are companies that provide various services, such as aftermarket services and brokerage services, for auto insurance companies. Some of our insurance company customers are well known major insurance companies in China. The majority of our third-party service provider customers are aftermarket service providers, who contract us to provide aftermarket services for their insurance company customers. Having aftermarket service providers as our customers has significantly expanded the scope of our business, because each of our aftermarket service provider customer works with multiple insurance customers. On the other hand, insurance company customers typically offer more favorable pricing terms compared to the aftermarket service providers. Occasionally we provide scenario-based customized services for other types of customers such as technology companies and auto dealerships.

Since our inception in 2013, we have striven to offer high quality services at competitive prices. Our customer-oriented approach has helped us to establish long-term relationships with our customers. These relationships allow us to better anticipate and respond to customers’ needs, which we believe further enhances customer loyalty. As such, some of our customers have been referred to us by our existing and past customers. Large insurance companies have strict requirements for their service providers. As part of the selection process, they invite service providers like us to participate in annual or bi-annual biddings to compete for service orders. The selection of service providers is based on various qualifications, including the services offered and pricing, industry reputation and experience, technical capabilities and capital reserve, among others. Other than the above, we have also acquired some customers, particularly, smaller insurance companies, through customary application/approval processes.

For the six months ended September 30, 2024 and 2023,  we serviced a total of 57 and 16 customers, among which, 25 and 12 were third-party service providers, 19 and 4 were insurance companies, and 13 and 0 were other types of companies, respectively.

For the six months ended September 30, 2024, two customers accounted for 23.8% and 11.8% of the Company’s total revenues, respectively. The Company’s top 10 customers aggregately accounted for approximately 76.6% of the Company’s total revenue for the six months ended September 30, 2024.

For fiscal years ended March 31, 2024 and 2023, we serviced a total of 35 and 19 customers, among which, 26 and 12 were third-party service providers, 7 and 3 were insurance companies, and 2 and 4 were other types of companies, respectively.

For fiscal year 2024, no customers accounted for more than 10% of our total revenues. For fiscal year 2023, one customer, Xixing Vehicle Technology Service Co., Ltd. (“Xixing”), accounted for 34.1% of our total revenues. Our framework service agreement with Xinxing is for a term of two years, from November 5, 2022 to November 4, 2024, and contains all customary terms of a typical framework service agreement. Please see “Agreements with Customers” for further details.

Our Vendors

Through a decade of servicing the auto insurance industry, we have established an extensive service network throughout China by collaborating with external vendors. We select and engage external vendors based on business needs and have set up standard internal policies and procedures for the selection of our external vendors. Most of our vendors were referred to us through our long-time business partners and customers. Occasionally, we hold biddings to recruit and select qualified vendors for certain specific customized services and tasks. To ensure that we only work with qualified external vendors, our management has adopted a standard process to evaluate these vendors. We evaluate the external vendors and conduct thorough due diligence reviews of the vendors based on the scope of their business operations, financial situation, service locations, staff, customer services and reputation. All external vendors are required to have obtained all qualifications necessary for their services and maintain adequate insurance in line with market practice in China. We provide training for our external vendors for certain specialty tasks such as risk assessment service-related tasks, and regularly monitor the work performed by our venders to ensure that their service quality adheres to our standards.

For auto insurance aftermarket services, we collaborate with reputable service platform operators. To ensure comprehensive service coverage across the nation while maintaining an effective and efficient management system of our vendors, we've chosen to partner with reputable service platform operators with a relatively large network of individual service providers. Our service platform operator partners on average each engages with several hundred individual third-party providers (dealers, repair and maintenance shops, towing companies, 4S stores, etc.), who perform services for our enterprise customers. As of the date of this prospectus, we collaborate with 14  platform operators that work with 10,651 individual third-party providers, located in 30 province-level municipalities in China. The auto insurance aftermarket service market in China is largely divided by region; we believe our ability to provide nationwide services have made us more attractive to our enterprise customers as well we the car owners who enjoy the value-added services.

For the six months ended September 30, 2024, we engaged with 9 vendors, among which 5 were aftermarket service platform operators, 0 were IT service providers, and 4 were promotional service providers, respectively.

For the six months ended September 30, 2024, three vendors, Xuzhou Boqian Technology Service Co. Ltd., (“Xuzhou Boqian”), Xuzhou Xinming Zhibao Technology Co., Ltd.,(“Xuzhou Xinming”) and Xuzhou Juanhua Technology Service Co. Ltd., (“Xuzhou Juanhua”), accounted for 30.7%, 17.3% and 27.1% of the Company’s total purchases, respectively.

For fiscal years ended March 31, 2024 and 2023, we engaged with 14 and 12 vendors, among which, 7 and 5 were aftermarket service platform operators, 4 and 5 were IT service providers, 3 and 2 were promotional service providers, respectively.

For the year ended March 31, 2024, three vendors, Anhui Jingtu, Xuzhou Xinming and Xuzhou Qingxu, accounted for 11.9%, 9.9% and 9.8% of the Company’s total purchases, respectively. For the year ended March 31, 2023, four vendors, Xuzhou Qingxu, Jiangsu Jiukun, Xuzhou Haikong and Qingdao Zhongxin, accounted for 14.8%, 13.6%, 13.5% and 11.1% of the Company’s total purchases, respectively. We enter into service agreement with each of our vendors with a term that ranges from one to four years. Please see “Agreements with External Vendors” for further details.

Technical Team

We maintain a strong technical team, which is led by the manager of the IT department, Mr. Zeyuan Huang, who led the development of our proprietary service platform, QMSP. Mr. Huang joined the Company in July 2020. He obtained an associate degree in mechanical manufacturing and automation from Taishan College of Science and Technology at Shandong University of Science and Technology in July 2017. As of the date of this prospectus, our technical team has 9 full-time employees, of which many hold bachelor's degrees or graduate-level degrees. The veterans of our team have many years of experience in technology and system development, as well as in-depth knowledge of the insurance industry. Since our inception in 2013, we have continuously invested in our technical team and technological innovation to adapt to the evolving needs of our customers. Through the years, we have successively developed a number of applications and systems both internally and for our customers.

Currently, our technical team oversees the development and support of QMSP, which facilitates our aftermarket services utilizing advanced technologies. We believe QMSP has attracted more enterprise customers to utilize our aftermarket services, particularly, our risk assessment service, which has become our number one revenue stream. We are committed to continuously invest in our technical team, recruiting qualified professionals, enhancing the existing features of QMSP, and developing new functionalities and applications to improve the marketability of our services.

Sales and Marketing

As of the date of this prospectus, we have a dedicated sales team with 8 employees in Qingdao City, China. The leaders of the sales team are experienced former insurance industry executives. We market our services through direct marketing efforts, including the following: (i) running advertising and promotions on the website at www.qmsk.work and WeChat (a popular social media platform in China), (ii) participating in bidding processes conducted by the potential insurance company customers, and (iii) regularly reviewing bidding outcomes in the industry and actively engaging with successful bidders to introduce and promote our services and platform. We believe the best marketing is through providing high quality services that consistently meet and exceed customer expectations, and word-to-word referral by satisfied customers.

In the future, we plan to invest more heavily in marketing and sales through marketing campaigns and promotional events to improve our sales performance and strengthen our market position. We also plan to recruit more well-connected and knowledgeable marketing staff with extensive experience in the auto insurance industry, who will conduct targeted outreach to prospective customers.

Customer Service

Our customer service center is located in Qingdao City, China. We are committed to providing high-quality services to meet customers’ needs. Our customer service staff not only have an in-depth understanding of our services and QMSP (our service processing platform), but also excellent communication skills and service awareness, and therefore they can respond quickly to various customer inquiries, including technical support of QMSP. As of the date of this prospectus, our customer service team has 9 full-time employee members.

We offer the following service channels of communications so that customers can contact us at their convenience:

·	Telephone hotline: Customers can call the company's customer service hotline to communicate directly with customer service personnel about service-related issues.

·	Online communication: Customers can also communicate with us through our official website, APP, and our public account on WeChat.

Competition

The auto insurance third-party services market in the PRC is extremely fragmented with several thousand participants in 2023, where leading companies possess extensive network of partnership and customer base, diverse product of offerings, comprehensive operating capability and advanced technology. The Company holds approximately 0.3% of the total market share in the auto insurance third-party services market in terms of revenue in the PRC in 2023.

Seasonality

We currently do not experience any seasonality.

Intellectual Property

We rely on a combination of trade secrets (including employee and third-party nondisclosure agreements), copyrights, trademarks, and other contractual rights to establish and protect our proprietary rights in our intellectual property. As of the date of this prospectus, we have two registered trademarks in China, and have the legal right to use 41 registered software copyrights.  We own the domain name www.qmsk.work.

We believe that our intellectual property rights, confidentiality procedures and contractual provisions are adequate for our business operations. While we value our intellectual property and related assets, we do not believe that our market position and competitiveness are heavily dependent on them. We review third-party proprietary rights in an effort to develop effective intellectual property strategies, avoid infringement of any third-party proprietary rights, identify licensing opportunities and monitor the intellectual property claims of others.

Employees

As of March 31, 2024, 2023 and 2022, we and our subsidiaries had 28, 23 and 21 full-time employees, respectively. We believe that we maintain a good working relationship with our employees and to date, we have not experienced any labor disputes.

As of January 27, 2025, we and our subsidiaries had 32 full-time employees. The following table provides a breakdown of our employees by function as of January 27, 2025:

Function	Number of Employees	% of Total
Administrative and Human Resource	8	25%
Technical and Development	9	28%
Finance Department	7	22%
Sales and Marketing	8	25%
Total	32	100%

Properties and Facilities

As of the date of this prospectus, we own two real properties and maintain one leased facilities. We believe the facilities are suitable and adequate for our operations and are adequately maintained.

Real Properties Location	Area (Square Meter)	Owned or Leased (term of lease)	Use
No. 2212, Building 1, 88 Hong Kong East Road, Laoshan District, Qingdao, Shandong Province, China*	80.54	Owned	Office
No. 2215, Building 1, 88 Hong Kong East Road, Laoshan District, Qingdao, Shandong Province, Chian*	75.67	Owned	Office
Room 405, SIIC T6, Xianggang East Road, Laoshan District, Qingdao, Shandong Province, China	304.06	Leased (April 2024 -December 2027)	Office
Room 1603-1605, Chuangye Building, High-Tech Zone, Qingdao, Shandong Province, China	147.46	Leased (December 2024 – November 2025)	Office

Insurance

We maintain certain types of insurance to safeguard against risks and unexpected events. We provide social security insurance, including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for employees. We are not required to maintain business interruption insurance in China under PRC laws and do not maintain key person insurance, insurance policies covering damages to the network infrastructure or information technology systems, nor do we maintain any insurance policies for properties we lease. During fiscal years ended March 31, 2024 and 2023, we did not file any material insurance claims.

Legal Proceedings and Compliances

From time to time, we and our subsidiaries may be involved in legal proceedings in the ordinary course of business. We currently are not a party to any material legal or administrative proceedings. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial costs and diversion of our resources, including our management’s time and attention.

REGULATORY OVERVIEW

We operate substantially all of our business in the People’s Republic of China (the “PRC”) under a legal system established by the National People’s Congress (the “NPC”), which is the highest legislative body in the PRC, the State Council, which is the highest authority of the executive branch of the PRC central government, and several ministries and agencies under the State Council, including but not limited to the State Administration of Foreign Exchange (the “SAFE”), the Ministry of Commerce of the PRC (the “MOFCOM”), the National Development and Reform Commission (the “NDRC”), the State Administration for Market Regulation (the “SAMR”), formerly known as the State Administration for Industry and Commerce of the PRC (the “SAIC”), the Ministry of Industry and Information Technology of the PRC (the “MIIT”), and their respective authorized local counterparts.

This section sets forth a summary of the significant rules and regulations that affect our business activities in the PRC.

Regulation Relating to Foreign Investment

All limited liability companies incorporated and operating in the PRC are governed by the Company Law of the PRC (2023 Version) (the “Revised Company Law”), which was promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on December 29, 2023 and became effective on July 1, 2024. The Revised Company Law replaced the PRC Company Law and further stipulates the matters related to the establishment and dissolution, the organizational structure and the capital structure of PRC companies and strengthens the responsibilities of shareholders and management personnel and corporate social responsibility. Foreign-Invested Enterprises (“FIEs”) shall also be governed by the Revised Company Law, with exceptions as specified in foreign investment laws.

The PRC Foreign Investment Law was promulgated by the NPC on March 15, 2019 and became effective on January 1, 2020, simultaneously repealing the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. On December 26, 2019, the State Council promulgated the Regulation for Implementing the PRC Foreign Investment Law, or the FIE Implementing Regulation, which became effective on January 1, 2020 and replaced the implementation rules of each of the Law of the PRC on Sino-foreign Equity Joint Ventures, the Law of the PRC on Wholly Foreign-owned Enterprises and the Law of the PRC on Sino-foreign Cooperative Joint Ventures. The FIE Implementing Regulation implements the legislative principles and purpose of the Foreign Investment Law, emphasizes on the promoting and protecting of the foreign investment, and clarifies certain specific measures on the investment promotion, investment protection and investment management to be implemented. On the same day, the Supreme People’s Court issued the Interpretation on the Application of the Foreign Investment Law of the PRC, effective as of January 1, 2020, which applies to all contractual disputes arising from the acquisition of the relevant rights and interests by a foreign investor by way of gift, division of property, merger and division of enterprises.

The PRC Foreign Investment Law and the FIE Implementing Regulation clarify that the state shall formulate a catalogue of certain industries, fields and regions, where foreign investors are encouraged to invest. Previously, foreign investment in the PRC were principally governed by the Guidance Catalogue of Industries for Foreign Investment, promulgated and as amended from time to time by the MOFCOM and NDRC, and was later divided into two legal documents, the Catalog of Industries for Encouraged Foreign Investment, or the Encouraged Catalog, and the Special Administrative Measures for Access of Foreign Investment (Negative List), or the Negative List. The current Encouraged Catalog was promulgated by the MOFCOM and NDRC on October 26, 2022 and became effective on January 1, 2023. The current Negative List was promulgated by the MOFCOM and NDRC on September 6, 2024 and became effective on November 1, 2024, which serves as the main basis for the management and supervision of foreign investments in the PRC. Foreign investment in industries not on the 2024 Negative List is generally deemed as permitted unless specifically restricted or prohibited under other PRC laws. The Negative List is subject to review and update by the PRC government from time to time.

None of the industries in which our PRC Subsidiaries participate are found on the 2024 Negative List. Therefore, we or our PRC Subsidiaries are not subject to restrictions imposed by the PRC foreign investment laws and regulations.

Regulations Relating to Intellectual Property

Copyright

China has adopted comprehensive legislation governing intellectual property rights, including trademarks and copyrights. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization (the “WTO”) in December 2001.

In September 1990, the SCNPC promulgated the Copyright Law of the PRC, which became effective in June 1991 and was amended in 2001, 2010 and 2020 respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the internet and software products. In addition, a registration system has been established under the administration of the Copyright Protection Centre of China.

In order to further implement the Computer Software Protection Regulations, promulgated by the State Council in June 1991 and amended in 2001, 2011 and 2013 respectively, the National Copyright Administration issued Measures for the Registration of Computer Software Copyright in February 2002, which specifies detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the PRC, promulgated by the SCNPC in August 1982, and last amended in 2019, the Trademark Office of China National Intellectual Property Administration is responsible for the registration and administration of trademarks. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. In April 2014, the State Council issued the revised Implementing Regulations of the Trademark Law, which specified the requirements of applying for trademark registration and review.

Patent

According to the Patent Law of the PRC promulgated by the SCNPC in 1984 and last amended in 2020, a patentable invention or a utility model must meet three criteria: novelty, inventiveness and practicability. A patent is valid for a twenty-year term for an invention, a ten-year term for a utility model and a fifteen-year term for a design, starting from the application date.

Domain Names

In August 2017, the MIIT promulgated the Administrative Measures on Internet Domain Names, or the Domain Name Measures. The Domain Name Measures regulate the registration of domain names, such as the top-level domain name “.cn”. The MIIT is in charge of the administration of PRC internet domain names and the domain name services follow a “first apply, first register” principle.

Regulations Relating to Foreign Exchange

Pursuant to the Foreign Exchange Administration Regulations, as amended in August 2008, the RMB is freely convertible to foreign currencies for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but is subject to certain foreign exchange regulations for capital account items, such as direct investments, loans, repatriation of investments and investments in securities outside of the PRC, unless SAFE’s prior approval is obtained and prior registration with SAFE is completed. In May 2013, SAFE promulgated the Circular of the SAFE on Printing and Distributing the Administrative Provision on Foreign Exchange in Domestic Direct Investment by Foreign Investors and Relevant Supporting Documents, last amended on December 30, 2019, which provides and simplifies the operational steps and regulations on foreign exchange matters related to direct investment by foreign investors, including foreign exchange registration, the opening and use of bank accounts, receipt and payment of funds, and settlement and sales of foreign exchange.

Pursuant to the Notice on Further Simplifying and Improving Policies of Foreign Exchange Administration on Direct Investment or SAFE Notice 13, promulgated by the SAFE on February 13, 2015 and effective on June 1, 2015. Both the foreign exchange registration approval under domestic direct investment and the foreign exchange registration approval under overseas direct investment shall be reviewed and processed directly by banks. The SAFE and its local bureaus shall implement indirect supervision over the foreign exchange registration for direct investment.

Pursuant to the Notice of the SAFE on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, promulgated on March 30, 2015 and effective on June 1, 2015, and last amended on March 23, 2023, and the Notice of the SAFE on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, promulgated and effective on June 9, 2016, and partially amended on December 4, 2023, the system of voluntary foreign exchange settlement is implemented for the foreign exchange earnings of capital account items of foreign-invested enterprises. Foreign exchange capital in a foreign-invested enterprise’s capital account, for which the monetary contribution has been confirmed by the SAFE (or for which the monetary contribution has been registered for account entry), may be settled at a bank as required by the actual management needs of the enterprise. The voluntary settlement ratio of foreign-invested enterprise’s foreign exchange capital projects has been temporarily set at 100%. The SAFE may make adjustments to the said ratio at appropriate times based on the status of the international balance of payments. In addition, foreign exchange earnings under capital projects and the RMB funds obtained from the exchange settlements thereof shall not be used by foreign-invested enterprises for the following purposes: (1) direct or indirect payments of expenditures exceeding its business scope or those being prohibited by the laws and regulations of the PRC; (2) direct or indirect uses in securities investments or other investments (except for wealth management products and structured deposits with a risk rating of no higher than Level 2); (3) issuance of loans to non-affiliated enterprises (excluding those that are expressly permitted within their business scope); and (4) purchase of residential real estate that is not for self-use (except for enterprises engaged in real estate development and real estate leasing businesses).

On January 26, 2017, the SAFE promulgated the Notice of the SAFE on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, which took effect on the same day. This notice sets out various measures to strengthen the verification of authenticity and compliance of cross-border transactions and cross-border capital flow, which include requiring banks to verify board resolutions, tax filing forms, and audited financial statements before wiring foreign-invested enterprises’ foreign exchange distribution above $50,000, among other measures intended to strengthen the verification of authenticity and compliance of foreign direct investments.

On October 23, 2019, the SAFE promulgated the Notice of the SAFE on Further Promoting the Convenience of Cross-border Trade and Investment, or the SAFE Circular 28, which was amended on December 4, 2023. The SAFE Circular 28 provides that non-investment foreign-invested enterprises may use capital to make equity investment in the PRC in accordance with laws under the premise that the investment does not fall within the scope of the Negative List and the projects invested are authentic and in compliance with relevant laws and regulations.

On April 10, 2020, the SAFE issued the Notice of the SAFE on Optimizing Foreign Exchange Administration to Support the Development of Foreign-related Business, or the SAFE Circular 8. The SAFE Circular 8 provides that under the condition that the use of the funds is genuine and compliant with current administrative provisions on use of income relating to capital account, enterprises are allowed to use income of capital account items, such as capital funds, foreign debts and overseas listings for domestic payment, without submitting to the bank the materials evidencing the veracity of such payment prior to each transaction.

Regulations Relating to Offshore Investment

Pursuant to the Circular on Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Return Investments Conducted by Domestic Residents through Overseas Special Purpose Vehicles, or the SAFE Circular 37, promulgated by SAFE which became effective on July 4, 2014, (a) a PRC resident shall register with the local SAFE branch before he or she contributes assets or equity interests in an overseas special purpose vehicle (“Overseas SPV”), that is directly established or controlled by the PRC Resident for the purpose of conducting investment or financing; and (b) following the initial registration, the PRC Resident is also required to register with the local SAFE branch for any major change in respect of the Overseas SPV, including, but not limited to, a change of the Overseas SPV’s PRC Resident shareholder(s), name of the Overseas SPV, term of operation, or any increase or reduction of the Overseas SPV’s registered capital, share transfer or swap, and merger or division. Pursuant to SAFE Circular 37, failure to comply with these registration procedures may result in penalties.

Pursuant to the Circular of the SAFE on Further Simplifying and Improving the Direct Investment-related Foreign Exchange Administration Policies, or the SAFE Notice 13, which was promulgated on February 13, 2015 and effective on June 1, 2015, the foreign exchange registration under domestic direct investment and the foreign exchange registration under overseas direct investment is directly reviewed and handled by banks in accordance with the SAFE Notice 13, and the SAFE and its branches shall perform indirect regulation over the foreign exchange registration via banks. If a PRC shareholder holding interests in an Overseas SPV fails to fulfil the SAFE registration requirements, the PRC subsidiaries of that Overseas SPV may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the SPV may be restricted in its ability to contribute additional capital into its PRC subsidiaries.

Regulations Relating to Dividend Distributions

According to the Revised Company Law and PRC Foreign Investment Law, the PRC Entities, as FIEs, are required to set aside 10% of its after-tax profits each year, if any, to fund a statutory reserve, which may stop drawing its after-tax profits if the aggregate balance of the statutory reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. Furthermore, under the Enterprise Income Tax Law of the PRC ( the “PRC EIT Law”), which became effective in January 2008 with the latest amendment on December 29, 2018, the maximum tax rate for the withholding tax imposed on dividend payments from FIEs to their overseas investors that are not regarded as “resident” for tax purposes is 20%. The rate was reduced to 10% under the Implementing Regulations for the PRC EIT Law issued by the State Council on December 6, 2024 and was amended on April 23, 2019. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the non-PRC resident investors, and certain requirements specified by PRC tax authorities are satisfied.

Regulations relating to Business License

According to the Revised Company Law, the registration authority shall issue a business license to a company legally incorporated. The business license shall state the name, domicile, registered capital, business scope, name of the legal representative and other items of the company. When any of the items as stated in the business license of a company is changed, the registration authority shall issue a new business license after the modification application is completed by the company. To apply for modification of the business license, a company shall submit to the registration authority a written application form executed by the legal representative of the company. The Company and its PRC operating entities have all received business licenses in accordance with the Revised Company Law. Unless a PRC operating entity applies for renewal of its business license pursuant to the above requirements, its business license will not automatically expire or be subject to regular inspection in the next 12 months.

Regulations Relating to Internet Information Security and Privacy Protection

Personal Privacy Protection

Pursuant to the PRC Civil Code, personal information of a natural person shall be protected by the law. Any organization or individual that needs to obtain personal information of others shall obtain such information legally and ensure the safety of such information, and shall not illegally collect, use, process or transmit personal information of others, or illegally purchase or sell, provide, or make public personal information of others.

Further, the Ninth Amendment to the Criminal Law of the PRC, which was issued by the SCNPC on August 29, 2015, and became effective on November 1, 2015, stipulates that any network service provider that fails to fulfil the obligations related to information network security management as required by applicable laws and administrative regulations and refuses to take corrective measures, will be subject to criminal liability for causing (i) any large-scale dissemination of illegal information; (ii) any severe effect due to the disclosure of the users’ information; (iii) any serious loss of evidence of criminal activities; or (iv) other severe situations, and any individual or entity that (a) sells or provides personal information to others unlawfully or (b) steals or illegally obtains any personal information will be subject to criminal liability in severe situations.

Pursuant to the Administrative Measures for Online Trading Supervision, or the Online Trading Measures, online trading operators collecting and using consumers’ personal information shall follow the principles of legality, propriety and necessity, and shall specifically notify their consumers the purpose, method and scope of the collection and use of the information and obtain the consumers’ consent. In addition, online trading operators and their employees shall strictly keep confidential the personal information collected.

On August 20, 2021, the SCNPC promulgated the Law of Personal Information Protection of PRC, or the Personal Information Protection Law, which became effective on November 1, 2021. Pursuant to the Personal Information Protection Law, the processing of personal information includes the collection, storage, use, processing, transmission, provision, disclosure, deletion, etc. of personal information, and before processing personal information, personal information processors should truthfully, accurately and completely inform individuals of certain matters in a conspicuous manner and in clear and easy-to-understand language, including the processor’s name, contact information; the purpose of processing personal information, processing method, type of personal information processed, and retention period; the methods and procedures for individuals to exercise their rights under the Personal Information Protection Law; and (iv) other matters that should be notified as required by laws and administrative regulations. Personal information processors should also take the following measures to ensure that personal information processing activities comply with laws and administrative regulations based on the processing purpose, processing methods, types of personal information, impact on personal rights and interests, and possible security risks, etc., and to prevent unauthorized access and personal information leakage, tampering, and loss: (i) formulating internal management systems and operating procedures; (ii) implementing classified management of personal information; (iii) adopting corresponding security technical measures such as encryption and de-identification; (iv) reasonably determining the operating authority for personal information processing, and regularly conduct safety education and training for practitioners; (v) formulating and organizing the implementation of emergency plans for personal information security incidents; and (vi) other measures stipulated by laws and administrative regulations.

The Data Security Law of the PRC, promulgated by the SCNPC on June 10, 2021, effective from September 1, 2021, stipulates that relevant entities carrying out data processing activities should comply with laws, regulations and codes of ethics, establish and improve the whole process data security management system in the process of data processing, strengthen risk monitoring, conduct regular risk assessments and report to the competent authorities. In December 2011, the MIIT issued Several Provisions on Regulating the Market Order of Internet Information Services, which provides that an Internet information service provider shall not collect any user’s personal information or provide any such information to third parties without such user’s consent.

Pursuant to the Decision on Strengthening the Protection of Online Information, which was issued by the SCNPC in December 2012, and the Order for the Protection of Telecommunication and Internet User Personal Information, which was issued by the MIIT in July 2013, any collection and use of any user personal information must be subject to the consent of the user, and abide to the applicable law, rationality and necessity of the business and fall within the specified purposes, methods and scopes in the applicable laws.

Internet Security

On November 7, 2016, the SCNPC promulgated the Cybersecurity Law of the PRC, or the Cybersecurity Law, effective on June 1, 2017, which applies to the construction, operation, maintenance and use of networks as well as the supervision and administration of cybersecurity in the PRC. According to the Cybersecurity Law, network operators are broadly defined as owners and administrators of networks and network service provider and subject to certain security protection-related obligations, including but not limited to (i) complying with security protection obligations under graded system for cybersecurity protection requirements, which include formulating internal security management rules and operating instructions, appointing cybersecurity responsible personnel and their duties, adopting technical measures to prevent computer viruses, cyber-attack, cyber-intrusion and other activities endangering cybersecurity, adopting technical measures to monitor and record network operation status and cybersecurity incidents; (ii) formulating a emergency plan and promptly responding to and handling security risks, initiating the emergency plans, taking appropriate remedial measures and reporting to regulatory authorities in the event comprising cybersecurity threats; and (iii) providing technical assistance and support to public security and national security authorities for protection of national security and criminal investigations in accordance with the law.

On July 7, 2022, the CAC promulgated the Measures for the Security Assessment of Cross-border Data Transfer, which took effect on September 1, 2022, and requires that any data processor providing important data collected and generated during operations within the territory of the PRC or personal information that should be subject to security assessment according to the relevant law to an overseas recipient shall conduct security assessment. The Provisions on Promoting and Standardizing Cross-border Data Flows further provides four circumstances under which data processors must apply to the national cyberspace administration for a security assessment of cross-border data transfer through the local cyberspace administration at the provincial level, including: (i) Critical information infrastructure Operators (“CIIOs”) providing personal information or important data overseas; (ii) Data processors other than CIIOs providing important data overseas; (iii) Data processors other than CIIOs providing personal information (excluding sensitive personal information) of more than one million individuals cumulatively overseas since January 1 of the current year; or (iv) Data processors other than CIIOs providing sensitive personal information of more than 10,000 individuals cumulatively overseas since January 1 of the current year.

On July 30, 2021, the State Council promulgated the Regulations on Security Protection of Critical Information Infrastructure, which became effective on September 1, 2021. Pursuant to such regulations, “critical information infrastructure” means any important network facilities or information systems of important industries or fields such as public communication and information service, energy, communications, water conservation, finance, public services, e-government affairs and national defense science, and any other important network facilities or information systems which may endanger national security, people’s livelihood and public interest in case of damage, function loss or data leakage. In addition, relevant administration departments of each critical industry and sector, or Protection Departments, shall be responsible to formulate eligibility criteria and determine the critical information infrastructure operator in the respective industry or field. The operators shall be informed about the final determination as to whether they are categorized as critical information infrastructure operators.

The Cybersecurity Review Measures was promulgated in April 2020, which became effective in June 2020 provides that critical information infrastructure operators must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On December 28, 2021, the CAC, together with certain other PRC governmental authorities, jointly released the Revised Cybersecurity Review Measures, which took effect on February 15, 2022. Pursuant to the Revised Cybersecurity Review Measures, operators of critical information infrastructure that intend to purchase network products and services that affect or may affect national security must apply for a cybersecurity review. The cybersecurity review will evaluate, among others, the risk of critical information infrastructure, core data, important data, or the risk of a large amount of personal information being influenced, controlled or maliciously used by foreign governments after going public, and cyber information security risk. The Revised Cybersecurity Review Measures set out certain general factors which would be the focus in assessing the national security risk during a cybersecurity review.

On September 24, 2024, the Regulation on Network Data Security Management was promulgated by the State Council, and became effective on January 1, 2025. The Regulation on Network Data Security Management restates and further specifies the legal requirements for personal information, important data, cross-border data transfer, network platform services, and data security. Among others, if the network data processing activities have or may have impacts on national security, such activities shall be subject to national security review in accordance with relevant laws and regulations.

Regulations Relating to Overseas Listings and M&A

On August 8, 2006, six Chinese regulatory agencies, including the MOFCOM, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies, PRC enterprises or PRC individuals intends to acquire equity interests or assets of any other PRC domestic company affiliated with PRC companies, PRC enterprises or PRC individuals, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV that is controlled by PRC companies or individuals and that has acquired PRC domestic companies’ equities with the SPV’s shares shall obtain the approval of the China Securities Regulatory Commission (the “CSRC”) prior to publicly listing their securities on an overseas stock exchange.

On February 17, 2023, the CSRC promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Enterprises, or the Overseas Listing Trial Measures and five supporting guidelines, which became effective on March 31, 2023. According to the Overseas Listing Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; and (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application. The Overseas Listing Trial Measures further provides that an overseas listing or offering is explicitly prohibited, under any of the following circumstances: (1) such securities offering and listing are explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (2) the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with law; (3) the domestic company intending to make the securities offering and listing, its controlling shareholder(s) or the actual controller, has committed relevant crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (4) the domestic company intending to make the securities offering and listing is currently under investigations for suspicion of criminal offenses or major violations of laws and regulations, and no conclusion has yet been made thereof; or (5) there are material ownership disputes over equity held by the domestic company’s controlling shareholder(s) or by other shareholder(s) that are controlled by the controlling shareholder(s) and/or actual controller.

In addition, the Overseas Listing Trial Measures provides that the direct or indirect overseas listings of the assets of PRC domestic companies through one or more acquisitions, share swaps, transfers or other transaction arrangements shall be subject to filing procedures in accordance with the Overseas Listing Trial Measures, which filing shall be submitted within three business days after the issuer submits its application documents relating to the initial public offering and/or listing or after the first public announcement of the relevant transaction (if the submission of relevant application documents is not required). The Overseas Listing Trial Measures also requires subsequent reports to be filed with the CSRC on material events, such as change of control or voluntary or forced delisting of the issuer(s) who have completed overseas offerings and listings. Guidance for Application of Regulatory Rules - Overseas Offering and Listing No.1, promulgated by the CSRC together with the Overseas Listing Trial Measures, provides that if a domestic enterprise completes an overseas offering through an overseas special purposes acquisition company, it shall submit the filing materials within three business days after such overseas special purposes acquisition company publicly announces such acquisition transaction.

Furthermore, on February 24, 2023, the CSRC and other relevant government authorities revised the Archives Rules issued in 2009, and the revised Archives Rules came into effect on March 31, 2023. In the overseas listing activities of domestic companies, domestic companies, as well as securities companies and securities service institutions providing relevant securities services thereof, should establish a sound system of confidentiality and archival work, shall not disclose state secrets, or harm the state and public interests. Where a domestic company provides or publicly discloses to the relevant securities companies, securities service institutions, overseas regulatory authorities and other entities and individuals, or provides or publicly discloses through its overseas listing entity, any document or material involving any state secret or any work secret of any governmental agency, it shall report to the competent authority for approval in accordance with the law, and submit to the secrecy administration department for filing.

Regulations Relating to Employment

The Labor Law of the PRC, or the Labor Law, which became effective in January 1995 and was last amended in 2018, and the Labor Contract Law of the PRC, or the Labor Contract Law, effective in January 2008 and amended in 2012, require employers to provide written contracts to their employees, restrict the use of temporary workers and aim to provide long-term job security to the employees. Employers must pay their employees’ wages equal to or above local minimum wage standards, establish labor safety and workplace sanitation systems, comply with state labor rules and standards and provide employees with appropriate training on workplace safety. In September 2008, the State Council promulgated the Implementing Regulations for the PRC Labor Contract Law which became effective immediately and interprets and supplements the provisions of the Labor Contract Law.

Under the Labor Contract Law, an employer shall limit the number of dispatched workers (workers who sign employment contracts with employment agencies and are dispatched by the employment agencies to work at jobs) so that they do not exceed a certain percentage of its total number of workers. In January 2014, the Ministry of Human Resources and Social Security of the PRC issued the Interim Provisions on Labor Dispatching, which became effective in March 2014, pursuant to which it provides that the number of dispatched workers hired by an employer shall not exceed 10% of the total number of its employees (including both directly hired employees and dispatched contract workers).

The PRC governmental authorities have passed a variety of laws and regulations regarding social insurance and housing funds from time to time, including, among others, the Social Insurance Law of the PRC, the Regulation of Insurance for Labor Injury, the Regulations of Insurance for Unemployment, the Provisional Insurance Measures for Maternal Employees, the Interim Regulations Concerning the Collection and Payment of Social Insurance Premiums and the Administrative Regulations on the Housing Provident Fund. Pursuant to these laws and regulations, enterprises in the PRC shall provide their employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, occupational injury insurance and medical insurance, as well as housing fund and other welfare plans. Failure to comply with such laws and regulations may result in various fines and legal sanctions and supplemental contributions to the local social insurance and housing fund regulatory authorities.

Regulations Relating to Consumer Rights Protection

The PRC Consumer Rights and Interests Protection Law, or PRC Consumer Protection Law, as amended on October 25, 2013 and effective on March 15, 2014, sets out the obligations of business operators and the rights and interests of the consumers. Pursuant to the PRC Consumer Protection Law, business operators must guarantee that the service they provide satisfy the requirements for personal or property safety, provide consumers with authentic information about the service, and guarantee the quality, function, usage and term of validity of the service. Failure to comply with the PRC Consumer Protection Law may subject business operators to civil liabilities such as refunding purchase prices, ceasing damages, compensation, and restoring reputation, and even subject the business operators or the responsible individuals to criminal penalties if business operators commit crimes by infringing the legitimate rights and interests of consumers.

Regulations Relating to Tax in the PRC

Income Tax

The PRC EIT Law was promulgated in March 2007 and most recently amended in December 2018. The PRC EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. Under the PRC EIT Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. Under the implementation regulations to the PRC EIT Law, a “de facto management body” is defined as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise.

In April 2009, the Ministry of Finance, (the “MOF”), and State Administration of Taxation (the “SAT”) jointly issued the Notice on Issues Concerning Process of Enterprise Income Tax in Enterprise Restructuring Business, or the Circular 59, which became effective retroactively as of January 2008. In March 2011, SAT issued the Notice on Several Issues Regarding the Income Tax of Non-PRC Resident Enterprises, or the SAT Circular 24, effective in April 2011. By promulgating and implementing these circulars, the PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of equity interests in a PRC resident enterprise by a non-resident enterprise.

In February 2015, SAT issued the Notice on Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-PRC Resident Enterprises, or the SAT Circular 7. Pursuant to the SAT Circular 7, an “Indirect Transfer” of PRC assets, including a transfer of equity interests in an unlisted non-PRC holding company of a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of the underlying PRC assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. It also brings challenges to both the foreign transferor and transferee of the indirect transfer as they have to determine whether the transaction should be subject to PRC tax and to file or withhold the PRC tax accordingly. In October 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, amended in June 2018. SAT Circular 37 purports to clarify certain issues in the implementation of the above regime, by providing, among others, the definition of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of withholding amount, and the date of occurrence of the withholding obligation. Specifically, SAT Circular 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

Value-Added Tax (“VAT”)

The PRC Provisional Regulations on Value-Added Tax was promulgated by the State Council on December 13, 1993, which became effective on January 1, 1994 and was subsequently amended from time to time. The Detailed Rules for the Implementation of the PRC Provisional Regulations on Value-Added Tax (2011 Revision) was promulgated by the MOF on December 25, 1993 and subsequently amended on December 15, 2008 and October 28, 2011. On November 19, 2017, the State Council promulgated the Decisions on Abolishing the PRC Provisional Regulations on Business Tax and Amending the PRC Provisional Regulations on Value-Added Tax. Pursuant to these regulations, rules and decisions, all enterprises and individuals engaged in sale of goods, provision of processing, repair, and replacement services, sales of services, intangible assets, real property, and the importation of goods within the PRC territory are VAT taxpayers. On March 20, 2019, the MOF, the SAT, and the General Administration of Customs jointly issued the Announcement on Relevant Policies on Deepening the Reform of Value-Added Tax, according to which for general VAT payers’ sales activities or imports that are subject to VAT at a current applicable rate of 16% or 10%, the applicable VAT rate is adjusted to 13% or 9%, respectively, from April 1, 2019.

On December 25, 2024, the SCNPC promulgated the Value-Added Tax Law of the PRC, or the VAT Law, which will become effective on January 1, 2026 and replace the PRC Provisional Regulations on Value-Added Tax.

Regulations Relating to Lease Property

Pursuant to the Law of the PRC on the Administration of the Urban Real Estate, promulgated by the SCNPC on July 5, 1994 and last amended on August 26, 2019 and effective on January 1, 2020, in the lease of a house, the leaser and the lessee shall conclude a written lease contract defining such matters as the term, purpose and price of the lease, liability for repair, as well as other rights and obligations of both parties. They shall register the lease contract with the department of housing administration for the record. Pursuant to the Administrative Measures on Commodity Housing Leasing, issued by Ministry of Housing and Urban-Rural Development on December 1, 2010 and became effective on February 1, 2011, without complying with the registration requirement above, the leaser and the lessee may be imposed a fine by the governmental authorities.

Regulations Related to Work Safety

Under relevant construction safety laws and regulations, including the PRC Work Safety Law, which was promulgated by the SCNPC on June 29, 2002 with the latest amendment on June 10, 2021, production and operating business entities must establish objectives and measures for work safety and improve the working environment and conditions for workers in a planned and systematic way. A work safety protection scheme must also be set up to implement the work safety responsibility system. In addition, production and operating business entities must arrange work safety training and provide their employees with protective equipment that meets the national or industrial standards.

MANAGEMENT

Set forth below is information concerning our directors and executive officers.

Name	Age	Position(s)
Yaxin Dong	32	Director, Chairman of the board of directors and Chief Executive Officer

Jing Sheng	45	Chief Financial Officer

		Director

		Independent Director Appointee*

		Independent Director Appointee*

		Independent Director Appointee*

*	[·], [·] and [·] have accepted appointments to be our directors, effective immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

The following is a brief biography of each of the executive officers and directors or director appointees listed above:

Mr. Yaxin Dong is our Director, Chairman of the board of directors and Chief Executive Officer. Mr. Yaxin Dong has 13 years of industry experience. He started his career at Sinosafe General Insurance Co., Ltd. as an insurance claims adjuster from October 2012 to August 2015. In August 2015, he founded Fuer Insurance Brokerage Co., Ltd, which was acquired by PingAn Life Insurance Company of China, Ltd. in December 2019. In February 2018, Mr. Dong founded Qingmin Digital Science (Qingdao) Technology Service Co., Ltd and served as its legal representative and chairman of the board of directors since then. In January 2021, Mr. Dong founded Qingmin Digital Science Co., Ltd and served as its legal representative and chairman of the board of directors since then. Mr. Dong obtained a bachelor’s degree in electronic information technology from Xi’an Jiaotong University in July 2013 and a master’s degree in business administration from Shanghai University of Finance and Economics in May 2024.

Ms. Jing Sheng is our Chief Financial Officer. Ms. Sheng has more than two decades of professional experience in the accounting and financial fields. Ms. Sheng has served as the CFO for Qingmin Digital Science (Qingdao) Technology Service Co., Ltd since April 2024. From October 2014 to March 2024, Ms. Sheng worked for Qingdao Economic and Technological Development Zone Investment Holding Group Co., Ltd., where she held several senior financial leadership roles over the past decade and was promoted to head of the Legal and Audit Center in November 2023. From November 2009 to September 2012, Ms. Sheng served as the accountant at Columbia Lake Health Center, Canada. Ms. Sheng has been a member of the Association of Chartered Certified Accountants (ACCA) in the United Kingdom since November 2016, the Chartered Professional Accountants of Canada (CPA, CGA) since December 2022 and received her Accounting Professional Qualification of the PRC in 2021. Ms. Sheng obtained a bachelor’s degree in accounting and finance from the University of East London, the UK, in June 2005 and a master’s degree in Investment Analysis from the University of Stirling, the UK, in November 2006.

[·] is our Director.

[·] will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

[·] will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

[·] will serve as our independent director starting immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

For additional information, see “Description of Share Capital—Directors.”

Family Relationships

None of our directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Controlled Company

Upon completion of this offering, Mr. Yaxin Dong, our Chief Executive Officer, will beneficially own approximately 78.64% of the aggregate voting power of our total issued and outstanding share capital assuming no exercise of the over-allotment option, or 77.58% assuming full exercise of the over-allotment option. As a result, we will be deemed a “controlled company” for the purpose of the Nasdaq listing rules. As a controlled company, we are permitted to elect to rely on certain exemptions from the obligations to comply with certain corporate governance requirements, including:

·	the requirement that our director nominees be selected or recommended solely by independent directors; and

·	the requirement that we have a nominating and corporate governance committee and a compensation committee that are composed entirely of independent directors with a written charter addressing the purposes and responsibilities of the committees.

Although we do not intend to rely on the controlled company exemptions under the Nasdaq listing rules even if we are deemed a controlled company, we could elect to rely on these exemptions in the future, and if so, you would not have the same protection afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

Board of Directors

Our board of directors will consist of [·] directors upon closing of this offering. Our board of directors have determined that the following director appointees, [·], [·], [·], and [·], satisfy the “independence” requirements of the Nasdaq corporate governance rules.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Companies Act (Revised) of the Cayman Islands imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. In certain limited exceptional circumstances, a shareholder may have the right to seek damages if a duty owed by our directors is breached.

The functions and powers of our board of directors include, among others:

·	appointing officers and determining the term of office of the officers;

·	exercising the borrowing powers of the company and mortgaging the property of the company; and

·	declaring dividends (including interim dividends) and other distributions.

Terms of Directors and Officers

We may by an ordinary resolution appoint any person to be a director. The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board.

An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between us and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors.

A director may be removed from office by an ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by a special resolution), notwithstanding anything in our articles or in any agreement between us and such director (but without prejudice to any claim for damages under such agreement).

The office of director shall be vacated, if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to us; or

(d)	is removed from office pursuant to any other provision of our articles.

Our officers are appointed by and serve at the discretion of our board of directors.

Qualification

A director is not required to hold any shares in the Company by way of qualification.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Pursuant to employment agreements, the form of which is filed as Exhibit 10.1 to the registration statement of which this prospectus forms a part, we agree to employ each of our executive officers for a specified time period, which will be automatically renewed unless either party gives the other party a written notice to terminate the agreement six months prior to the end of the current employment term. We may terminate the employment for cause, at any time, without notice or remuneration, for certain acts of the executive officer, including but not limited to the commitments of any serious or persistent breach or non-performance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, bribery, or severe neglect of his or her duties. An executive officer may terminate his or her employment at any time with a three-month prior written notice. Each executive officer agrees to hold, both during and after the employment agreement expires, in strict confidence and not to use or disclose to any person, corporation or other entity without written consent, any confidential information. We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our Company.

Compensation of Directors and Executive Officers

For the fiscal year ended March 31, 2024, we and the operating entities paid an aggregate of $58,172 as compensation to our executive officers and directors. We or the operating entities have not set aside or accrued any amount to provide pension, retirement, or other similar benefits to our directors and executive officers. The PRC operating entities are required by law to make contributions equal to certain percentages of each employee’s salary for his or her pension insurance, medical insurance, unemployment insurance, and other statutory benefits and a housing provident fund.

The following table sets forth certain information with respect to compensation for the years ended March 31, 2023 and 2024 earned by or paid to our Chief Executive Officer nominee and our Chief Financial Officer nominee and each director of the Company (the “named executive officers”).

Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Deferred Compensation Earnings (US$)	Pension (US$)	Total (US$)
Yaxin Dong	2024	$33,241	$—	$—	$—	$—	$—	$—	$33,241
Chief Executive Officer

Jing Sheng	2024	$24,931	$—	$—	$—	$—	$—	$—	$24,931
CFO

Insider Participation Concerning Executive Compensation

Our Chief Executive Officer, Mr. Yaxin Dong, is currently making all determinations regarding executive officer compensation. When our Compensation Committee is set up, it will be making all determination regarding executive officer compensation (please see below).

Committees of the Board of Directors

We will establish three committees under the board of directors prior to the closing of this offering: an audit committee, a compensation committee, and a nominating and corporate governance committee. Each of the committees will be comprised of our independent directors. The appointment to the committees will be effective immediately prior to the effective date of the registration statement of which this prospectus forms a part. We will adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of [·], [·], and [·], each of whom is an independent director. [·] will be the chairperson of our audit committee. We have determined that each of our independent director appointees also satisfy the “independence” requirements of Rule 10A-3 under the Securities Exchange Act. Our board also has determined that [·] qualifies as an audit committee financial expert within the meaning of the SEC rules or possesses financial sophistication within the meaning of the Nasdaq listing rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our Company. The audit committee will be responsible for, among other things:

·	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

·	reviewing with the independent auditors any audit problems or difficulties and management’s response;

·	discussing the annual audited financial statements with management and the independent auditors;

·	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

·	reviewing and approving all proposed related party transactions;

·	meeting separately and periodically with management and the independent auditors; and

·	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist[·], [·], and [·], each of whom is an independent director. [·] will be the chairperson of our compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our Chief Executive Officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

·	reviewing and approving the total compensation package for our most senior executive officers;

·	approving and overseeing the total compensation package for our executives other than the most senior executive officers;

·	reviewing and recommending to the board with respect to the compensation of our directors;

·	reviewing periodically and approving any long-term incentive compensation or equity plans;

·	selecting compensation consultants, legal counsel or other advisors after taking into consideration all factors relevant to that person’s independence from management; and

·	reviewing programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans.

Nominating and Corporate Governance Committee. Our nominating and corporate governance committee will consist of [·], [·], and [·], each of whom is an independent director. [·] will be the chairperson of our nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

·	identifying and recommending nominees for election or re-election to our board of directors or for appointment to fill any vacancy;

·	reviewing annually with our board of directors its current composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

·	identifying and recommending to our board the directors to serve as members of committees;

·	advising the board periodically with respect to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to our board of directors on all matters of corporate governance and on any corrective action to be taken; and

·	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics, which is filed as Exhibit 99.1 of this registration statement and applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the closing of this offering.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus, and as adjusted to reflect the sale of the Ordinary Shares offered in this offering for:

·	each of our directors and executive officers;

·	our directors and executive officers as a group; and

·	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on total voting power of the 15,000,000 Ordinary Shares issued and outstanding as of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering is based on total voting power of 16,500,000 Ordinary Shares issued and outstanding immediately after the completion of this offering, assuming no exercise of the over-allotment option.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities, held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. As of the date of the prospectus, we have 4 shareholders of record, none of whom are located in the U.S. We will be required to have at least 300 unrestricted round lot shareholders at closing in order to satisfy the Nasdaq listing rules.

	Ordinary Shares Beneficially Owned Prior to this Offering		Ordinary Shares Beneficially Owned After this Offering Over-allotment option not exercised
	Number	Percent	Number	Percent
Directors and Executive Officers(1):
Yaxin Dong(2)	12,975,000	86.50%	12,975,000	78.64%
Jing Sheng(3)	675,000	4.50%	675,000	4.00%

All directors and executive officers as a group (Seven individuals):
5% Shareholders:
Dyasin Eternity Holding Limited(2)	12,975,000	86.50%	12,975,000	78.64%
Jing Sheng(3)	675,000	4.50%	675,000	4.00%
Total	13,650,000	92%	13,650,000	82.64%

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is Room 204, Block B, Building 1, 151 Huizhiqiao Road, High-tech Zone, Qingdao, Shandong, the People’s Republic of China.
(2)	The number of Ordinary Shares beneficially owned prior to this offering represents 12,975,000 Ordinary Shares indirectly held by Mr. Yaxin Dong, the 100% owner of Dyasin Holding Limited, a British Virgin Islands company, with the business address of Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands. Dyasin Holding Limited 100% owns Dyasin Eternity Holding Limited, a British Virgin Islands company with the business address of Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.
(3)	The number of Ordinary Shares beneficially owned prior to this offering represents 675,000 Ordinary Shares held by Crystal Jing Limited, a British Virgin Islands company, which is 100% owned by Ms. Jing Sheng, our CFO, with the business address of Craigmuir Chambers, Road Town, Tortola, VG1110, British Virgin Islands.

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our Company.

RELATED PARTY TRANSACTIONS

Material Transactions with Related Parties

The relationship and the nature of related party transactions for the six months ended September 30, 2024, fiscal years ended March 31, 2024, 2023 and 2022, and as of the date of this prospectus are summarized as follows:

a.	Nature of relationships with related parties

Name of related parties	Relationship with the Company
Mr. Yaxin Dong	Controlling shareholder, Director, Chairman of the board of directors, Chief Executive Officer of the Company
Ms. Jiahui Zhao	Wife of Mr. Yaxin Dong
Ms. Chengfang Sun	Mother of Mr. Yaxin Dong
Ms. Hua Jin	Mother-in-law of Mr. Yaxin Dong
Mr. Jiahuan Wang	Legal representative, executive board member and chief executive officer of the Company’s subsidiary, Qingmin Kehui, during the period from September 20, 2023 to April 2, 2024.
Qingmin Shuke (Qingdao) E-Commerce Co., Ltd. ("QM E-commerce")	Mr. Yingze Sui is the legal representative, executive board member and chief executive officer of this entity.
Qingmin Shuke (Qingdao) Brand Management and Consulting Co., Ltd. ("QM Brand Management")	An entity100% controlled by Ms. Jiahui Zhao, the wife of Mr. Yaxin Dong. She is the legal representative, chief executive officer of this entity. Her mother Ms. Hua Jin is the supervisor of this entity.
Qingmin Sheke (Qingdao) Human Resource Management Co., Ltd. ("QM HR Management")	The Company's subsidiary Qingmin Digital was 20% shareholder of this entity during March 24, 2022, to August 9, 2022. Mr. Yaxin Dong served as the legal representative, executive chairman of the Board and chief executive officer of this entity during the period from March 24, 2022 to March 16, 2023. In addition, QM Technology Partnership was 49% shareholder of this entity during the period from March 6, 2023, to May 24, 2023.
Shandong Zhongkai Investment Fund Management Co., Ltd. ("Shandong Zhongkai")	An entity 100% controlled by Ms. Chengfang Sun.
Mr. Yingze Sui	Supervisor of the Company’s subsidiary Qingmin Digital during the period from March 3, 2023 to April 7, 2024. Also, legal representative and chief executive officer of Xixing Qingdao (see below), holding 23.0769% ownership interest in Xixing Qingdao
Xi'xing (Qingdao) Technological Service Co., Ltd. ("Xixing Qingdao")	Ms. Jiahui Zhao was 49% shareholder of this entity during the period from March 30, 2022, to February 21, 2023. Ms. Hua Jin currently holds 39.2308% ownership interest in this entity.
JXKG Holdings Company Limited ("JXKG Holdings")	Former shareholder of the Company's subsidiary Qingmin Digital, holding 49% equity interest in Qingmin Sheke during the period from March 14, 2022 to February 28, 2024.
Qingmin Management Co., Ltd. ("QM Management Co.")	Mr. Yaxin Dong was the legal representative and chief executive officer, and Mr. Yingze Sui was the supervisor of this entity before April 8, 2024. Starting from April 8, 2024, Ms. Jiahui Zhao is the legal representative and chief executive officer, and Ms. Hua Jin is the supervisor of this entity. Currently, JXKG Holdings holds 100% ownership interest in this entity.
Qingmin Sheke (Qingdao) Technological Service Partnership (Limited Partnership) ("QM Technology Partnership")	An entity controlled by Mr. Yaxin Dong, who is the legal representative of this entity and holds 70% equity interest in this entity
Qingdao Xikang Network Technology Co., Ltd. ("Xikang Network")	An entity controlled by Ms. Chengfang Sun

b. Due from related parties

Due from related parties consists of the following:

			As of March 31,
	As of the date of this prospectus	As of September 30, 2024	2024	2023	2022
Mr. Yaxin Dong	$-	$-	$-	$786,443	$542,886
QM Shuke E-commerce	-	-	-	436,570	264,479
QM Brand Management	-	-	182,818	4,018,319	-
QM HR management	-	-	-	348,960	-
Shandong Zhongkai	-	-	-	385,245	383,788
Xixing Qingdao	-	-	-	314,636	-
Mr. Zeying Sui	-	-	-	-	-
Ms. Jiahui Zhao	-	-	-	70,026	-
Total due from related parties	$-	$-	$182,818	$6,360,199	$1,191,153

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, the March 31, 2024, 2023 and 2022 balance has been fully collected. There was no due from related party balance as of September 30, 2024 and as of the date of this prospectus. The Company does not have the intention to make cash advances to related parties in the future.

c. Due to related parties

Due to related parties consists of the following:

			As of March 31,
	As of the date of this prospectus	As of September 30, 2024	2024	2023	2022
Ms. Hua Jin	$ -	$ -	$ -	$ 223,261	$ 241,867
QM Management Co.	3,200,111	3,200,111	3,276,587	-	226,986
QM HR management	-	-	-	-	24,293
QM Technology Partnership	-	-	-	1,442	-
Ms. Chengfang Sun	-	-	13,089	21,041	22,795
Mr. Yaxin Dong	140,832	169,331	114,392	-	971,733
Mr. Jiahuan Wang	-	-	9,292	-	-
Total due to related parties	$ 3,340,943	$ 3,369,442	$ 3,413,360	$ 245,744	$ 1,487,674

As of September 30, 2024, March 31, 2024, 2023 and 2022, and as of the date of this prospectus, the balance due to the related parties consisted of advances from the Company’s related parties and was used for working capital in the Company’s normal course of business. Such advances were non-interest bearing and due on demand.

d. Accounts payable to a related party

Accounts payable to a related party consisted of the following:

	As of March 31,
	2024	2023	2022
Xikang Network	$-	$-	$100,427
Total accounts payable to a related party	$-	$-	$100,427

The accounts payable balance due to a related party as of March 31, 2022 was fully settled in fiscal year 2023. There was no such balance as of September 30, 2024, March 31, 2023 and 2024, and as of the date of this prospectus.

e. Loan guarantees provided by related parties

In connection with the short-term loan that Qingmin Technology borrowed from ABC Bank, a related party, Ms. Jiahui Zhao, wife of the Company’s controlling shareholder, Director, Chairman of board of directors and the Chief Executive Officer Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $2.0 million) that Qingmin Technology may borrow from ABC Bank during the period from March 22, 2023 to March 21, 2026. In addition, a related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,434,775 (approximately $2.25 million) as collaterals to guarantee any loan that Qingmin Technology may borrow from ABC Bank during the period from March 27, 2023 to March 26, 2028.

In addition, in connection with the short-term loan that Qingmin Digital borrowed from ABC Bank, a related party, Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $1.9 million) that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2027. In addition, related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,569,000 (approximately $2.17 million) as collaterals to guarantee any loan that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2029.

On June 28, 2024, the Company’s subsidiary, Qingmin Technology, entered into a short-term loan agreement with Industrial and Commercial Bank of China (“ICBC Bank”) to borrow RMB5 million (approximately $692,492) as working capital for one year, with loan expiration date on June 23, 2025 and a fixed interest rate of 3.85% per annum. A related party, Mr. Yaxin Dong, signed a guarantee agreement with ICBC Bank to provide a guarantee of maximum loan of RMB11.4 million (approximately $1,578,882) that Qingmin Technology may borrow from ICBC Bank during the period from March 26, 2024 to June 26, 2034.

On July 11, 2024, Qingmin Technology submitted two loan applications with Xingye Bank to borrow a total of RMB9 million (approximately $1,246,486) as working capital for one year. A loan of RMB4.5 million (approximately $623,243) was approved by Xingye Bank on July 12, 2024, with loan maturity date on July 12, 2025. Another loan of RMB4.5 million (approximately $623,243) was approved by Xingye Bank on July 19, 2024, with loan maturity date on July 19, 2025. Both loans bear a fixed interest rate of 3.30% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Xingye Bank to a guarantee of maximum loan of RMB20 million (approximately $2,769,968) that Qingmin Technology may borrow from Xingye Bank during the period from July 12, 2024 to July 12, 2025. In addition, related party, Xixing Qingdao, pledges a real estate property of 232.51 square meters as collateral to safeguard this loan.

On September 24, 2024, the Company’s subsidiary, Qingmin Digital, entered into a short-term loan agreement with Bank of China to borrow RMB7.5 million (approximately $1,038,738) as working capital for one year, with loan maturity date on September 25, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 30 basis points. The effective rate is 3.05% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Bank of China to a guarantee of maximum loan of RMB7.5 million (approximately $1,038,738) that Qingmin Digital may borrow from Bank of China during the period from September 24, 2024 to September 23, 2029. In addition, related party, QM Brand Management, pledges a real estate property valued at RMB 10,000,500 (approximately $1.4 million) as collateral to safeguard this loan.

On October 15, 2024, Qingmin Digital entered into a loan agreement with Bank of China to borrow RMB 5.0 million (approximately $692,492) as working capital for one year, with the loan maturity date on October 30, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 30 basis points. The effective rate is 3.05% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed a guarantee agreement with Bank of China to guarantee the maximum loan of RMB 5.0 million (approximately $692,492) that Qingmin Digital may borrow from Bank of China during the borrowing period.

On November 15, 2024, Qingmin Technology entered into a line of credit agreement with Postal Savings Bank of China (“PSBC”) and obtained a line of credit of RMB 10 million (approximately $1.4 million). Pursuant to this agreement, Qingmin Technology can take multiple loans out as working capital for three years (from November 20, 2024 to November 19, 2027), up to the maximum line of credit amount of RMB 10 million (approximately $1.4 million). The effective interest rate will be determined by PSBC upon each loan withdrawn from this line of credit. The Company’s subsidiary, Qingmin Digital, together with related parties, Mr. Yaxin Dong, his wife Ms. Jiahui Zhao and QM Brand Management, jointly signed a guarantee agreement with PSBC to guarantee the maximum loan of RMB 10 million (approximately $1.4 million) that Qingmin Technology may borrow from PSBC.

On November 29, 2024, Qingmin Technology entered into a line of credit agreement with Qingdao Bank to obtan a line of credit of RMB 5 million (approximately $712,494), pursuant to which, Qingmin Technology can borrow a maximum RMB 5 million from this line of credit as working capital during the period from November 29, 2024 to November 29, 2025. On December 3, 2024, Qingmin Technology signed a loan agreement with Qingdao Bank to borrow RMB 5 million (approximately $712,494) as working capital for one year, with loan maturity date on December 3, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 10 basis points. The effective rate was determined by Qingdao Bank as 3.20% per annum when Qingmin Technology obtained the loan on Decemer 12, 2024. Related parties, Mr. Yaxin Dong, and his wife Ms. Jiahui Zhao, jointly signed a guarantee agreement with Qingdao Bank to guarantee the maximum loan of RMB 5 million (approximately $712,494) that Qingmin Technology may borrow from Qingdao Bank during the period from November 29, 2024 to November 29, 2025.

f. Office lease from a related party

On March 10, 2024, the Company’s subsidiary, Qingmin Digital entered into an office lease agreement with related party, QM Brand Management, to lease an office space of 304.06 square meters with operating lease terms of 3.75 years (effective from April 1, 2024 to December 31, 2027). There is no lease payment during the period from April 1, 2024 to June 30, 2024 due to office decoration. The lease payment for the period from July 1, 2024 to December 31, 2024 is RMB200,000 (approximately $27,700), and the lease payment for calendar year 2025, 2026 and 2027 will be RMB400,000 (approximately $55,400) each year.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our post-offering memorandum and articles of association are summaries and do not purport to be complete. Reference is made to our post-offering memorandum and articles of association, which will become effective before the completion of this offering, copies of which are filed as an exhibit to the registration statement of which this prospectus is a part.

We were incorporated as an exempted company with limited liability under the Companies Act (Revised) of the Cayman Islands, or the “Cayman Companies Act,” on May 24, 2024. A Cayman Islands exempted company:

·	is a company that conducts its business mainly outside the Cayman Islands;

·	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

·	does not have to hold an annual general meeting;

·	does not have to make its register of members open to inspection by shareholders of that company;

·	may obtain an undertaking against the imposition of any future taxation;

·	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

·	may register as a limited duration company; and

·	may register as a segregated portfolio company.

Ordinary Shares

As of the date of this prospectus, our authorized share capital is US$50,000 divided into 500,000,000 Ordinary Shares of par value of US $0.0001 each. All of our issued and outstanding Ordinary Shares are fully paid and non-assessable. Our Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Every person whose name is entered as a shareholder in the register of members may, without payment and upon its written request, request a certificate within two calendar months after allotment or lodgement of transfer (or within such other period as the conditions of issue shall provide) in the form determined by the directors. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Ordinary Shares. We shall not issue shares to bearer.

Subject to our post-offering memorandum and articles of association and where applicable Nasdaq listing rules, all shares for the time being unissued shall be under the control of the directors who may, in their absolute discretion and without the approval of the members, cause us to issue, allot and dispose of shares (including, without limitation, preferred shares) (whether in certificated form or non-certificated form) to such persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine, and grant options with respect to shares and issue warrants or similar instruments with respect thereto. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Upon the completion of this offering, there will be 16,500,000 (if the Underwriter’s over-allotment option is not exercised) or 16,725,000 (if the Underwriter’s over-allotment option is exercised in full) Ordinary Shares issued and outstanding. Ordinary Shares sold in this offering will be delivered against payment from the Underwriter upon the closing of the offering in New York, New York, on or about [·].

Listing

We have applied to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “QMSK”.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Transhare Corporation, at 17755 US Hwy 19 N, Clearwater, FL 33764.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights and restrictions for the time being attached to any shares:

(a)	the directors may declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of our funds lawfully available therefor; and

(b)	our shareholders may, by ordinary resolution, declare dividends, but no such dividend shall exceed the amount recommended by the directors.

Under the laws of the Cayman Islands, we may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

No dividend shall bear interest against us.

Voting Rights

At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. Subject to any rights and restrictions for the time being attached to any share, on a poll every shareholder present at the meeting shall have one (1) vote for each share of which such shareholder is the holder. On a poll, votes may be given either personally or by proxy.

Variation of Rights of Shares

Whenever our capital is divided into different classes, the rights attached to any class may, subject to any rights or restrictions for the time being attached to any class, only be varied either with the consent in writing of the holders of at least two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate general meeting of the holders of shares of that class.

The rights conferred on the shareholder holding shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by us.

Alteration of Share Capital

Subject to the Cayman Companies Act and our post-offering memorandum and articles of association, we may, by an ordinary resolution:

(a)	increase our share capital by new shares of such amount as it thinks expedient;

(b)	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

(c)	sub-divide our shares, or any of them, into shares of an amount smaller than that fixed by the memorandum, provided that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(d)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

Subject to the Cayman Companies Act, we may, by a special resolution, reduce our share capital and any capital redemption reserve in any manner authorized by the Cayman Companies Act.

Lien and Calls on Shares

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares and each shareholder shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment), pay to us at the time or times so specified the amount called on such shares. The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the directors shall be at liberty to waive payment of that interest wholly or in part.

We have a first and paramount lien on every share (not being a fully paid share) registered in the name of a person indebted or under liability to us (whether he is the sole registered holder of a share or one of two or more joint holders) for all amounts owing by him or his estate to us (whether or not presently payable). Our lien on a share extends to any amount payable in respect of it, including but not limited to dividends.

At any time, the directors may declare a share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors in their absolute discretion think fit, any share on which we have a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

Our Ordinary Shares issued under this registration statement, when offered and sold as contemplated by the plan of distribution, will be fully paid and therefore not subject to the lien or assessment rights.

Unclaimed Dividend

A dividend unclaimed for a period of six calendar years from the date of declaration of such dividend may be forfeited by the board of directors and, if so forfeited, shall revert to our Company.

Forfeiture of Shares

If a shareholder fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued. The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the directors to that effect.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding, remain liable to us for all monies which, at the date of forfeiture, were payable by him to us in respect of the shares forfeited, but his liability shall cease if and when we receive payment in full of the amount unpaid on the shares forfeited.

A certificate in writing under the hand of a director that a share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the declaration as against all persons claiming to be entitled to the share.

We may receive the consideration, if any, given for a share on any sale or disposition thereof pursuant to the provisions of the articles as to forfeiture and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of and that person shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

Share Premium Account

The directors shall establish a share premium account in accordance with the Cayman Companies Act and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

Redemption, Purchase and Surrender of Shares

Subject to the Cayman Companies Act and our post-offering memorandum and articles of association, we may:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder, on the terms and in the manner as may be determined, before the issue of such shares, by either the board of directors or by the shareholders by an ordinary resolution;

(b)	purchase its own shares (including any redeemable shares) on such terms and in such manner as have been approved by the board of directors or by the shareholders by an ordinary resolution, or are otherwise authorized by our articles; and

(c)	make a payment in respect of the redemption or purchase of its own shares in any manner permitted by the Cayman Companies Act, including out of capital.

The directors may accept the surrender for no consideration of any fully paid share.

Transfer of Shares

The instrument of transfer of any share shall be in writing and in any usual or common form or such other form as the directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

The transferor shall be deemed to remain a shareholder until the name of the transferee is entered into the register of members of the Company of the relevant shares.

The directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which we have a lien. Our directors may also decline to register transfer of any share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four; and

(e)	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer of any shares, they shall, within three calendar months after the date on which the instrument of transfer was lodged with us, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten (10) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Nasdaq listing rules, be suspended and our register of members closed at such times and for such periods as our directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfers shall not be suspended nor the register of members closed for more than thirty (30) calendar days in any calendar year.

Inspection of Books and Records

Holders of our shares will have no general right under the Cayman Companies Act to inspect or obtain copies of our register of members or our corporate records (other than copies of our memorandum and articles of association and register of mortgages and charges, and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies in the Cayman Islands.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each calendar year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The chairman or the directors (acting by a resolution of the board of directors) may call general meetings. General meetings shall also be convened on the requisition of one or more of the shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at our general meetings. If the directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said twenty-one (21) calendar days.

At least seven (7) calendar days’ notice shall be given for any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by us, provided that a general meeting of the Company shall, whether or not the notice specified in our article has been given and whether or not the provisions of our articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)            in the case of an annual general meeting, by all the shareholders (or their proxies) entitled to attend and vote thereat; and

(b)            in the case of an extraordinary general meeting, by holders of two-thirds (2/3) of the shareholders having a right to attend and vote at the meeting, present at the meeting or, in the case of a corporation or other non-natural person, represented by its duly authorized representative or proxy.

One or more shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third (1/3) of all votes attaching to all shares in issue and entitled to vote at such general meeting, present at the meeting, shall be a quorum for all purposes.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall be dissolved.

The chairman of any general meeting at which a quorum is present may with the consent of the meeting (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen (14) calendar days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

At any general meeting a resolution put to the vote of the meeting shall be decided by a poll. A poll shall be taken in such manner as the chairman of the meeting directs, and the result of the poll shall be deemed to be the resolution of the meeting. All questions submitted to a meeting shall be decided by an ordinary resolution except where a greater majority is required by our articles or by the Cayman Companies Act. In the case of an equality of votes, the chairman of the meeting shall be entitled to a second or casting vote.

Directors

Unless otherwise determined by us in general meeting, the number of directors shall not be less than three (3) and not be more than nine (9), the exact number of directors to be determined from time to time by an ordinary resolution.

We may by an ordinary resolution appoint any person to be a director. The board of directors may, by the affirmative vote of a simple majority of the remaining directors present and voting at a board meeting, appoint any person as a director, to fill a casual vacancy on the board.

The remuneration of the directors may be determined by the directors or by an ordinary resolution.

A director shall not be required to hold any shares in the Company by way of qualification.

An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between us and the director, if any; but no such term shall be implied in the absence of express provision. Each director whose term of office expires shall be eligible for re-election at a meeting of the shareholders or re-appointment by the board of directors.

A director may be removed from office by an ordinary resolution (except with regard to the removal of a director who is the chairman, who may be removed from office by a special resolution), notwithstanding anything in our articles or in any agreement between us and such director (but without prejudice to any claim for damages under such agreement).

The office of director shall be vacated, if the director:

(a)	becomes bankrupt or makes any arrangement or composition with his creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns his office by notice in writing to us; or

(d)	is removed from office pursuant to any other provision of our articles.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of Section 5605(a)(2) of the Nasdaq listing rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Companies Act, our post-offering memorandum and articles of association and any resolutions passed in a general meeting, our business shall be managed by the directors, who may exercise all our powers. No resolution passed by us in general meeting shall invalidate any prior act of the directors that would have been valid if that resolution had not been passed.

The directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any natural person or corporation to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such natural person or corporation.

The directors may from time to time and at any time by power of attorney (whether under seal or under hand) or otherwise appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the directors, to be the attorney or attorneys or authorized signatory (any such person being an “Attorney” or “Authorized Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the directors under our articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such Attorney or Authorized Signatory as the directors may think fit, and may also authorize any such Attorney or Authorized Signatory to delegate all or any of the powers, authorities and discretion vested in him.

Any such delegates as aforesaid may be authorized by the directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

The directors may from time to time at their discretion exercise all the powers of the Company to raise or borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, to issue debentures, debenture stock, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any third party.

A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with the Company shall declare the nature of his interest at a meeting of the directors. A general notice given to the directors by any director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract or transaction which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Nasdaq listing rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the directors at which any such contract or transaction or proposed contract or transaction shall come before the meeting for consideration.

Capitalization of Reserves

Subject to the Cayman Companies Act, the directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), which is available for distribution;

(b)	appropriate the sum resolved to be capitalized to the shareholders in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

(ii)	paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the share premium account, the capital redemption reserve and profits which are not available for distribution may only be applied in paying up unissued shares to be allotted to shareholders credited as fully paid;

(c)	make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the directors may deal with the fractions as they think fit;

(d)	authorize a person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalization, or

(ii)	the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalized) of the amounts or part of the amounts remaining unpaid on their existing shares, and any such agreement made under this authority being effective and binding on all those shareholders; and

(e)	generally do all acts and things required to give effect to the resolution.

Liquidation

If the Company shall be wound up, and the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If in a winding up the assets available for distribution amongst the shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Exclusive Forum

Our post-offering memorandum and articles of association provides that for the avoidance of doubt and without limiting the jurisdiction of the courts of the Cayman Islands to hear, settle and/or determine disputes related to the Company, the courts of the Cayman Islands shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our articles of association including but not limited to any purchase or acquisition of shares, security or guarantee provided in consideration thereof, or (iv) any action asserting a claim against the Company which if brought in the United States of America would be a claim arising under the internal affairs doctrine (as such concept is recognised under the laws of the United States from time to time).

Our post-offering memorandum and articles of association also provides that, unless the Company consents in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than the Company.

Notwithstanding the foregoing, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Investors cannot waive compliance with the federal securities laws and the rules and regulations promulgated thereunder. To the extent the exclusive forum provision restricts the courts in which our shareholders may bring claims arising under the Securities Act and the rules and regulations thereunder, there is uncertainty as to whether a court would enforce such provision.

Register of Members

Under the Cayman Companies Act, we must keep a register of members and there should be entered therein:

·	the names and addresses of the members of the company, with the addition of, in the case of a company having a capital divided into shares, a statement of the shares held by each member, and the statement shall: (i) distinguishes each share by its number (so long as the share has a number); (ii) confirms the amount paid, or agreed to be considered as paid, on the shares of each member; (iii) confirms the number and category of shares held by each member; and (iv) confirms whether each relevant category of shares held by a member carries voting rights under the articles of association of the company, and if so, whether such voting rights are conditional;

·	the date on which the name of any person was entered on the register as a member; and

·	the date on which any person ceased to be a member.

For these purposes, “voting rights” means rights conferred on shareholders, including the right to appoint or remove directors, in respect of their shares to vote at general meetings of the company on all or substantially all matters. A voting right is conditional where the voting right arises only in certain circumstances.

Under the Cayman Companies Act, the register of members of our Company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our Company or our Company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act provides for the merger or consolidation of two or more companies into a single entity. The legislation makes a distinction between a “consolidation” and a “merger.” In a consolidation, a new entity is formed from the combination of each participating company, and the separate consolidating parties, as a consequence, cease to exist and are each stricken by the Registrar of Companies. In a merger, one company remains as the surviving entity, having in effect absorbed the other merging parties that are then stricken and cease to exist. Two or more Cayman-registered companies may merge or consolidate. Cayman-registered companies may also merge or consolidate with foreign companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. Under the Cayman Companies Act, a plan of merger or consolidation shall be authorized by each constituent company by way of (i) a special resolution of the members of each such constituent company; and (ii) such other authorization, if any, as may be specified in such constituent company’s memorandum and articles of association.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by (i) 75% in value of the members or class of members or (ii) a majority in number representing 75% in value of the creditors or class of creditors, in each case depending on the circumstances, as are present at a meeting called for such purpose and thereafter sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Anti-Takeover Provisions

Some provisions of our post-offering memorandum and articles of association may discourage, delay, or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue series of preferred shares in their absolute discretion and without approval of the shareholders and to determine, with respect to any series of preferred shares, the terms and rights of that series.

However, under the laws of the Cayman Islands, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that general meetings shall be convened on the written requisition of one or more of the shareholders holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of all votes attaching to all the issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company. If the directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) calendar months after the expiration of the said twenty-one (21) calendar days. Our post-offering memorandum and articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Cayman Companies Act but our post-offering memorandum and articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, the office of director shall be vacated, if the director (a) becomes bankrupt or makes any arrangement or composition with his creditors, (b) dies or is found to be or becomes of unsound mind, (c) resigns his office by notice in writing to the Company, or (d) is removed from office pursuant to any other provision of our articles.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our post-offering memorandum and articles of association, if the Company shall be wound up the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Cayman Companies Act, divide amongst the shareholders in species or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of shareholders. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our post-offering memorandum and articles of association, whenever the capital of the Company is divided into different classes, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of at least two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”). Depending on the circumstances of each application, a detailed verification of identity might not be required where:

· the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

· the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

· the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority, or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Law (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPL”).

We are committed to processing personal data in accordance with the DPL. In our use of personal data, we will be characterized under the DPL as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPL. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPL. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPL, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPL, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

History of Share Issuances

The following is a summary of our share issuances since incorporation.

Purchaser	Date of Issuance	Number of Securities		Consideration
Ordinary Shares
Harneys Fiduciary (Cayman) Limited	May 24, 2024	1	(1)	US$	0.0001
Dyasin Eternity Holding Limited	May 24, 2024	91,000	(2)	US$	9.1
Crystal Jing Limited	May 24, 2024	450		US$	0.045
Sunton Technology Limited	May 24, 2024	450		US$	0.045
Dyasin Eternity Holding Limited	June 27, 2024	855,900		US$	85.59
Crystal Jing Limited	June 27, 2024	44,550		US$	4.455
Sunton Technology Limited	June 27, 2024	44,550		US$	4.455
Infinite Growth Holdings Limited	June 27, 2024	45,000		US$	4.5
Dyasin Eternity Holding Limited	January 15, 2025	12,110,000		US$	1211
Crystal Jing Limited	January 15, 2025	630,000		US$	63
Sunton Technology Limited	January 15, 2025	630,000		US$	63
Infinite Growth Holdings Limited	January 15, 2025	630,000		US$	63

Notes:

(1)      On May 24, 2024, Harneys Fiduciary (Cayman) Limited transferred 1 ordinary share to Dyasin Eternity Holding Limited.

(2)      Includes 1 ordinary share transferred from Harneys Fiduciary (Cayman) Limited on May 24, 2024.

SHARES ELIGIBLE FOR FUTURE SALE

Before our initial public offering, there has not been a public market for our Ordinary Shares, and although we expect to make an application for the Ordinary Shares to be listed on the Nasdaq Capital Market, a regular trading market for our Ordinary Shares may not develop. Future sales of substantial amounts of shares of our Ordinary Shares in the public market after our initial public offering, or the possibility of these sales occurring, could cause the prevailing market price for our Ordinary Shares to fall or impair our ability to raise equity capital in the future. Upon completion of this offering, we will have issued and outstanding Ordinary Shares held by public shareholders representing approximately 9% of our total issued and outstanding share capital in issue if the Underwriter does not exercise its over-allotment option, and approximately 10.31% of our total issued and outstanding share capital in issue if the Underwriter exercises its over-allotment option in full. All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.

Lock-Up Agreements

We have agreed that, (i) each of our directors, executive officers, and shareholders owning 5% or more of our Ordinary Shares, for a period of 180 days from the closing of this offering, and (ii) each of the Company and any successors of the Company, for a period of three months from the date of this prospectus, will not (a) offer, sell, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; or (b) file or cause to be filed any registration statement with the SEC relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company.

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Ordinary Shares issued and outstanding prior to the closing of this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the U.S. only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

·

1% of the number of Ordinary Shares then issued and outstanding, in the form of Ordinary Shares or otherwise, which will equal approximately 165,000 shares immediately after this offering, assuming the Underwriter does not exercise its over-allotment option; or

·	the average weekly trading volume of the Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants, or advisors who purchases our Ordinary Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those Ordinary Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL INCOME TAX CONSIDERATION

People’s Republic of China Enterprise Taxation

The following brief description of Chinese enterprise income taxation is designed to highlight the enterprise-level taxation on our earnings, which will affect the amount of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

According to the EIT Law, which was promulgated by the SCNPC on March 16, 2007, became effective on January 1, 2008, amended on February 24, 2017, and most recently amended on December 29, 2018, and the Implementation Rules of the EIT Law, which were promulgated by the State Council on December 6, 2007, and became effective on January 1, 2008, enterprises are divided into resident enterprises and non-resident enterprises. Resident enterprises pay enterprise income tax on their incomes obtained in and outside the PRC at the rate of 25%. Non-resident enterprises setting up institutions in the PRC pay enterprise income tax on the incomes obtained by such institutions in and outside the PRC at the rate of 25%. Non-resident enterprises with no institutions in the PRC, and non-resident enterprises with income having no substantial connection with their institutions in the PRC, pay enterprise income tax on their income obtained in the PRC at a reduced rate of 10%.

We are a holding company incorporated in the Cayman Islands and we gain substantial income by way of dividends paid to us from our WFOEs. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a PRC-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Qingmin Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a PRC-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Qingmin Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a PRC-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

We believe that we do not meet some of the conditions outlined in the immediately preceding paragraph. For example, as a holding company, the key assets and records of Qingmin Cayman, including the resolutions and meeting minutes of our board of directors and the resolutions and meeting minutes of our shareholders, are located and maintained outside the PRC. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. In addition, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Qingmin Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if an enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as PRC-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as PRC-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. See “Risk Factors—Risks Relating to Our Corporate Structure — Under the EIT Law, we may be classified as a PRC “resident enterprise” for PRC enterprise income tax purposes. Such classification would likely result in unfavorable tax consequences to us and our non-PRC shareholders and have a material adverse effect on our results of operations and the value of your investment.”

If the PRC tax authorities determine that Qingmin Cayman is a PRC resident enterprise for enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we will be subject to the uniform 25% enterprise income tax on our world-wide income. In addition, we will also be subject to PRC enterprise income tax reporting obligations. Finally, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC tax on gains realized on the sale or other disposition of Ordinary Shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. It is also unclear whether non-PRC shareholders of Qingmin Cayman would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that Qingmin Cayman is treated as a PRC resident enterprise.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5%.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of the present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on the issue of shares by, or any transfers of shares of, Cayman Islands companies (except those which hold interests in land in the Cayman Islands). There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our Ordinary Shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our Ordinary Shares, as the case may be, nor will gains derived from the disposal of our Ordinary Shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

British Virgin Islands Taxation

The government of the British Virgin Islands does not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the Company or its shareholders who are not tax resident in the British Virgin Islands.

The Company and all distributions, interest and other amounts paid by the Company to persons who are not tax resident in the British Virgin Islands will not be subject to any income, withholding or capital gains taxes in the British Virgin Islands, with respect to the Ordinary Shares in the Company owned by them and dividends received on such Ordinary Shares, nor will they be subject to any estate or inheritance taxes in the British Virgin Islands.

No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not tax resident in the British Virgin Islands with respect to any shares, debt obligations or other securities of the Company.

Except to the extent that we have any interest in real property in the British Virgin Islands, all instruments relating to transactions in respect of the Ordianry Shares, debt obligations or other securities of the Company and all instruments relating to other transactions relating to the business of the Company are exempt from the payment of stamp duty in the British Virgin Islands.

There are currently no withholding taxes or exchange control regulations in the British Virgin Islands applicable to the Company or its shareholders.

There is no income tax treaty or convention currently in effect between the United States and the British Virgin Islands or between Hong Kong and the British Virgin Islands.

U.S. Federal Income Taxation

The following summary does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	real estate investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our Ordinary Shares as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our Ordinary Shares);

●	persons who acquired our Ordinary Shares pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our Ordinary Shares through partnerships or other pass-through entities;

●	beneficiaries of a trust holding our Ordinary Shares; or

●	persons subject to special tax accounting rules as a result of any item of gross income relating to our Ordinary Shares being recognized on an applicable financial statement.

The discussion set forth below is addressed only to U.S. Holders (as defined below) that purchase Ordinary Shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our Ordinary Shares.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth summary of the material U.S. federal income tax consequences related to the ownership and disposition of our Ordinary Shares. It is directed to U.S. Holders (as defined below) of our Ordinary Shares and does not deal with all possible U.S. federal income tax consequences relating to ownership and disposition of our Ordinary Shares, nor does it address any U.S. tax laws other than the U.S. federal income tax laws (such as U.S. federal estate or gift tax), or any tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders that hold Ordinary Shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of Ordinary Shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the U.S.;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entities or arrangements treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Ordinary Shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our Ordinary Shares are urged to consult their tax advisors regarding an investment in our Ordinary Shares.

An individual is considered a resident of the U.S. for federal income tax purposes if he or she meets either the “Green Card Test” or the “Substantial Presence Test” described as follows:

The Green Card Test: You are a lawful permanent resident of the United States, at any time, if you have been given the privilege, according to the immigration laws of the United States, of residing permanently in the United States as an immigrant. You generally have this status if the U.S. Citizenship and Immigration Services issued you an alien registration card, Form I-551, also known as a “green card.”

The Substantial Presence Test: If an alien is present in the United States on at least 31 days of the current calendar year, he or she will (absent an applicable exception) be classified as a resident alien if the sum of the following equals 183 days or more:

1.	The actual days in the United States in the current year; plus

2.	One-third of his or her days in the United States in the immediately preceding year; plus

3.	One-sixth of his or her days in the United States in the second preceding year.

Taxation of Dividends and Other Distributions on our Ordinary Shares

Subject to the PFIC rules discussed below, the gross amount of distributions made by us to you with respect to the Ordinary Shares (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the Ordinary Shares are readily tradable on an established U.S. securities market., or we are eligible for the benefits of an approved qualifying income tax treaty with the U.S. that includes an exchange of information program, (2) we are not a PFIC for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the U.S. and the Cayman Islands, clause (1) above can be satisfied only if the Ordinary Shares are readily tradable on an established U.S. securities market. Under U.S. Internal Revenue Service authority, Ordinary Shares are considered for purpose of clause (1) above to be readily tradable on an established U.S. securities market if they are listed on certain exchanges, which presently include Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our Ordinary Shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your Ordinary Shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that a distribution will be treated as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the PFIC rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of a share equal to the difference between the amount realized (in U.S. dollars) for the share and your tax basis (in U.S. dollars) in the Ordinary Shares. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the Ordinary Shares for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as U.S. source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”) Consequences

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the U.S. Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our Ordinary Shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC for our current taxable year under the current PFIC rules. We must make a separate determination each year as to whether we are a PFIC, however, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our Ordinary Shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our Ordinary Shares and the amount of cash we raise in this offering. Accordingly, fluctuations in the market price of the Ordinary Shares may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our Ordinary Shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold Ordinary Shares, we will continue to be treated as a PFIC for all succeeding years during which you hold Ordinary Shares. If we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may still avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to the Ordinary Shares.

If we are a PFIC for your taxable year(s) during which you hold Ordinary Shares, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the Ordinary Shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the Ordinary Shares will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the Ordinary Shares;

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income, and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the Ordinary Shares cannot be treated as capital, even if you hold the Ordinary Shares as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the U.S. Internal Revenue Code for such stock to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) Ordinary Shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the Ordinary Shares as of the close of such taxable year over your adjusted basis in such Ordinary Shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the Ordinary Shares over their fair market value as of the close of the taxable year. Such ordinary loss, however, is allowable only to the extent of any net mark-to-market gains on the Ordinary Shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Ordinary Shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the Ordinary Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Ordinary Shares. Your basis in the Ordinary Shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “—Taxation of Dividends and Other Distributions on our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including Nasdaq. If the Ordinary Shares are regularly traded on Nasdaq and if you are a holder of Ordinary Shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the U.S. Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. The qualified electing fund election, however, is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election.

If you hold Ordinary Shares in any taxable year in which we are a PFIC (regardless of whether you make a mark-to-market election as described above), you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such Ordinary Shares, including regarding distributions received on the Ordinary Shares and any gain realized on the disposition of the Ordinary Shares.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our Ordinary Shares, then such Ordinary Shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC. A “purging election” creates a deemed sale of such Ordinary Shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the Ordinary Shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your Ordinary Shares for tax purposes.

IRC Section 1014(a) provides for a step-up in basis to the fair market value for our Ordinary Shares when inherited from a decedent that was previously a holder of our Ordinary Shares. However, if we are determined to be a PFIC and a decedent that was a U.S. Holder did not make either a timely qualified electing fund election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) our Ordinary Shares, or a mark-to-market election and ownership of those ordinary shares are inherited, a special provision in IRC Section 1291(e) provides that the new U.S. Holder’s basis should be reduced by an amount equal to the Section 1014 basis minus the decedent’s adjusted basis just before death. As such if we are determined to be a PFIC at any time prior to a decedent’s passing, the PFIC rules will cause any new U.S. Holder that inherits our Ordinary Shares from a U.S. Holder to not get a step-up in basis under Section 1014 and instead will receive a carryover basis in those Ordinary Shares.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our Ordinary Shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our Ordinary Shares and proceeds from the sale, exchange or redemption of our Ordinary Shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. Transactions effected through certain brokers or other intermediaries, however, may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Certain U.S. Holders are required to report information relating to our Ordinary Shares, subject to certain exceptions (including an exception for Ordinary Shares held in accounts maintained by certain financial institutions), by attaching a complete U.S. Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold Ordinary Shares. In addition, certain U.S. Holders must file a U.S. Internal Revenue Service Form 926 to report the contribution of property (including cash) to a foreign corporation. Failure to report such information could result in substantial penalties.

The foregoing description of reporting requirements is not exhaustive, and U.S. Holders should consult their own tax advisor regarding their obligation to file a Form 8938, Form 926 or other applicable forms as a result of an investment in our Ordinary Shares.

UNDERWRITING

We have entered into an underwriting agreement dated [  ], 2025 with D. Boral Capital LLC. (the “Representative” under this Underwriting section), acting as representative of the underwriters named below with respect to the Ordinary Shares in connection with this offering. Subject to the terms and conditions contained in the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter named below has agreed, severally and not jointly, to, purchase from us, on a firm commitment basis, the number of Ordinary Shares set forth opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

Underwriters	Number of Ordinary Shares
D. Boral Capital LLC.
Total

The underwriters are offering the Ordinary Shares subject to their receipt and acceptance of the Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by its counsel and to other conditions. The underwriters are obligated to take and pay for all of the Ordinary Shares offered by this prospectus if any such Ordinary Shares are taken. However, the underwriters are not required to take or pay for the Ordinary Shares covered by the underwriters’ option to purchase additional Ordinary Shares described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable during the 45-day period after the closing of this offering, to purchase up to an aggregate of 225,000 additional Ordinary Shares (equal to 15% of the number of Ordinary Shares sold in the offering) at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering contemplated by this prospectus.

If any additional Ordinary Shares are purchased under this option, the underwriters will offer the additional Ordinary Shares at US$[*] per Ordinary Share, the initial public offering price of each Ordinary Share.

Discounts and Expenses

The underwriting discounts are equal to eight percent (8.0%) of the initial public offering price set forth on the cover page of this prospectus.

The following table shows the price per Ordinary Share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Per Share	Total Without Exercise of Over- Allotment Option	Total With Full Exercise of Over- Allotment Option
Initial public offering price	$	$	$
Underwriting discounts to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay all out-of-the pocket accountable expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the registration of the Ordinary Shares with the SEC; (b) all fees and expenses relating to the listing of the Ordinary Shares on a national exchange; (c) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of our “blue sky” counsel, which will be the Representative’s counsel) unless such filings are not required in connection with our proposed listing on a national exchange, if applicable; (d) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (e) the costs of all mailing and printing of the offering documents; (f) transfer and/or stamp taxes, if any, payable upon the transfer of the Ordinary Shares from us to the Representative; (g) the fees and expenses of our accountants; (h) all filing fees and communication expenses associated with the review of the offering by FINRA; (i) up to $30,000 of the representative’s actual accountable road show and due diligence expenses for the offering; (j) the $29,500 cost associated with the Representative’s use of Ipreo’s book building, prospectus tracking and compliance software for the offering; (k) the costs associated with bound volumes of the offering materials as well as commemorative mementos and lucite tombstones in an aggregate amount not to exceed $5,000; (l) the fees for the Representative’s U.S. legal counsel and the Representative’s PRC legal counsel, in an amount not to exceed $200,000; and (m) all fees, expenses, and disbursements relating to background checks of our directors and officers in an amount not to exceed $10,000 in aggregate.

We have agreed to be responsible for the Representative’s total external counsel legal costs, any background check costs, and any due diligence costs, irrespective of whether the offering is consummated or not, subject to a cap of $100,000 if there is not a closing.

We have agreed to provide the Representative an expense advance of $75,000 to be applied against out-of-pocket accountable expenses, which shall be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We have agreed to pay the Representative a non-accountable expense allowance in an amount equal to one percent (1.0%) of the gross proceeds of the offering at the closing of this offering.

We have applied to list our Ordinary Shares on Nasdaq Stock Market under the symbol “QMSK”. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Right of First Refusal

We have agreed, provided that this offering is completed, that until eighteen (18) months after the closing date of this offering (the “RoFR Period”), the Representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent at its sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings (each, a “Subject Transaction”) of us, or any successor to or any current or future subsidiary of us, on terms and conditions customary to the Representative for each Subject Transaction. During the RoFR Period, the Representative shall have the sole right to determine whether or not any other broker dealer shall have the right to participate in the Subject Transactions and the economic terms of such participation. The right to receive a fee in connection the Representative’s right of first refusal described herein shall be subject to FINRA Rule 5110(g), and we shall have a right of termination for cause, which includes that we may terminate the Representative’s engagement upon the Representative’s material failure to provide the underwriting services required by the underwriting agreement. Our exercise of the right of termination for cause will eliminate any obligations with respect to the payment of any termination fee or provision of any fee in connection with the Representative’s exercise of its right of first refusal as described herein.

Tail Financing

We have also agreed to pay the Representative, subject to certain exceptions, a cash fee equal to eight percent (8.0%) of the gross proceeds received by us from the sale of any equity, debt and/or equity derivative instruments to any investor actually introduced by the Representative to us during the period from the date the Representative was engaged until the final closing of this offering (the “Engagement Period”), in connection with any public or private financing or capital raise (each a “Tail Financing”), and such Tail Financing is consummated at any time during the Engagement Period or within the eighteen (18) month period following the expiration or termination of the Engagement Period (the “Tail Period”), provided that such Tail Financing is by a party actually introduced to us in an offering in which we have direct knowledge of such party’s participation. The right to receive a fee in connection with the Tail Financing shall be subject to FINRA Rule 5110(g), and we shall have a right of termination for cause, which includes that we may terminate the Representative’s engagement upon the Representative’s material failure to provide the underwriting services required by the underwriting agreement. Our exercise of the right of termination for cause will eliminate any obligations with respect to the payment of any termination fee or provision of any tail financing fee, including the tail financing set forth above.

Lock-Up Agreements

The Company, on behalf of itself and any successor entity, has agreed, without the prior written consent of the Representative, for a period of 180 days from the closing of this offering, not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Ordinary Shares; (ii) file or caused to be filed any registration statement with the SEC relating to the offering of the Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Ordinary Shares; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit or other financing arrangements with a traditional bank or other institutional type of investor, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Ordinary Shares, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of the Ordinary Shares or such other securities, in cash or otherwise.

Additionally, our directors and officers and shareholders holding at least [5]% of our outstanding Ordinary Shares as of the effective date of this registration statement (and all holders of securities exercisable for or convertible into Ordinary Shares), shall enter into customary “lock-up” agreements pursuant to which such persons and entities shall agree, for a period of 180 days after the closing of offering, that they shall not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any of the Ordinary Shares or any securities convertible into or exercisable or exchangeable for the Ordinary Shares, subject to customary exceptions.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Pricing of the Offering

Prior to the completion of this offering, there has been no public market for our Ordinary Shares. The initial public offering price of the Ordinary Shares will be negotiated between us and the underwriters. Among the factors to be considered in determining the initial public offering price of the Ordinary Shares, in addition to the prevailing market conditions, are our historical performance, estimates of our business potential and earnings prospects, an assessment of our management, and the consideration of the above factors in relation to market valuation of companies in related businesses. The initial public offering price of the Ordinary Shares in this offering does not necessarily bear any direct relationship to the assets, operations, book value, or other established criteria of value of the Company.

Electronic Offer, Sale, and Distribution of Ordinary Shares

A prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters or selling group members, if any, or by their affiliates, and the underwriters may distribute prospectus electronically. The underwriters may agree to allocate a number of Ordinary Shares to selling group members for sale to their online brokerage account holders. The Ordinary Shares to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on, or that can be accessed through, these websites and any information contained in any other website maintained by these entities is not part of, and is not incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters, and it should not be relied upon by investors.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Price Stabilization, Short Positions, and Penalty Bids

Until the distribution of the Ordinary Shares offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase the Ordinary Shares. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Exchange Act that are intended to stabilize, maintain, or otherwise affect the price of the Ordinary Shares. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions consist of bids or purchases made by the managing underwriter for the purpose of preventing or slowing a decline in the market price of our securities while this offering is in progress.

●	Short sales and over-allotments occur when the managing underwriter, on behalf of the underwriting syndicate, sells more of our shares than they purchase from us in this offering. In order to cover the resulting short position, the managing underwriter may exercise the overallotment option described above and/or may engage in syndicate covering transactions. There is no contractual limit on the size of any syndicate covering transaction. The underwriters will deliver a prospectus in connection with any such short sales. Purchasers of shares sold short by the underwriters are entitled to the same remedies under the federal securities laws as any other purchaser of units covered by the registration statement.

●	Syndicate covering transactions are bids for or purchases of our securities on the open market by the managing underwriter on behalf of the underwriters in order to reduce a short position incurred by the managing underwriter on behalf of the underwriters.

●	A penalty bid is an arrangement permitting the managing underwriter to reclaim the selling concession that would otherwise accrue to an underwriter if the Ordinary Shares originally sold by the underwriter were later repurchased by the managing underwriter and therefore were not effectively sold to the public by such underwriter.

●	Stabilization, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Ordinary Shares or preventing or retarding a decline in the market price of the Ordinary Shares. As a result, the price of the Ordinary Shares may be higher than the price that might otherwise exist in the open market.

●	Neither the Company nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the Ordinary Shares. These transactions may occur on the Nasdaq Stock Market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our Ordinary Shares on Nasdaq in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the Ordinary Shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Stamp Taxes

If you purchase Ordinary Shares offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Offer Restrictions outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia. This prospectus is not a product disclosure statement, prospectus or other type of disclosure document for the purposes of Corporations Act 2001 (Commonwealth of Australia) (the “Act”) and does not purport to include the information required of a product disclosure statement, prospectus or other disclosure document under Chapter 6D.2 of the Act. No product disclosure statement, prospectus, disclosure document, offering material or advertisement in relation to the offer of the shares has been or will be lodged with the Australian Securities and Investments Commission or the Australian Securities Exchange.

Accordingly, (1) the offer of the shares under this prospectus may only be made to persons: (i) to whom it is lawful to offer the shares without disclosure to investors under Chapter 6D.2 of the Act under one or more exemptions set out in Section 708 of the Act, and (ii) who are “wholesale clients” as that term is defined in section 761G of the Act, (2) this prospectus may only be made available in Australia to persons as set forth in clause (1) above, and (3) by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (1) above, and the offeree agrees not to sell or offer for sale any of the shares sold to the offeree within 12 months after their issue except as otherwise permitted under the Act.

Canada. The shares may not be offered, sold or distributed, directly or indirectly, in any province or territory of Canada other than the provinces of Ontario and Quebec or to or for the benefit of any resident of any province or territory of Canada other than the provinces of Ontario and Quebec, and only on a basis that is pursuant to an exemption from the requirement to file a prospectus in such province, and only through a dealer duly registered under the applicable securities laws of such province or in accordance with an exemption from the applicable registered dealer requirements.

Cayman Islands. This prospectus does not constitute a public offer of the shares, whether by way of sale or subscription, in the Cayman Islands. The underwriter have represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any shares to any member of the public in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares that has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and the competent authority in that Relevant Member State has been notified, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of the Ordinary Share to the public in that Relevant Member State at any time,

·	a project capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in R&D or manufacture of new technological products or processes and (ii) involve above-average risk);

·	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria;

·	an entity, other than an entity formed for the purpose of purchasing the shares in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

provided that no such offer of shares shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of the above provision, the expression “an offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong. The shares may not be offered or sold by means of this document or any other document other than (i) in circumstances that do not constitute an offer or invitation to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances that do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The underwriters will not offer or sell any of the shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except, in each case, pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

People’s Republic of China. This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person that is: (a) a corporation (that is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor (for corporations, under 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, (2) debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA; (3) where no consideration is or will be given for the transfer; or (4) where the transfer is by operation of law.

South Korea. The Ordinary Shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in South Korea or to any resident of South Korea except pursuant to the applicable laws and regulations of South Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The Ordinary Shares have not been registered with the Financial Services Commission of South Korea for public offering in South Korea. Furthermore, the Ordinary Shares may not be re-sold to South Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Taiwan. The shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the shares in Taiwan.

United Kingdom. An offer of the shares may not be made to the public in the United Kingdom within the meaning of Section 102B of the Financial Services and Markets Act 2000, as amended, or the FSMA, except to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances that do not require the publication by the company of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or the FSA.

An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) may only be communicated to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which Section 21 of FSMA does not apply to the company.

All applicable provisions of the FSMA with respect to anything done by the underwriters in relation to the shares must be complied with in, from or otherwise involving the United Kingdom.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq Capital Market listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$1,585
Nasdaq Capital Market Listing Fee	$55,000
FINRA Filing Fee	$4,800
Legal Fees and Expenses	$862,851
Accounting Fees and Expenses	$235,479
Printing and Engraving Expenses	$40,000
Transfer Agent Expenses	$550
Underwriter Out-of-Pocket Accountable Expenses	$75,000
Investor Relations Fee	$120,000
Miscellaneous Expenses	$134,559
Total Expenses	$1,529,824

These expenses will be borne by us. Underwriting discounts will be borne by us in proportion to the numbers of Ordinary Shares sold in the offering.

LEGAL MATTERS

We are being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Ordinary Shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Harney Westwood & Riegels, our counsel as to Cayman Islands law. Legal matters as to PRC laws will be passed upon for us by Han Kun Law Offices and Beijing Anli Partners, and for the Underwriter by Jiangsu JUNJIN Law Firm. The Underwriter is being represented by CFN Lawyers LLC with respect to certain legal matters as to United States federal securities and New York State law.

EXPERTS

The consolidated financial statements for the years ended March 31, 2024 and 2023, included in this prospectus have been so included in reliance on the report of YCM CPA INC., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of YCM CPA INC. is located at 4482 Barranca Parkway, Suite 239, Irvine, CA 92604.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules under the Securities Act, covering the Ordinary Shares offered by this prospectus. You should refer to our registration statements and their exhibits and schedules if you would like to find out more about us and about the Ordinary Shares. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

Immediately upon the completion of this offering, we will be subject to periodic reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders under the federal proxy rules contained in Sections 14(a), (b) and (c) of the Exchange Act, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The registration statements, reports and other information so filed can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a website that contains reports, proxy statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. The information on that website is not a part of this prospectus.

No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

QMSK TECHNOLOGY CO., LTD.

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2024 (Unaudited) and March 31, 2024	F-34
Unaudited Condensed Consolidated Statements of Income and Comprehensive Income for the Six Months ended September 30 2024 and 2023	F-35
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Equity for the Six Months ended September 30, 2024 and 2023	F-36
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months ended September 30, 2024 and 2023	F-37
Notes to Unaudited Condensed Consolidated Financial Statements	F-38 - F-66

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Shareholders of QMSK Technology Co., Ltd

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of QMSK Technology Co., Ltd and subsidiaries (collectively, the “Company”) as of March 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income (loss), changes in shareholders’ equity, and cash flows for the years ended March 31, 2024 and 2023, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2024 and 2023, and the results of its operations and its cash flows for the period ended March 31, 2024 and 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statement. We believe that our audits provide a reasonable basis for our opinion.

/s/ YCM CPA INC.

We have served as the Company’s auditor since 2024.

PCAOB ID 6781
Irvine, California
July 23, 2024

QMSK TECHNOLOGY CO., LTD.

CONSOLIDATED BALANCE SHEETS

	As of March 31,
	2024	2023
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,282,327	$185,237
Accounts receivable, net	523,330	14,214
Advance to vendors	11,539,689	3,003,575
Due from related parties	182,818	6,360,199
Prepaid expenses and other current assets	400,292	61,169
TOTAL CURRENT ASSETS	13,928,456	9,624,394

NONCURRENT ASSETS
Property and equipment, net	77,924	207,500
Prepayment for purchase of properties	692,492	-
Operating lease right of use assets, net	14,092	33,963
TOTAL NONCURRENT ASSETS	784,508	241,463

TOTAL ASSETS	$14,712,964	$9,865,857

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loans	$1,384,984	$1,456,113
Accounts payable	407,756	555,970
Deferred revenue	2,672,579	2,446,301
Taxes Payable	535,786	51,760
Due to related parties	3,413,360	245,744
Operating lease liabilities, current	18,992	19,147
Accrued expenses and other current liabilities	236,907	4,033,144
TOTAL CURRENT LIABILITIES	8,670,364	8,808,179

NON-CURRENT LIABILITIES
Operating lease liabilities, noncurrent	-	19,967
TOTAL NON-CURRENT LIABILITIES	-	19,967

TOTAL LIABILITIES	$8,670,364	$8,828,146

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 15,000,000 shares issued and outstanding as of March 31, 2024 and 2023*	1,500	1,500
Additional paid-in capital	2,762,002	-
Subscription receivable	-	(1,500)
Statutory reserve	385,973	141,763
Retained earnings	3,175,629	977,736
Accumulated other comprehensive loss	(282,504)	(81,788)
TOTAL SHAREHOLDERS' EQUITY	6,042,600	1,037,711

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$14,712,964	$9,865,857

*	The share numbers and amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (LOSS)

	For the Years Ended March 31,
	2024	2023
REVENUES	$38,160,999	$14,214,697
COST OF REVENUES	34,509,429	13,185,858
GROSS PROFIT	3,651,570	1,028,839

OPERATING EXPENSES
Selling and marketing expenses	61,123	36,280
General and administrative expenses	475,145	667,489
Research and development expense	279,967	177,401
Total operating expenses	816,235	881,170

INCOME FROM OPERATIONS	2,835,335	147,669

OTHER INCOME (EXPENSES)
Interest expense	(46,175)	(733)
Other income (expense), net	50,206	(57,351)
Total other income(expenses), net	4,031	(58,084)

INCOME BEFORE INCOME TAX PROVISION	2,839,366	89,585

PROVISION FOR INCOME TAXES	397,263	14,042

NET INCOME	2,442,103	75,543

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(200,716)	(80,375)
COMPREHENSIVE INCOME (LOSS)	$2,241,387	$(4,832)

Earnings per ordinary share- basic and diluted	$0.16	$0.01

Weighted average number of ordinary share outstanding- basic and diluted*	15,000,000	15,000,000

*	The share numbers are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE YEARS ENDED MARCH 31, 2024 AND 2023

	Ordinary Shares, $0.0001 par		Additional	Subscription	Statutory	Retained	Accumulated Other Comprehensive	Total Shareholders'
	Shares	Amount	Paid-in Capital	Receivable	Reserve	Earnings	Loss	Equity
Balance, March 31, 2022	15,000,000	$1,500	$-	$(1,500)	$107,123	$936,833	$(1,413)	$1,042,543

Appropriation to statutory reserve	-	-	-	-	34,640	(34,640)	-	-
Net income for the year	-	-	-	-	-	75,543	-	75,543
Foreign currency translation adjustment	-	-	-	-	-	-	(80,375)	(80,375)
Balance, March 31, 2023	15,000,000	1,500	-	(1,500)	141,763	977,736	(81,788)	1,037,711

Capital contribution by shareholders	-	-	2,762,002	1,500	-	-	-	2,763,502
Appropriation to statutory reserve	-	-	-	-	244,210	(244,210)	-	-
Net income for the year	-	-	-	-	-	2,442,103	-	2,442,103
Foreign currency translation adjustment	-	-	-	-	-	-	(200,716)	(200,716)
Balance, March 31, 2024	15,000,000	$1,500	$2,762,002	$-	$385,973	$3,175,629	$(282,504)	$6,042,600

*	The share numbers are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2024	2023
Cash flows from operating activities:
Net Income	$2,442,103	$75,543
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	51,474	48,063
Amortization of right-of-use operating lease assets	18,347	18,404
Loss from disposal of fixed assets	257	143,522
Changes in operating assets and liabilities:
Accounts receivable	(513,595)	(5,417)
Advance to vendors	(8,747,284)	(2,807,341)
Prepaid expenses and other current assets	(344,651)	1,410,195
Accounts payable	(121,954)	336,099
Accounts payable- related party	-	(92,918)
Deferred revenue	348,343	2,282,322
Net change in right-of-use operating lease liabilities	(18,347)	(18,404)
Taxes payable	490,166	27,019
Accrued expenses and other current liabilities	(3,625,941)	4,005,204
Net cash (used in) provided by operating activities	(10,021,082)	5,422,291

Cash flows from investing activities
Purchase of property and equipment	(1,167)	(334,922)
Prepayment for purchase of properties	(697,632)	-
Proceeds from disposal of property and equipment	69,763	40,574
Net cash used in investing activities	(629,036)	(294,348)

Cash flows from financing activities:
Proceeds from short-term bank loans	-	1,459,513
Repayment from (lend to) related parties	5,910,243	(5,272,962)
Proceeds from (repayment to) related parties	3,203,222	(1,130,122)
Capital contributions from shareholders	2,763,502	-
Net cash provided by (used in) financing activities	11,876,967	(4,943,571)

Effect of exchange rate changes on cash and cash equivalent	(129,759)	(537)

Net increase in cash and cash equivalent	1,097,090	183,835
Cash and cash equivalent at beginning of the year	185,237	1,402
Cash and cash equivalent at end of the year	$1,282,327	$185,237

Supplemental disclosure of cash flow information
Cash paid for interest expense	$46,175	$733
Cash paid for income taxes	$14,155	$14,042

The accompanying notes are an integral part of these consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

QMSK Technology Co., Ltd. (“Qingmin Cayman” or the “Company”), through its wholly-owned subsidiaries, is primarily engaged in providing comprehensive business solutions to its customers, mainly insurance companies and insurance third-party service providers in China. Based on its in-depth knowledge of the Chinese insurance industry accumulated from years of servicing its customers, the Company specializes in auto insurance aftermarket services, primarily insurance risk assessment service and value-added services, such as vehicle safety inspection services and vehicle maintenance services, for enterprise customers. The Company also provides other scenario-based customized services, such as IT services and promotional services to customers on a case-by-case basis. The Company’s business operations are primarily located in the People’s Republic of China (“PRC”) and has generated all of its revenues since inception in the PRC.

Organization

Qingmin Cayman was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on May 24, 2024. The Company has no substantive operations other than holding all of the outstanding share capital of QMSK (Link) Technology Co., Ltd. (“Qingmin BVI”), a limited liability company incorporated under the laws of British Virgin Islands on May 31, 2024. Qingmin BVI is also a holding company holding all of the outstanding equity of QMSK (HK) Technology Co., Limited. (“Qingmin HK”), a limited liability company formed under the laws of Hong Kong on June 13, 2024.

On July 2, 2024, Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd (“Qingmin WFOE”) was incorporated pursuant to PRC laws as wholly foreign owned enterprises (“WFOE”) of Qingmin HK.

Qingmin Cayman, Qingmin BVI, Qingmin HK, and Qingmin WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the Company’s business was operated by the following entities: (1) Qingmin Digital Science (Qingdao) Technology Service Co., Ltd (“Qingmin Technology”), formed in Qingdao City, China on February 24, 2018; (2) Qingmin Digital Science Co., Ltd (“Qingmin Digital”), formed in Qingdao City, China on January 20, 2021; (3) Qingmin Kehui (Qingdao) Brand Operation Co., Ltd. (“Qingmin Kehui), formed in Qingdao City, China on August 28, 2023 and (4) Qingmin (Shanghai) Automotive Service Co., Ltd. (Qingmin Shanghai”), formed in Shanghai City, China on March 31, 2023. Qingmin WFOE, Qingmin Technology, Qingmin Digital, Qingmin Kehui, Qingmin Shanghai and its branches were all formed as limited companies pursuant to PRC laws to provide auto insurance aftermarket services and other scenario-based customized services to customers in the PRC, and are collectively referred to as the “PRC operating entities.”

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on July 22, 2024. The Reorganization involved the formation of Qingmin Cayman, Qingmin BVI, Qingmin HK and Qingmin WFOE, and the transfer of the 100% equity interest of Qingmin Technology to Qingmin WFOE. Consequently, Qingmin Cayman, through its subsidiaries Qingmin BVI and Qingmin HK, controls Qingmin WFOE and the PRC operating entities, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

Subsequently, on August 2, 2024, Qingmin Digital Science (Beijing) Commerce Management Co., Ltd. (“Qingmin WFOE(Beijing)”) was incorporated pursuant to PRC laws as a wholly owned subsidiary of Qingmin HK. On August 30, 2024, the shareholders of Qingmin Wei Lan (Beijing) Technology Co., Ltd. (“Qingmin Wei Lan”), which was incorporated by three individual shareholders of the Company on May 15, 2024, transferred their ownership interest to Qingmin WFOE (Beijing), and accordingly, Qingmin Wei Lan became a fully owned subsidiary of Qingmin WFOE (Beijing). Qingmin WFOE Beijing and Qingmin Wei Lan do not have active business operations as of the date of this prospectus (see Note 16).

Upon the completion of the Reorganization and as of the date of this prospectus, the Company has subsidiaries in countries and jurisdictions in the BVI, Hong Kong and PRC. Details of the subsidiaries of the Company were set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Qingmin Cayman	May 24, 2024	Cayman Islands	Parent, 100%	Investment holding

Qingmin BVI	May 31, 2024	British Virgin Islands	100%	Investment holding

Qingmin HK	June 13, 2024	Hong Kong	100%	Investment holding

Qingmin WFOE	July 2, 2024	Qingdao, PRC	100%	WFOE, Investment holding

Qingmin WFOE (Beijing)	August 2, 2024	Beijing, PRC	100%	WFOE, Investment holding

Qingmin Wei Lan	May 15, 2024	Beijing, PRC	100%	No active business operations

Qingmin Technology	February 24, 2018	Qingdao, PRC	100%	Provide auto insurance aftermarket services and other customized services to customers

Qingmin Digital	January 20, 2021	Qingdao, PRC	100%	Provide auto insurance aftermarket services and other customized services to customers

Qingmin Kehui	August 28, 2023	Qingdao, PRC	100%	Provide auto insurance aftermarket services to customers

Qingmin Shanghai	March 31, 2023	Shanghai, PRC	100%	Provide auto insurance aftermarket services and other customized services to customers

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of Estimates

In preparing the consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The operations of the Company are primarily located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Such risks and uncertainties include, but are not limited to interest rate risk, concentration of credit risk, and risks associated with concentration of customers and vendors (see Note 12). Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic had negatively affected the Company’s business and financial results in fiscal years 2020-2023. Due to various restrictions, the third-party vendors that contracted by the Company’s PRC operating entities were not able to effectively perform services for insurance policy holders, and the Company was not able to effectively promote or expand its business. However, the overall demand for the Company’s auto insurance aftermarket services were not materially affected, because all car owners are obligated to purchase mandatory auto insurance in China. At the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on the Company’s business have since been mitigated. However, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

Cash and Cash equivalents

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains all of its bank accounts in the PRC. The Company's cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB500,000 (approximately $69,000). The PRC financial institution pays compensation up to a limit of RMB500,000 (approximately $69,000) if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2024 and 2023, cash balance of $1,282,327 and $185,237, respectively, were maintained at financial institutions in the PRC and approximately $69,249 and $72,806 of the balance, respectively, were insured by the PRC financial institution deposit insurance program.

Accounts Receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss.

On January 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. There was no provision for credit losses as of March 31, 2024 and 2023 as all of the accounts receivable balances deemed fully collectible.

Advances to Vendors

In connection with the Company’s auto insurance aftermarket services and other scenario-based customized services, the Company collaborates with external providers and outsources certain tasks and projects to them to perform. Advance to vendors represents cash paid to external vendor in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are performed and completed. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for credit loss for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit loss by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of March 31, 2024 and 2023, there was no credit loss recorded as management believed that all of the advance to vendor balances fully realizable.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over their expected useful lives, as follows:

Useful life
Office equipment	1-3 years
Vehicles	4 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of comprehensive income in other income (expenses).

Prepayment for purchase of properties

On March 29, 2024, the Company’s subsidiary, Qingmin Digital, made an advance payment of RMB5 million (approximately $692,492) to a third-party seller, Qingdao Haixin Xinbang Real Estate Co., Ltd. (“Xinbang”) to purchase two real estate properties of 156.21 square meters. These properties will be used as the office space in the near future. Qingmin Digital obtained the certificate of occupancy and title in April 2024 when these two properties were delivered (see Note 16).

Impairment of Long-lived Assets

Long-lived assets with finite lives, primarily property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of March 31, 2024 and 2023.

Leases

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”). The Company leases office space, which is classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of March 31, 2024 and 2023 (see Note 7).

Fair Value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, amounts due from/to related parties, accounts receivable, advance to vendors, prepaid expenses and other current assets, accounts payable, short-term loans, deferred revenue, taxes payable and accrued expenses and other current liabilities.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, advance to vendors, due from related parties, prepaid expenses and other current assets, short-term loans, accounts payable, deferred revenue, taxes payable and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of March 31, 2024 and 2023 based upon the short-term nature of the assets and liabilities.

Foreign Currency Translation

The functional currency for Qingmin Cayman and Qingmin BVI is the U.S Dollar (“US$”). Qingmin HK uses the Hong Kong dollar as its functional currency. However, Qingmin Cayman, Qingmin BVI and Qingmin HK currently only serve as the holding companies and did not have active operations as of the date of this report. The Company operates its business through its subsidiaries in the PRC as of March 31, 2024. The functional currency of Qingmin WFOE and the Company’s PRC operating companies is Renminbi (“RMB”). The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in the translation.

The following table outlines the currency exchange rates that were used in creating the consolidated financial statements in this report:

	March 31, 2024	March 31, 2023
Year-end spot rate	US$1=RMB 7.2203	US$1=RMB 6.8676
Average rate	US$1=RMB 7.1671	US$1=RMB 6.8516

Revenue Recognition

On April 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers,” using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources:

Revenue from Auto Insurance Aftermarket Services

The Company’s customers are mostly insurance companies and auto insurance third-party service providers who have strong good business relationship with insurance companies (the “Customers”). Pursuant to the service contracts with the Customers, the Company is to provide:

(1)	Risk Assessment services which evaluate the auto insurance claim risks for insurance companies. This process collects and analyzes various types of information about car owners and vehicles, utilizing the Company’s proprietary model to calculate a risk value and produce individualized risk assessment reports for the insurance companies. Factors that can affect the risk value include, but are not limited to, car owner information, such as: age, gender, driving experience, traffic violation records, accident records, etc., and vehicle information, such as: vehicle age, mileage, maintenance records, modification records, etc. In performing the risk assessment services, the Company collaborates with aftermarket service providers, dealerships and auto repair and maintenance shops, who conduct in-person inspections and professional evaluations of vehicles at their service locations, and enter specific information about the vehicle and the driver, as required by insurance companies, into the insurance companies’ system, which interfaces with the Company’s proprietary computational model to accurately assess risk values and produce individualized risk assessment reports for the insurance companies.

(2)	Value-Added Services, such as vehicle safety inspection and check services including gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc. and other auto insurance aftermarket value-added services including designated driver and rescuing services, car wash, oil change, car waxing and battery services, for auto insurance policy holders on behalf the Customers. The Company outsources the value-added services to third-party vendors, coordinates with and monitors the third-party vendors for related service rendering and reports the status of the service rendering to the Customers.

The Company’s agreements with the Customers with respect to insurance aftermarket services are fixed-price contracts. For each type of the auto insurance aftermarket services, including auto insurance risk assessment and value-added services, there is a corresponding service rate agreed upon by the Company and the Customers, as well by the Company and each of the individual external vendors who performs these services. The Company is required to concurrently monitor and manage these services to be entitled to receive the fixed service fees. There is no separate service refund discount, or service volume incentive involved. As a result, there is no variable consideration in the contract. Once a specific auto insurance aftermarket service is rendered on time, the Company’s service obligation related to such service is satisfied. The Company recognizes revenue at the point when the designated service is rendered and completed.

Upon assessing of ASC 606-10-55-37A when an external party is involved in providing goods or services to a customer, the Company believes that it serves as a principal in this type of transaction, because the Company is primarily responsible for fulfilling the contractual obligations with respect to the services due to the Customers. The Company selects qualified external vendors, coordinates, monitors and inspects the services rendered by the external vendors, resolves disputes and complaints claimed by the insurance policy holders who use the auto insurance aftermarket services, and reports the service rendering results to the Customers on time. The Company has the right and ability to direct the external vendors to provide the services and is responsible for ensuring that the services performed are acceptable to the Customers. Further, the Company has the latitude in establishing service prices with the external vendors and taking credit risk in terms of service fee collection and payments, and is primarily responsible for taking the risk for service arrangement with external parties to render the designated services.

Contract fulfillment costs associated with auto insurance aftermarket services primarily consist of employee salary, bonus and business travel costs incurred by the Company to fulfill its performance obligations. Contract fulfillment costs are only realized when the costs generate or enhance resources used in satisfying its performance obligations of the contract are expected to be recovered. For the years ended March 31, 2024 and 2023, the Company did not capitalize contract fulfillment costs, but expensed such costs as incurred, due to immateriality of such costs.

Revenue from Other Scenario-based Customized Services

For other scenario-based customized services, the Company utilizes its sales and marketing team to provide services for insurance companies and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and to help customers to plan and organize seasonal on-the-ground sales and promotional campaigns at the 4S stores (automobile dealership stores who are authorized by automobile manufacturers to engage in the businesses relating to sales, spare parts, service and survey) where insurance products and services are sold to targeted consumers or customer designated locations. In addition, the Company also provides customized IT solutions to help customers optimize their IT software and application (such as data storage, mobile search application, etc.). The Company’s contracts with customers for these customized services are fixed-price contracts. The Company believes that it serves as a principal in these types of transactions because it has the latitude in establishing prices with customers, and is responsible for bearing the related costs to complete the designated services. From signing the contract, to the preparation of the scenario-based customized service plan to event execution, it typically takes a few days up to a few months. The Company recognizes revenue at the point when the designated services are rendered, completed and accepted by the customers.

Contract Assets and Liabilities

The Company did not have contract assets as of March 31, 2024 and 2023.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $2,672,579 and $2,446,301 as of March 31, 2024 and 2023, respectively, consist primarily of fees received from customers in advance of services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amounts of revenue recognized in the years ended March 31, 2024 and 2023 that were included in the opening deferred revenue were $2,446,301 and $183,405, respectively.

Disaggregation of Revenue

The Company disaggregates its revenue from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the years ended March 31, 2024 and 2023 are as follows:

The Company’s revenue derived from different service types are as below:

	For the years ended March 31,
	2024	2023
Revenue from auto insurance aftermarket services	$34,638,148	$8,515,619
Revenue from other scenario-based customized services	3,522,851	5,699,078
Total revenue	$38,160,999	$14,214,697

Cost of Revenue

Cost of revenue primarily includes subcontract costs, labor cost and sales taxes. Other overhead costs were immaterial, which was mainly due to the Company’s light-asset business model.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the years ended March 31, 2024 and 2023. The Company does not believe that there was any uncertain tax provision on March 31, 2024 and 2023. The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No income was generated outside the PRC for the fiscal years ended March 31, 2024 and 2023. As of March 31, 2024, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by the PRC tax authorities.

Value Added Tax (“VAT”)

The Company’s PRC subsidiaries are general taxpayers and are subject to applicable VAT tax rate of 6%. VAT is reported as a deduction to revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT tax paid to suppliers against their output VAT liabilities.

Selling, General and Administrative Expenses

Selling expenses primarily include salary and welfare benefit expenses paid to the Company’s sales personnel, business travel, meals and entertainment expenses, and other sales and marketing activity-related expenses. General and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, professional and consulting expenses, office rent and decoration expenses, depreciation and amortization, bad debt reserve expenses and other miscellaneous administrative expenses. All costs associated with selling and general and administrative function are expensed as incurred.

Research and Development Expenses

The Company conducts research and development activities in order to support its in-house service platform and proprietary algorithmic model used in performing the auto insurance risk assessment services, and provide software development and information technology services for its customers. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s intermediary platform. There were no capitalized research and development costs for the years ended March 31, 2024 and 2023. The Company expenses all internal research and development costs, in connection to its service platform and other projects as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including facility costs of the research center, and amortization and depreciation to property and equipment used in the research and development activities. For the years ended March 31, 2024 and 2023, total research and development expenses were approximately $279,967 and $177,401, respectively.

Employee Benefit Expenses

The Company’s subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying statements of income and comprehensive income (loss) amounted to $65,624 and $41,933 for the years ended March 31, 2024 and 2023, respectively.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of March 31, 2024 and 2023, there were no dilutive shares.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income (loss). The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income (loss) in the consolidated statements of comprehensive income (loss).

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM or decision-making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments as defined by ASC 280 (see Note 15).

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

A party, which can be a corporation or individual, is considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Corporations are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, “Revenue from Contracts with Customers.” This ASU is expected to improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The new guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consist of the following:

	March 31, 2024	March 31, 2023
Accounts receivable	$523,330	$14,214
Less: allowance for credit losses	-	-
Accounts receivable, net	$523,330	$14,214

The March 31, 2023 accounts receivable balance has been fully collected. The March 31, 2024 accounts receivable balance has been fully collected as of the date of this prospectus.

NOTE 4 — ADVANCES TO VENDORS

Advances to vendors, net, consist of the following:

	March 31, 2024	March 31, 2023
Advances to vendors for outsourcing the auto insurance aftermarket value-added services	$11,539,689	$3,003,575
Less: allowance for credit losses	-	-
Advances to vendors, net	$11,539,689	$3,003,575

In connection with the Company’s auto insurance aftermarket services and other scenario-based customized services, the Company collaborates with external vendors and outsources certain tasks and projects to them to perform. Advance to vendors represents cash paid to external vendors in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are rendered and completed. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of March 31, 2024 and 2023, there was no allowance for credit losses recorded as the Company considers all of the advance to vendor balance fully realizable.

The March 31, 2023 advances to suppliers balance has been fully realized. For the balance as of March 31, 2024, approximately $10.3 million or 89% of advances to vendors balance has been realized as of the date when the Company’s consolidated financial statements were issued, and the remaining balance of approximately $1.2 million has been further realized by August 2024. As of the date of this prospectus, the March 31, 2024 balance has been fully realized.

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets, consist of the following:

	As of March 31,
	2024	2023
Rental security deposit	$37,597	$-
Prepaid value-added taxes (“VAT tax”)	207,133	53,019
Other receivable	141,797	3,101
Prepaid expenses	13,765	5,049
Total prepaid expenses and other current assets	$400,292	$61,169

NOTE 6- PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	As of March 31,
	2024	2023
Vehicle	$125,923	$227,070
Office equipment and electronic equipment	12,488	11,911
Sub-total of property and equipment	138,411	238,981
Less: accumulated depreciation	(60,487)	(31,481)
Property and equipment, net	$77,924	$207,500

During the years ended March 31, 2024 and 2023, the Company disposed certain damaged property and equipment, proceeds from disposal of property and equipment amounted to $90,723 and $259,791, and loss from disposal of property and equipment amounted to $257 and $143,522 for the years ended March 31, 2024 and 2023, respectively.

Depreciation expense amounted to $51,474 and $48,063 for the years ended March 31, 2024 and 2023, respectively.

NOTE 7 — LEASES

On December 29, 2019, the Company’s PRC subsidiary, Qingmin Technology, entered into a lease agreement with a landlord, to lease an office space for five years, with lease expiration date on December 31, 2024 and annual lease payment of RMB150,000 (approximately $21,000).

Effective on April 1, 2022, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments derived from the lease.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. Rent expense is recognized on a straight-line basis over the lease terms.

Balance sheet information related to operating leases ROU assets and lease liabilities is as follows:

	As of March 31,
	2024	2023
Operating lease right-of-use assets	$86,560	$91,006
Operating lease right-of-use assets- accumulated amortization	(72,468)	(57,043)
Operating lease right-of-use assets, net	14,092	33,963

Operating lease liabilities, current	18,992	19,147
Operating lease liabilities, non-current	-	19,967
Total operating lease liabilities	$18,992	$39,114

The weighted average remaining lease terms and discount rates for the operating lease as of March 31, 2024 and 2023 are as follows:

	March 31, 2024	March 31, 2023
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	0.75	1.76
Weighted average discount rate	4.28%	4.28%

For the years ended March 31, 2024 and 2023, the Company reported total operating lease expenses of $20,929 and $33,507, respectively.

The following table summarizes the maturity of operating lease liabilities and future minimum payments of operating leases as of March 31, 2024:

Amounts
Year ending March 31,
2025	19,599
Less: imputed interest	(607)
Total operating lease liabilities	$18,992

NOTE 8 — SHORT-TERM BANK LOANS

The Company borrowed from PRC banks as working capital funds. As of March 31, 2024 and 2023, the Company’s short-term bank loans consisted of the following:

		March 31, 2024	March 31, 2023
Agricultural Bank of China (“ABC Bank”) -Qingdao West Cost Branch	(1)	$-	$1,456,113
Agricultural Bank of China- Qingdao Guanggu Software Park Branch	(2)	1,384,984	-

Total short-term loans		$1,384,984	$1,456,113

(1) On March 28, 2023, the Company’s PRC subsidiary, Qingmin Technology, entered into a short-term loan agreement with ABC Bank Qingdao West Coast Branch to borrow RMB10 million (approximately $1,456,113) as working capital for one year, with loan maturity date on March 26, 2024. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 5 basis points. The effective rate was 3.60% per annum. A related party, Ms. Jiahui Zhao, the wife of the Company’s controlling shareholder and Chief Executive Officer (“CEO”), Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $2.0 million) that Qingmin Technology may borrow from ABC Bank during the period from March 22, 2023 to March 21, 2026. In addition, a related party, Qingmin Shuke (Qingdao) Brand Management Consulting Co., Ltd. (“QM Brand Management”), an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,434,775 (approximately $2.25 million) as collaterals to guarantee any loans that Qingmin Technology may borrow from ABC Bank during the period from March 27, 2023 to March 26, 2028. The loan was fully repaid upon maturity.

(2) On March 15, 2024, the Company’s PRC subsidiary, Qingmin Digital, entered into a loan agreement with ABC Bank Qingdao Guanggu Software Park Branch to borrow RMB10 million (approximately $1,384,984) as working capital for one year, with maturity date on March 12, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 40 basis points. The effective rate was 3.05% per annum. A related party, Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $1.9 million) that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2027. In addition, a related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,569,000 (approximately $2.17 million) as collaterals to guarantee any loan that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2029.

Interest expense related to the Company’s short-term bank loans amounted to $46,175 and $733, for the years ended March 31, 2024 and 2023, respectively.

NOTE 9 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of March 31,
	2024	2023
Accrued payroll	$108,008	$73,807
Interest free borrowings from third-parties	77,005	3,949,302
Other current liabilities	51,894	10,035
Total accrued expenses and other current liabilities	$236,907	$4,033,144

NOTE 10 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

Qingmin BVI is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Qingmin BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by Qingmin BVI, no British Virgin Islands withholding tax is imposed.

Hong Kong

Qingmin HK is incorporated in Hong Kong and is subject to profit taxes in Hong Kong. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. However, Qingmin HK did not generate any assessable profits arising in or derived from Hong Kong for the fiscal years ended March 31, 2024 and 2023, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are normally subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. In addition, EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. EIT is typically governed by the local tax authority in the PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The Company’s PRC subsidiary, Qingmin Technology, was approved as a HNTE on December 20, 2021 and is now entitled to a reduced income tax rate of 15% with a term of three years. During the years ended March 31, 2024 and 2023, the Company’s other PRC operating subsidiaries, including Qingmin Digital, Qingmin Kehui and Qingmin Shanghai, all qualified as small-scaled minimal profit enterprises.

Based on the EIT Law of PRC, and according to the “Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises” issued by the State Taxation Administration (“STA”) dated as of January 18, 2019, from January 1, 2019 to December 31, 2020, once an enterprise meets certain conditions (i.e., annual taxable income not exceeding RMB3 million or approximately $0.4 million, number of employees not exceeding 300 and total assets not exceeding RMB50 million or approximately $7.4 million) and is accordingly treated as a small-scale minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is subject to a reduced income tax rate of 5% and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) is subject to a reduced income tax rate of 10%. In addition, according to the “Announcement on Implementing the Preferential Income Tax Policies for Small-Scale Minimal Profit Enterprise and Individually-Owned Businesses” issued by STA dated on April 2, 2021, for qualified small-scaled minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is levied at a reduced income tax rate of 3% during the period from January 1, 2021 to December 31, 2022 and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) remained at a reduced rate of 10%. Furthermore, in order to further support the development of small-scaled minimal profit enterprises, on August 2, 2023, China’s Ministry of Finance (“MOF”) and STA jointly issued an announcement for tax implementation (the “MOF STA Announcement 2023 No. 12”), all small-scaled minimal profit enterprises are entitled to 50% reduction of resource tax (excluding water resource tax), urban maintenance and construction tax, property tax, urban land use tax, stamp duty (excluding stamp duty on securities transactions), arable land occupation tax, education surcharge and local education surcharge, and subject to a 20% CIT rate on 25% of their taxable income amount after the adjustment, which means the effective CIT rate for small-scaled minimal profit enterprises has been unified to 5% during the period from January 1, 2023 to December 31, 2027.

As a result of the above, the Company’s corporate income taxes for the years ended March 31, 2024 and 2023 were reported at a blended reduced rate. The impact of the tax holidays and exemptions noted above decreased PRC corporate income taxes by $312,579 and $8,354 for the years ended March 31, 2024 and 2023, respectively. The benefit of the tax holidays on net income per share (basic and diluted) of $0.02 and $0.00 for the years ended March 31, 2024 and 2023, respectively.

(i)	The components of the income tax provision from Cayman Islands, BVI, Hong Kong, and China are as follows:

	For the Years Ended March 31,
	2024	2023
Current tax provision
Cayman Islands	$-	$-
British Virgin Islands	-	-
Hong Kong	-	-
China	397,263	14,042
	397,263	14,042
Deferred tax provision
Cayman Islands	-	-
British Virgin Islands	-	-
Hong Kong	-	-
China	-	-
	-	-
Income tax provision	$397,263	$14,042

The following table reconciles the Company’s effective income tax rate for the years ended March 31, 2024 and 2023:

	For the years ended March 31,
	2024	2023
China statutory income tax rate	25.0%	25.0%
Effect of PRC tax holidays and exemptions	(9.3)%	(20.0)%
Permanent difference	0.0%	1.9%
Research and development tax credit	(1.7)%	(9.3)%
Change in valuation allowance	0.0%	18.1%
Effective income tax rate	14.0%	15.7%

(b)	Taxes payable

Taxes payable consist of the following:

	March 31, 2024	March 31, 2023
Income tax payable	$380,285	$-
Value added tax payable	154,689	51,760
Other taxes payable	812	-
Total taxes payable	$535,786	$51,760

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the years ended March 31, 2024 and 2023. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from March 31, 2024. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of March 31, 2024, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by PRC tax authorities.

NOTE 11 — RELATED PARTY TRANSACTIONS

a.	Nature of relationships with related parties

Name of related parties	Relationship with the Company
Mr. Yaxin Dong	Controlling shareholder, Chairman of the Board, Chief Executive Officer (“CEO”) of the Company
Ms. Jiahui Zhao	Wife of Mr. Yaxin Dong
Ms. Chengfang Sun	Mother of Mr. Yaxin Dong
Ms. Hua Jin	Mother-in-law of Mr. Yaxin Dong
Mr. Jiahuan Wang	Legal representative, executive board member and CEO of the Company's subsidiary, Qingmin Kehui, during the period from September 20, 2023 to April 2, 2024.
Qingmin Shuke (Qingdao) E-Commerce Co., Ltd. ("QM E-commerce")	Mr. Yingze Sui is the legal representative, executive board member and CEO of this entity.
Qingmin Shuke (Qingdao) Brand Management and Consulting Co., Ltd. ("QM Brand Management")	An entity100% controlled by Ms. Jiahui Zhao. She is the legal representative, Chief Executive Officer of this entity. Her mother Ms. Hua Jin is the supervisor of this entity.
Qingmin Sheke (Qingdao) Human Resource Management Co., Ltd. ("QM HR Management")	The Company's subsidiary Qingmin Digital was 20% shareholder of this entity during March 24, 2022 to August 9, 2022. Mr. Yaxin Dong served as the legal representative, executive chairman of the Board and CEO of this entity during the period from March 24, 2022 to March 16, 2023. In addition, QM Technology Partnership was 49% shareholder of this entity during the period from March 6, 2023 to May 24, 2023.
Shandong Zhongkai Investment Fund Management Co., Ltd. ("Shandong Zhongkai")	An entity 100% controlled by Ms. Chengfang Sun.
Mr. Yingze Sui	Supervisor of the Company's subsidiary Qingmin Digital during the period from March 3, 2023 to April 7, 2024. Also, legal representative and CEO of Xixing Qingdao (see below), holding 23.0769% ownership interest in Xixing Qingdao
Xi'xing (Qingdao) Technological Service Co., Ltd. (“Xixing Qingdao”)	Ms. Jiahui Zhao was 49% shareholder of this entity during the period from March 30, 2022 to February 21, 2023. Ms. Hua Jin currently holds 39.2308% ownership interest in this entity.
JXKG Holdings Company Limited ("JXKG Holdings")	Former shareholder of the Company's subsidiary Qingmin Digital, holding 49% equity interest in Qingmin Digital during the period from March 14, 2022 to February 28, 2024.
Qingmin Management Co., Ltd. ("QM Management Co.")	Mr. Yaxin Dong was the legal representative and CEO, and Mr. Yingze Sui was the supervisor of this entity before April 8, 2024. Starting from April 8, 2024, Ms. Jiahui Zhao is the legal representative and CEO, and Ms. Hua Jin is the supervisor of this entity. Currently, JXKG Holdings holds 100% ownership interest in this entity.
Qingmin Sheke (Qingdao) Technological Service Partnership (Limited Partnership) (“QM Technology Partnership”)	An entity controlled by Mr. Yaxin Dong, who is the legal representative of this entity and holds 70% equity interest in this entity.

b. Due from related parties

Due from related parties consists of the following:

	As of March 31,
	2024	2023
Mr. Yaxin Dong	$-	$786,443
QM Shuke E-commerce	-	436,570
QM Brand Management	182,818	4,018,319
QM HR management	-	348,960
Shandong Zhongkai	-	385,245
Xixing Qingdao	-	314,636
Ms. Jiahui Zhao	-	70,026
Total due from related parties	$182,818	$6,360,199

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, the March 31, 2024 and 2023 balance has been fully collected. The Company does not have the intention to make cash advances to related parties in the future.

c. Due to related parties

Due to related parties consists of the following:

	As of March 31,
	2024	2023
Ms. Hua Jin	$-	$223,261
QM Management Co.	3,276,587	-
QM Technology Partnership		1,442
Ms. Chengfang Sun	13,089	21,041
Mr. Yaxin Dong	114,392	-
Mr. Jiahuan Wang	9,292	-
Total due to related parties	$3,413,360	$245,744

As of March 31, 2024 and 2023, the balance of due to related parties was comprised of advance from the Company’s related parties and was used for working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

d. Loan guarantees provided by related parties

In connection with the short-term loan that Qingmin Technology borrowed from ABC Bank, a related party, Ms. Jiahui Zhao, the wife of the Company’s controlling shareholder and Chief Executive Officer (“CEO”), Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $2.0 million) that Qingmin Technology may borrow from ABC Bank during the period from March 22, 2023 to March 21, 2026. In addition, related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,434,775 (approximately $2.25 million) as collaterals to guarantee any loan that Qingmin Technology may borrow from ABC Bank during the period from March 27, 2023 to March 26, 2028.

In addition, in connection with the short-term loan that Qingmin Digital borrowed from ABC Bank, a related party, Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $1.9 million) that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2027. In addition, a related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,569,000 (approximately $2.17 million) as collaterals to guarantee any loan that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2029. (see Note 8).

e. Office lease from a related party

On March 10, 2024, the Company’s subsidiary, Qingmin Digital entered into an office lease agreement with a related party, QM Brand Management, to lease an office space of 304.06 square meters with operating lease terms of 3.75 years (effective from April 1, 2024 to December 31, 2027). There is no lease payment during the period from April 1, 2024 to June 30, 2024 due to office decoration. Lease payment for the period from July 1, 2024 to December 31, 2024 is RMB200,000 (approximately $27,700), and lease payment for calendar year 2025, 2026 and 2027 will be RMB400,000 (approximately $55,400) each year (see Note 16).

NOTE 12 — Risks and Concentration

a)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s interest rate risk arises primarily from short-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk and fair value interest rate risk, respectively.

b)	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of March 31, 2024 and 2023, approximately $1,282,327 and $185,237 cash were deposited with financial institutions located in the PRC, respectively. RC. The Company's cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB500,000 (approximately $69,000). The PRC financial institution pays compensation up to a limit of RMB500,000 if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2024 and 2023, cash balance of $69,249 and $72,806, respectively, were insured by the PRC financial institution deposit insurance program. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

The functional currency of PRC operating entities is the RMB while the Company’s reporting currency is the U.S. dollars. The RMB appreciated by 6.8% from the year ended March 31, 2022 to the year ended March 31, 2023. The RMB appreciated by 4.6% from the year ended March 31, 2023 to the year ended March 31, 2024. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect its financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, then appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

c)	Concentration of customers and vendors

All of the Company’s revenue was derived from customers located in China. The Company’s customers are mostly insurance companies and other third-party service providers.

For the year ended March 31, 2024, no single customer accounted for more than 10% of the Company’s total revenues. However, the Company’s top 10 customers aggregately accounted for approximately 79.7% of the Company’s total revenue for the year ended March 31, 2024.

For the year ended March 31, 2023, one customer accounted for 34.1% of the Company’s total revenues. The Company’s top 10 customers aggregately accounted for approximately 85.4% of the Company’s total revenue for the year ended March 31, 2023.

As of March 31, 2024, two customers accounted for 37.6% and 21.3% of the total accounts receivable balance, respectively. As of March 31, 2023, two customers accounted for 32.1% and 32.0% of the total accounts receivable balance, respectively.

As of March 31, 2024, four vendors accounted for 34.1%, 22.9%, 12.4% and 11.0% of the total advances to vendors’ balance, respectively. As of March 31, 2023, three vendors accounted for 36.8%, 36.0% and 25.3% of the total advances to vendors balance, respectively.

For the year ended March 31, 2024, three vendors accounted for 11.9%, 9.9% and 9.8% of the Company’s total purchases, respectively. For the year ended March 31, 2023, four vendors accounted for 14.8%, 13.6%, 13.5% and 11.1% of the Company’s total purchases, respectively.

As of March 31, 2024, two vendors accounted for 66.4% and 22.2% of the total accounts payable balance, respectively. As of March 31, 2023, two vendors accounted for 62.6% and 29.7% of the total accounts payable balance, respectively.

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary shares

QMSK Cayman was incorporated as an exempt company with limited liability under the laws of the Cayman Islands on May 24, 2024. The share capital of QMSK Cayman is $50,000 divided into 500,000,000 Ordinary Shares with par value of $0.0001 per share. The total number of shares of Ordinary Shares issued and outstanding was 1,000,000 shares. On January 15, 2025, the Company increased the issued shares from 1,000,000 shares at par value of $0.0001 per share to 15,000,000 ordinary shares with par value of $0.0001 per share.  As a result, total number of issued and outstanding Ordinary Shares is 15,000,000 shares as of the date of this prospectus.The numbers of authorized and outstanding Ordinary Shares were retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Capital contribution

During the years ended March 31, 2024, the shareholders of the Company’s subsidiary, Qingmin Technology, contributed $2,763,502 (approximately RMB19 million) to increase the paid in capital of Qingmin Technology to support its business operations.

Statutory reserves

The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the board of directors of each PRC subsidiary. The statutory reserve of the PRC subsidiaries as determined pursuant to PRC statutory laws totaled approximately $385,973 and $141,763 as of March 31, 2024 and 2023, respectively.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries.

The Company’s PRC subsidiaries are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company’s PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at their discretions. The Company’s PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the Company’s PRC subsidiaries are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. As of March 31, 2024 and 2023, amounts restricted are the paid-in-capital and statutory reserve of the Company’s PRC subsidiaries, which amounted to approximately $3,149,475 and $141,763, respectively.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 15 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments by service type as defined by ASC 280, including Auto Insurance Aftermarket Services and Other Scenario-based Customized Services.

As of March 31, 2024 and 2023, the main operations of the Company are located in the PRC. Substantially all of the Company’s assets are located in China and all revenue was derived from customers located in China. The following tables present summary information by segment for the years ended March 31, 2024 and 2023, respectively:

	For the year ended March 31, 2024
	Auto Insurance Aftermarket Services	Other Scenario- based Customized Services	Total
Revenues	$34,638,148	$3,522,851	$38,160,999
Cost of revenues	31,443,995	3,065,434	34,509,429
Gross profit	3,194,153	457,417	3,651,570
Operating expenses	740,884	75,351	816,235
Income from operations	2,453,270	382,065	2,835,335
Income tax provision	360,589	36,674	397,263
Net income	2,216,659	225,444	2,442,103
Depreciation	46,722	4,752	51,474
Capital expenditure	570,966	58,070	629,036
Total reportable assets	$13,354,730	$1,358,234	$14,712,964

	For the year ended March 31, 2023
	Auto Insurance Aftermarket Services	Other Scenario- based Customized Services	Total
Revenues	$8,515,619	$5,699,078	$14,214,697
Cost of revenues	8,059,835	5,126,023	13,185,858
Gross profit	455,784	573,055	1,028,839
Operating expenses	527,884	353,286	881,170
Income (loss) from operations	(72,100)	219,769	147,669
Income tax provision	8,412	5,630	14,042
Net income	45,256	30,287	75,543
Depreciation	28,793	19,270	48,063
Capital expenditure	176,335	118,013	294,348
Total reportable assets	$5,910,353	$3,955,504	$9,865,857

NOTE 16 — SUBSEQUENT EVENTS

On March 10, 2024, the Company’s subsidiary, Qingmin Digital entered into an office lease agreement with a related party, QM Brand Management, to lease an office space of 304.06 square meters with operating lease terms of 3.75 years (from April 1, 2024 to December 31, 2027). The lease took effective on April 1, 2024 (see Note 11).

In March 2024, Qingmin Digital made a cash advance payment of RMB5 million (approximately $692,492) to a seller to purchase two real estate properties of 156.21 square meters at total costs of RMB5,059,066 (approximately $700,673). Qingmin Digital obtained the certificate of occupancy and property title in April 2024. These properties will be used as the office space in the near future.

On May 15, 2024, Qingmin Wei Lan (Beijing) Technology Co., Ltd. (“Qingmin Wei Lan”) was incorporated by three individual shareholders of the Company, in order to conduct technological information consulting service business in the future.

On June 28, 2024, the Company’s subsidiary, Qingmin Technology, entered into a short-term loan agreement with Industrial and Commercial Bank of China (“ICBC Bank”) to borrow RMB5 million (approximately $692,492) as working capital for one year, with loan expiration date on June 23, 2025 and a fixed interest rate of 3.85% per annum. A related party, Mr. Yaxin Dong, signed a guarantee agreement with ICBC Bank to provide a guarantee of maximum loan of RMB11.4 million (approximately $1,578,882) that Qingmin Technology may borrow from ICBC Bank during the period from March 26, 2024 to June 26, 2034.

On June 28, 2024, the Company’s subsidiary, Qingmin Kehui, entered into a letter of credit financing agreement with ICBC Bank to borrow RMB9,999,999 (approximately $1,384,984) as working capital for one year, with loan maturity date on June 27, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus/minus 45 basis points. The effective rate is 3.90% per annum. Qingmin Kehui is required to pledge accounts receivable from customers in the amount of RMB10 million (approximately $1,384,984) as collateral to guaranty this loan.

On July 3, 2024, Qingmin Technology entered into a revolving short-term loan agreement with ICBC Bank to borrow RMB2.6 million (approximately $360,096) as working capital for one year, with loan maturity date on July 2, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus/minus 30 basis points. The effective rate is 3.15% per annum. The loan can be extended for another year if the Company makes loan repayment on time. Qingmin Technology pledged real estate property of 156.21 square meters at book value of RMB5,059,066 (approximately $700,673) as collaterals to safeguard this loan.

On July 11, 2024, Qingmin Technology submitted two loan applications with Xingye Bank to borrow a total of RMB9 million (approximately $1,246,486) as working capital for one year. A loan of RMB4.5 million (approximately $623,243) was approved by Xingye Bank on July 12, 2024, with loan maturity date on July 12, 2025. Another loan of RMB4.5 million (approximately $623,243) was approved by Xingye Bank on July 19, 2024, with loan maturity date on July 19, 2025. Both loans bear a fixed interest rate of 3.30% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Xingye Bank to a guarantee of maximum loan of RMB20 million (approximately $2,769,968) that Qingmin Technology may borrow from Xingye Bank during the period from July 12, 2024 to July 12, 2025. In addition, related party, Xixing Qingdao, pledges a real estate property of 232.51 square meters as collateral to safeguard this loan.

On August 2, 2024, Qingmin Digital Science (Beijing) Commerce Management Co., Ltd. (“Qingmin WFOE (Beijing)”) was incorporated pursuant to PRC laws as a wholly foreign owned enterprise (“WFOE”) of Qingmin HK. On August 30, 2024, the shareholders of Qingmin Wei Lan transferred their ownership interest to Qingmin WFOE (Beijing), and accordingly, Qingmin Wei Lan became a fully controlled subsidiary of Qingmin WFOE (Beijing). Qingmin WFOE (Beijing) and Qingmin Wei Lan do not have active business activities as of the date of this prospectus.

On September 24, 2024, the Company’s subsidiary, Qingmin Digital, entered into a short-term loan agreement with Bank of China to borrow RMB7.5 million (approximately $1,038,738) as working capital for one year, with loan maturity date on September 25, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 30 basis points. The effective rate is 3.05% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Bank of China to a guarantee of maximum loan of RMB7.5 million (approximately $1,038,738) that Qingmin Digital may borrow from Bank of China during the period from September 24, 2024 to September 23, 2029. In addition, related party, QM Brand Management, pledges a real estate property valued at RMB 10,000,500 (approximately $1.4 million) as collateral to safeguard this loan.

On October 15, 2024, Qingmin Digital entered into a loan agreement with Bank of China to borrow RMB 5.0 million (approximately $692,492) as working capital for one year, with the loan maturity date on October 30, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 30 basis points. The effective rate is 3.05% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed a guarantee agreement with Bank of China to guarantee the maximum loan of RMB 5.0 million (approximately $692,492) that Qingmin Digital may borrow from Bank of China during the borrowing period.

In November 2024, Qingmin Digital entered into an office lease agreement with a third-party landlord to lease an office space of 147.46 square meters for one year (from November 30, 2024 to November 29, 2025), with annual rental payment of RMB 43,058 (approximately $5,900).

On November 15, 2024, Qingmin Technology entered into a line of credit agreement with Postal Savings Bank of China (“PSBC”) to obtained a line of credit of RMB 10 million (approximately $1.4 million). Pursuant to this agreement, Qingmin Technology can take multiple loans out as working capital for three years (from November 20, 2024 to November 19, 2027), up to the maximum line of credit amount of RMB 10 million (approximately $1.4 million). The effective interest rate will be determined by PSBC upon each loan withdrawn from this line of credit. The Company’s subsidiary, Qingmin Digital, together with related parties, Mr. Yaxin Dong, his wife Ms. Jiahui Zhao and QM Brand Management, jointly signed a guarantee agreement with PSBC to guarantee the maximum loan of RMB 10 million (approximately $1.4 million) that Qingmin Technology may borrow from PSBC.

On January 15, 2025, the Company increased the issued shares from 1,000,000 shares at par value of $0.0001 per share to 15,000,000 ordinary shares with par value of $0.0001 per share (see Note 13).

The Company has performed an evaluation of subsequent events through July 23, 2024, which was the date of the consolidated financial statements were issued, and through the date of this prospectus, and determined that no other events that would have required adjustment or disclosure in the consolidated financial statements.

QMSK TECHNOLOGY CO. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of March 31, 2024 and 2023, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

QMSK TECHNOLOGY CO. LTD.

PARENT COMPANY BALANCE SHEETS

	March 31, 2024	March 31, 2023
ASSETS
Non-current assets
Investment in subsidiaries	$6,042,600	$1,037,711

Total assets	$6,042,600	$1,037,711

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 15,000,000 shares issued and outstanding as of March 31, 2024 and 2023	1,500	1,500
Additional paid-in capital	2,762,002	-
Subscription receivable	-	(1,500)
Retained earnings	3,561,602	1,119,499
Accumulated other comprehensive income (loss)	(282,504)	(81,788)
Total shareholders’ equity	$6,042,600	$1,037,711

Total liabilities and shareholders’ equity	$6,042,600	$1,037,711

*	The share amounts are presented on a retrospective basis, see Note 13.

QMSK TECHNOLOGY CO. LTD.

PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME

	For the Years Ended March 31,
	2024	2023
EQUITY IN EARNINGS OF SUBSIDIARIES	$2,442,103	$75,543

NET INCOME	2,442,103	75,543
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	(200,716)	(80,375)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$2,241,387	$(4,832)

QMSK TECHNOLOGY CO. LTD.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,442,103	$75,543
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiaries	(2,442,103)	(75,543)
Net cash used in operating activities	-	-

CHANGES IN CASH AND CASH EQUIVALENT	-	-

CASH AND CASH EQUIVALENT, beginning of year	-	-

CASH AND CASH EQUIVALENT, end of year	$-	$-

QMSK TECHNOLOGY CO., LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,659,189	$1,282,327
Accounts receivable, net	2,000,056	523,330
Advance to vendors	10,790,044	11,539,689
Due from related parties	-	182,818
Deferred initial public offering costs	634,643	-
Prepaid expenses and other current assets	485,613	400,292
TOTAL CURRENT ASSETS	19,569,545	13,928,456

NONCURRENT ASSETS
Property and equipment, net	772,374	77,924
Prepayment for fixed assets purchase	-	692,492
Operating lease right of use assets, net	4,831	14,092
Operating lease right-of-use assets, net, related party	163,545	-
TOTAL NONCURRENT ASSETS	940,750	784,508

TOTAL ASSETS	$20,510,295	$14,712,964

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term loans	$6,141,701	$1,384,984
Accounts payable	119,169	407,756
Deferred revenue	3,179,297	2,672,579
Taxes Payable	397,918	535,786
Due to related parties	3,369,442	3,413,360
Opeating lease liabilities, current	19,955	18,992
Operating lease liabilities, current, related party	65,787	-
Accrued expenses and other current liabilities	213,815	236,907
TOTAL CURRENT LIABILITIES	13,507,084	8,670,364

NON-CURRENT LIABILITIES
Opeating lease liabilities, noncurrent, related party	110,108	-
TOTAL NON-CURRENT LIABILITIES	110,108	-

TOTAL LIABILITIES	13,617,192	8,670,364

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
Ordinary Shares, $0.0001 par value, 500,000,000 shares authorized, 15,000,000 shares issued and outstanding as of September 30, 2024 and March 31, 2024	1,500	1,500
Additional paid-in capital	2,788,448	2,762,002
Statutory reserve	469,816	385,973
Retained earnings	3,723,767	3,175,629
Accumulated other comprehensive loss	(90,428)	(282,504)
TOTAL SHAREHOLDERS' EQUITY	6,893,103	6,042,600

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$20,510,295	$14,712,964

*	The share numbers and amounts are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the six months ended September 30,
	2024	2023
REVENUES	$25,813,988	$13,911,686
COST OF REVENUES	23,939,275	12,660,449
GROSS PROFIT	1,874,713	1,251,237

OPERATING EXPENSES
Selling and marketing expenses	149,559	26,671
General and administrative expenses	732,718	215,226
Research and development expense	254,492	81,408
Total operating expenses	1,136,769	323,305

INCOME FROM OPERATIONS	737,944	927,932

OTHER INCOME (EXPENSES)
Interest expense	(86,464)	(24,508)
Other income, net	120,208	41,027
Total other income, net	33,744	16,519

INCOME BEFORE INCOME TAX PROVISION	771,688	944,451

PROVISION FOR INCOME TAXES	139,707	163,539

NET INCOME	631,981	780,912

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	192,076	(78,834)
COMPREHENSIVE INCOME	$824,057	$702,078

Earnings per ordinary share- basic and diluted	$0.04	$0.05

Weighted average number of ordinary share outstanding- basic and diluted	15,000,000	15,000,000

*	The share numbers are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

	Ordinary Shares, $0.0001 par		Additional				Accumulated other	Total
	Class A Shares	Amount	Paid-in Capital	Subscription receivable	Statutory reserve	Retained earnings	comprehensive loss	shareholders' equity
Balance, March 31, 2023	15,000,000	$1,500	$-	$(1,500)	$141,763	$977,736	$(81,788)	$1,037,711

Appropriation to statutory reserve	-	-		-	78,091	(78,091)	-	-
Net income for the period	-	-	-	-	-	780,912	-	780,912
Foreign currency translation adjustment	-	-	-	-	-	-	(78,834)	(78,834)
Balance, September 30, 2023	15,000,000	$1,500	-	$(1,500)	$219,854	$1,680,557	$(160,622)	$1,739,789

Balance, March 31, 2024	15,000,000	$1,500	$2,762,002	$-	$385,973	$3,175,629	$(282,504)	$6,042,600

Capital contribution by shareholders	-	-	26,446	-	-	-	-	26,446
Appropriation to statutory reserve	-	-	-	-	83,843	(83,843)	-	-
Net income for the period	-	-	-	-	-	631,981	-	631,981
Foreign currency translation adjustment	-	-	-	-	-	-	192,076	192,076
Balance, September 30, 2024	15,000,000	$1,500	$2,788,448	$-	$469,816	$3,723,767	$(90,428)	$6,893,103

*	The share numbers are presented on a retrospective basis, see Note 13.

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended September 30,
	2024	2023
Cash flows from operating activities:
Net Income	$631,981	$780,912
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	31,520	29,634
Amortization of right-of-use operating lease assets	31,494	9,127
Gain from disposal of fixed assets	-	(1,216)
Changes in operating assets and liabilities:
Accounts receivable	(1,424,132)	(994,614)
Accounts receivable, related party	-	(242,666)
Advance to vendors	1,055,195	(470,570)
Advance to vendors, related party	-	(47,835)
Prepaid expenses and other current assets	(72,263)	(3,201,924)
Accounts payable	(292,663)	716,453
Accounts payable- related party	-	149,956
Deferred revenue	418,508	(613,655)
Net change in right-of-use operating lease assets and liabilities	403	799
Net change in right-of-use operating lease assets and liabilities, related party	(10,040)	-
Taxes payable	(119,451)	78,949
Accrued expenses and other current liabilities	(28,769)	(3,044,823)
Net cash provided by (used in) operating activities	221,783	(6,851,473)

Cash flows from investing activities
Purchase of property and equipment	(41,706)	(683)
Proceeds from disposal of property and equipment	-	70,139
Net cash provided by (used in) investing activities	(41,706)	69,456

Cash flows from financing activities:
Proceeds from short-term bank loans	7,303,250	-
Repayment of short-term bank loans	(2,707,479)	-
Proceeds from related parties	4,050,460	27,283,049
Lending to related parties	(4,006,042)	(20,478,778)
Deferred initial public offering costs	(618,370)	-
Capital contributions by shareholders	26,446	-
Net cash provided by financing activities	4,048,265	6,804,271

Effect of exchange rate changes on cash and cash equivalent	148,520	(11,384)

Net increase in cash and cash equivalent	4,376,862	10,870
Cash and cash equivalent at beginning of the period	1,282,327	185,237
Cash and cash equivalent at end of the period	$5,659,189	$196,107

Supplemental disclsoure of cash flow information
Cash paid for interest expense	$72,523	$24,829
Cash paid for income taxes	$199,968	$4,253

Supplemental disclosure of non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease obligations	$181,424	$-
Transfer prepayment into property and equipment	$664,265	$-

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

QMSK TECHNOLOGY CO., LTD.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND BUSINESS DESCRIPTION

Business

QMSK Technology Co., Ltd. (“Qingmin Cayman” or the “Company”), through its wholly-owned subsidiaries, is primarily engaged in providing comprehensive business solutions to its customers, mainly insurance companies and insurance third-party service providers in China. Based on its in-depth knowledge of the Chinese insurance industry accumulated from years of servicing its customers, the Company specializes in auto insurance aftermarket services, primarily insurance risk assessment service and value-added services, such as vehicle safety inspection services and vehicle maintenance services, for enterprise customers. The Company also provides other scenario-based customized services, such as IT services and promotional services to customers on a case-by-case basis. The Company’s business operations are primarily located in the People’s Republic of China (“PRC”) and has generated all of its revenues since inception in the PRC.

Organization

Qingmin Cayman was incorporated as an exempted company with limited liability under the laws of the Cayman Islands on May 24, 2024. The Company has no substantive operations other than holding all of the outstanding share capital of QMSK (Link) Technology Co., Ltd. (“Qingmin BVI”), a limited liability company incorporated under the laws of British Virgin Islands on May 31, 2024. Qingmin BVI is also a holding company holding all of the outstanding equity of QMSK (HK) Technology Co., Limited. (“Qingmin HK”), a limited liability company formed under the laws of Hong Kong on June 13, 2024.

On July 2, 2024, Qingmin Digital Science (Qingdao) Enterprise Management Co., Ltd (“Qingmin WFOE”) was incorporated pursuant to PRC laws as wholly foreign owned enterprises (“WFOE”) of Qingmin HK.

Qingmin Cayman, Qingmin BVI, Qingmin HK, and Qingmin WFOE are currently not engaging in any active business operations and merely acting as holding companies.

Prior to the reorganization described below, the Company’s business was operated by the following entities: (1) Qingmin Digital Science (Qingdao) Technology Service Co., Ltd (“Qingmin Technology”), formed in Qingdao City, China on February 24, 2018; (2) Qingmin Digital Science Co., Ltd (“Qingmin Digital”), formed in Qingdao City, China on January 20, 2021; (3) Qingmin Kehui (Qingdao) Brand Operation Co., Ltd. (“Qingmin Kehui), formed in Qingdao City, China on August 28, 2023 and (4) Qingmin (Shanghai) Automotive Service Co., Ltd. (Qingmin Shanghai”), formed in Shanghai City, China on March 31, 2023. Qingmin WFOE, Qingmin Technology, Qingmin Digital, Qingmin Kehui, Qingmin Shanghai and its branches were all formed as limited companies pursuant to PRC laws to provide auto insurance aftermarket services and other scenario-based customized services to customers in the PRC, and are collectively referred to as the “PRC operating entities.”

Reorganization

A reorganization of our legal structure (“Reorganization”) was completed on July 22, 2024. The Reorganization involved the formation of Qingmin Cayman, Qingmin BVI, Qingmin HK and Qingmin WFOE, and the transfer of the 100% equity interest of Qingmin Technology to Qingmin WFOE. Consequently, Qingmin Cayman, through its subsidiaries Qingmin BVI and Qingmin HK, controls Qingmin WFOE and the PRC operating entities, and became the ultimate holding company of all other entities mentioned above.

The Reorganization has been accounted for as a recapitalization among entities under common control since the same controlling shareholders controlled all these entities before and after the Reorganization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities combined from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

On August 2, 2024, Qingmin Digital Science (Beijing) Commerce Management Co., Ltd. (“Qingmin WFOE(Beijing)”) was incorporated pursuant to PRC laws as a wholly owned subsidiary of Qingmin HK. On August 30, 2024, the shareholders of Qingmin Wei Lan (Beijing) Technology Co., Ltd. (“Qingmin Wei Lan”), which was incorporated by three individual shareholders of the Company on May 15, 2024, transferred their ownership interest to Qingmin WFOE (Beijing), and accordingly, Qingmin Wei Lan became a fully owned subsidiary of Qingmin WFOE (Beijing). Qingmin WFOE Beijing and Qingmin Wei Lan do not have active business operations as of the date of this prospectus.

Upon the completion of the Reorganization and as of the date of this prospectus, the Company has subsidiaries in countries and jurisdictions in the BVI, Hong Kong and PRC. Details of the subsidiaries of the Company were set out below:

Name of Entity	Date of Incorporation	Place of Incorporation	% of Ownership	Principal Activities
Qingmin Cayman	May 24, 2024	Cayman Islands	Parent, 100%	Investment holding

Qingmin BVI	May 31, 2024	British Virgin Islands	100%	Investment holding

Qingmin HK	June 13, 2024	Hong Kong	100%	Investment holding

Qingmin WFOE	July 2, 2024	Qingdao, PRC	100%	WFOE, Investment holding

Qingmin WFOE (Beijing)	August 2, 2024	Beijing, PRC	100%	WFOE, Investment holding

Qingmin Wei Lan	May 15, 2024	Beijing, PRC	100%	No active business operations

Qingmin Technology	February 24, 2018	Qingdao, PRC	100%	Provide auto insurance aftermarket services and other customized services to customers

Qingmin Digital	January 20, 2021	Qingdao, PRC	100%	Provide auto insurance aftermarket services and other customized services to customers

Qingmin Kehui	August 28, 2023	Qingdao, PRC	100%	Provide auto insurance aftermarket services to customers

Qingmin Shanghai	March 31, 2023	Shanghai, PRC	100%	Provide auto insurance aftermarket services and other customized services to customers

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto for the years ended March 31, 2024 and 2023 included in the Company’s Registration Statement on Form F-1. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary to make the unaudited condensed consolidated financial statements not misleading have been included. Operating results for the interim period ended September 30, 2024 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2025.

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its wholly owned subsidiaries. All inter-company balances and transactions are eliminated upon consolidation.

Uses of Estimates

In preparing the unaudited condensed consolidated financial statements in conformity U.S. GAAP, the management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates are based on information as of the date of the unaudited condensed consolidated financial statements. Significant estimates required to be made by management include, but are not limited to, the allowance for credit losses, the realization of advance to vendors, useful lives of property and equipment, the recoverability of long-lived assets, and realization of deferred tax assets. Actual results could differ from those estimates.

Risks and Uncertainties

The operations of the Company are primarily located in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by political, economic, and legal environments in the PRC, as well as by the general state of the economy in the PRC. The Company’s results may be adversely affected by changes in the political, regulatory and social conditions in the PRC. Such risks and uncertainties include, but are not limited to interest rate risk, concentration of credit risk, and risks associated with concentration of customers and vendors (see Note 12). Although the Company has not experienced losses from these situations and believes that it is in compliance with existing laws and regulations including its organization and structure disclosed in Note 1, such experience may not be indicative of future results.

The Company’s business, financial condition and results of operations may also be negatively impacted by risks related to natural disasters, extreme weather conditions, health epidemics and other catastrophic incidents, which could significantly disrupt the Company’s operations.

The COVID-19 pandemic had negatively affected the Company’s business and financial results in fiscal years 2020-2023. Due to various restrictions, the third-party vendors that contracted by the Company’s PRC operating entities were not able to effectively perform services for insurance policy holders, and the Company was not able to effectively promote or expand its business. However, the overall demand for the Company’s auto insurance aftermarket services were not materially affected, because all car owners are obligated to purchase mandatory auto insurance in China. At the end of 2022, China loosened up its COVID-19 policy and certain negative effects due to the COVID-19 pandemic on the Company’s business have since been mitigated. However, the extent to which the COVID-19 pandemic may impact the Company’s future financial results will depend on future developments, such as new information on the effectiveness of the mitigation strategies, the duration, spread, severity, and recurrence of COVID-19 and COVID-19 variants, if any, any related travel advisories and restrictions, and the overall impact of the COVID-19 pandemic on the global economy and capital markets, all of which remain uncertain and unpredictable. Given this uncertainty, the Company is currently unable to quantify the expected impact of the COVID-19 pandemic on its future operations, financial condition, liquidity, and results of operations.

Cash and Cash equivalents

Cash includes currency on hand and deposits held by banks that can be added or withdrawn without limitation. The Company maintains all of its bank accounts in the PRC. The Company's cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB500,000 (approximately $71,249) per each bank account. The PRC financial institution pays compensation up to a limit of RMB500,000 (approximately $71,249) for each bank account if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2024 and March 31, 2024, cash balance of $5,659,189 and $1,282,327, respectively, were maintained at financial institutions in the PRC and approximately $623,646 and $69,249 of the balance, respectively, were insured by the PRC financial institution deposit insurance program.

Accounts Receivable, net

Accounts receivable represents balance due from customers and are recorded net of allowance for credit loss.

On January 1, 2023, the Company adopted ASC 326, Credit Losses, which replaced previously issued guidance regarding the impairment of financial instruments with an expected loss methodology that will result in more timely recognition of credit losses. The Company used a modified retrospective approach and did not restate the comparable prior periods.

The allowance for credit losses reflects the Company’s current estimate of credit losses expected to be incurred over the life of the receivables and is measured in accordance with ASC 326. The Company assesses the collectability by reviewing receivables on a collective basis where similar characteristics exist, primarily based on size, nature and on an individual basis when the Company identifies specific customers with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, the age of the receivable balances, credit quality of the Company’s customer based on ongoing credit evaluations, current economic conditions, reasonable and supportable forecasts of future economic conditions, and other factors that may affect the Company’s ability to collect from customers. Receivables are written off after all collection efforts have ceased. There was no provision for credit losses as of September 30, 2024 and March 31, 2024 as all of the accounts receivable balances deemed fully collectible.

Advances to Vendors

In connection with the Company’s auto insurance aftermarket services and other scenario-based customized services, the Company collaborates with external providers and outsources certain tasks and projects to them to perform. Advance to vendors represents cash paid to external vendor in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are performed and completed. Advances to vendors are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realization of the advance becomes doubtful. The Company uses the aging method to estimate the allowance for credit loss for unrealizable balances. In addition, at each reporting date, the Company generally determines the adequacy of allowance for credit loss by evaluating all available information, and then records specific allowances for those advances based on the specific facts and circumstances. As of September 30, 2024 and March 31, 2024, there was no credit loss recorded as management believed that all of the advance to vendor balances fully realizable.

Deferred initial public offering (“IPO”) costs

The Company complies with the requirement of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Deferred offering costs consist of underwriting, legal, and other expenses incurred through the balance sheet date that are directly related to the intended IPO. Deferred offering costs will be charged to shareholders’ equity upon the completion of the IPO. Should the IPO prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations. Deferred initial public offering costs amounted to $634,643 and $Nil as of September 30, 2024 and March 31, 2024, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property and equipment are provided using the straight-line method over their expected useful lives, as follows:

Useful life
Office equipment	1-3 years
Office building	20 years
Vehicles	4 years

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the unaudited condensed consolidated statements of comprehensive income in other income (expenses).

Prepayment for purchase of properties

On March 29, 2024, the Company’s subsidiary, Qingmin Digital, made an advance payment of RMB5 million (approximately $712,494) to a third-party seller, Qingdao Haixin Xinbang Real Estate Co., Ltd. (“Xinbang”) to purchase two real estate properties of 156.21 square meters. These properties will be used as the office space in the near future. Qingmin Digital obtained the certificate of occupancy and title in April 2024 when these two properties were delivered, accordingly, the prepayment balance has been included in the Company’s property and equipment balance as of September 30, 2024 (see Note 6).

Impairment of Long-lived Assets

Long-lived assets with finite lives, primarily property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the estimated cash flows from the use of the asset and its eventual disposition are below the asset’s carrying value, then the asset is deemed to be impaired and written down to its fair value. There were no impairments of these assets as of September 30, 2024 and March 31, 2024.

Leases

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 842, Leases (“Topic 842”). The Company leases office space, which is classified as operating leases in accordance with Topic 842. Under Topic 842, lessees are required to recognize the following for all leases (with the exception of short-term leases, usually with an initial term of 12 months or less) on the commencement date: (i) lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (ii) right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term.

At the commencement date, the Company recognizes the lease liability at the present value of the lease payments not yet paid, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s incremental borrowing rate for the same term as the underlying lease. The ROU asset is recognized initially at cost, which primarily comprises the initial amount of the lease liability, plus any initial direct costs incurred, consisting mainly of brokerage commissions, less any lease incentives received. All ROU assets are reviewed for impairment annually. There was no impairment for ROU lease assets as of September 30, 2024 and March 31, 2024 (see Note 7).

Fair Value

Fair value is considered to be the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, amounts due from/to related parties, accounts receivable, advance to vendors, prepaid expenses and other current assets, accounts payable, short-term loans, deferred revenue, taxes payable and accrued expenses and other current liabilities.

Unless otherwise disclosed, the fair value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, advance to vendors, due from related parties, prepaid expenses and other current assets, short-term loans, accounts payable, deferred revenue, taxes payable and accrued expenses and other current liabilities approximate the fair value of the respective assets and liabilities as of September 30, 2024 and March 31, 2024 based upon the short-term nature of the assets and liabilities.

Foreign Currency Translation

The functional currency for Qingmin Cayman and Qingmin BVI is the U.S Dollar (“US$”). Qingmin HK uses the Hong Kong dollar as its functional currency. However, Qingmin Cayman and Qingmin BVI currently only serve as the holding companies and did not have active operations as of September 30, 2024. Qingmin HK had immaterial transactions during the six months ended September 30, 2024. As a result, the Company primarily operates its business through its subsidiaries in the PRC as of September 30, 2024 and March 31, 2024. The functional currency of Qingmin WFOE and the Company’s PRC operating companies is Renminbi (“RMB”). The Company’s consolidated financial statements have been translated into US$. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into US$ at the rates used in the translation.

The following table outlines the currency exchange rates that were used in creating the unaudited condensed consolidated financial statements for the periods presented:

	September 30, 2024		September 30, 2023	March 31, 2024
Period-end spot rate	US$1= RMB 7.0176	US$1= HK$ 7.7693	US$1= RMB 7.2960	US$1= RMB 7.2203
Average rate	US$1= RMB 7.2023	US$1= HK$ 7.7474	US$1= RMB 7.1287	US$1= RMB 7.1671

Revenue Recognition

On April 1, 2022, the Company adopted Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with customers,” using the modified retrospective approach.

To determine revenue recognition for contracts with customers, the Company performs the following five steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company currently generates its revenue from the following main sources:

Revenue from Auto Insurance Aftermarket Services

The Company’s customers are mostly insurance companies and auto insurance third-party service providers who have strong good business relationship with insurance companies (the “Customers”). Pursuant to the service contracts with the Customers, the Company is to provide:

(1)	Risk Assessment services which evaluate the auto insurance claim risks for insurance companies. This process collects and analyzes various types of information about car owners and vehicles, utilizing the Company’s proprietary model to calculate a risk value and produce individualized risk assessment reports for the insurance companies. Factors that can affect the risk value include, but are not limited to, car owner information, such as: age, gender, driving experience, traffic violation records, accident records, etc., and vehicle information, such as: vehicle age, mileage, maintenance records, modification records, etc. In performing the risk assessment services, the Company collaborates with aftermarket service providers, dealerships and auto repair and maintenance shops, who conduct in-person inspections and professional evaluations of vehicles at their service locations, and enter specific information about the vehicle and the driver, as required by insurance companies, into the insurance companies’ system, which interfaces with the Company’s proprietary computational model to accurately assess risk values and produce individualized risk assessment reports for the insurance companies.

(2)	Value-Added Services, such as vehicle safety inspection and check services including gearbox inspection, transmission inspection, steering system inspection, multi-point inspection, vehicle electronic system inspection, and brake system inspection, etc. and other auto insurance aftermarket value-added services including designated driver and rescuing services, car wash, oil change, car waxing and battery services, for auto insurance policy holders on behalf the Customers. The Company outsources the value-added services to third-party vendors, coordinates with and monitors the third-party vendors for related service rendering and reports the status of the service rendering to the Customers.

The Company’s agreements with the Customers with respect to insurance aftermarket services are fixed-price contracts. For each type of the auto insurance aftermarket services, including auto insurance risk assessment and value-added services, there is a corresponding service rate agreed upon by the Company and the Customers, as well by the Company and each of the individual external vendors who performs these services. The Company is required to concurrently monitor and manage these services to be entitled to receive the fixed service fees. There is no separate service refund discount, or service volume incentive involved. As a result, there is no variable consideration in the contract. Once a specific auto insurance aftermarket service is rendered on time, the Company’s service obligation related to such service is satisfied. The Company recognizes revenue at the point when the designated service is rendered and completed.

Upon assessing of ASC 606-10-55-37A when an external party is involved in providing goods or services to a customer, the Company believes that it serves as a principal in this type of transaction, because the Company is primarily responsible for fulfilling the contractual obligations with respect to the services due to the Customers. The Company selects qualified external vendors, coordinates, monitors and inspects the services rendered by the external vendors, resolves disputes and complaints claimed by the insurance policy holders who use the auto insurance aftermarket services, and reports the service rendering results to the Customers on time. The Company has the right and ability to direct the external vendors to provide the services and is responsible for ensuring that the services performed are acceptable to the Customers. Further, the Company has the latitude in establishing service prices with the external vendors and taking credit risk in terms of service fee collection and payments, and is primarily responsible for taking the risk for service arrangement with external parties to render the designated services.

Contract fulfillment costs associated with auto insurance aftermarket services primarily consist of employee salary, bonus and business travel costs incurred by the Company to fulfill its performance obligations. Contract fulfillment costs are only realized when the costs generate or enhance resources used in satisfying its performance obligations of the contract are expected to be recovered. For the six months ended September 30, 2024 and 2023, the Company did not capitalize contract fulfillment costs, but expensed such costs as incurred, due to immateriality of such costs.

Revenue from Other Scenario-based Customized Services

For other scenario-based customized services, the Company utilizes its sales and marketing team to provide services for insurance companies and other enterprise customers, such as customer development, product or services introduction, sales strategy and skills education, and to help customers to plan and organize seasonal on-the-ground sales and promotional campaigns at the 4S stores (automobile dealership stores who are authorized by automobile manufacturers to engage in the businesses relating to sales, spare parts, service and survey) where insurance products and services are sold to targeted consumers or customer designated locations. In addition, the Company also provides customized IT solutions to help customers optimize their IT software and application (such as data storage, mobile search application, etc.). The Company’s contracts with customers for these customized services are fixed-price contracts. The Company believes that it serves as a principal in these types of transactions because it has the latitude in establishing prices with customers, and is responsible for bearing the related costs to complete the designated services. From signing the contract, to the preparation of the scenario-based customized service plan to event execution, it typically takes a few days up to a few months. The Company recognizes revenue at the point when the designated services are rendered, completed and accepted by the customers.

Contract Assets and Liabilities

The Company did not have contract assets as of September 30, 2024 and March 31, 2024.

Contract liabilities are recognized for contracts where payment has been received in advance of delivery. The Company’s contract liabilities, which are reflected in its consolidated balance sheets as deferred revenue of $3,179,297 and $2,672,579 as of September 30, 2024 and March 31, 2024, respectively, consist primarily of fees received from customers in advance of services performed. These amounts represented the Company’s unsatisfied performance obligations as of the balance sheet dates. The amounts of revenue recognized in the six months ended September 30, 2024 and 2023 that were included in the opening deferred revenue were $2,672,579 and $1,703,075, respectively.

Disaggregation of Revenue

The Company disaggregates its revenue from contracts by service types, as the Company believes it best depicts how the nature, amount, timing and uncertainty of the revenue and cash flows are affected by economic factors. The Company’s disaggregation of revenues for the six months ended September 30, 2024 and 2023 are as follows:

The Company’s revenue derived from different service types are as below:

	For the six months ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Revenue from auto insurance aftermarket services	$23,080,372	$10,956,312
Revenue from other scenario-based customized services	2,733,616	2,955,374
Total revenue	$25,813,988	$13,911,686

Cost of Revenue

Cost of revenue primarily includes subcontract costs, labor cost and sales taxes. Other overhead costs were immaterial, which was mainly due to the Company’s light-asset business model.

Income Taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. Deferred income taxes are recognized when temporary differences exist between the tax bases of assets and liabilities and their reported amounts in the consolidated financial statements. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

An uncertain tax position is recognized only if it is “more likely than not” that the tax position would be sustained in a tax examination. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. No significant penalties or interest relating to income taxes have been incurred during the six months ended September 30, 2024 and 2023. The Company does not believe that there was any uncertain tax provision on September 30, 2024 and March 31, 2024. The Company’s subsidiaries in China are subject to the income tax laws of the PRC. No income was generated outside the PRC for the six months ended September 30, 2024 and 2023. As of September 30, 2024 and March 31, 2024, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by the PRC tax authorities.

Value Added Tax (“VAT”)

The Company’s PRC subsidiaries are general taxpayers and are subject to applicable VAT tax rate of 6%. VAT is reported as a deduction to revenue when incurred. Entities that are VAT general taxpayers are allowed to offset qualified input VAT tax paid to suppliers against their output VAT liabilities.

Selling, General and Administrative Expenses

Selling expenses primarily include salary and welfare benefit expenses paid to the Company’s sales personnel, business travel, meals and entertainment expenses, and other sales and marketing activity-related expenses. General and administrative expenses primarily consist of employee salaries, welfare and insurance expenses, professional and consulting expenses, office rent and decoration expenses, depreciation and amortization, bad debt reserve expenses and other miscellaneous administrative expenses. All costs associated with selling and general and administrative function are expensed as incurred.

Research and Development Expenses

The Company conducts research and development activities in order to support its in-house service platform and proprietary algorithmic model used in performing the auto insurance risk assessment services, and provide software development and information technology services for its customers. Research and development costs are expensed as incurred unless such costs qualify for capitalization as software development costs. In order to qualify for capitalization, (i) the preliminary project should be completed, (ii) management has committed to funding the project and it is probable that the project will be completed and the software will be used to perform the function intended, and (iii) it will result in significant additional functionality in the Company’s intermediary platform. There were no capitalized research and development costs for the six months ended September 30, 2024 and 2023. The Company expenses all internal research and development costs, in connection to its service platform and other projects as incurred, which primarily comprise employee costs, internal and external costs related to execution of studies, including facility costs of the research center, and amortization and depreciation to property and equipment used in the research and development activities. For the six months ended September 30, 2024 and 2023, total research and development expenses were approximately $254,492 and $81,408, respectively.

Employee Benefit Expenses

The Company’s subsidiaries in the PRC participate in a government-mandated employer social insurance plan pursuant to which certain social security benefits, work-related injury benefits, maternity leave insurance, medical insurance, unemployment benefit and housing fund are provided to eligible full-time employees. The relevant labor regulations require the Company’s subsidiaries in the PRC to pay the local labor and social welfare authorities monthly contributions based on the applicable benchmarks and rates stipulated by the local government. The contributions to the plan are expensed as incurred. Employee social security and welfare benefits included as expenses in the accompanying unaudited condensed consolidated statements of income and comprehensive income (loss) amounted to $26,306 and $10,957 for the six months ended September 30, 2024 and 2023, respectively.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average common shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of potential common shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended September 30, 2024 and 2023, there were no dilutive shares.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to US$ is reported in other comprehensive income in the unaudited condensed consolidated statements of income and comprehensive income.

Statement of Cash Flows

In accordance with ASC 230, “Statement of Cash Flows,” cash flows from the Company’s operations are formulated based upon the local currencies using the average exchange rate in the period. As a result, amounts related to assets and liabilities reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheets.

Segment Reporting

In accordance with ASC 280, Segment Reporting, operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the CODM or decision-making group, in deciding how to allocate resources and in assessing performance. The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s CODM for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the CODM, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments as defined by ASC 280 (see Note 15).

Related Parties and Transactions

The Company identifies related parties, and accounts for, discloses related party transactions in accordance with ASC 850, “Related Party Disclosures” and other relevant ASC standards.

A party, which can be a corporation or individual, is considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Corporations are also considered to be related if they are subject to common control or common significant influence.

Transactions between related parties commonly occurring in the normal course of business are considered to be related party transactions. Transactions between related parties are also considered to be related party transactions even though they may not be given accounting recognition. While ASC does not provide accounting or measurement guidance for such transactions, it nonetheless requires their disclosure.

Recent Accounting Pronouncements

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC Topic 606, “Revenue from Contracts with Customers.” This ASU is expected to improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The new guidance is effective for public companies for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. For all other entities, it is effective for fiscal years beginning after December 31, 2023, including interim periods within those fiscal years. The Company does not believe the adoption of this new guidance would have a material impact on its consolidated financial statements.

On November 27, 2023, FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires that an entity disclose significant segment expenses impacting profit and loss that are regularly provided to the chief operating decision maker. The update is required to be applied retrospectively to prior periods presented, based on the significant segment expense categories identified and disclosed in the period of adoption. The amendments in ASU 2023-07 are required to be adopted for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

On December 14, 2023, the FASB issued Accounting Standards Update No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires that entities disclose specific categories in their rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. The new standard is effective for the Company beginning December 15, 2024, with early adoption permitted effective for fiscal years beginning January 1, 2024. The Company is in the process of evaluating the impact of adopting this new guidance on its consolidated financial statements.

Other accounting standards that have been issued by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on, or are unrelated to, its consolidated financial condition, results of operations, cash flows or disclosures.

NOTE 3 — ACCOUNTS RECEIVABLE, NET

Accounts receivable, net, consist of the following:

	September 30, 2024	March 31, 2024
	(Unaudited)
Accounts receivable	$2,000,056	$523,330
Less: allowance for credit losses	-	-
Accounts receivable, net	$2,000,056	$523,330

The March 31, 2024 accounts receivable balance has been fully collected. Approximately $1.6 million or 79.6% of the September 30, 2024 accounts receivable balance has been subsequently collected as of the date of issuance of the Company’s interim financial statements and the remaining balance is expected to be collected by February 2025.

NOTE 4 — ADVANCES TO VENDORS

Advances to vendors, net, consist of the following:

	September 30, 2024	March 31, 2024
	(Unaudited)
Advances to vendors for outsourcing the auto insurance aftermarket value-added services	$10,790,044	$11,539,689
Less: allowance for credit losses	-	-
Advances to vendors, net	$10,790,044	$11,539,689

In connection with the Company’s auto insurance aftermarket services and other scenario-based customized services, the Company collaborates with external vendors and outsources certain tasks and projects to them to perform. Advance to vendors represents cash paid to external vendors in advance of performing the outsourced tasks and projects, which have not been completed as of the balance sheet dates. Such balance will be recognized as cost of revenue when related services are rendered and completed. These advances are interest free, unsecured and short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. As of September 30, 2024 and March 31, 2024, there was no allowance for credit losses recorded as the Company considers all of the advance to vendor balance fully realizable.

The March 31, 2024 advances to suppliers balance has been fully realized. For the balance as of September 30, 2024, approximately $5.8 million or 53.4% of advances to vendors balance has been realized as of the date when the Company’s unaudited condensed consolidated financial statements were issued, and the remaining balance is expected to be realized by February 2025.

NOTE 5 — PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets, consist of the following:

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
Rental security deposit	$-	$37,597
Prepaid value-added taxes (“VAT tax”)	-	207,133
Other receivable	485,613	141,797
Prepaid expenses	-	13,765
Total prepaid expenses and other current assets	$485,613	$400,292

NOTE 6- PROPERTY AND EQUIPMENT, NET

Property and equipment, net, consist of the following:

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
Vehicle	$131,293	$125,923
Office building	714,428	-
Office equipment and electronic equipment	21,236	12,488
Sub-total of property and equipment	866,957	138,411
Less: accumulated depreciation	(94,583)	(60,487)
Property and equipment, net	$772,374	$77,924

On March 29, 2024, the Company’s subsidiary, Qingmin Digital, made an advance payment of RMB5 million (approximately $712,494) to a third-party seller, Qingdao Haixin Xinbang Real Estate Co., Ltd. (“Xinbang”) to purchase two real estate properties of 156.21 square meters. These properties will be used as the office space in the near future. Qingmin Digital obtained the certificate of occupancy and title in April 2024 when these two properties were delivered, accordingly, the prepayment balance has been included in the Company’s property and equipment balance as of September 30, 2024.

During the six months ended September 30 2023, the Company disposed certain damaged property and equipment, proceeds from disposal of property and equipment amounted to $70,139, and gain from disposal of property and equipment amounted to $1,216 for the six months ended September 30, 2023, respectively. No disposal of fixed assets during the six months ended September 30, 2024.

Depreciation expense amounted to $31,520 and $29,634 for the six months ended September 30, 2024 and 2023, respectively.

NOTE 7 — LEASES

On December 29, 2019, the Company’s PRC subsidiary, Qingmin Technology, entered into a lease agreement with a landlord, to lease an office space for five years, with lease expiration date on December 31, 2024 and annual lease payment of RMB150,000 (approximately $21,000).

In addition, on March 10, 2024, the Company’s subsidiary, Qingmin Digital entered into an office lease agreement with a related party, QM Brand Management, to lease an office space of 304.06 square meters with operating lease terms of 3.75 years (effective from April 1, 2024 to December 31, 2027). There is no lease payment during the period from April 1, 2024 to June 30, 2024 due to office decoration. Lease payment for the period from July 1, 2024 to December 31, 2024 is RMB200,000 (approximately $27,700), and lease payment for calendar year 2025, 2026 and 2027 will be RMB400,000 (approximately $55,400) each year

Effective on April 1, 2022, the Company adopted Topic 842. At the inception of a contract, the Company determines if the arrangement is, or contains, a lease. ROU assets represent the Company’s right to use an underlying asset over the lease term and lease liabilities represent the Company’s obligation to make lease payments derived from the lease.

Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease terms. Rent expense is recognized on a straight-line basis over the lease terms.

Balance sheet information related to operating leases ROU assets and lease liabilities is as follows:

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
Operating lease right-of-use assets	$89,061	$86,560
Operating lease right-of-use assets, related party	186,199	-
Operating lease right-of-use assets- accumulated amortization	(106,884)	(72,468)
Operating lease right-of-use assets, net	168,376	14,092

Operating lease liabilities, current	19,955	18,992
Operating lease liabilities, current, related party	65,787	-
Operating lease liabilities, non-current, related party	110,108	-
Total operating lease liabilities	$195,850	$18,992

The weighted average remaining lease terms and discount rates for the operating lease as of September 30, 2024 and March 31, 2024 are as follows:

	September 30, 2024	September 30, 2023
	(Unaudited)	(Unaudited)
Remaining lease term and discount rate:
Weighted average remaining lease term (years)	1.75	1.25
Weighted average discount rate	4.28%	4.28%

For the six months ended September 30, 2024 and 2023, the Company reported total operating lease expenses of $36,682 and $9,698, respectively.

The following table summarizes the maturity of operating lease liabilities and future minimum payments of operating leases as of September 30, 2024:

Twelve months ending September 30,	Amounts
2025	$91,413
2026	57,000
2027	57,000
Total lease payment	205,413
Less: imputed interest	(9,563)
Total operating lease liabilities	$195,850

NOTE 8 — SHORT-TERM BANK LOANS

The Company borrowed from PRC banks as working capital funds. As of March 31, 2024 and 2023, the Company’s short-term bank loans consisted of the following:

		As of
		September 30, 2024	March 31, 2024
		(Unaudited)
Agricultural Bank of China- Qingdao Guanggu Software Park Branch	(1)	$1,424,989	$1,384,984
Industrial and Commerce Bank of China Qingdao Chengyang Branch	(2)	2,507,980	-
Xingye Bank Qingdao Hong Kong West Road Branch	(3)	1,139,991	-
Bank of China Qingdao Laoshan Branch	(4)	1,068,741	-
Total short-term bank loans		$6,141,701	$1,384,984

(1) On March 15, 2024, the Company’s PRC subsidiary, Qingmin Digital, entered into a loan agreement with ABC Bank Qingdao Guanggu Software Park Branch to borrow RMB10 million (approximately $1,384,984) as working capital for one year, with maturity date on March 12, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 40 basis points. The effective rate was 3.05% per annum. A related party, Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $1.9 million) that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2027. In addition, a related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,569,000 (approximately $2.17 million) as collaterals to guarantee any loan that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2029.

(2) On June 28, 2024, the Company’s subsidiary, Qingmin Technology, entered into a short-term loan agreement with Industrial and Commercial Bank of China (“ICBC Bank”) to borrow RMB5 million (approximately $712,494) as working capital for one year, with loan expiration date on June 23, 2025 and a fixed interest rate of 3.85% per annum. A related party, Mr. Yaxin Dong, signed a guarantee agreement with ICBC Bank to provide a guarantee of maximum loan of RMB11.4 million (approximately $1,624,487) that Qingmin Technology may borrow from ICBC Bank during the period from March 26, 2024 to June 26, 2034.

On June 28, 2024, the Company’s subsidiary, Qingmin Kehui, entered into a letter of credit financing agreement with ICBC Bank to borrow RMB9,999,999 (approximately $1,424,988) as working capital for one year, with loan maturity date on June 27, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus/minus 45 basis points. The effective rate is 3.90% per annum. Qingmin Kehui is required to pledge accounts receivable from customers in the amount of RMB10 million (approximately $1,424,989) as collateral to guaranty this loan.

On July 3, 2024, Qingmin Technology entered into a revolving short-term loan agreement with ICBC Bank to borrow RMB2.6 million (approximately $370,497) as working capital for one year, with loan maturity date on July 2, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus/minus 30 basis points. The effective rate is 3.15% per annum. The loan can be extended for another year if the Company makes loan repayment on time. Qingmin Technology pledged real estate property of 156.21 square meters at book value of RMB5,059,066 (approximately $720,911) as collaterals to safeguard this loan.

As of September 30, 2024, total loans payable to ICBC Bank amounted to $2,507,980.

(3) On July 11, 2024, Qingmin Technology submitted two loan applications with Xingye Bank to borrow a total of RMB9 million (approximately $1,282,490) as working capital for one year. A loan of RMB4.5 million (approximately $641,245) was approved by Xingye Bank on July 12, 2024, with loan maturity date on July 12, 2025. Another loan of RMB4.5 million (approximately $641,245) was approved by Xingye Bank on July 19, 2024, with loan maturity date on July 19, 2025. Both loans bear a fixed interest rate of 3.30% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Xingye Bank to a guarantee of maximum loan of RMB20 million (approximately $2,849,977) that Qingmin Technology may borrow from Xingye Bank during the period from July 12, 2024 to July 12, 2025. In addition, related party, Xixing Qingdao, pledges a real estate property of 232.51 square meters as collateral to safeguard this loan. During the six months ended September 30, 2024, Qingmin Technology repaid RMB 1 million (approximately $142,499) to Xingye Bank, as of September 30, 2024, the outstanding loans payable to Xingye Bank amounted to $1,139,991.

(4). On September 24, 2024, the Company’s subsidiary, Qingmin Digital, entered into a short-term loan agreement with Bank of China to borrow RMB7.5 million (approximately $1,068,741) as working capital for one year, with loan maturity date on September 25, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 30 basis points. The effective rate is 3.05% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Bank of China to a guarantee of maximum loan of RMB7.5 million (approximately $1,068,741) that Qingmin Digital may borrow from Bank of China during the period from September 24, 2024 to September 23, 2029. In addition, related party, QM Brand Management, pledges a real estate property valued at RMB 10,000,500 (approximately $1.4 million) as collateral to safeguard this loan.

Interest expense related to the Company’s short-term bank loans amounted to $86,970 and $24,829, for the six months ended September 30, 2024 and 2023, respectively.

NOTE 9 — ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities consist of the following:

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
Accrued payroll	$88,498	$108,008
Interest free borrowings from third-parties	-	77,005
Other current liabilities	125,317	51,894
Total accrued expenses and other current liabilities	$213,815	$236,907

NOTE 10 — TAXES

(a)	Corporate Income Taxes (“CIT”)

Cayman Islands

Under the current tax laws of the Cayman Islands, the Company is not subject to tax on its income or capital gains. In addition, no Cayman Islands withholding tax will be imposed upon the payment of dividends by the Company to its shareholders.

British Virgin Islands

Qingmin BVI is incorporated in the British Virgin Islands. Under the current laws of the British Virgin Islands, Qingmin BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by Qingmin BVI, no British Virgin Islands withholding tax is imposed.

Hong Kong

Qingmin HK is incorporated in Hong Kong and is subject to profit taxes in Hong Kong. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. However, Qingmin HK did not generate any assessable profits arising in or derived from Hong Kong for the six months ended September 30, 2024 and 2023, and accordingly no provision for Hong Kong profits tax has been made in these periods.

PRC

Under the Enterprise Income Tax (“EIT”) Law of the PRC, domestic enterprises and Foreign Investment Enterprises (the “FIE”) are normally subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays, or exemptions may be granted on a case-by-case basis. In addition, EIT grants preferential tax treatment to High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for their HNTE status every three years. EIT is typically governed by the local tax authority in the PRC. Each local tax authority at times may grant tax holidays to local enterprises as a way to encourage entrepreneurship and stimulate local economy. The Company’s PRC subsidiary, Qingmin Technology, was approved as a HNTE on December 20, 2021 and is now entitled to a reduced income tax rate of 15% with a term of three years. During the six months ended September 30, 2024 and 2023, the Company’s other PRC operating subsidiaries, including Qingmin Digital, Qingmin Kehui and Qingmin Shanghai, all qualified as small-scaled minimal profit enterprises.

Based on the EIT Law of PRC, and according to the “Announcement on Issues Related to the Implementation of Inclusive Income Tax Reduction and Exemption Policy for Small and Low Profit Enterprises” issued by the State Taxation Administration (“STA”) dated as of January 18, 2019, from January 1, 2019 to December 31, 2020, once an enterprise meets certain conditions (i.e., annual taxable income not exceeding RMB3 million or approximately $0.4 million, number of employees not exceeding 300 and total assets not exceeding RMB50 million or approximately $7.4 million) and is accordingly treated as a small-scale minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is subject to a reduced income tax rate of 5% and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) is subject to a reduced income tax rate of 10%. In addition, according to the “Announcement on Implementing the Preferential Income Tax Policies for Small-Scale Minimal Profit Enterprise and Individually-Owned Businesses” issued by STA dated on April 2, 2021, for qualified small-scaled minimal profit enterprise, the portion of its taxable income less than RMB1 million (approximately $146,000) is levied at a reduced income tax rate of 3% during the period from January 1, 2021 to December 31, 2022 and the portion of taxable income between RMB1 million (approximately $146,000) to RMB3 million (approximately $440,000) remained at a reduced rate of 10%. Furthermore, in order to further support the development of small-scaled minimal profit enterprises, on August 2, 2023, China’s Ministry of Finance (“MOF”) and STA jointly issued an announcement for tax implementation (the “MOF STA Announcement 2023 No. 12”), all small-scaled minimal profit enterprises are entitled to 50% reduction of resource tax (excluding water resource tax), urban maintenance and construction tax, property tax, urban land use tax, stamp duty (excluding stamp duty on securities transactions), arable land occupation tax, education surcharge and local education surcharge, and subject to a 20% CIT rate on 25% of their taxable income amount after the adjustment, which means the effective CIT rate for small-scaled minimal profit enterprises has been unified to 5% during the period from January 1, 2023 to December 31, 2027.

As a result of the above, the Company’s corporate income taxes for the six months ended September 30, 2024 and 2023 were reported at a blended reduced rate. The impact of the tax holidays and exemptions noted above decreased PRC corporate income taxes by $53,215 and $72,574 for the six months ended September 30, 2024 and 2023, respectively. The benefit of the tax holidays on net income per share (basic and diluted) of $0.00 and $0.00 for the six months ended September 30, 2024 and 2023, respectively.

(i)	The components of the income tax provision from Cayman Islands, BVI, Hong Kong, and China are as follows:

For the Six Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
Current tax provision
Cayman Islands	$-	$-
British Virgin Islands	-	-
Hong Kong	-	-
China	139,707	163,539
	139,707	163,539
Deferred tax provision
Cayman Islands	-	-
British Virgin Islands	-	-
Hong Kong	-	-
China	-	-
	-	-
Income tax provision	$139,707	$163,539

The following table reconciles the Company’s effective income tax rate for the six months ended September 30, 2024 and 2023:

	For the six months ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
China statutory income tax rate	25.0%	25.0%
Effect of PRC tax holidays and exemptions	(26.7)%	(16.6)%
Permanent difference	0.4%	0.2%
Research and development tax credit	(5.1)%	(1.7)%
Change in valuation allowance	24.7%	10.4%
Effective income tax rate	18.4%	17.3%

(b)	Taxes payable

Taxes payable consist of the following:

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
Income tax payable	$331,210	$380,285
Value added tax payable	53,824	154,689
Other taxes payable	12,884	812
Total taxes payable	$397,918	$535,786

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2024 and 2023, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest or penalties tax for the six months ended September 30, 2024 and 2023. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from September 30, 2024. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. As of September 30, 2024 and March 31, 2024, all of the tax returns of the Company’s PRC subsidiaries remain available for statutory examination by PRC tax authorities.

NOTE 11 — RELATED PARTY TRANSACTIONS

a.	Nature of relationships with related parties

Name of related parties	Relationship with the Company
Mr. Yaxin Dong	Controlling shareholder, Chairman of the Board, Chief Executive Officer (“CEO”) of the Company
Ms. Jiahui Zhao	Wife of Mr. Yaxin Dong
Ms. Chengfang Sun	Mother of Mr. Yaxin Dong
Ms. Hua Jin	Mother-in-law of Mr. Yaxin Dong
Mr. Jiahuan Wang	Legal representative, executive board member and CEO of the Company's subsidiary, Qingmin Kehui, during the period from September 20, 2023 to April 2, 2024.
Qingmin Shuke (Qingdao) E-Commerce Co., Ltd. ("QM E-commerce")	Mr. Yingze Sui is the legal representative, executive board member and CEO of this entity.
Qingmin Shuke (Qingdao) Brand Management and Consulting Co., Ltd. ("QM Brand Management")	An entity100% controlled by Ms. Jiahui Zhao. She is the legal representative, Chief Executive Officer of this entity. Her mother Ms. Hua Jin is the supervisor of this entity.
Qingmin Sheke (Qingdao) Human Resource Management Co., Ltd. ("QM HR Management")	The Company's subsidiary Qingmin Digital was 20% shareholder of this entity during March 24, 2022 to August 9, 2022. Mr. Yaxin Dong served as the legal representative, executive chairman of the Board and CEO of this entity during the period from March 24, 2022 to March 16, 2023. In addition, QM Technology Partnership was 49% shareholder of this entity during the period from March 6, 2023 to May 24, 2023.
Shandong Zhongkai Investment Fund Management Co., Ltd. ("Shandong Zhongkai")	An entity 100% controlled by Ms. Chengfang Sun.

Mr. Yingze Sui	Supervisor of the Company's subsidiary Qingmin Digital during the period from March 3, 2023 to April 7, 2024. Also, legal representative and CEO of Xixing Qingdao (see below), holding 23.0769% ownership interest in Xixing Qingdao
Xi'xing (Qingdao) Technological Service Co., Ltd. (“Xixing Qingdao”)	Ms. Jiahui Zhao was 49% shareholder of this entity during the period from March 30, 2022 to February 21, 2023. Ms. Hua Jin currently holds 39.2308% ownership interest in this entity.
JXKG Holdings Company Limited ("JXKG Holdings")	Former shareholder of the Company's subsidiary Qingmin Digital, holding 49% equity interest in Qingmin Digital during the period from March 14, 2022 to February 28, 2024.
Qingmin Management Co., Ltd. ("QM Management Co.")	Mr. Yaxin Dong was the legal representative and CEO, and Mr. Yingze Sui was the supervisor of this entity before April 8, 2024. Starting from April 8, 2024, Ms. Jiahui Zhao is the legal representative and CEO, and Ms. Hua Jin is the supervisor of this entity. Currently, JXKG Holdings holds 100% ownership interest in this entity.
Qingmin Sheke (Qingdao) Technological Service Partnership (Limited Partnership) (“QM Technology Partnership”)	An entity controlled by Mr. Yaxin Dong, who is the legal representative of this entity and holds 70% equity interest in this entity.

b. Due from related parties

Due from related parties consists of the following:

	As of
	September 30, 2024		March 31, 2024
		(Unaudited)
QM Brand Management		$-	$182,818
Total due from related parties	$		$182,818

The Company has, in the past, advanced cash to related parties for business purpose and recorded advances as due from related parties in the consolidated financial statements. Such advances were non-interest bearing and due upon demand. For amounts due from related parties, the March 31, 2024 balance has been fully collected. There was no such balance as of September 30, 2024. The Company does not have the intention to make cash advances to related parties in the future.

c. Due to related parties

Due to related parties consists of the following:

	As of
	September 30, 2024	March 31, 2024
	(Unaudited)
QM Management Co.	$3,200,111	$3,276,587
Ms. Chengfang Sun	-	13,089
Mr. Yaxin Dong	169,331	114,392
Mr. Jiahuan Wang	-	9,292
Total due to related parties	$3,369,442	$3,413,360

As of September 30, 2024 and March 31, 2024, the balance of due to related parties was comprised of advance from the Company’s related parties and was used for working capital during the Company’s normal course of business. Such advance was non-interest bearing and due on demand.

d. Loan guarantees provided by related parties

In connection with the short-term loan that Qingmin Technology borrowed from ABC Bank, a related party, Ms. Jiahui Zhao, the wife of the Company’s controlling shareholder and Chief Executive Officer (“CEO”), Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $2.0 million) that Qingmin Technology may borrow from ABC Bank during the period from March 22, 2023 to March 21, 2026. In addition, related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,434,775 (approximately $2.25 million) as collaterals to guarantee any loan that Qingmin Technology may borrow from ABC Bank during the period from March 27, 2023 to March 26, 2028.

In addition, in connection with the short-term loan that Qingmin Digital borrowed from ABC Bank, a related party, Mr. Yaxin Dong, signed a guarantee agreement with ABC Bank to provide guarantee of a maximum loan amount of RMB13.5 million (approximately $1.9 million) that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2027. In addition, a related party, QM Brand Management, an entity controlled by Ms. Jiahui Zhao, also pledged real estate property of 1,187.48 square meters valued at RMB15,569,000 (approximately $2.17 million) as collaterals to guarantee any loan that Qingmin Digital may borrow from ABC Bank during the period from March 13, 2024 to March 12, 2029.

In connection with the short-term loan that Qingmin Technology borrowed from ICBC Bank on June 28, 2024, a related party, Mr. Yaxin Dong, signed a guarantee agreement with ICBC Bank to provide a guarantee of maximum loan of RMB11.4 million (approximately $1,624,487) that Qingmin Technology may borrow from ICBC Bank during the period from March 26, 2024 to June 26, 2034.

In connection with the short-term loans that Qingmin Technology borrowed from Xingye Bank, related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Xingye Bank to a guarantee of maximum loan of RMB20 million (approximately $2,849,977) that Qingmin Technology may borrow from Xingye Bank during the period from July 12, 2024 to July 12, 2025. In addition, related party, Xixing Qingdao, pledges a real estate property of 232.51 square meters as collateral to safeguard this loan.

In connection with the short-term loan that Qingmin Digital borrowed from Bank of China, related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed guarantee agreement with Bank of China to a guarantee of maximum loan of RMB7.5 million (approximately $1,068,741) that Qingmin Digital may borrow from Bank of China during the period from September 24, 2024 to September 23, 2029. In addition, related party, QM Brand Management, pledges a real estate property valued at RMB 10,000,500 (approximately $1.4 million) as collateral to safeguard this loan. (see Note 8).

e. Office lease from a related party

On March 10, 2024, the Company’s subsidiary, Qingmin Digital entered into an office lease agreement with a related party, QM Brand Management, to lease an office space of 304.06 square meters with operating lease terms of 3.75 years (effective from April 1, 2024 to December 31, 2027). There is no lease payment during the period from April 1, 2024 to June 30, 2024 due to office decoration. Lease payment for the period from July 1, 2024 to December 31, 2024 is RMB200,000 (approximately $27,700), and lease payment for calendar year 2025, 2026 and 2027 will be RMB400,000 (approximately $55,400) each year (see Note 7).

NOTE 12 — Risks and Concentration

a)	Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s interest rate risk arises primarily from short-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk and fair value interest rate risk, respectively.

b)	Concentration of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. As of September 30, 2024 and March 31, 2024, approximately $5,659,189 and $1,282,327 cash were deposited with financial institutions located in the PRC, respectively. RC. The Company's cash balances in the PRC are insured by the PRC financial institution deposit insurance program up to a limit of RMB500,000 (approximately $71,249) per each bank account. The PRC financial institution pays compensation up to a limit of RMB500,000 per each bank account if the bank with which an individual/a company hold its eligible deposit fails. As of September 30, 2024 and March 31, 2024, cash balance of $623,646 and $69,249, respectively, were insured by the PRC financial institution deposit insurance program. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at the exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to process the remittance.

The functional currency of PRC operating entities is the RMB while the Company’s reporting currency is the U.S. dollars. The RMB appreciated by 4.6% from the year ended March 31, 2023 to the year ended March 31, 2024. The RMB further appreciated by 0.5% from the year ended March 31, 2024 to September 30, 2024. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect its financial results reported in the U.S. dollar terms without giving effect to any underlying changes in its business or results of operations. Currently, the Company’s assets, liabilities, revenues and costs are denominated in RMB.

To the extent that the Company needs to convert U.S. dollars into RMB for capital expenditures and working capital and other business purposes, appreciation of RMB against U.S. dollar would have an adverse effect on the RMB amount the Company would receive from the conversion. Conversely, if the Company decides to convert RMB into U.S. dollar for the purpose of making payments for dividends, strategic acquisition or investments or other business purposes, then appreciation of U.S. dollar against RMB would have a negative effect on the U.S. dollar amount available to the Company.

c)	Concentration of customers and vendors

All of the Company’s revenue was derived from customers located in China. The Company’s customers are mostly insurance companies and other third-party service providers.

For the six months ended September 30, 2024, two customers accounted for 23.8% and 11.8% of the Company’s total revenues, respectively. The Company’s top 10 customers aggregately accounted for approximately 76.6% of the Company’s total revenue for the six months ended September 30, 2024.

For the six months ended September 30, 2023, five customers accounted for 21.3%, 14.0%, 13.9%, 13.3% and 11.1% of the Company’s total revenues, respectively. The Company’s top 10 customers aggregately accounted for approximately 97.5% of the Company’s total revenue for the six months ended September 30, 2023.

As of September 30, 2024, four customers accounted for 30.3%, 17.8%, 16.1% and 10.3% of the total accounts receivable balance, respectively. As of March 31, 2024, two customers accounted for 37.6% and 21.3% of the total accounts receivable balance, respectively.

As of September 30, 2024, four vendors accounted for 22.7%, 15.9%, 15.4% and 13.9% of the total advances to vendors’ balance, respectively. As of March 31, 2024, four vendors accounted for 34.1%, 22.9%, 12.4% and 11.0% of the total advances to vendors’ balance, respectively.

For the six months ended September 30, 2024, three vendors accounted for 30.7%, 27.1% and 17.3% of the Company’s total purchases, respectively. For the six months ended September 30, 2023, five vendors accounted for 24.3%, 19.9%, 14.3%, 13.5% and 11.9% of the Company’s total purchases, respectively.

As of September 30, 2024, two vendors accounted for 56.7% and 24.7% of the total accounts payable balance, respectively. As of March 31, 2024, two vendors accounted for 66.4% and 22.2% of the total accounts payable balance, respectively.

NOTE 13 — SHAREHOLDERS’ EQUITY

Ordinary shares

QMSK Cayman was incorporated as an exempt company with limited liability under the laws of the Cayman Islands on May 24, 2024. The share capital of QMSK Cayman is $50,000 divided into 500,000,000 Ordinary Shares with par value of $0.0001 per share. The total number of shares of Ordinary Shares issued and outstanding was 1,000,000 shares. On January 15, 2025, the Company increased the issued shares from 1,000,000 shares at par value of $0.0001 per share to 15,000,000 ordinary shares with par value of $0.0001 per share. As a result, total number of issued and outstanding Ordinary Shares is 15,000,000 shares as of the date of this prospectus. The numbers of authorized and outstanding Ordinary Shares were retroactively applied as if the transaction occurred at the beginning of the period presented (see Note 1).

Capital contribution

During the years ended March 31, 2024, the shareholders of the Company’s subsidiary, Qingmin Technology, contributed $2,763,402 (approximately RMB19 million) to increase the paid in capital of Qingmin Technology to support its business operations. During the six months ended September 30, 2024, shareholders of the Company’s subsidiary, Qingmin Technology, contributed additional $26,446 (RMB 192,000) to increase the paid in capital of Qingmin Technology.

Statutory reserves

The Company’s PRC subsidiaries are required to make appropriations to certain reserve funds, comprising the statutory surplus reserve and the discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (“PRC GAAP”). Appropriations to the statutory surplus reserve are required to be at least 10% of the after-tax net income determined in accordance with PRC GAAP until the reserve is equal to 50% of the entity’s registered capital. Appropriations to the discretionary surplus reserve are made at the discretion of the board of directors of each PRC subsidiary. The statutory reserve of the PRC subsidiaries as determined pursuant to PRC statutory laws totaled approximately $469,816 and $385,973 as of September 30, 2024 and March 31, 2024, respectively.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its PRC subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends the Company’s PRC subsidiaries only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the Company’s PRC subsidiaries.

The Company’s PRC subsidiaries are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the Company’s PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at their discretions. The Company’s PRC subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the Company’s PRC subsidiaries are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict the Company’s PRC subsidiaries from transferring funds to the Company in the form of dividends, loans and advances. As of September 30, 2024 and March 31, 2024, amounts restricted are the paid-in-capital and statutory reserve of the Company’s PRC subsidiaries, which amounted to approximately $3,259,764 and $3,149,475, respectively.

NOTE 14 — COMMITMENTS AND CONTINGENCIES

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate to have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

NOTE 15 — SEGMENT REPORTING

An operating segment is a component of the Company that engages in business activities from which it may earn revenues and incur expenses, and is identified on the basis of the internal financial reports that are provided to and regularly reviewed by the Company’s chief operating decision maker in order to allocate resources and assess performance of the segment.

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. Management, including the chief operating decision maker, reviews operating results by the revenue of different services. Based on management’s assessment, the Company has determined that it has two operating segments by service type as defined by ASC 280, including Auto Insurance Aftermarket Services and Other Scenario-based Customized Services.

As of September 30, 2024 and March 31, 2024, the main operations of the Company are located in the PRC. Substantially all of the Company’s assets are located in China and all revenue was derived from customers located in China. The following tables present summary information by segment for the six months ended September 30, 2024 and 2023, respectively:

	For the six months ended September 30, 2024 (Unaudited)
	Auto Insurance Aftermarket Services	Other Scenario- based Customized Services	Total
Revenues	$23,080,372	$2,733,616	$25,813,988
Cost of revenues	21,564,147	2,375,128	23,939,275
Gross profit	1,516,225	358,488	1,874,713
Operating expenses	1,016,389	120,380	1,136,769
Income from operations	499,836	238,108	737,944
Income tax provision	124,912	14,795	139,707
Net income	565,056	66,925	631,981
Depreciation	28,182	3,338	31,520
Capital expenditure	37,289	4,417	41,706
Total reportable assets	$18,338,322	$2,171,973	$20,510,295

	For the six months ended September 30, 2023 (Unaudited)
	Auto Insurance Aftermarket Services	Other Scenario- based Customized Services	Total
Revenues	$10,956,312	$2,955,374	$13,911,686
Cost of revenues	10,112,715	2,547,734	12,660,449
Gross profit	843,597	407,640	1,251,237
Operating expenses	254,623	68,682	323,305
Income (loss) from operations	588,974	338,958	927,932
Income tax provision	128,797	34,742	163,539
Net income	615,016	165,896	780,912
Depreciation	23,339	6,295	29,634
Capital expenditure	54,700	14,756	69,456
Total reportable assets	$8,297,687	$2,238,232	$10,535,919

NOTE 16 — SUBSEQUENT EVENTS

On October 15, 2024, Qingmin Digital entered into a loan agreement with Bank of China to borrow RMB 5.0 million (approximately $692,492) as working capital for one year, with the loan maturity date on October 30, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, minus 30 basis points. The effective rate is 3.05% per annum. Related parties, Mr. Yaxin Dong and his wife Ms. Jiahui Zhao, jointly signed a guarantee agreement with Bank of China to guarantee the maximum loan of RMB 5.0 million (approximately $692,492) that Qingmin Digital may borrow from Bank of China during the borrowing period.

In November 2024, Qingmin Digital entered into an office lease agreement with a third-party landlord to lease an office space of 147.46 square meters for one year (from November 30, 2024 to November 29, 2025), with annual rental payment of RMB 43,058 (approximately $5,900).

On November 15, 2024, Qingmin Technology entered into a line of credit agreement with Postal Savings Bank of China (“PSBC”) to obtained a line of credit of RMB 10 million (approximately $1.4 million). Pursuant to this agreement, Qingmin Technology can take multiple loans out as working capital for three years (from November 20, 2024 to November 19, 2027), up to the maximum line of credit amount of RMB 10 million (approximately $1.4 million). The effective interest rate was determined by PSBC as 3.4% per annum when Qingmin Technology withdrew the loan of RMB 10 million (approximately $1.4 million) from this line of credit on December 2, 2024 . The Company’s subsidiary, Qingmin Digital, together with related parties, Mr. Yaxin Dong, his wife Ms. Jiahui Zhao and QM Brand Management, jointly signed a guarantee agreement with PSBC to guarantee the maximum loan of RMB 10 million (approximately $1.4 million) that Qingmin Technology may borrow from PSBC.

On November 29, 2024, Qingmin Technology entered into a line of credit agreement with Qingdao Bank to obtan a line of credit of RMB 5 million (approximately $712,494), pursuant to which, Qingmin Technology can borrow a maximum RMB 5 million out of this line credit as working capital during the period from November 29, 2024 to November 29, 2025. On December 3, 2024, Qingmin Technology signed a loan agreement with Qingdao Bank to borrow RMB 5 million (approximately $712,494) as working capital for one year, with loan maturity date on December 3, 2025. The loan bears variable interest rates based on the prevailing interest rates set by the People’s Bank of China at the time of borrowing, plus 10 basis points. The effective rate was determined by Qingdao Bank as 3.20% per annum when Qingmin Technology obtained the loan on Decemer 12, 2024. Related parties, Mr. Yaxin Dong, his wife Ms. Jiahui Zhao, jointly signed a guarantee agreement with Qingdao Bank to guarantee the maximum loan of RMB 5 million (approximately $712,494) that Qingmin Technology may borrow from Qingdao Bank during the period from November 29, 2024 to November 29, 2025.

On December 31, 2024, Qingmin Technology entered into a short-term loan agreement with Xingye Bank Qingdao Branch to borrow RMB 2 million (approximately $0.3 million) as working capital for one year, with loan marurity date on December 30, 2025. The effective interest rate was determined by Xingye Bank as 3.10% per annum when Qingmin Technology obtained the loan on Decemer 31, 2024. Qingmin Technology is required to make four installment payment of the loan proceeds to Xingye Bank as follows: first three equal installment repayment of RMB 230,000 (approximately $32,775) each on March 21, 2025, June 21, 2025 and September 21, 2025, respectively and the last repayment of RMB 1.31 million (approximately $186,674) on December 30, 2025. There is no guarantee or other collateral requirement for this loan.

On January 15, 2025, the Company increased the issued shares from 1,000,000 shares at par value of $0.0001 per share to 15,000,000 ordinary shares with par value of $0.0001 per share (see Note 13).

The Company has performed an evaluation of subsequent events through January 28, 2025, which was the date of the unaudited condensed consolidated financial statements were issued, and determined that no other events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.

QMSK TECHNOLOGY CO. LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 — CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

Rule 12-04(a), 5-04(c) and 4-08(e)(3) of Regulation S-X require the condensed financial information of the parent company to be filed when the restricted net assets of consolidated subsidiaries exceed 25% of consolidated net assets as of the end of the most recently completed fiscal year. The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with such requirement and concluded that it was applicable to the Company as the restricted net assets of the Company’s PRC subsidiaries exceeded 25% of the consolidated net assets of the Company, therefore, the condensed financial statements for the parent company are included herein.

For purposes of the above test, restricted net assets of consolidated subsidiaries shall mean that amount of the Company’s proportionate share of net assets of consolidated subsidiaries (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party.

The condensed financial information of the parent company has been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the parent company used the equity method to account for investment in its subsidiaries. Such investment is presented on the condensed balance sheets as “Investment in subsidiaries” and the respective profit or loss as “Equity in earnings of subsidiaries” on the condensed statements of comprehensive income.

The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S GAAP have been condensed or omitted.

The Company did not pay any dividend for the periods presented. As of September 30, 2024 and March 31, 2024, there were no material contingencies, significant provisions for long-term obligations, or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

QMSK TECHNOLOGY CO. LTD.

PARENT COMPANY BALANCE SHEETS

	September 30, 2024	March 31, 2024
	(Unaudited)
ASSETS
Non-current assets
Investment in subsidiaries	$6,893,103	$6,042,600

Total assets	$6,893,103	$6,042,600

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, $0.0001 par value, 500,000,000 shares authorized, 15,000,000 shares issued and outstanding as of September 30, 2024 and March 31, 2024	1,500	1,500
Additional paid-in capital	2,788,448	2,762,002
Retained earnings	4,193,583	3,561,602
Accumulated other comprehensive income (loss)	(90,428)	(282,504)
Total shareholders’ equity	$6,893,103	$6,042,600

Total liabilities and shareholders’ equity	$6,893,103	$6,042,600

*	The share amounts are presented on a retrospective basis, see Note 13.

QMSK TECHNOLOGY CO. LTD.

PARENT COMPANY STATEMENTS OF COMPREHENSIVE INCOME

	For the Six Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
EQUITY IN EARNINGS OF SUBSIDIARIES	$631,981	$780,912

NET INCOME	631,981	780,912
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS	192,076	(78,834)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$824,057	$702,078

QMSK TECHNOLOGY CO. LTD.

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Six Months Ended September 30,
	2024	2023
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$631,981	$780,912
Adjustments to reconcile net cash flows from operating activities:
Equity in earnings of subsidiaries	(631,981)	(780,912)
Net cash used in operating activities	-	-

CHANGES IN CASH AND CASH EQUIVALENT	-	-

CASH AND CASH EQUIVALENT, beginning of year	-	-

CASH AND CASH EQUIVALENT, end of year	$-	$-

Until [      ] (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

1,500,000 Ordinary Shares

QMSK Technology Co., Ltd

D. Boral Capital LLC.

Prospectus dated [·]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association, which will become effective before the completion of this offering, provide that, every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time of our company (but not including our company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.2 to this registration statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Issuance	Number of Securities		Consideration
Ordinary Shares
Harneys Fiduciary (Cayman) Limited	May 24, 2024	1	(1)	US$	0.0001
Dyasin Eternity Holding Limited	May 24, 2024	91,000	(2)	US$	9.1
Crystal Jing Limited	May 24, 2024	450		US$	0.045
Sunton Technology Limited	May 24, 2024	450		US$	0.045
Dyasin Eternity Holding Limited	June 27, 2024	855,900		US$	85.59
Crystal Jing Limited	June 27, 2024	44,550		US$	4.455
Sunton Technology Limited	June 27, 2024	44,550		US$	4.455
Infinite Growth Holdings Limited	June 27, 2024	45,000		US$	4.5
Dyasin Eternity Holding Limited	January 15, 2025	12,110,000		US$	1211
Crystal Jing Limited	January 15, 2025	630,000		US$	63
Sunton Technology Limited	January 15, 2025	630,000		US$	63
Infinite Growth Holdings Limited	January 15, 2025	630,000		US$	63

Notes:

(1)	On May 24, 2024, Harneys Fiduciary (Cayman) Limited transferred 1 ordinary share to Dyasin Eternity Holding Limited.

(2)	Includes 1 ordinary share transferred from Harneys Fiduciary (Cayman) Limited on May 24, 2024.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Qingdao, People’s Republic of China, on January 28, 2025.

QMSK Technology Co., Ltd

By:	/s/ Yaxin Dong
Yaxin Dong
Chief Executive Officer, Director, Chairman of the board of directors
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yaxin Dong	Chief Executive Officer, Director, Chairman of the board of directors	January 28, 2025
Name: Yaxin Dong	(Principal Executive Officer)

/s/ Jing Sheng	Chief Financial Officer	January 28, 2025
Name: Jing Sheng	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of QMSK Technology Co., Ltd, has signed this registration statement or amendment thereto in New York, NY on January 28, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:Colleen A. De Vries
Title: Senior Vice President

EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement

3.1*	Memorandum and Articles of Association of the Registrant, as currently in effect

3.2*	Form of Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the closing of this offering

4.1*	Specimen Certificate for Ordinary Shares

5.1*	Form of opinion of Harney Westwood & Riegels regarding the validity of the Ordinary Shares being registered

8.1**	Opinion of Han Kun Law Offices regarding certain PRC tax matters (included in Exhibit 99.2)

10.1**	Form of Employment Agreement by and between executive officers and the Registrant

10.2**	Form of Indemnification Agreement with the Registrant’s directors and officers

10.3*	Chinese translation of the Service Agreement and Joint Management Agreement between Qingmin Digital Science (Qingdao) Technology Service Co., Ltd and Anhui Jingtu Technology Co., Ltd. dated June 29, 2023

10.4*	Chinese translation of the Service Agreement and Joint Management Agreement between Qingmin Digital Science (Qingdao) Technology Service Co., Ltd and Xuzhou Xinming Zhibao Technology Co., Ltd. dated March 9, 2023

10.5*	Chinese translation of the Service Agreement and Joint Management Agreement between Qingmin Digital Science (Qingdao) Technology Service Co., Ltd and Xuzhou Qingxu Zhibao Technology Development Co., Ltd. dated October 23, 2022

21.1*	List of Significant Subsidiaries and Consolidated Affiliated Entity of the Registrant

23.1*	Consent of YCM CPA INC.

23.2*	Consent of Harney Westwood & Riegels (included in Exhibit 5.1)

23.3*	Consent of Han Kun Law Offices

23.5*	Consent of Beijing Anli Partners

99.1**	Code of Business Conduct and Ethics of the Registrant

99.2**	Opinion of Han Kun Law Offices, PRC counsel to the Registrant, regarding certain PRC law matters

99.3**	Consent of [independent directors]

107*	Filing Fee Table

*	Filed herewith.

**	To be filed by amendment.